Filed Pursuant to Rule 424(b)(3)
Registration No. 333-168790

PROSPECTUS

MagnaChip Semiconductor S.A.

MagnaChip Semiconductor Finance Company

10.500% Senior Notes due 2018 and related Guarantees

This prospectus covers resales by certain holders of up to $35,000,000 in principal amount of the 10.500% Senior Notes due 2018 issued by MagnaChip Semiconductor S.A. and MagnaChip Semiconductor Finance Company on April 9, 2010, which may be offered from time to time by the selling noteholders. We refer to the 10.500% Senior Notes due 2018, together with the related guarantees, offered in this prospectus collectively as the “notes.”

The notes mature on April 15, 2018. Interest on the notes is payable on April 15 and October 15 of each year and accrues at a rate of 10.500% per annum. At any time prior to April 15, 2013, the issuers have the option on any one or more occasions to redeem up to 35% of the notes with proceeds of certain equity offerings at the redemption price set forth in this prospectus. In addition, at any time prior to April 15, 2014, the issuers have the option on any one or more occasions to redeem all or a portion of the notes at a price equal to 100% of the principal amount of the notes redeemed, plus a “make whole” premium and accrued and unpaid interest and Special Interest, if any. On or after April 15, 2014, the issuers have the option to redeem all or a portion of the notes at the redemption prices set forth in this prospectus. The issuers have the option to redeem all of the notes at the redemption price set forth in this prospectus if they become obligated to pay additional amounts in respect of withholding for taxes as a result of specified changes in relevant law, subject to certain limitations. Upon certain change of control events or asset sales, each holder of the notes may require the issuers to repurchase all or a part of their notes at the price set forth in this prospectus.

The issuers’ obligations under the notes are fully and unconditionally guaranteed, jointly and severally by MagnaChip Semiconductor LLC and certain of its current and future subsidiaries. The notes are unsecured obligations. The notes and the guarantees are effectively subordinated in right of payment to all secured obligations of the issuers and the guarantors to the extent of the value of the collateral securing such indebtedness. The notes are also effectively junior in right of payment to all obligations and other liabilities (including trade payables) of any subsidiaries of MagnaChip Semiconductor LLC that are not guarantors of the notes. See “Description of Notes—The Note Guarantees.”

The issuers have not, and do not intend to apply, for listing of the notes on any national securities exchange or automated quotation system.

We will not receive any proceeds from the resale of the notes hereunder. The selling noteholders may offer some or all of the notes through public or private transactions, at market prices prevailing at the time of the sale, at prices related to those prevailing prices, at negotiated prices or at fixed prices. We are contractually obligated to pay all registration expenses, with certain limitations, incurred in connection with this offering.

See “Risk Factors” beginning on page 20 for a discussion of risks that should be considered before buying the notes offered hereunder.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 15, 2010.

IF IT IS AGAINST THE LAW IN ANY STATE OR OTHER JURISDICTION TO MAKE AN OFFER TO SELL THE NOTES OR TO SOLICIT AN OFFER FROM SOMEONE TO BUY THE NOTES REGISTERED PURSUANT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A PART, THEN THIS PROSPECTUS DOES NOT APPLY TO ANY PERSON IN THAT STATE OR OTHER JURISDICTION, AND NO OFFER OR SOLICITATION IS MADE BY THIS PROSPECTUS TO ANY SUCH PERSON.

NOTICE TO PROSPECTIVE PURCHASERS IN NEW HAMPSHIRE: Neither the fact that a registration statement or an application for a license has been filed under this chapter with the state of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the state of New Hampshire constitutes a finding by the secretary of state that any document filed under RSA 421-B is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the secretary of state has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security, or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer, or client any representation inconsistent with the provisions of this paragraph.

No dealer, salesperson or other person has been authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

This prospectus is part of a registration statement on Form S-1 filed with the Securities and Exchange Commission, or SEC, under the Securities Act and does not contain all of the information contained in the registration statement. This information is available without charge upon written or oral request. See “Where you can find more information.”

“MagnaChip” is a registered trademark of us and our subsidiaries and “MagnaChip Everywhere” is our registered service mark. An application for United States trademark registration of “MagnaChip Everywhere” is pending. All other product, service and company names mentioned in this prospectus are the service marks or trademarks of their respective owners.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus. The following summary is qualified in its entirety by the information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before deciding to purchase the notes offered hereunder. You should read the entire prospectus carefully, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections contained in this prospectus and our consolidated financial statements before making an investment decision.

In this prospectus, unless the context otherwise requires:

•

“MagnaChip,” “we,” “us,” “our” and “Our Company” refer collectively to MagnaChip Semiconductor LLC, the parent company of our consolidated group, MagnaChip Semiconductor S.A. and MagnaChip Semiconductor Finance Company, the co-issuers of the notes being offered hereby, and their respective subsidiaries on a consolidated basis, and such terms refer collectively to MagnaChip Semiconductor LLC, the parent company of our consolidated group, MagnaChip Semiconductor S.A. and MagnaChip Semiconductor Finance Company, and their respective subsidiaries on a consolidated basis.

•

“MagnaChip Corporation” refers to MagnaChip Semiconductor Corporation (the expected corporate successor to MagnaChip Semiconductor LLC pursuant to the corporate conversion described below that will occur if and when MagnaChip Semiconductor LLC consummates an initial public offering of its equity securities).

•	“MagnaChip Korea” refers to MagnaChip Semiconductor, Ltd., our principal operating subsidiary.

•	“Korea” refers to the Republic of Korea or South Korea.

We filed a registration statement on Form S-1 with the SEC on March 15, 2010, as amended, with respect to the initial public offering of the common stock of MagnaChip Corporation, which we refer to as the MagnaChip Corporation IPO. If and when we decide to proceed with the MagnaChip Corporation IPO, prior to the effectiveness of the registration statement filed with the SEC for the MagnaChip Corporation IPO, we will complete a number of transactions pursuant to which MagnaChip Corporation will succeed to the business of MagnaChip Semiconductor LLC, the members of MagnaChip Semiconductor LLC will become stockholders of MagnaChip Semiconductor Corporation and all of the outstanding options and warrants to purchase common units of MagnaChip Semiconductor LLC will be automatically converted into options and warrants to purchase shares of MagnaChip Corporation’s common stock. In this prospectus, we refer to such transactions as the corporate conversion.

Neither of the co-issuers has any material operations and the financial statements and other financial information, as well as Management’s Discussion and Analysis of Financial Condition and Results of Operations, contained in this prospectus relate to the consolidated financial statements and other consolidated information of MagnaChip. For this reason, the description of our business operations elsewhere relates to the operations of our consolidated group.

Overview

MagnaChip is a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products for high-volume consumer applications. We believe we have one of the broadest and deepest analog and mixed-signal semiconductor technology platforms in the industry, supported by our 30-year operating history, large portfolio of approximately 2,655 novel registered patents and 900 pending novel patent applications, and extensive engineering and manufacturing process expertise. Our business is comprised of three key segments: Display Solutions, Power Solutions and Semiconductor Manufacturing Services. Our Display Solutions products include display drivers that cover a wide range of flat panel displays and mobile multimedia devices. Our Power Solutions products include discrete and integrated circuit solutions for power management in high-volume consumer applications. Our Semiconductor Manufacturing Services segment provides specialty analog and mixed-signal foundry services for fabless semiconductor companies that serve the consumer, computing and wireless end markets.

Our wide variety of analog and mixed-signal semiconductor products and manufacturing services combined with our deep technology platform allows us to address multiple high-growth end markets and to rapidly develop and introduce new products and services in response to market demands. Our substantial manufacturing operations in Korea and design centers in Korea and Japan place us at the core of the global consumer electronics supply chain. We believe this enables us to quickly and efficiently respond to our customers’ needs and allows us to better service and capture additional demand from existing and new customers.

We have a long history of supplying and collaborating on product and technology development with leading innovators in the consumer electronics market. As a result, we have been able to strengthen our technology platform and develop products and services that are in high demand by our customers and end consumers. We sold over 1,900 and 2,300 distinct products to over 335 and 185 customers for the six months ended June 30, 2010 and combined twelve-month period ended December 31, 2009, respectively, with a substantial portion of our revenues derived from a concentrated number of customers. The increase in number of customers is due to the continuing growth of our Power Solutions business. Our largest semiconductor manufacturing services customers include some of the fastest growing and leading semiconductor companies that design analog and mixed-signal products for the consumer, computing and wireless end markets.

Our business is largely driven by innovation in the consumer electronics markets and the growing adoption by consumers worldwide of electronic devices for use in their daily lives. The consumer electronics market is large and growing rapidly, largely due to consumers increasingly accessing a wide variety of available rich media content, such as high definition audio and video, mobile television and games on advanced consumer electronic devices. According to Gartner, production of liquid crystal display, or LCD televisions, smartphones, mobile personal computers, or PCs, and mini-notebooks is expected to grow from 2009 to 2013 by a compound annual growth rate of 12%, 36%, 24%, and 20%, respectively. Electronics manufacturers are continuously implementing advanced technologies in new generations of electronic devices using analog and mixed-signal semiconductor components, such as display drivers that enable display of high resolution images, encoding and decoding devices that allow playback of high definition audio and video, and power management semiconductors that increase power efficiency, thereby reducing heat dissipation and extending battery life. According to iSuppli Corporation, in 2009, the display driver semiconductor market was $6.0 billion and the power management semiconductor market was $21.9 billion.

For the six months ended June 30, 2010, on a pro forma basis, we generated net sales of $374.2 million, loss from continuing operations of $3.8 million, Adjusted EBITDA of $72.6 million and Adjusted Net Income of $40.6 million. For 2009 on a combined pro forma basis, we generated net sales of $560.1 million, income from continuing operations of $46.6 million, Adjusted EBITDA of $98.7 million and Adjusted Net Income of $33.7 million. On June 12, 2009, we filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code and our plan of reorganization became effective on November 9, 2009. For 2008, we generated net sales of $601.7 million, losses from continuing operations of $325.8 million, Adjusted EBITDA of $59.8 million and Adjusted Net Loss of $71.7 million. See “Unaudited Pro Forma Consolidated Financial Information” beginning on page 51 for an explanation regarding our pro forma presentation and “Prospectus Summary—Summary Historical and Unaudited Pro Forma Consolidated Financial Data,” beginning on page 13 for an explanation of our use of Adjusted EBITDA and Adjusted Net Income.

Our Products and Services

Our Display Solutions products include source and gate drivers and timing controllers that cover a wide range of flat panel displays used in LCD televisions and light emitting diode, or LED, televisions and displays, mobile PCs and mobile communications and entertainment devices. Our display solutions support the industry’s most advanced display technologies, such as low temperature polysilicon, or LTPS, and active matrix organic light emitting diode, or AMOLED, as well as high-volume display technologies such as thin film transistor, or TFT. Our Display Solutions business represented 50.5%, 50.5% and 46.7% of our net sales for the fiscal years ended December 31, 2009 (on a combined basis), 2008 and 2007, respectively, and 42.0% and 55.5% of our net sales for the six months ended June 30, 2010 and June 28, 2009, respectively.

We expanded our business and market opportunity by establishing our Power Solutions business in late 2007. We have introduced a number of products for power management applications, including metal oxide semiconductor field effect transistors, or MOSFETs, analog switches, LED drivers, DC-DC converters and linear regulators for a range of devices, including LCD and LED digital televisions, mobile phones, computers and other consumer electronics products. Our Power Solutions business represented 2.2% and 0.9% of our net sales for the fiscal years ended December 31, 2009 (on a combined basis) and 2008, respectively, and 5.6% and 1.1% of our net sales for the six months ended June 30, 2010 and June 28, 2009, respectively.

We offer semiconductor manufacturing services to fabless analog and mixed-signal semiconductor companies that require differentiated, specialty analog and mixed-signal process technologies. We believe the majority of our top twenty semiconductor manufacturing services customers use us as their primary manufacturing source for the products that we manufacture for them. Our process technologies are optimized for analog and mixed-signal devices and include standard complementary metal-oxide semiconductor, or CMOS, high voltage CMOS, ultra-low leakage high voltage CMOS and bipolar complementary double-diffused metal oxide semiconductor, or BCDMOS. Our semiconductor manufacturing services customers use us to manufacture a wide range of products, including display drivers, LED drivers, audio encoding and decoding devices, microcontrollers, electronic tags and power management semiconductors. Our Semiconductor Manufacturing Services business represented 46.7%, 47.7% and 45.2% of our net sales for the fiscal years ended December 31, 2009 (on a combined basis), 2008 and 2007, respectively, and 52.1% and 42.8% of our net sales for the six months ended June 30, 2010 and June 28, 2009, respectively.

We manufacture all of our products at our three fabrication facilities located in Korea. We have approximately 200 proprietary process flows we can utilize for our products and offer to our semiconductor manufacturing services customers. Our manufacturing base serves both our display driver and power management businesses and semiconductor manufacturing services customers, allowing us to optimize our asset utilization and leverage our investments across our product and service offerings. Analog and mixed-signal manufacturing facilities and processes are typically distinguished by design and process implementation expertise rather than the use of the most advanced equipment. These processes also tend to migrate more slowly to smaller geometries due to technological barriers and increased costs. For example, some of our products use high-voltage technology that requires larger geometries and that may not migrate to smaller geometries for several years, if at all. As a result, our manufacturing base and strategy does not require substantial investment in leading edge process equipment, allowing us to utilize our facilities and equipment over an extended period of time with moderate required capital investments.

Our Competitive Strengths

We believe our strengths include:

•	Broad and advanced analog and mixed-signal semiconductor technology and intellectual property platform that allows us to develop new products and meet market demands quickly;

•	Established relationships and close collaboration with leading global consumer electronics companies, which enhance our visibility into new product opportunities, markets and technology trends;

•

Longstanding presence of our management, personnel and manufacturing base in Asia and proximity to our largest customers and to the core of the global consumer electronics supply chain, which allows us to respond rapidly and efficiently to our customers’ needs;

•	Flexible, service-oriented culture and approach to customers;

•	Distinctive analog and mixed-signal process technology and manufacturing expertise; and

•	Manufacturing facilities with specialty processes and a low-cost operating structure, which allow us to maintain price competitiveness across our product and service offerings.

Our Strategy

Our objective is to grow our business, our cash flow and profitability and to establish our position as a leading provider of analog and mixed-signal semiconductor products and services for high-volume markets. Our business strategy emphasizes the following key elements:

•

Leverage our advanced analog and mixed-signal technology platform to continuously innovate and deliver products with high levels of performance and integration, as well as to expand our technology offerings within our target markets, such as our power management products;

•

Increase business with our global customer base of leading consumer electronics original equipment manufacturers, or OEMs, and fabless companies by collaborating on critical design, product and manufacturing process development and leveraging our deep knowledge of customer needs;

•	Broaden our customer base by expanding our global design centers and local application engineering support and sales presence, particularly in China and other high-growth regions;

•	Aggressively grow our power management product portfolio business by introducing new products, expanding distribution and cross-selling products to our existing customers;

•	Drive execution excellence in new product development, manufacturing efficiency and quality, customer service and personnel development; and

•

Optimize asset utilization and return on capital investments by maintaining our focus on specialty process technologies that do not require substantial investment in leading edge process equipment and by utilizing our manufacturing facilities for both our display driver and power management businesses and manufacturing services customers.

Recent Changes to Our Business

We have executed a significant restructuring over the last 18 months that refocused our business strategy, enhanced our operating efficiency and improved our cash flow and profitability. By closing our Imaging Solutions business, restructuring our balance sheet and refining our business processes and strategy, we believe we have made significant structural improvements to our operating model and have enabled better flexibility to manage our business through fluctuations in the economy and our markets.

Specifically, our business optimization initiatives included:

•

Closing our Imaging Solutions business, which had been a source of substantial ongoing operating losses amounting to $91.5 million and $51.7 million in 2008 and 2007, respectively, and which required substantial ongoing capital investment;

•

Through our reorganization proceedings, reducing our indebtedness from $845 million immediately prior to the effectiveness of our plan of reorganization to $61.8 million as of December 31, 2009 and retiring $149 million of redeemable convertible preferred units;

•	Streamlining our cost structure to reduce ongoing fixed and variable expenses;

•	Entering into a hedging program to mitigate the impact of currency fluctuation on our financial results; and

•	Focusing on major customers, key product lines, growth segments and areas of competitive differentiation.

On April 9, 2010, we completed the sale of $250 million in aggregate principal amount of 10.500% senior notes due 2018, which we refer to as our senior notes. Of the $238.4 million of net proceeds, which represents $250 million of principal amount net of $3.3 million of original issue discount and $8.3 million of debt issuance costs, $130.7 million was used to make a distribution to our unitholders and $61.6 million was used to repay all outstanding borrowings under our term loan. The remaining proceeds of $46.1 million were retained to fund working capital and for general corporate purposes. As a result of our higher level of indebtedness from our senior notes offering, our interest expense will increase above that which was reported for the six months ended June 30, 2010 to approximately $13.6 million per semiannual period.

On June 30, 2010, we announced that we elected not to proceed with our planned MagnaChip Corporation IPO and corporate conversion at such time due to adverse market conditions. We intend to complete the MagnaChip Corporation IPO as soon as market conditions permit us to do so. We, however, cannot assure you when or if we will be able to complete the MagnaChip Corporation IPO, even if market conditions improve. If we are unable to complete the MagnaChip Corporation IPO, it could adversely impact the value of the notes.

Risks Related to Our Company

Investing in our company entails a high degree of risk, including those summarized below and those more fully described in the “Risk Factors” section beginning on page 20 of this prospectus.

•	We have a history of losses and may not be profitable in the future;

•	On June 12, 2009, we filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code and our plan of reorganization became effective on November 9, 2009;

•	In connection with our audit for the ten-month period ended October 25, 2009 and the two-month period ended December 31, 2009, our auditors identified two control deficiencies which represent a material weakness in our internal control over financial reporting; if we fail to effectively remediate this weakness, the accuracy and timing of our financial reporting may be adversely affected;

•	The cyclical nature of the semiconductor industry may limit our ability to maintain or increase net sales and profit levels during industry downturns;

•	If we fail to develop new products and process technologies or enhance our existing products and services in order to react to rapid technological change and market demands, our business will suffer;

•

A significant portion of our sales comes from a relatively limited number of customers and the loss of any of such customers or a significant decrease in sales to any of such customers would harm our revenue and gross profit; and

•	The average selling prices of our semiconductor products have at times declined rapidly and will likely do so in the future, which could harm our revenue and gross profit.

Corporate Information

MagnaChip Semiconductor LLC is a Delaware limited liability company and parent guarantor of the notes. MagnaChip Semiconductor LLC functions as a holding and financing company for other MagnaChip entities. On a stand-alone basis, MagnaChip Semiconductor LLC does not have any independent operations.

If and when we complete the MagnaChip Corporation IPO and prior to the effectiveness of the registration statement filed in connection with the MagnaChip Corporation IPO, MagnaChip Semiconductor LLC will convert from a Delaware limited liability company to a Delaware corporation. We refer to this as the corporate conversion. In connection with the corporate conversion, each common unit of MagnaChip Semiconductor LLC will be converted into shares of common stock of MagnaChip Semiconductor Corporation, the members of MagnaChip Semiconductor LLC will become stockholders of MagnaChip Semiconductor Corporation and MagnaChip Semiconductor Corporation will succeed to the business of MagnaChip Semiconductor LLC and its consolidated subsidiaries.

MagnaChip Semiconductor S.A., our Luxembourg subsidiary and one of the two co-issuers of the notes, is a Luxembourg public limited liability company (société anonyme). It functions as a financing company. On a stand-alone basis, MagnaChip Semiconductor S.A. does not have any independent operations.

MagnaChip Semiconductor Finance Company, a wholly-owned subsidiary of MagnaChip Semiconductor S.A. and one of the two co-issuers of the notes, is a Delaware corporation. On a stand-alone basis, MagnaChip Semiconductor Finance Company does not have any independent operations.

Our principal executive offices are located at c/o MagnaChip Semiconductor S.A., 74, rue de Merl, B.P. 709 L-2146 Luxembourg R.C.S., Luxembourg B97483, and our telephone number is (352) 45-62-62. Our website address is www.magnachip.com. You should not consider the information contained on our website to be part of this prospectus.

Our business was named MagnaChip Semiconductor when it was acquired from Hynix Semiconductor, Inc., or Hynix, in October 2004. We refer to this acquisition as the Original Acquisition.

On June 12, 2009, MagnaChip Semiconductor LLC, along with certain of its subsidiaries, including MagnaChip Semiconductor S.A., filed a voluntary petition for relief in the United States

Bankruptcy Court for the District of Delaware under Chapter 11 of the United States Bankruptcy Code, which we refer to as the reorganization proceedings. On November 9, 2009, our plan of reorganization became effective and we emerged from the reorganization proceedings with our management team remaining in place. Our Chapter 11 plan of reorganization implemented a comprehensive financial reorganization that significantly reduced our outstanding indebtedness. Additionally, on that date, a new board of directors of MagnaChip Semiconductor LLC was appointed, MagnaChip Semiconductor LLC’s previously outstanding common and preferred units, and options were cancelled, MagnaChip Semiconductor LLC issued approximately 300 million common units and warrants to purchase 15 million common units to two classes of creditors and affiliated funds of Avenue Capital Management II, L.P. became the majority unitholder of MagnaChip Semiconductor LLC.

Avenue Capital Management II, L.P. is a global investment management firm, and it and its affiliated funds specialize in investing in high yield debt, debt of insolvent or financially distressed companies and equity of companies undergoing financial or operational turnarounds or reorganizations. In this prospectus, we refer to funds affiliated with Avenue Capital Management II, L.P. collectively as Avenue. Avenue generally does not manage or operate the companies in which it invests; however, in connection with some of its equity investments, Avenue will appoint one or more representatives to serve on the board of directors. Avenue was a holder of a significant portion of our indebtedness which was outstanding prior to our reorganization proceedings. In connection with our emergence from our reorganization proceedings, Avenue became our majority unitholder as a result of its participation in our rights offering and continued as a lender under our new term loan. In connection with our April 2010 senior notes offering, Avenue purchased notes in the aggregate principal amount of $35.0 million, was repaid $42.8 million in connection with the repayment of our new term loan and received $91.2 million in connection with our distribution to unitholders. Avenue has the right to appoint a majority of our board pursuant to our Fifth Amended and Restated Limited Liability Company Operating Agreement and if and when we complete the MagnaChip Corporation IPO, Avenue will continue to be able to elect a majority of our board as long as Avenue continues to hold or control a majority of our outstanding shares. See “Certain Relationships and Related Transactions” for additional information.

Organizational Structure

The following chart shows a summary of our organizational structure. MagnaChip Semiconductor S.A. and MagnaChip Semiconductor Finance Company are the co-issuers of the senior notes offered hereby. MagnaChip Semiconductor LLC and each of its subsidiaries (other than MagnaChip Korea, the MagnaChip China Subsidiaries and certain Immaterial Subsidiaries (each as defined under the caption “Description of Notes”)), guarantee the notes.

(1)	Assuming completion of the corporate conversion, MagnaChip Corporation will succeed to the business of MagnaChip Semiconductor LLC.
(2)	Does not guarantee the notes offered hereby.

Summary of the Terms of the Notes

The following summary highlights certain material information regarding the notes contained elsewhere in this prospectus. We urge you to read this entire prospectus, including the “Risk Factors” section and the consolidated financial statements and related notes.

Issuers	MagnaChip Semiconductor S.A. a société anonyme with a registered office at 74, rue de Merl, B.P. 709 L-2146 Luxembourg registered with the register of commerce and companies of Luxembourg under number B97483 and MagnaChip Semiconductor Finance Company.

Notes	$250 million in aggregate principal amount of 10.500% Senior Notes due 2018, of which $35 million are offered hereby.

Maturity	April 15, 2018.

Interest Rate	Interest on the notes accrues at a rate of 10.500% per annum. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest Payment Dates	Interest on the notes is payable semi-annually on April 15 and October 15 of each year, beginning on October 15, 2010.

Guarantees	The notes are fully and unconditionally guaranteed by MagnaChip Semiconductor LLC and each of its current and future subsidiaries (other than certain Immaterial Subsidiaries, MagnaChip Korea and the MagnaChip China Subsidiaries). See “Description of Notes—The Note Guarantees.”

Ranking	The notes are the issuers’ general unsecured obligations. The notes rank pari passu in right of payment with all of the issuers’ existing and future unsecured indebtedness and other liabilities (including trade payables) and senior in right of payment to all future debt of the issuers that is expressly subordinated in right of payment to the notes (if any).

The notes are effectively subordinated in right of payment to all borrowings under future secured credit facilities (to the extent of the value of the collateral securing those facilities) and to all indebtedness and other liabilities (including trade payables) of any non-guarantor subsidiaries. Our non-guarantor subsidiaries generated approximately 98.0% and 69.2% of our aggregate consolidated revenues for the six months ended June 30, 2010 and the combined twelve-month period ended December 31, 2009, respectively, and as of June 30, 2010 and December 31, 2009 held approximately 85.1% and 87.3% of our consolidated assets and had $204.0 million and $166.2 million in total outstanding indebtedness and other liabilities, excluding intercompany liabilities.

The note guarantees are the guarantors’ general unsecured obligations. Each guarantee is effectively subordinated in right of payment to all future secured debt of the guarantor, is pari passu in right of payment with all existing and future unsecured indebtedness and other liabilities (including trade payables) of the guarantor and senior in right of payment to any future subordinated indebtedness of the guarantor (if any).

Optional Redemption	On or after April 15, 2014, we may on one or more occasions redeem some or all of the notes at any time at the redemption prices set forth under “Description of Notes—Optional Redemption,” plus accrued and unpaid interest and special interest, if any, to the applicable redemption date.

In addition, at any time prior to April 15, 2013, we may on one or more occasions redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of certain qualified equity offerings, at a redemption price equal to 110.500% of the principal amount of the notes to be redeemed plus accrued and unpaid interest and special interest, if any, to the redemption date.

Also, at any time prior to April 15, 2014, we may, on one or more occasions, redeem some or all of the notes at a redemption price equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest and special interest, if any, to the redemption date and a “make-whole” premium.

See “Description of Notes—Optional Redemption.”

Additional Amounts; Tax Redemption	Payments on the notes will be made without withholding or deduction for any current or future taxes, unless required by law. If withholding is required, we will pay such additional amounts as may be necessary in order that the net amounts received by holders of the notes will equal the amounts that would have been received if taxes had not been withheld, subject to the limitations set forth under “Description of Notes—Additional Amounts.”

We may redeem the notes in whole but not in part, at our discretion, at a redemption price equal to the principal amount of the notes outstanding plus accrued and unpaid interest, special interest and additional amounts due, if any, to the redemption date, if we are or would be required to pay any such additional amounts as a result of specified changes in laws, treaties, regulations or rulings, or specified changes in application, administration or interpretation of such laws, treaties, regulations or rulings, subject to certain limitations. See “Description of Notes—Redemption Upon Changes in Withholding Taxes.”

Change of Control Offer	If we experience certain change of control events, we must offer to repurchase the notes at 101% of their principal amount, plus accrued and unpaid interest and special interest, if any, to the applicable repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

Asset Sale Offer	Under certain circumstances, if we sell assets and do not use the proceeds from the sale as specified in the indenture, we must apply the proceeds therefrom to an offer to repurchase, prepay or redeem the notes at 100% of their principal amount, plus accrued and unpaid interest and special interest, if any, to the applicable repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Asset Sales.”

Restrictive Covenants	The notes were issued under an indenture containing covenants that, among other things, restrict the ability of MagnaChip Semiconductor LLC and its restricted subsidiaries (including the issuers) to:

•	pay dividends, redeem units, make payments with respect to subordinated indebtedness, or make other restricted payments;

•	incur additional indebtedness or issue preferred units;

•	create liens;

•	make certain investments;

•	consolidate, merge or dispose of all or substantially all of our assets, taken as a whole;

•	sell or otherwise transfer or dispose of assets, including equity interests of subsidiaries;

•	enter into sale-leaseback transactions;

•	enter into transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important exceptions and qualifications. See “Description of Notes—Certain Covenants.” Certain of these restrictive covenants will terminate if the notes are rated investment-grade.

Risk Factors	See “Risk Factors” for a description of certain risks you should consider before deciding to purchase the notes offered hereby.

Ratio of Earnings to Fixed Charges	The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

Successor		Predecessor
Six Months Ended June 30, 2010	Two-Month Period Ended December 31, 2009	Ten-Month Period Ended October 25, 2009	Six Months Ended June 28, 2009	Years Ended December 31,
				2008	2007	2006	2005
1.2	—	21.2	—	—	—	—	—

Where a dash appears, our earnings were negative and were insufficient to cover fixed charges during the period. Our deficiencies to cover fixed charges in each period presented were as follows:

	Successor	Predecessor
	Two-Month Period Ended December 31, 2009	Six Months Ended June 28, 2009	Years Ended December 31,
			2008	2007	2006	2005
	(In millions)
Deficiencies	$0.5	$41.6	$327.5	$132.0	$78.8	$119.2

See “Ratio of Earnings to Fixed Charges” for additional information.

Use of Proceeds	The net proceeds from the sale of the notes offered hereby will be received by the selling securityholders. We will not receive any of the proceeds from any sale by any selling securityholder of the notes covered by this prospectus.

No Established Trading Market	There is no established trading market for the notes. The notes are not listed on any securities exchange or on any automated dealer quotation system. We cannot assure you that an active or liquid trading market for the notes will develop. If an active or liquid trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Form and Denominations	The notes were issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes are book-entry only and registered in the name of a nominee of the Depository Trust Company, or DTC, in the noteholders register held at the registered office of the issuers. Holders of the notes may elect to hold interests in the notes through Clearstream Banking, S.A., or Euroclear Bank S.A./N.V., as operator of the Euroclear system, either as direct participants in those systems or indirectly through organizations that are participants in those systems.

Summary Historical and Unaudited Pro Forma Consolidated Financial Data

The following tables set forth summary historical and unaudited pro forma consolidated financial data of MagnaChip Semiconductor LLC on or as of the dates and for the periods indicated. The summary historical and unaudited pro forma consolidated financial data presented below should be read together with “Selected Historical Consolidated Financial and Operating Data,” “Unaudited Pro Forma Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements, including the notes to those consolidated financial statements, appearing elsewhere in this prospectus.

We have derived the summary historical consolidated financial data as of December 31, 2009 and 2008, and for the two-month period ended December 31, 2009, the ten-month period ended October 25, 2009 and the years ended December 31, 2008 and 2007 from the historical audited consolidated financial statements of MagnaChip Semiconductor LLC prepared in accordance with generally accepted accounting principles in the United States, or GAAP, included elsewhere in this prospectus. We have derived the summary historical consolidated financial data as of December 31, 2007 from the historical audited financial statements of MagnaChip Semiconductor LLC not included in this prospectus. We derived the unaudited consolidated statement of operations data for the six months ended June 30, 2010 and June 28, 2009, as well as unaudited consolidated balance sheet data as of June 30, 2010, from our unaudited interim consolidated financial statements included elsewhere in this prospectus. We derived the unaudited consolidated balance sheet data as of June 28, 2009 from our unaudited interim consolidated financial statements not included in this prospectus. The historical results of MagnaChip Semiconductor LLC for any prior period are not necessarily indicative of the results to be expected in any future period, and financial results for any interim period are not necessarily indicative of results for a full year.

In connection with our emergence from reorganization proceedings, we implemented fresh-start reporting, or fresh-start accounting, in accordance with applicable Accounting Standards Codification, or ASC 852 governing reorganizations. We elected to adopt a convenience date of October 25, 2009 (a month end for our financial reporting purposes) for application of fresh-start accounting. In accordance with the ASC 852 rules governing reorganizations, we recorded largely non-cash reorganization income and expense items directly associated with our reorganization proceedings including professional fees, the revaluation of assets, the effects of our reorganization plan and fresh-start accounting and write-off of debt issuance costs. As a result of the application of fresh-start accounting, our financial statements prior to and including October 25, 2009 represent the operations of our pre-reorganization predecessor company and are presented separately from the financial statements of our post-reorganization successor company. As a result of the application of fresh-start accounting, the financial statements prior to and including October 25, 2009 are not fully comparable with the financial statements for periods on or after October 26, 2009.

We have prepared the summarized unaudited pro forma financial data as of and for the six months ended June 30, 2010 and the combined twelve-month period ended December 31, 2009 to give pro forma effect to the reorganization proceedings and related events and the issuance of $250 million senior notes and the application of the net proceeds therefrom, in each case as if they had occurred at January 1, 2009 with respect to consolidated statement of operations data. The summary unaudited pro forma financial data set forth below are presented for informational purposes only, should not be considered indicative of actual results of operations that would have been achieved had the reorganization proceedings and related events and the issuance of $250 million senior notes and the application of the net proceeds therefrom been consummated on the dates indicated, and do not purport to be indicative of our results of operations for any future period.

	Pro Forma(1)		Historical
			Successor		Predecessor
	Six Months Ended June 30, 2010	Year Ended December 31, 2009	Six Months Ended June 30, 2010*	Two-Month Period Ended December 31, 2009**	Ten-Month Period Ended October 25, 2009**	Six Months Ended June 28, 2009*	Years Ended December 31,
							2008**	2007**
	(In millions, except per common unit data)
Statements of Operations Data:
Net sales	$374.2	$560.1	$374.2	$111.1	$449.0	$241.2	$601.7	$709.5
Cost of sales	259.4	378.9	260.3	90.4	311.1	171.9	445.3	578.9

Gross profit	114.8	181.2	113.9	20.7	137.8	69.2	156.4	130.7
Selling, general and administrative expenses	33.9	71.6	33.9	14.5	56.3	33.6	81.3	82.7
Research and development expenses	41.1	77.3	41.1	14.7	56.1	33.2	89.5	90.8
Restructuring and impairment charges	0.6	0.4	0.6	—	0.4	0.4	13.4	12.1

Operating income (loss) from continuing operations	39.2	31.9	38.3	(8.6)	25.0	1.9	(27.7)	(54.9)
Interest expense, net	(13.6)	(28.8)	(8.6)	(1.3)	(31.2)	(27.5)	(76.1)	(60.3)
Foreign currency gain (loss), net	(26.7)	52.8	(26.7)	9.3	43.4	(9.4)	(210.4)	(4.7)
Reorganization items, net	—	—	—	—	804.6	(0.3)	—	—
Others	(1.0)	—	(1.0)	—	—	—	—	—

	(41.3)	24.0	(36.3)	8.1	816.8	(37.3)	(286.5)	(65.0)

Income (loss) from continuing operations before income taxes	(2.1)	55.9	2.1	(0.5)	841.8	(35.3)	(314.3)	(120.0)
Income tax expenses	1.7	9.2	1.7	1.9	7.3	5.0	11.6	8.8

Income (loss) from continuing operations	$(3.8)	$46.6	0.4	(2.5)	834.5	(40.3)	(325.8)	(128.8)

Income (loss) from discontinued operations, net of taxes			—	0.5	6.6	(1.8)	(91.5)	(51.7)

Net income (loss)			$0.4	$(2.0)	$841.1	$(42.1)	$(417.3)	$(180.6)

Dividends accrued on preferred units		—	—	—	6.3	6.3	13.3	12.0

Income (loss) from continuing operations attributable to common units		$46.6	$0.4	$(2.5)	$828.2	$(46.6)	$(339.1)	$(140.9)

Per common unit data:
Earnings (loss) from continuing operations per common unit — Basic and diluted	$0.01	$0.16	$0.00	$(0.01)	$15.65	$(0.88)	$(6.43)	$(2.69)
Weighted average number of common units —
Basic	302.501	300.158	302.501	300.863	52.923	52.923	52.769	52.297
Diluted	312.480	300.166	312.480	300.863	52.923	52.923	52.769	52.297
Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents			$141.3	$64.9		$9.4	$4.0	$64.3
Total assets			566.0	453.3		396.4	399.2	707.9
Total indebtedness(2)			246.7	61.8		845.0	845.0	830.0
Long-term obligations(3)			247.0	61.5		899.4	143.2	879.4
Total unitholders’ equity (deficit)			101.9	215.7		(831.7)	(787.8)	(477.5)
Supplemental Data (unaudited):
Adjusted EBITDA(4)	$72.6	$98.7	$72.6	$22.1	$76.6	$31.6	$59.8	$111.2
Adjusted Net Income (Loss)(5)	40.6	33.7	45.7	13.3	9.3	(17.9)	(71.7)	(82.6)

*	Derived from our unaudited interim consolidated financial statements.
**	Derived from our audited consolidated financial statements.
(1)	Gives effect to the reorganization proceedings and related events and the issuance of $250 million senior notes and the application of the net proceeds therefrom. For details regarding these pro forma adjustments, see the notes to the unaudited pro forma condensed consolidated financial information in “Unaudited Pro Forma Consolidated Financial Information.”
(2)	Total indebtedness is calculated as long and short-term borrowings, including the current portion of long-term borrowings and interest-bearing liabilities subject to compromise.
(3)	Long-term obligations include long-term borrowings, capital leases and redeemable convertible preferred units, including interest-bearing liabilities subject to compromise.
(4)	We define Adjusted EBITDA as net income (loss) less income (loss) from discontinued operations, net of taxes, adjusted to exclude (i) depreciation and amortization associated with continuing operations, (ii) interest expense, net, (iii) income tax expense, (iv) restructuring and impairment charges, (v) other restructuring charges, (vi) abandoned IPO expenses, (vii) subcontractor claim settlement, (viii) the increase in cost of sales resulting from the fresh-start accounting inventory step-up, (ix) equity-based compensation expense, (x) reorganization items, net, (xi) foreign currency gain (loss), net and (xii) derivative valuation gain (loss), net. See the footnotes to the table below for further information regarding these items. In the case of pro forma Adjusted EBITDA, we exclude the items above from income (loss) from continuing operations. We present Adjusted EBITDA as a supplemental measure of our performance because:

•	Adjusted EBITDA eliminates the impact of a number of items that may be either one time or recurring that we do not consider to be indicative of our core ongoing operating performance;

•	we believe that Adjusted EBITDA is an enterprise level performance measure commonly reported and widely used by analysts and investors in our industry;

•	we anticipate that our investor and analyst presentations when and if we are public will include Adjusted EBITDA; and

•

we believe that Adjusted EBITDA provides investors with a more consistent measurement of period to period performance of our core operations, as well as a comparison of our operating performance to that of other companies in our industry.

We use Adjusted EBITDA in a number of ways, including:

•	for planning purposes, including the preparation of our annual operating budget;

•	to evaluate the effectiveness of our enterprise level business strategies;

•	in communications with our board of directors concerning our consolidated financial performance; and

•	in certain of our compensation plans as a performance measure for determining incentive compensation payments.

We encourage you to evaluate each adjustment and the reasons we consider them appropriate. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Adjusted EBITDA is not a measure defined in accordance with GAAP and should not be construed as an alternative to income from continuing operations, cash flows from operating activities or net income (loss), as determined in accordance with GAAP. A reconciliation of net income (loss) to Adjusted EBITDA is as follows:

	Pro Forma		Historical
			Successor		Predecessor
	Six Months Ended June 30, 2010	Year Ended December 31, 2009	Six Months Ended June 30, 2010	Two-Month Period Ended December 31, 2009	Ten-Month Period Ended October 25, 2009	Six Months Ended June 28, 2009	Years Ended December 31,
							2008	2007
	(In millions)
Net income (loss)			$0.4	$(2.0)	$841.1	$(42.1)	$(417.3)	$(180.6)
Less: Income (loss) from discontinued operations, net of taxes			—	0.5	6.6	(1.8)	(91.5)	(51.7)

Income (loss) from continuing operations	$(3.8)	$46.6	0.4	(2.5)	834.5	(40.3)	(325.8)	(128.8)
Adjustments:
Depreciation and amortization associated with continuing operations	30.0	50.6	30.0	11.2	37.7	22.2	63.8	152.2
Interest expense, net	13.6	28.8	8.6	1.3	31.2	27.5	76.1	60.3
Income tax expenses	1.7	9.2	1.7	1.9	7.3	5.0	11.6	8.8
Restructuring and impairment charges(a)	0.6	0.4	0.6	—	0.4	0.4	13.4	12.1
Other restructuring charges(b)	—	13.3	—	—	13.3	6.9	6.2	—
Abandoned IPO expenses(c)	—	—	—	—	—	—	3.7	—
Subcontractor claim settlement(d)	—	—	—	—	—	—	—	1.3
Reorganization items, net(e)	—	—	—	—	(804.6)	0.3	—	—
Inventory step-up(f)	—	—	0.9	17.2	—	—	—	—
Equity-based compensation expense(g)	2.8	2.4	2.8	2.2	0.2	0.2	0.5	0.6
Foreign currency loss (gain), net(h)	26.7	(52.8)	26.7	(9.3)	(43.4)	9.4	210.4	4.7

Derivative valuation loss, net(i)	1.0	—	1.0	—	—	—	—	—
Adjusted EBITDA	$72.6	$98.7	$72.6	$22.1	$76.6	$31.6	$59.8	$111.2

(a)	This adjustment is comprised of all items included in the restructuring and impairment charges line item on our consolidated statements of operations, and eliminates the impact of restructuring and impairment charges related to (i) for the six months ended June 30, 2010, impairment of four abandoned in-process research and development projects, accounted for as indefinite-lived intangible assets as part of the application of fresh-start accounting, (ii) for the six months ended June 28, 2009, the closure of our research and development facilities in Japan, (iii) for 2009, termination benefits and other related costs, for the ten-month period ended October 25, 2009 in connection with the closure of one of our research and development facilities in Japan, (iv) for 2008, goodwill impairment triggered by the significant adverse change in the revenue of our mobile display solutions, or MDS reporting unit, and a reversal of a portion of the restructuring accrual related to the closure of our Gumi five-inch wafer fabrication facilities in 2007, and (v) for 2007, the closure of our Gumi five-inch wafer fabrication facilities. We do not believe these restructuring and impairment charges are indicative of our core ongoing operating performance because we do not anticipate similar facility closures and market driven events in our ongoing operations, although we cannot guarantee that similar events will not occur in the future.
(b)	This adjustment relates to certain restructuring charges that are not included in the restructuring and impairment charges line item on our consolidated statements of operations. These items are included in selling, general and administrative expenses in our consolidated statements of operations. These charges are comprised of the following: (i) for the six months ended June 28, 2009, a charge of $6.9 million for restructuring-related professional fees and related expenses, (ii) for 2009, a charge of $13.3 million for restructuring-related professional fees and related expenses and (iii) for 2008, a charge of $6.2 million for restructuring-related professional fees and related expenses. We do not believe these other restructuring charges are indicative of our core ongoing operating performance because these charges were related, in significant part, to actions we took in response to the impacts on our business resulting from the global economic recession that persisted through 2008 and 2009. We cannot guarantee that similar charges will not be incurred in the future.

(c)	This adjustment eliminates a $3.7 million charge in 2008 related to expenses incurred in connection with our abandoned initial public offering in 2008. We do not believe that these charges are indicative of our core operating performance. We have incurred similar costs in connection with the MagnaChip Corporation IPO.
(d)	This adjustment eliminates a $1.3 million charge attributable to a one-time settlement of claims with a subcontractor. We no longer obtain services from this subcontractor and do not expect to incur similar charges in the future.
(e)	This adjustment eliminates the impact of largely non-cash reorganization income and expense items directly associated with our reorganization proceedings from our ongoing operations including, among others, professional fees, the revaluation of assets, the effects of the Chapter 11 reorganization plan and fresh-start accounting principles and the write-off of debt issuance costs. Included in reorganization items, net for the period from January 1 to October 25, 2009 was our predecessor’s gain recognized from the effects of our reorganization proceedings. The gain results from the difference between our predecessor’s carrying value of remaining pre-petition liabilities subject to compromise and the amounts to be distributed pursuant to the reorganization proceedings. The gain from the effects of the reorganization proceedings and the application of fresh-start accounting principles is comprised of the discharge of liabilities subject to compromise, net of the issuance of new common units and new warrants and the accrual of amounts to be settled in cash. For details regarding this adjustment, see note 5 to the consolidated financial statements of MagnaChip Semiconductor LLC for the ten-month period ended October 25, 2009 and the two-month period ended December 31, 2009 included elsewhere in this prospectus. We do not believe these items are indicative of our core ongoing operating performance because they were incurred as a result of our Chapter 11 reorganization.
(f)	This adjustment eliminates the one-time impact on cost of sales associated with the write-up of our inventory in accordance with the principles of fresh-start accounting upon consummation of the Chapter 11 reorganization.
(g)	This adjustment eliminates the impact of non-cash equity-based compensation expenses. Although we expect to incur non-cash equity-based compensation expenses in the future, we believe that analysts and investors will find it helpful to review our operating performance without the effects of these non-cash expenses, as supplemental information.
(h)	This adjustment eliminates the impact of non-cash foreign currency translation associated with intercompany debt obligations and foreign currency denominated receivables and payables, as well as the cash impact of foreign currency transaction gains or losses on collection of such receivables and payment of such payables. Although we expect to incur foreign currency translation gains or losses in the future, we believe that analysts and investors will find it helpful to review our operating performance without the effects of these primarily non-cash gains or losses, as supplemental information.
(i)	This adjustment eliminates the impact of gain or loss recognized in income on derivatives, which represents hedge ineffectiveness or derivatives value changes excluded from the risk being hedged. We enter into derivative transactions to mitigate foreign exchange risks. As our derivative transactions are limited to a certain portion of our expected cash flows denominated in USD, and we do not enter into derivative transactions for trading or speculative purposes, we do not believe that these charges or gains are indicative of our core operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not consider the potentially dilutive impact of issuing equity-based compensation to our management team and employees;

•	Adjusted EBITDA does not reflect the costs of holding certain assets and liabilities in foreign currencies; and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

(5)	We present Adjusted Net Income as a further supplemental measure of our performance. We prepare Adjusted Net Income by adjusting net income (loss) to eliminate the impact of a number of non-cash expenses and other items that may be either one time or recurring that we do not consider to be indicative of our core ongoing operating performance. We believe that Adjusted Net Income is particularly useful because it reflects the impact of our asset base and capital structure on our operating performance.

We present Adjusted Net Income for a number of reasons, including:

•	we use Adjusted Net Income in communications with our board of directors concerning our consolidated financial performance;

•	we believe that Adjusted Net Income is an enterprise level performance measure commonly reported and widely used by analysts and investors in our industry; and

•	we anticipate that our investor and analyst presentations when and if we are public will include Adjusted Net Income.

Adjusted Net Income is not a measure defined in accordance with GAAP and should not be construed as an alternative to income from continuing operations, cash flows from operating activities or net income (loss), as determined in accordance with GAAP. We encourage you to evaluate each adjustment and the reasons we consider them appropriate. Other companies in our industry may calculate Adjusted Net Income differently than we do, limiting its usefulness as a comparative measure. In addition, in evaluating Adjusted Net Income, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. We define Adjusted Net Income as net income (loss) less income (loss) from discontinued operations, net of taxes, excluding (i) restructuring and impairment charges, (ii) other restructuring charges, (iii) abandoned IPO expenses, (vi) subcontractor claim settlement, (v) reorganization items, net, (vi) the increase in cost of sales resulting from the fresh-start accounting inventory step-up, (vii) equity based compensation expense, (viii) amortization of intangibles associated with continuing operations, (ix) foreign currency gain (loss), net and (x) derivative valuation gain (loss), net.

The following table summarizes the adjustments to net income (loss) that we make in order to calculate Adjusted Net Income for the periods indicated:

	Pro Forma		Historical
	Six Months Ended June 30, 2010	Year Ended December 31, 2009	Successor		Predecessor
			Six Months Ended June 30, 2010	Two-Month Period Ended December 31, 2009	Ten-Month Period Ended October 25, 2009	Six Months Ended June 28, 2009	Years Ended December 31,
							2008	2007
	(In millions)
Net income (loss)			$0.4	$(2.0)	$841.1	$(42.1)	$(417.3)	$(180.6)
Less: Income (loss) from discontinued operations, net of taxes			—	0.5	6.6	(1.8)	(91.5)	(51.7)

Income (loss) from continuing operations	$(3.8)	$46.6	0.4	(2.5)	834.5	(40.3)	(325.8)	(128.8)
Adjustments:
Restructuring and impairment charges(a)	0.6	0.4	0.6	—	0.4	0.4	13.4	12.1
Other restructuring charges(b)	—	13.3	—	—	13.3	6.9	6.2	—
Abandoned IPO expenses(c)	—	—	—	—	—	—	3.7	—
Subcontractor claim settlement(d)	—	—	—	—	—	—	—	1.3
Reorganization items, net(e)	—	—	—	—	(804.6)	0.3	—	—
Inventory step-up(f)	—	—	0.9	17.2	—	—	—	—
Equity based compensation expense(g)	2.8	2.4	2.8	2.2	0.2	0.2	0.5	0.6
Amortization of intangibles associated with continuing operations(h)	13.4	23.6	13.4	5.6	8.8	5.2	20.0	27.5
Foreign currency loss (gain), net(i)	26.7	(52.8)	26.7	(9.3)	(43.4)	9.4	210.4	4.7

Derivative valuation loss, net(j)	1.0	—	1.0	—	—	—	—	—
Adjusted Net income (loss)	$40.6	$33.7	$45.7	$13.3	$9.3	$(17.9)	$(71.7)	$(82.6)

(a)	This adjustment is comprised of all items included in the restructuring and impairment charges line item on our consolidated statements of operations, and eliminates the impact of restructuring and impairment charges related to (i) for the six months ended June 30, 2010, impairment of four abandoned in-process research and development projects, accounted for as indefinite-lived intangible assets as part of the application of fresh-start accounting, (ii) for the six months ended June 28, 2009, the closure of our research and development facilities in Japan, (iii) for 2009, termination benefits and other related costs, for the ten-month period ended October 25, 2009 in connection with the closure of one of our research and development facilities in Japan, (iv) for 2008, goodwill impairment triggered by the significant adverse change in the revenue of our MDS reporting unit and a reversal of a portion of the restructuring accrual related to the closure of our Gumi five-inch wafer fabrication facilities in 2007, and (v) for 2007, the closure of our Gumi five-inch wafer fabrication facilities. We do not believe these restructuring and impairment charges are indicative of our core ongoing operating performance because we do not anticipate similar facility closures and market driven events in our ongoing operations, although we cannot guarantee that similar events will not occur in the future.

(b)	This adjustment relates to certain restructuring charges that are not included in the restructuring and impairment charges line item on our consolidated statements of operations. These items are included in selling, general and administrative expenses in our consolidated statements of operations. These charges are comprised of the following: (i) for the six months ended June 28, 2009, a charge of $6.9 million for restructuring-related professional fees and related expenses, (ii) for 2009, a charge of $13.3 million for restructuring-related professional fees and related expenses, and (iii) for 2008, a charge of $6.2 million for restructuring-related professional fees and related expenses. We do not believe these other restructuring charges are indicative of our core ongoing operating performance because these charges were related, in significant part, to actions we took in response to the impacts on our business resulting from the global economic recession that persisted through 2008 and 2009. We cannot guarantee that similar charges will not be incurred in the future.
(c)	This adjustment eliminates a $3.7 million charge in 2008 related to expenses incurred in connection with our abandoned initial public offering in 2008. We do not believe that these charges are indicative of our core operating performance. We have incurred similar costs in connection with the MagnaChip Corporation IPO.
(d)	This adjustment eliminates a $1.3 million charge attributable to a one-time settlement of claims with a subcontractor. We no longer obtain services from this subcontractor and do not expect to incur similar charges in the future.
(e)	This adjustment eliminates the impact of largely non-cash reorganization income and expense items directly associated with our reorganization proceedings from our ongoing operations including, among others, professional fees, the revaluation of assets, the effects of the Chapter 11 reorganization plan and fresh-start accounting principles and the write-off of debt issuance costs. Included in reorganization items, net for the ten-month period ended October 25, 2009 was our predecessor’s gain recognized from the effects of our reorganization proceedings. The gain results from the difference between our predecessor’s carrying value of remaining pre-petition liabilities subject to compromise and the amounts to be distributed pursuant to the reorganization proceedings. The gain from the effects of the reorganization proceedings and the application of fresh-start accounting principles is comprised of the discharge of liabilities subject to compromise, net of the issuance of new common units and new warrants and the accrual of amounts to be settled in cash. For details regarding this adjustment, see note 5 to the consolidated financial statements of MagnaChip Semiconductor LLC for the ten months ended October 25, 2009 and the two months ended December 31, 2009 included elsewhere in this prospectus. We do not believe these items are indicative of our core ongoing operating performance because they were incurred as a result of our reorganization proceedings.
(f)	This adjustment eliminates the one-time impact on cost of sales associated with the write-up of our inventory in accordance with the principles of fresh-start accounting upon consummation of the Chapter 11 reorganization.
(g)	This adjustment eliminates the impact of non-cash equity-based compensation expenses. Although we expect to incur non-cash equity-based compensation expenses in the future, we believe that analysts and investors will find it helpful to review our operating performance without the effects of these non-cash expenses, as supplemental information.
(h)	This adjustment eliminates the non-cash impact of amortization expense for intangible assets created as a result of the purchase accounting treatment of the Original Acquisition and other subsequent acquisitions, and from the application of fresh-start accounting in connection with the reorganization proceedings. We do not believe these non-cash amortization expenses for intangibles are indicative of our core ongoing operating performance because the assets would not have been capitalized on our balance sheet but for the application of purchase accounting or fresh-start accounting, as applicable.
(i)	This adjustment eliminates the impact of non-cash foreign currency translation associated with intercompany debt obligations and foreign currency denominated receivables and payables, as well as the cash impact of foreign currency transaction gains or losses on collection of such receivables and payment of such payables. Although we expect to incur foreign currency translation gains or losses in the future, we believe that analysts and investors will find it helpful to review our operating performance without the effects of these primarily non-cash gains or losses, as supplemental information.
(j)	This adjustment eliminates the impact of gain or loss recognized in income on derivatives, which represents hedge ineffectiveness or derivatives value changes excluded from the risk being hedged. We enter into derivative transactions to mitigate foreign exchange risks. As our derivative transactions are limited to a certain portion of our expected cash flows denominated in USD, and we do not enter into derivative transactions for trading or speculative purposes, we do not believe that these charges or gains are indicative of our core operating performance.

Adjusted Net Income has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted Net Income does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted Net Income does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted Net Income does not consider the potentially dilutive impact of issuing equity-based compensation to our management team and employees;

•	Adjusted Net Income does not reflect the costs of holding certain assets and liabilities in foreign currencies; and

•	other companies in our industry may calculate Adjusted Net Income differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted Net Income should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted Net Income only supplementally.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case there could be a material adverse effect on our ability to satisfy our obligations under the notes and you may lose all or part of your original investment.

Risks Related to the Notes

There is no Public Trading Market for the Notes and an Active Trading Market may not Develop for the Notes.

The notes are new securities for which there is no established trading market. We do not intend to apply for listing or quotation of the notes on any securities exchange or stock market. We have been advised by Goldman, Sachs & Co., Barclays Capital Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC, which acted as initial purchasers in connection with the offer and sale of the senior notes, that certain of the initial purchasers intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes. In addition, any liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes.

Our Substantial Level of Debt Could Adversely Affect Our Financial Condition and Prevent us from Fulfilling Our Obligations under the Notes and Our Other Debt.

We have, and will continue to have, substantial debt. After giving effect to the offering of the senior notes and the repayment of our term loan, we would have had total indebtedness of $250.0 million as of December 31, 2009. We are permitted under the indenture governing the notes to incur additional debt under certain conditions, including additional secured debt. If new debt were to be incurred in the future, the related risks that we now face could intensify.

Our substantial debt could have important consequences to you and significant effects on our business. For example, it could:

•

result in an event of default if we fail to satisfy our obligations under the notes or our other debt or fail to comply with the financial and other restrictive covenants contained in the indenture governing the notes or agreements governing our other indebtedness, which event of default could result in all of our debt becoming immediately due and payable and could permit our lenders to foreclose on the assets securing any such debt;

•

require us to dedicate a substantial portion of our cash flow from our business operations to pay our debt, thereby reducing the availability of cash flow to fund working capital, capital expenditures, development projects, general operational requirements and other purposes;

•	limit our ability to obtain additional financing for working capital, capital expenditures and other activities;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	increase our vulnerability to general adverse economic and industry conditions or a downturn in our business;

•	place us at a competitive disadvantage compared to competitors that are not as highly leveraged; and

•	negatively affect our ability to fund a change of control offer.

Any of the above-listed factors could have a material adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other debt.

The Indenture Governing the Notes Contain, and our Future Debt Agreements will Likely Contain, Covenants that Significantly Restrict our Operations.

The indenture governing the notes contain, and our future debt agreements will likely contain, numerous covenants imposing financial and operating restrictions on our business. These restrictions may affect our ability to operate our business, may limit our ability to take advantage of potential business opportunities as they arise and may adversely affect the conduct of our current business, including by restricting our ability to finance future operations and capital needs and by limiting our ability to engage in other business activities. These covenants will place restrictions on our ability and the ability of our operating subsidiaries to, among other things:

•	pay dividends, redeem units or make other distributions with respect to equity interests, make payments with respect to subordinated indebtedness or other restricted payments;

•	incur debt or issue preferred units;

•	create liens;

•	make certain investments;

•	consolidate, merge or dispose of all or substantially all of our assets, taken as a whole;

•	sell or otherwise transfer or dispose of assets, including equity interests of our subsidiaries;

•	enter into sale-leaseback transactions;

•	enter into transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

In addition, our future debt agreements will likely contain financial ratios and other financial conditions tests. Our ability to meet those financial ratios and tests could be affected by events beyond our control, and we cannot assure you that we will meet those ratios and tests. A breach of any of these covenants could result in a default under such debt agreements. Upon the occurrence of an event of default under such debt agreements, our lenders under such agreements could elect to declare all amounts outstanding under such debt agreements to be immediately due and payable and terminate all commitments to extend further credit.

We are a Holding Company and Will Depend on the Business of Our Subsidiaries to Satisfy Our Obligations Under the Notes.

Each of MagnaChip Semiconductor LLC, MagnaChip Semiconductor S.A. and MagnaChip Semiconductor B.V. is a holding company with no independent operations of its own. Our subsidiaries, including our principal manufacturing subsidiary, MagnaChip Korea, own all of our operating businesses. Our subsidiaries will conduct substantially all of the operations necessary to fund payments on the notes and our other debt. Our ability to make payments on the notes and our other debt will depend on our subsidiaries’ cash flow and their payment of funds to us. Our subsidiaries’ ability to make payments to us will depend on:

•	their earnings;

•	covenants contained in our debt agreements (including the indenture governing the notes) and the debt agreements of our subsidiaries;

•	covenants contained in other agreements to which we or our subsidiaries are or may become subject;

•	business and tax considerations; and

•	applicable law.

We cannot assure you that the operating results of our subsidiaries at any given time will be sufficient to make distributions or other payments to us or that any distributions or payments will be adequate to pay principal and interest, and any other payments, on the notes and our other debt when due. If the issuers are not able to make payments on the notes as they become due, you may be required to pursue remedies under the guarantees of the guarantors. These guarantees may be subject to limitations on their enforceability.

Restrictions on MagnaChip Korea’s Ability to Make Payments on its Intercompany Loans from MagnaChip Semiconductor B.V., or on its Ability to Pay Dividends in Excess of Statutory Limitations, Could Hinder Our Ability to Make Payments on the Notes.

The issuers anticipate that payments under the notes will be funded in part by MagnaChip Korea’s repayment of its existing loans from MagnaChip Semiconductor B.V., with MagnaChip Semiconductor B.V. using such repayments in turn to repay the loans owed to MagnaChip Semiconductor S.A. Under the Korean Foreign Exchange Transaction Act, the minister of the Ministry of Strategy and Finance is authorized to temporarily suspend payments in foreign currencies in the event of natural calamities, wars, conflicts of arms, grave and sudden changes in domestic or foreign economic conditions, or other similar situations. In addition, under the Korean Commercial Code, a Korean company is permitted to make a dividend payment in accordance with the provisions in its articles of incorporation out of retained earnings (as determined in accordance with the Korean Commercial Code and the generally accepted accounting principles in Korea), but no more than twice a year. If MagnaChip Korea is prevented from making payments under its intercompany loans due to restrictions on payments of foreign currency or if it has an insufficient amount of retained earnings under the Korean Commercial Code to make dividend payments to MagnaChip Semiconductor B.V., we may not have sufficient funds to make payments on the notes.

To Service Our Debt, We will Require a Significant Amount of Cash. If We Fail to Generate Sufficient Cash Flow from Future Operations, We May Have to Refinance All or a Portion of Our Debt or Seek to Obtain Additional Financing.

We expect to obtain the funds to pay our expenses and to pay the amounts due under the notes and our other debt primarily from the operations of our subsidiaries, including our principal manufacturing subsidiary, MagnaChip Korea. Our ability to meet our expenses and make these payments thus depends on the future performance of our subsidiaries, which will be affected by financial, business, economic and other factors, many of which are beyond our control, and their payment of funds to the issuers. Our business and the business of our subsidiaries may not generate sufficient cash flow from operations in the future, our currently anticipated growth in revenue and cash flow may not be realized, and our subsidiaries, including MagnaChip Korea, may be restricted in their ability to make payments to us, any or all of which could result in us being unable to pay amounts due under our outstanding debt, including the notes, or to fund other liquidity needs, such as future capital expenditures. If we do not receive sufficient cash flow from the operations of our subsidiaries, we may be required to refinance all or part of our then existing debt (including the notes), sell assets, reduce or delay capital expenditures or borrow more money. We cannot assure you that we will be able to accomplish any of these alternatives on terms acceptable to us or at all. In addition, the terms of existing or future debt agreements, including the indenture governing the notes, may restrict us from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve any of these alternatives could materially adversely affect the value of the notes and our ability to pay the amounts due under the notes and our other debt.

We May be Unable to Repay or Repurchase the Notes.

At maturity, the entire outstanding principal amount of the notes, together with accrued and unpaid interest, will become due and payable. We may not have the funds to fulfill these obligations or the ability to refinance the obligations before they become due. If the maturity date occurs at a time when other arrangements prohibit us from repaying the notes, we would try to obtain waivers of such prohibitions from the lenders and holders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we could not obtain the waivers or refinance these borrowings, we would be unable to repay the notes when they become due.

A Financial Failure by Us or Any Guarantor May Hinder the Receipt of Payment on the Notes and Enforcement of Remedies Under the Guarantees.

An investment in the notes, as in any type of security, involves insolvency and bankruptcy considerations that investors should carefully consider. If we or any of the guarantors becomes a debtor subject to insolvency proceedings under the United States Bankruptcy Code or comparable provisions of other jurisdictions, it is likely to result in delays in the payment of the notes and in the exercise of enforcement remedies under the notes or the guarantees. Provisions under the United States Bankruptcy Code or general principles of equity that could result in the impairment of your rights include the automatic stay, avoidance of preferential transfers by a trustee or debtor-in-possession, substantive consolidation, limitations on collectability of unmatured interest or attorneys’ fees and forced restructuring of the notes.

The Notes and the Guarantees are Effectively Subordinated to all Borrowing Under Our Future Secured Credit Facilities and to All Indebtedness and Other Liabilities of Our Nonguarantor Subsidiaries.

The notes and the guarantees are effectively subordinated in right of payment to claims of our future secured creditors to the extent of the value of the assets securing such claims. We currently do not have any secured indebtedness outstanding to which the notes are effectively subordinated. Holders of our future secured obligations will have claims that are prior to the claims of holders of the notes with respect to the assets securing those obligations. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, our assets and those of our subsidiaries will be available to pay obligations on the notes and the guarantees only after holders of any senior secured debt outstanding have been paid the value of the assets securing such obligations. Accordingly, there may not be sufficient funds remaining to pay amounts due on any or all of the notes.

In addition, not all of our subsidiaries guarantee the notes. The notes and the guarantees are effectively subordinated to the indebtedness and other liabilities (including trade payables) of any non-guarantor subsidiary and holders of the notes do not have any claim as a creditor against any nonguarantor subsidiary. Our non-guarantor subsidiaries generated approximately 98.0% and 69.2% of our aggregate consolidated revenues for the six months ended June 30, 2010 and the combined twelve-month period ended December 31, 2009, respectively, and as of June 30, 2010 and

December 31, 2009 held approximately 85.1% and 87.3% of our consolidated assets and had $204.0 million and $166.2 million in total outstanding indebtedness and other liabilities, excluding intercompany liabilities.

A Court could Void the Guarantees of the Notes Under Fraudulent Transfer or Similar Laws, Which Could Limit Your Ability to Seek Repayment from the Guarantors.

Although the guarantees provide the noteholders with a direct claim against the assets of the guarantors, under the United States Bankruptcy Code and comparable provisions of the fraudulent transfer and similar laws in other applicable jurisdictions, a guarantee could be voided, or claims with respect to a guarantee could be subordinated to all other debts of that guarantor. In addition, a bankruptcy court could void (i.e., cancel) any payments by that guarantor pursuant to its guarantee and require those payments to be returned to the guarantor or to a fund for the benefit of the other creditors of the guarantor. A bankruptcy court might take these actions if it found, among other things, that when a subsidiary guarantor executed its guarantee (or, in some jurisdictions, when it became obligated to make payments under its guarantee):

•	such subsidiary guarantor received less than reasonably equivalent value or fair consideration for the incurrence of its guarantee; and

•	such subsidiary guarantor:

•	was insolvent at the time of (or was rendered insolvent by) the incurrence of the guarantee;

•	was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, obligations beyond its ability to pay as those obligations matured.

A bankruptcy court could find that a guarantor received less than fair consideration or reasonably equivalent value for its guarantee to the extent that it did not receive direct or indirect benefit from the issuance of the notes. A bankruptcy court could also void a guarantee if it found that the guarantor issued its guarantee with actual intent to hinder, delay, or defraud creditors. Although courts in different jurisdictions measure solvency differently, in general, an entity would be deemed insolvent if the sum of its debts, including contingent and unliquidated debts, exceeds the fair value of its assets, or if the present fair salable value of its assets is less than the amount that would be required to pay the expected liability on its debts, including contingent and unliquidated debts, as they become due. If a court voided a guarantee, it could require that noteholders return any amounts previously paid under such guarantee. If any guarantee were voided, noteholders would retain their rights against us and any other guarantors, although there is no assurance that those entities’ assets would be sufficient to pay the notes in full.

Any Future Guarantees Provided After the Notes are Issued Could Also Be Avoided by a Trustee in Bankruptcy.

The indenture governing the notes provides that certain of our future subsidiaries will guarantee the notes. Any future guarantee might be avoidable by the grantor or by its trustee in bankruptcy or other third parties if certain events or circumstances exist or occur. For instance, if the entity granting the future guarantee were insolvent at the time of the grant and if such grant was made within 90 days, or in certain circumstances, a longer period, before that entity commenced a bankruptcy proceeding, and the granting of the future guarantee enabled the noteholders to receive more than they would than if the grantor were liquidated under Chapter 7 of the United States Bankruptcy Code, then such guarantee could be avoided as a preferential transfer.

We May not be Able to Fulfill Our Repurchase Obligations with Respect to the Notes Upon a Change of Control or an Asset Sale.

If we experience certain change of control events, we are required by the indenture governing the notes to offer to repurchase all outstanding notes at a repurchase price equal to 101% of the principal amount of notes repurchased, plus accrued and unpaid interest and special interest, if any, to the applicable repurchase date. In addition, under certain circumstances, if we sell assets and fail to apply the net proceeds therefrom as provided in the indenture, we must offer to repurchase the notes at a repurchase price equal to 100% of the principal amount of the notes repurchased, plus accrued and unpaid interest and special interest, if any, to the applicable repurchase date. If a change of control event or an asset sale were to occur, we cannot assure you that we would have sufficient funds to repay the notes and all other indebtedness that we would be required to offer to purchase or that would become immediately due and payable as a result of such change of control event or asset sale. We may require additional financing from third parties to fund any such repurchases, and we cannot assure you that we would be able to obtain additional financing on satisfactory terms or at all. Our failure to repay noteholders who tender notes for repurchase following a change of control event or asset sale could result in an event of default under the indenture governing the notes. Any future indebtedness to which we become a party may also prohibit us from purchasing notes. If a change of control event or an asset sale occurs at a time when we are prohibited from purchasing notes, we may have to either seek the consent of the applicable lenders to the purchase of notes or attempt to refinance the borrowings that contain such prohibition. Our failure to obtain such a consent or to refinance such borrowings may preclude us from purchasing tendered notes and trigger an event of default under the indenture governing the notes, which may, in turn, constitute a default under other indebtedness. Finally, the events that would constitute a change of control under the indenture may also result in an event of default under our future secured credit facilities, in which case we could be required to repay our secured indebtedness before we repurchase any of the notes.

Unrestricted Subsidiaries Generally Will Not Be Subject to any of the Covenants in the Indenture, and We May not be Able to Rely on the Cash Flow or Assets of Those Unrestricted Subsidiaries to Pay Our Indebtedness.

Unrestricted subsidiaries will generally not be subject to the covenants under the indenture governing the notes, and their assets will not be available as security for the notes. Unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the notes. Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of our indebtedness, including the notes.

You May be Unable to Enforce Judgments Obtained in United States Courts Against MagnaChip Semiconductor S.A. or Our Subsidiary Guarantors Organized in Jurisdictions Other than the United States.

MagnaChip Semiconductor S.A. and most of the guarantors are organized or incorporated outside of the United States and most of the assets of these companies are located outside of the United States. Because most of our assets are located outside of the United States, any judgment obtained in the United States against these companies may not be collectible in the United States. In addition, many of our executive officers and one of our directors are non-residents of the United States and it may be difficult to enforce civil liabilities in United States courts against these non-resident officers and director.

Risks Related to Our Business

We Have a History of Losses and May Not Achieve or Sustain Profitability in the Future.

Since we began operations as a separate entity in 2004, we have not generated a profit for a full fiscal year and have generated significant net losses. As of October 25, 2009, prior to our emergence from reorganization proceedings, we had an accumulated deficit of $964.8 million and negative unitholders’ equity. We may increase spending and we currently expect to incur higher expenses in each of the next several quarters to support increased research and development and sales and marketing efforts. These expenditures may not result in increased revenue or an increase in the number of customers immediately or at all. Because many of our expenses are fixed in the short term, or are incurred in advance of anticipated sales, we may not be able to decrease our expenses in a timely manner to offset any shortfall of sales.

We Recently Emerged from Chapter 11 Reorganization Proceedings; Because Our Consolidated Financial Statements Reflect Fresh-Start Accounting Adjustments, Our Future Consolidated Financial Statements Will Not Be Comparable in Many Respects to Our Consolidated Financial Information from Prior Periods.

On June 12, 2009, we filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in order to obtain relief from our debt, which was $845 million as of December 31, 2008. Our plan of reorganization became effective on November 9, 2009. In connection with our emergence from the reorganization proceedings, we implemented fresh-start accounting in accordance with ASC 852 effective from October 25, 2009, which had a material effect on our consolidated financial statements. Thus, our future consolidated financial statements will not be comparable in many respects to our consolidated financial statements for periods prior to our adoption of fresh-start accounting and prior to accounting for the effects of the reorganization proceedings. Our past financial difficulties and bankruptcy filing may have harmed, and may continue to have a negative effect on, our relationships with investors, customers and suppliers.

Our Independent Registered Public Accounting Firm Identified Two Control Deficiencies which Represent a Material Weakness in Our Internal Control Over Financial Reporting in Connection with Our Audits for the Ten-Month Period Ended October 25, 2009 and the Two-Month Period Ended December 31, 2009. If We Fail to Effectively Remediate this Weakness and Maintain Effective Internal Control Over Financial Reporting in the Future, the Accuracy and Timing of Our Financial Reporting May be Adversely Affected.

In connection with the audit of our consolidated financial statements for the ten-month period ended October 25, 2009 and the two-month period ended December 31, 2009, our independent registered public accounting firm reported two control deficiencies, which represent a material weakness in our internal control over financial reporting. The two control deficiencies which represent a material weakness that our independent registered public accounting firm reported to our board of directors (as we then did not have a separate audit committee) are that we do not have a sufficient number of financial personnel with the requisite financial accounting experience and that our internal controls over non-routine transactions are not effective to ensure that accounting considerations are identified and appropriately recorded.

We have identified and are taking steps intended to remediate this material weakness. Upon being notified of the material weakness, we retained the services of an international accounting firm to temporarily supplement our internal resources. We also recently recruited a director of financial reporting who has experience in public reporting in the US security markets and overseeing internal control pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. Although we believe we have lowered the possibility of our finance and accounting organization being unable for any reason to respond adequately to the increased demands that result from being a public company, the quality and timeliness of our financial reporting may still suffer, which could result in the identification of additional material weaknesses in our internal controls. Any consequences resulting from inaccuracies or delays in our reported financial statements could have an adverse effect on our business, operating results and financial condition, our ability to run our business effectively and our ability to meet our financial reporting requirements, and could cause investors to lose confidence in our financial reporting. Our management is committed to undertaking any additional remediation initiatives required to prevent inaccuracies or delays in our reported financial statements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Controls and Procedures.”

We Operate in the Highly Cyclical Semiconductor Industry, Which is Subject to Significant Downturns that May Negatively Impact Our Results of Operations.

The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change and price erosion, evolving technical standards, short product life cycles (for semiconductors and for the end-user products in which they are used) and wide fluctuations in product supply and demand. From time to time, these and other factors, together with changes in general economic conditions, cause significant upturns and downturns in the industry in general and in our business in particular. Periods of industry downturns, including the recent economic downturn, have been characterized by diminished demand for end-user products, high inventory levels, underutilization of manufacturing capacity, changes in revenue mix and accelerated erosion of average selling prices. We have experienced these conditions in our business in the past and may experience renewed, and possibly more severe and prolonged, downturns in the future as a result of such cyclical changes. This may reduce our results of operations.

We base our planned operating expenses in part on our expectations of future revenue, and a significant portion of our expenses is relatively fixed in the short term. If revenue for a particular quarter is lower than we expect, we likely will be unable to proportionately reduce our operating expenses for that quarter, which would harm our operating results for that quarter.

If We Fail to Develop New Products and Process Technologies or Enhance Our Existing Products and Services in Order to React to Rapid Technological Change and Market Demands, our Business Will Suffer.

Our industry is subject to constant and rapid technological change and product obsolescence as customers and competitors create new and innovative products and technologies. Products or technologies developed by other companies may render our products or technologies obsolete or noncompetitive, and we may not be able to access advanced process technologies, including smaller geometries, or to license or otherwise obtain essential intellectual property required by our customers.

We must develop new products and services and enhance our existing products and services to meet rapidly evolving customer requirements. We design products for customers who continually require higher performance and functionality at lower costs. We must, therefore, continue to enhance the performance and functionality of our products. The development process for these advancements is lengthy and requires us to accurately anticipate technological changes and market trends. Developing and enhancing these products is uncertain and can be time-consuming, costly and complex. If we do not continue to develop and maintain process technologies that are in demand by our semiconductor manufacturing services customers, we may be unable to maintain existing customers or attract new customers.

Customer and market requirements can change during the development process. There is a risk that these developments and enhancements will be late, fail to meet customer or market specifications or not be competitive with products or services from our competitors that offer comparable or superior performance and functionality. Any new products, such as our new line of power management solutions, which we began marketing in 2008, or product or service enhancements, may not be accepted in new or existing markets. Our business will suffer if we fail to develop and introduce new products and services or product and service enhancements on a timely and cost-effective basis.

We Manufacture Our Products Based on Our Estimates of Customer Demand, and if Our Estimates Are Incorrect Our Financial Results Could be Negatively Impacted.

We make significant decisions, including determining the levels of business that we will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements—based on our estimates of customer demand and expected demand for and success of their products. The short-term nature of commitments by many of our customers and the possibility of rapid changes in demand for their products reduces our ability to estimate accurately future customer demand for our products. On occasion, customers may require rapid increases in supply, which can challenge our production resources and reduce margins. We may not have sufficient capacity at any given time to meet our customers’ increased demand for our products. Conversely, downturns in the semiconductor industry have caused and may in the future cause our customers to reduce significantly the amount of products they order from us. Because many of our costs and operating expenses are relatively fixed, a reduction in customer demand would decrease our results of operations, including our gross profit.

Our Customers May Cancel their Orders, Reduce Quantities or Delay Production, which Would Adversely Affect Our Margins and Results of Operations.

We generally do not obtain firm, long-term purchase commitments from our customers. Customers may cancel their orders, reduce quantities or delay production for a number of reasons. Cancellations, reductions or delays by a significant customer or by a group of customers, which we have experienced as a result of periodic downturns in the semiconductor industry or failure to achieve design wins, have affected and may continue to affect our results of operations adversely. These risks are exacerbated because many of our products are customized, which hampers our ability to sell excess inventory to the general market. We may incur charges resulting from the write-off of obsolete inventory. In addition, while we do not obtain long-term purchase commitments, we generally agree to the pricing of a particular product over a set period of time. If we underestimate our costs when determining pricing, our margins and results of operations would be adversely affected.

We Depend on High Utilization of Our Manufacturing Capacity, a Reduction of Which Could Have a Material Adverse Effect on Our Business, Financial Condition and the Results of Our Operations.

An important factor in our success is the extent to which we are able to utilize the available capacity in our fabrication facilities. As many of our costs are fixed, a reduction in capacity utilization, as well as changes in other factors, such as reduced yield or unfavorable product mix, could reduce our profit margins and adversely affect our operating results. A number of factors and circumstances may reduce utilization rates, including periods of industry overcapacity, low levels of customer orders, operating inefficiencies, mechanical failures and disruption of operations due to expansion or relocation of operations, power interruptions and fire, flood or other natural disasters or calamities. The potential delays and costs resulting from these steps could have a material adverse effect on our business, financial condition and results of operations.

A Significant Portion of Our Sales Comes from a Relatively Limited Number of Customers, the Loss of Which Would Adversely Affect Our Financial Results.

Historically, we have relied on a limited number of customers for a substantial portion of our total revenue. If we were to lose key customers or if customers cease to place orders for our high-volume products or services, our financial results would be adversely affected. Net sales to our ten largest customers represented 64%, 66%, 69% and 63% of our net sales for the six months ended June 30, 2010, the two-month period ended December 31, 2009, the ten-month period ended October 25, 2009 and the year ended December 31, 2008, respectively. LG Display represented 19% and 26% of our net sales and a substantial portion of the net sales generated by our top ten customers for the six months ended June 30, 2010 and the combined twelve-month period ended December 31, 2009. Significant reductions in sales to any of these customers, especially our few largest customers, the loss of other major customers or a general curtailment in orders for our high-volume products or services within a short period of time would adversely affect our business.

The Average Selling Prices of Our Semiconductor Products Have at Times Declined Rapidly and Will Likely Do So in the Future, Which Could Harm Our Revenue and Gross Profit.

The semiconductor products we develop and sell are subject to rapid declines in average selling prices. From time to time, we have had to reduce our prices significantly to meet customer requirements, and we may be required to reduce our prices in the future. This would cause our gross profit to decrease. Our financial results will suffer if we are unable to offset any reductions in our average selling prices by increasing our sales volumes, reducing our costs or developing new or enhanced products on a timely basis with higher selling prices or gross profit.

Our Industry is Highly Competitive and Our Ability to Compete Could Be Negatively Impacted by a Variety of Factors.

The semiconductor industry is highly competitive and includes hundreds of companies, a number of which have achieved substantial market share both within our product categories and end markets. Current and prospective customers for our products and services evaluate our capabilities against the merits of our competitors. Some of our competitors are well established as independent companies and have substantially greater market share and manufacturing, financial, research and development and marketing resources than we do. We also compete with emerging companies that are attempting to sell their products in certain of our end markets and with the internal semiconductor design and manufacturing capabilities of many of our significant customers. We expect to experience continuing competitive pressures in our markets from existing competitors and new entrants.

Any consolidation among our competitors could enhance their product offerings and financial resources, further enhancing their competitive position. Our ability to compete will depend on a number of factors, including the following:

•	our ability to offer cost-effective and high quality products and services on a timely basis using our technologies;

•	our ability to accurately identify and respond to emerging technological trends and demand for product features and performance characteristics;

•	our ability to continue to rapidly introduce new products that are accepted by the market;

•	our ability to adopt or adapt to emerging industry standards;

•	the number and nature of our competitors and competitiveness of their products and services in a given market;

•	entrance of new competitors into our markets;

•	our ability to enter the highly competitive power management market; and

•	our ability to continue to offer in demand semiconductor manufacturing services at competitive prices.

Many of these factors are outside of our control. In the future, our competitors may replace us as a supplier to our existing or potential customers, and our customers may satisfy more of their requirements internally. As a result, we may experience declining revenues and results of operations.

Changes in Demand for Consumer Electronics in Our End Markets Can Impact Our Results of Operations.

Demand for our products will depend in part on the demand for various consumer electronics products, in particular, mobile phones and multimedia devices, digital televisions, flat panel displays, mobile PCs and digital cameras, which in turn depends on general economic conditions and other factors beyond our control. If our customers fail to introduce new products that employ our products or component parts, demand for our products will suffer. To the extent that we cannot offset periods of reduced demand that may occur in these markets through greater penetration of these markets or reduction in our production and costs, our sales and gross profit may decline, which would negatively impact our business, financial condition and results of operations.

If We Fail to Achieve Design Wins for Our Semiconductor Products, We May Lose the Opportunity for Sales to Customers for a Significant Period of Time and be Unable to Recoup Our Investments in Our Products.

We expend considerable resources on winning competitive selection processes, known as design wins, to develop semiconductor products for use in our customers’ products. These selection processes are typically lengthy and can require us to incur significant design and development expenditures. We may not win the competitive selection process and may never generate any revenue despite incurring significant design and development expenditures. Once a customer designs a semiconductor into a product, that customer is likely to continue to use the same semiconductor or enhanced versions of that semiconductor from the same supplier across a number of similar and successor products for a lengthy period of time due to the significant costs associated with qualifying a new supplier and potentially redesigning the product to incorporate a different semiconductor. If we fail to achieve an initial design win in a customer’s qualification process, we may lose the opportunity for significant sales to that customer for a number of products and for a lengthy period of time. This may cause us to be unable to recoup our investments in our semiconductor products, which would harm our business.

We Have Lengthy and Expensive Design-To-Mass Production and Manufacturing Process Development Cycles that May Cause Us to Incur Significant Expenses Without Realizing Meaningful Sales, the Occurrence of Which Would Harm Our Business.

The cycle time from the design stage to mass production for some of our products is long and requires the investment of significant resources with many potential customers without any guarantee of sales. Our design-to-mass production cycle typically begins with a three-to-twelve month semiconductor development stage and test period followed by a three-to-twelve month end-product qualification period by our customers. The fairly lengthy front end of our sales cycle creates a risk that we may incur significant expenses but may be unable to realize meaningful sales. Moreover, prior to mass production, customers may decide to cancel their products or change production specifications, resulting in sudden changes in our product specifications, increasing our production time and costs. Failure to meet such specifications may also delay the launch of our products or result in lost sales.

In addition, we collaborate and jointly develop certain process technologies and manufacturing process flows custom to certain of our semiconductor manufacturing services customers. To the extent that our semiconductor manufacturing services customers fail to achieve market acceptance for their products, we may be unable to recoup our engineering resources commitment and our investment in process technology development, which would harm our business.

Research and Development Investments May not Yield Profitable and Commercially Viable Product and Service Offerings and thus Will Not Necessarily Result in Increases in Revenues for us.

We invest significant resources in our research and development. Our research and development efforts, however, may not yield commercially viable products or enhance our semiconductor manufacturing services offerings. During each stage of research and development there is a substantial risk that we will have to abandon a potential product or service offering that is no longer marketable and in which we have invested significant resources. In the event we are able to develop viable new products or service offerings, a significant amount of time will have elapsed between our investment in the necessary research and development effort and the receipt of any related revenues.

We Face Numerous Challenges Relating to Executing Our Growth Strategy, and if We are Unable to Execute Our Growth Strategy Effectively, Our Business and Financial Results Could Be Materially and Adversely Affected.

Our growth strategy is to leverage our advanced analog and mixed-signal technology platform, continue to innovate and deliver new products and services, increase business with existing customers, broaden our customer base, aggressively grow our power business, drive execution excellence and focus on specialty process technologies. As part of our growth strategy, we began marketing a new line of power management semiconductor products in 2008 and expect to introduce other new products and services in the future. If we are unable to execute our growth strategy effectively, we may not be able to take advantage of market opportunities, execute our business plan or respond to competitive pressures. Moreover, if our allocation of resources does not correspond with future demand for particular products, we could miss market opportunities and our business and financial results could be materially and adversely affected.

We are Subject to Risks Associated with Currency Fluctuations, and Changes in the Exchange Rates of Applicable Currencies Could Impact Our Results of Operations.

Historically, a portion of our revenues and greater than the majority of our operating expenses and costs of sales have been denominated in non-U.S. currencies, principally the Korean won, and we expect that this will remain true in the future. Because we report our results of operations in U.S. dollars, changes in the exchange rate between the Korean won and the U.S. dollar could materially impact our reported results of operations and distort period to period comparisons. In particular, because of the difference in the amount of our consolidated revenues and expenses that are in U.S. dollars relative to Korean won, a depreciation in the U.S. dollar relative to the Korean won could result in a material increase in reported costs relative to revenues, and therefore could cause our profit margins and operating income to appear to decline materially, particularly relative to prior periods. The converse is true if the U.S. dollar were to appreciate relative to the Korean won. Fluctuations in foreign currency exchange rates also impact the reporting of our receivables and payables in non-U.S. currencies. Foreign currency fluctuations had a materially beneficial impact on our results of operations in the fiscal year ended December 31, 2008 relative to the fiscal year ended December 31, 2007, as well as in the combined twelve-month period ended December 31, 2009 relative to the fiscal year ended December 31, 2008. As a result of foreign currency fluctuations, it could be more difficult to detect underlying trends in our business and results of operations. In addition, to the extent that fluctuations in currency exchange rates cause our results of operations to differ from our expectations or the expectations of our investors, the trading price of our stock following the completion of the MagnaChip Corporation IPO or the notes could be adversely affected.

From time to time, we may engage in exchange rate hedging activities in an effort to mitigate the impact of exchange rate fluctuations. For example, in January 2010 and May 2010 our Korean subsidiary entered into foreign currency option and forward contracts in order to mitigate a portion of the impact of U.S. dollar-Korean won exchange rate fluctuations on our operating results. The January 2010 option and forward contracts require us to sell specified notional amounts in U.S. dollars and provide us the option to sell specified notional amounts in U.S. dollars during each month of 2010 commencing February 2010 to our counterparty, in each case, in exchange for Korean won at specified fixed exchange rates. The May 2010 option and forward contracts require us to sell specified notional amounts in U.S. dollars and provide us the option to sell specified notional amounts in U.S. dollars during the months of January 2011 through June 2011 to our counterparty, in each case, in exchange for Korean won at specified fixed exchange rates. In August 2010 our Korean subsidiary additionally entered into zero cost collar contracts for the same purpose as the above hedge contracts. The August 2010 zero cost collar contracts require us to sell specified notional amounts in U.S. dollars and provide us the option to sell specified notional amounts in U.S. dollars during the months of July 2011 through December 2011 to our counterparty, in each case, in exchange for Korean won at specified fixed exchange rates. Obligations under these foreign currency option and forward contracts must be cash collateralized if our exposure exceeds certain specified thresholds. These option and forward contracts may be terminated by the counterparty in a number of circumstances, including if our long-term debt rating falls below B-/B3 or if our total cash and cash equivalents is less than $30 million at the end of a fiscal quarter. We cannot assure you that any hedging technique we implement will be effective. If our hedging activities are not effective, changes in currency exchange rates may have a more significant impact on our results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting our Results of Operations.”

The Global Recession and Related Financial Crisis Negatively Affected Our Business. Poor Economic Conditions May Negatively Affect Our Future Business, Results of Operations and Financial Condition.

The global recession and related financial crisis led to slower economic activity, increased unemployment, concerns about inflation and energy costs, decreased business and consumer confidence, reduced corporate profits and capital spending, adverse business conditions and lower levels of liquidity in many financial markets. Consumers and businesses deferred purchases in response to tighter credit and negative financial news, which has in turn negatively affected product demand and other related matters. The global recession led to reduced customer spending in the semiconductor market and in our target markets, made it difficult for our customers, our vendors and us to accurately forecast and plan future business activities, and caused U.S. and foreign businesses to slow spending on our products. Although recently there have been indications of improved economic conditions generally and in the semiconductor industry specifically, we cannot assure you of the extent to which such conditions will continue to improve or whether the improvement will be sustainable. If the global economic recovery is not sustained or the global economy experiences another recession, such adverse economic conditions could lead to the insolvency of key suppliers resulting in product delays, limit the ability of customers to obtain credit to finance purchases of our products, lead to customer insolvencies, and also result in counterparty failures that may negatively impact our treasury operations. As a result, our business, financial condition and result of operations could be materially adversely affected in future periods as a result of economic downturns.

The Loss of Our Key Employees Would Materially Adversely Affect Our Business, and We May Not Be Able to Attract or Retain the Technical or Management Employees Necessary to Compete in Our Industry.

Our key executives have substantial experience and have made significant contributions to our business, and our continued success is dependent upon the retention of our key management executives, including our Chief Executive Officer and Chairman, Sang Park. The loss of such key personnel would have a material adverse effect on our business. In addition, our future success depends on our ability to attract and retain skilled technical and managerial personnel. We do not know whether we will be able to retain all of these employees as we continue to pursue our business strategy. The loss of the services of key employees, especially our key design and technical personnel, or our inability to retain, attract and motivate qualified design and technical personnel could have a material adverse effect on our business, financial condition and results of operations. This could hinder our research and product development programs or otherwise have a material adverse effect on our business.

If We Encounter Future Labor Problems, We May Fail to Deliver Our Products and Services in a Timely Manner, which Could Adversely Affect Our Revenues and Profitability.

As of August 31, 2010, 2,203 employees, or approximately 65.2 of our employees, were represented by the MagnaChip Semiconductor Labor Union, which is a member of the Federation of Korean Metal Workers Trade Unions. We can offer no assurance that issues with the labor union and other employees will be resolved favorably for us in the future, that we will not experience work stoppages or other labor problems in future years or that we will not incur significant expenses related to such issues.

We May Incur Costs to Engage in Future Business Combinations or Strategic Investments, and We May Not Realize the Anticipated Benefits of Those Transactions.

As part of our business strategy, we may seek to enter into business combinations, investments, joint ventures and other strategic alliances with other companies in order to maintain and grow revenue and market presence as well as to provide us with access to technology, products and services. Any such transaction would be accompanied by risks that may harm our business, such as difficulties in assimilating the operations, personnel and products of an acquired business or in realizing the projected benefits, disruption of our ongoing business, potential increases in our indebtedness and contingent liabilities and charges if the acquired company or assets are later determined to be worth less than the amount paid for them in an earlier original acquisition. In addition, our indebtedness may restrict us from making acquisitions that we may otherwise wish to pursue.

The Failure to Achieve Acceptable Manufacturing Yields Could Adversely Affect Our Business.

The manufacture of semiconductors involves highly complex processes that require precision, a highly regulated and sterile environment and specialized equipment. Defects or other difficulties in the manufacturing process can prevent us from achieving acceptable yields in the manufacture of our products or those of our semiconductor manufacturing services customers, which could lead to higher costs, a loss of customers or delay in market acceptance of our products. Slight impurities or defects in the photomasks used to print circuits on a wafer or other factors can cause significant difficulties, particularly in connection with the production of a new product, the adoption of a new manufacturing process or any expansion of our manufacturing capacity and related transitions. We may also experience manufacturing problems in achieving acceptable yields as a result of, among other things, transferring production to other facilities, upgrading or expanding existing facilities or changing our process technologies. Yields below our target levels can negatively impact our gross profit and may cause us to eliminate underperforming products.

We Rely on a Number of Independent Subcontractors and the Failure of Any of These Independent Subcontractors to Perform as Required Could Adversely Affect Our Operating Results.

A substantial portion of our net sales are derived from semiconductor devices assembled in packages or on film. The packaging and testing of semiconductors require technical skill and specialized equipment. For the portion of packaging and testing that we outsource, we use subcontractors located in Korea, China, Taiwan, Malaysia and Thailand. We rely on these subcontractors to package and test our devices with acceptable quality and yield levels. We could be adversely affected by political disorders, labor disruptions, and natural disasters where our subcontractors are located. If our semiconductor packagers and test service providers experience problems in packaging and testing our semiconductor devices, experience prolonged quality or yield problems or decrease the capacity available to us, our operating results could be adversely affected.

We Depend on Successful Parts and Materials Procurement for Our Manufacturing Processes, and a Shortage or Increase in the Price of These Materials Could Interrupt Our Operations and Result in a Decline of Revenues and Results of Operations.

We procure materials and electronic and mechanical components from international sources and original equipment manufacturers. We use a wide range of parts and materials in the production of our semiconductors, including silicon, processing chemicals, processing gases, precious metals and electronic and mechanical components, some of which, such as silicon wafers, are specialized raw materials that are generally only available from a limited number of suppliers. We do not have long-term agreements providing for all of these materials, thus, if demand increases or supply decreases, the costs of our raw materials could significantly increase. For example, worldwide supplies of silicon wafers, an important raw material for the semiconductors we manufacture, were constrained in recent years due to an increased demand for silicon. Silicon is also a key raw material for solar cells, the demand for which has increased in recent years. Although supplies of silicon have recently improved due to the entrance of additional suppliers and capacity expansion by existing suppliers, we cannot assure you that such supply increases will match demand increases. If we cannot obtain adequate materials in a timely manner or on favorable terms for the manufacture of our products, revenues and results of operations will decline.

We Face Warranty Claims, Product Return, Litigation and Liability Risks and the Risk of Negative Publicity if Our Products Fail.

Our semiconductors are incorporated into a number of end products, and our business is exposed to product return, warranty and product liability risk and the risk of negative publicity if our products fail. Although we maintain insurance for product liability claims, the amount and scope of our insurance may not be adequate to cover a product liability claim that is asserted against us. In addition, product liability insurance could become more expensive and difficult to maintain and, in the future, may not be available on commercially reasonable terms, or at all.

In addition, we are exposed to the product liability risk and the risk of negative publicity affecting our customers. Our sales may decline if any of our customers are sued on a product liability claim. We also may suffer a decline in sales from the negative publicity associated with such a lawsuit or with adverse public perceptions in general regarding our customers’ products. Further, if our products are delivered with impurities or defects, we could incur additional development, repair or replacement costs, and our credibility and the market’s acceptance of our products could be harmed.

We could Suffer Adverse Tax and Other Financial Consequences as a Result of Changes in, or Differences in the Interpretation of, Applicable Tax Laws.

Our company organizational structure was created in part based on certain interpretations and conclusions regarding various tax laws, including withholding tax, and other tax laws of applicable jurisdictions. Our Korean subsidiary, MagnaChip Semiconductor, Ltd., or MagnaChip Korea, was granted a limited tax holiday under Korean law in October 2004. This grant provided for certain tax exemptions for corporate taxes and withholding taxes until December 31, 2008, and for acquisition taxes, property and land use taxes and certain other taxes until December 31, 2013. Our interpretations and conclusions regarding tax laws, however, are not binding on any taxing authority and, if these interpretations and conclusions are incorrect, if our business were to be operated in a way that rendered us ineligible for tax exemptions or caused us to become subject to incremental tax, or if the authorities were to change, modify, or have a different interpretation of the relevant tax laws, we could suffer adverse tax and other financial consequences and the anticipated benefits of our organizational structure could be materially impaired.

Our Ability to Compete Successfully and Achieve Future Growth will Depend, in Part, on Our Ability to Protect Our Proprietary Technology and Know-How, as Well as Our Ability to Operate Without Infringing the Proprietary Rights of Others.

We seek to protect our proprietary technologies and know-how through the use of patents, trade secrets, confidentiality agreements and other security measures. The process of seeking patent protection takes a long time and is expensive. There can be no assurance that patents will issue from pending or future applications or that, if patents issue, they will not be challenged, invalidated or circumvented, or that the rights granted under the patents will provide us with meaningful protection or any commercial advantage. Some of our technologies are not covered by any patent or patent application. The confidentiality agreements on which we rely to protect these technologies may be breached and may not be adequate to protect our proprietary technologies. We cannot assure you that other countries in which we market our services will protect our intellectual property rights to the same extent as the United States. In particular, the validity, enforceability and scope of protection of intellectual property in China, where we derive a significant portion of our net sales, and certain other countries where we derive net sales, are uncertain and still evolving and historically have not protected and may not protect in the future, intellectual property rights to the same extent as do the laws and enforcement procedures in the United States.

Our ability to compete successfully depends on our ability to operate without infringing the proprietary rights of others. We have no means of knowing what patent applications have been filed in the United States until they are published. In addition, the semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. We may need to file lawsuits to enforce our patents or intellectual property rights, and we may need to defend against claimed infringement of the rights of others. Any litigation could result in substantial costs to us and divert our resources. Despite our efforts in bringing or defending lawsuits, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property. In the event of an adverse outcome in any such litigation, we may be required to:

•

pay substantial damages or indemnify customers or licensees for damages they may suffer if the products they purchase from us or the technology they license from us violate the intellectual property rights of others;

•	stop our manufacture, use, sale or importation of infringing products; expend significant resources to develop or acquire non-infringing technologies;

•	discontinue processes; or

•	obtain licenses to the intellectual property we are found to have infringed.

There can be no assurance that we would be successful in such development or acquisition or that such licenses would be available under reasonable terms, or at all. The termination of key third party licenses relating to the use of intellectual property in our products and our design processes, such as our agreements with Silicon Works Co., Ltd. and ARM Limited, would materially and adversely affect our business.

Our competitors may develop, patent or gain access to know-how and technology similar to our own. In addition, many of our patents are subject to cross licenses, several of which are with our competitors. The noncompetition arrangement agreed to by Hynix in connection with the Original Acquisition expired on October 1, 2007. Under that arrangement, Hynix retained a perpetual license to use the intellectual property that we acquired from Hynix in the Original Acquisition. Now that these noncompetition restrictions have expired, Hynix and its subsidiaries are free to develop products that may incorporate or embody intellectual property developed by us prior to October 2004.

Our Expenses Could Increase if Hynix were Unwilling or Unable to Provide Certain Services Related to Our Shared Facilities with Hynix, and if Hynix Were to Become Insolvent, we Could Lose Certain of Our Leases.

We are party to a land lease and easement agreement with Hynix pursuant to which we lease the land for our facilities in Cheongju, Korea. If this agreement were terminated for any reason, including the insolvency of Hynix, we would have to renegotiate new lease terms with Hynix or the new owner of the land. We cannot assure you that we could negotiate new lease terms on favorable terms or at all. Because we share certain facilities with Hynix, several services that are essential to our business are provided to us by or through Hynix under our general service supply agreement with Hynix. These services include electricity, bulk gases and de-ionized water, campus facilities and housing, wastewater and sewage management, environmental safety and certain utilities and infrastructure support services. If any of our agreements with Hynix were terminated or if Hynix were unwilling or unable to fulfill its obligations to us under the terms of these agreements, we would have to procure these services on our own and as a result may experience an increase in our expenses.

We are Subject to Many Environmental Laws and Regulations that Could Affect Our Operations or Result in Significant Expenses.

We are subject to requirements of environmental, health and safety laws and regulations in each of the jurisdictions in which we operate, governing air emissions, wastewater discharges, the generation, use, handling, storage and disposal of, and exposure to, hazardous substances (including asbestos) and wastes, soil and groundwater contamination and employee health and safety. These laws and regulations are complex, change frequently and have tended to become more stringent over time. There can be no assurance that we have been, or will be, in compliance with all such laws and regulations or that we will not incur material costs or liabilities in connection with these laws and regulations in the future. The adoption of new environmental, health and safety laws, the failure to comply with new or existing laws, or issues relating to hazardous substances could subject us to material liability (including substantial fines or penalties), impose the need for additional capital equipment or other process requirements upon us, curtail our operations or restrict our ability to expand operations.

Our Korean Subsidiary has been Designated as a Regulated Business Under Korean Environmental Law, and Such Designation Could Have an Adverse Effect on our Financial Position and Results of Operations.

In April 2010, the Korean government’s Enforcement Decree to the Framework Act on Low Carbon Green Growth, or the Enforcement Decree, became effective. Businesses that exceed 25,000 tons of greenhouse gas emissions and 100 terajoules of energy consumption for the prior three years will be subject to regulation and will be required to submit plans to reduce greenhouse emissions and energy consumption as well as performance reports and will be subject to government requirements to take further action. Our Korean subsidiary meets the thresholds under the Enforcement Decree and was designated as a regulated business on September 28, 2010. Our Korean subsidiary will have until September 2011 and December 2011 to cooperate and negotiate with Korean governmental authorities to set reduction targets and draft an implementation plan, respectively. If the ultimate implementation plan agreed upon with Korean governmental authorities requires us to reduce our emissions or energy consumption, we could be subject to additional and potentially costly compliance or remediation expenses, including potentially the installation of equipment and changes in the type of materials we use in manufacturing, that could adversely affect our financial position and results of operations.

We Will Likely Need Additional Capital in the Future, and Such Capital May Not Be Available on Acceptable Terms or at All, Which Would Have a Material Adverse Effect on Our Business, Financial Condition and Results of Operations.

We will likely require more capital in the future from equity or debt financings to fund operating expenses, such as research and development costs, finance investments in equipment and infrastructure, acquire complementary businesses and technologies, and respond to competitive pressures and potential strategic opportunities. Additional capital may not be available when needed or, if available, may not be available on favorable terms. If the MagnaChip Corporation IPO is not completed and MagnaChip Corporation does not become a public company, our ability to raise additional capital, particularly equity capital, will be constrained due to our inability to access the public markets directly. In addition, our indebtedness limits our ability to incur additional indebtedness under certain circumstances. If we are unable to obtain capital on favorable terms, or if we are unable to obtain capital at all, we may have to reduce our operations or forego opportunities, and this may have a material adverse effect on our business, financial condition and results of operations.

Our Business Depends on International Customers, Suppliers and Operations in Asia, and as a Result We are Subject to Regulatory, Operational, Financial and Political Risks, Which Could Adversely Affect Our Financial Results.

We rely on, and expect to continue to rely on, suppliers, subcontractors and operations located primarily in Asia. As a result, we face risks inherent in international operations, such as unexpected changes in regulatory requirements, tariffs and other market barriers, political, social and economic instability, adverse tax consequences, war, civil disturbances and acts of terrorism, difficulties in accounts receivable collection, extended payment terms and differing labor standards, enforcement of contractual obligations and protection of intellectual property. These risks may lead to increased costs or decreased revenue growth, or both. Although we do not derive any revenue from, nor sell any products in, North Korea, any future increase in tensions between South Korea and North Korea that may occur, such as an outbreak of military hostilities, would adversely affect our business, financial condition and results of operations.

You may not be Able to Bring an Action or Enforce Any Judgment Obtained in United States Courts, or Bring an Action in any Other Jurisdiction, Against us or Our Subsidiaries or Our Directors, Officers or Independent Auditors that are Organized or Residing in Jurisdictions Other than the United States.

Most of our subsidiaries are organized or incorporated outside of the United States and some of our directors and executive officers as well as our independent auditors are organized or reside outside of the United States. Most of our and our subsidiaries’ assets are located outside of the United States and in particular, in Korea. Accordingly, any judgment obtained in the United States against us or our subsidiaries may not be collectible in the United States. As a result, it may not be possible for you to effect service of process within the United States upon these persons or to enforce against them or us court judgments obtained in the United States that are predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. In particular, there is doubt as to the enforceability in Korea or any other jurisdictions outside the United States, either in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated on the federal securities laws of the United States or the securities laws of any state of the United States.

Our Level of Indebtedness is Substantial, and we May not be Able to Generate Sufficient Cash to Service All of Our Indebtedness and May be Forced to Take Other Actions to Satisfy Our Obligations Under Our Indebtedness, which May Not Be Successful. A Decline in the Ratings of Our Existing or Future Indebtedness May Make the Terms of Any New Indebtedness We Choose to Incur More Costly.

As of June 30, 2010, our total indebtedness was $246.7 million. See “Capitalization” for additional information. Our substantial debt could have important consequences, including:

•	increasing our vulnerability to general economic and industry conditions;

•

requiring a substantial portion of our cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes; and

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who have less debt.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will generate a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

The credit ratings assigned to our debt reflect each rating agency’s opinion of our ability to make payments on the debt obligations when such payments are due. The current rating of our senior notes is B2 by Moody’s and B+ by Standard and Poors, both of which are below investment grade. A rating may be subject to revision or withdrawal at any time by the assigning rating agency. We may experience downgrades in our debt ratings in the future. Any lowering of our debt ratings would adversely impact our ability to raise additional debt financing and increase the cost of any such financing that is obtained. In the event any ratings downgrades are significant, we may choose not to incur new debt or refinance existing debt if we are unable to incur or refinance such debt at favorable interest rates or on favorable terms.

If our cash flows and capital resources are insufficient to fund our debt service obligations or if we are unable to refinance existing indebtedness on favorable terms, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The indentures governing our notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or be able to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

Investor Confidence may be Adversely Impacted if we are Required and Unable to Comply with Section 404 of the Sarbanes-Oxley Act of 2002, and as a Result, the Price of Our Securities Could Decline.

Beginning with our fiscal year ending December 31, 2011, we will be subject to rules adopted by the Securities Exchange Commission, or SEC, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act, which require us to include in our Annual Report on Form 10-K our management’s report on, and assessment of the effectiveness of, our internal controls over financial reporting. In the event we complete the MagnaChip Corporation IPO, we may also in the future become subject to the requirement that our independent auditors attest to and report on the effectiveness of our internal control over financial reporting. In connection with audits of our consolidated financial statements for the ten-month period ended October 25, 2009 and two-month period ended December 31, 2009, our independent registered public accounting firm has reported two control deficiencies that existed prior to their review, which represent a material weakness in our internal control over financial reporting. The two control deficiencies which represent a material weakness that our independent registered public accounting firm reported to our board of directors are that we do not have a sufficient number of financial personnel with the requisite financial accounting experience and that our controls over non-routine transactions are not effective to ensure that accounting considerations are identified and appropriately recorded. If we fail to achieve and maintain the adequacy of our internal controls, there is a risk that we will not comply with all of the requirements imposed by Section 404. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. Any of these possible outcomes could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our consolidated financial statements and could result in investigations or sanctions by the SEC, the New York Stock Exchange, or NYSE (assuming the completion of the MagnaChip Corporation IPO), or other regulatory authorities or in stockholder litigation. Any of these factors ultimately could harm our business and could negatively impact the market price of our securities. Ineffective control over financial reporting could also cause investors to lose confidence in our reported financial information, which could adversely affect the trading price of our securities.

Our disclosure controls and procedures are designed to provide reasonable assurance of achieving their objectives. However, our management, including our principal executive officer and principal financial officer, does not expect that our disclosure controls and procedures will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected.

We May Need to Incur Impairment and Other Restructuring Charges, Which Could Materially Affect Our Results of Operations and Financial Conditions.

During industry downturns and for other reasons, we may need to record impairment or restructuring charges. From April 4, 2005 through June 30, 2010, we recognized aggregate restructuring and impairment charges of $64.3 million, which consisted of $58.7 million of impairment charges and $5.6 million of restructuring charges. In the future, we may need to record additional impairment charges or to further restructure our business or incur additional restructuring charges, any of which could have a material adverse effect on our results of operations or financial condition.

We are Subject to Litigation Risks, Which May be Costly to Defend and the Outcome of Which is Uncertain.

All industries, including the semiconductor industry, are subject to legal claims, with and without merit, that may be particularly costly and which may divert the attention of our management and our resources in general. We are involved in a variety of legal matters, most of which we consider routine matters that arise in the normal course of business. These routine matters typically fall into broad categories such as those involving customers, employment and labor and intellectual property. Even if the final outcome of these legal claims does not have a material adverse effect on our financial position, results of operations or cash flows, defense and settlement costs can be substantial. Due to the inherent uncertainty of the litigation process, the resolution of any particular legal claim or proceeding could have a material effect on our business, financial condition, results of operations or cash flows.

INDUSTRY AND MARKET DATA

In this prospectus, we rely on and refer to information regarding the semiconductor market from iSuppli Corporation, or iSuppli, and Gartner, Inc., or Gartner. Market data attributed to iSuppli is from “Display Driver ICs Q4 2009 Market Tracker” and “Power Management Q4 2009 Market Tracker” and market data attributed to Gartner is from “Semiconductor Forecast Worldwide: Forecast Database, 24 Feb 2010.” Although we believe that this information is reliable, we have not independently verified it. We do not have any obligation to announce or otherwise make publicly available updates or revisions to forecasts contained in these documents. In addition, in many cases, we have made statements in this prospectus regarding our industry and our position in the industry based on our experience in the industry and our own investigation of market conditions.

SPECIAL CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Information concerning us and this offering is subject to risks and uncertainties. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All statements other than statements of historical facts included in this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.

These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Although we believe our estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that those statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections and elsewhere in this prospectus.

All forward-looking statements speak only as of the date of this prospectus. We do not intend to publicly update or revise any forward-looking statements as a result of new information or future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

RATIO OF EARNINGS TO FIXED CHARGES

The financial information provided in the following table should be read in conjunction with our consolidated financial statements and the related notes, appearing elsewhere in this prospectus. The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Successor		Predecessor
	Six Months Ended June 30, 2010	Two-Month Period Ended December 31, 2009	Ten-Month Period Ended October 25, 2009	Six Months Ended June 28, 2009	Years Ended December 31,
					2008	2007	2006	2005
Ratio of earnings to fixed charges	1.2	—	21.2	—	—	—	—	—

The ratio of earnings to fixed charges is computed by dividing (i) income (loss) from continuing operations before income taxes plus fixed charges by (ii) fixed charges. Our fixed charges consist of the portion of operating lease rental expense that is representative of the appropriate interest factor and interest expense on indebtedness.

Where a dash appears, our earnings were negative and were insufficient to cover fixed charges during the period. Our deficiencies to cover fixed charges in each period presented were as follows:

	Successor	Predecessor
	Two-Month Period Ended December 31, 2009	Six Months Ended June 28, 2009	Years Ended December 31,
			2008	2007	2006	2005
	(In millions)
Deficiencies	$0.5	$41.6	$327.5	$132.0	$78.8	$119.2

USE OF PROCEEDS

We will not receive any proceeds from the resale of the notes offered by this prospectus.

DIVIDEND POLICY

We do not intend to pay any cash dividends or distributions on our common units in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay cash dividends or distributions in the future will be at the discretion of our board of directors. The payment of cash dividends or distributions on our common units is restricted under the terms of the indenture governing our senior notes.

On April 19, 2010, we made a $130.7 million cash distribution to our unitholders using proceeds from the sale of our senior notes. The per common unit distribution was $0.4254.

CAPITALIZATION

The following table sets forth the actual capitalization of MagnaChip Semiconductor LLC as of June 30, 2010.

This table should be read together with “Selected Historical Consolidated Financial and Operating Data,” “Unaudited Pro Forma Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

As of June 30, 2010
(In millions)
Indebtedness (including current maturities)
10.500% senior notes due 2018(1)	$246.7
Unitholders’ equity:
Common units, no par value; 375,000,000 units authorized, 307,233,996 units issued and outstanding	55.5
Additional paid-in capital	39.2
Retained earnings	(1.6)
Accumulated other comprehensive loss	8.9

Total unitholders’ equity	101.9

Total capitalization	$348.6

(1)	Represents principal amount of notes net of original issue discount of $3.3 million.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following tables set forth selected historical consolidated financial data of MagnaChip Semiconductor LLC on or as of the dates and for the periods indicated. The selected historical consolidated financial data presented below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the notes to those consolidated financial statements, appearing elsewhere in this prospectus.

We have derived the selected consolidated financial data as of December 31, 2009 and 2008 and for the two-month period ended December 31, 2009, the ten-month period ended October 25, 2009 and the years ended December 31, 2008 and 2007 from the historical audited consolidated financial statements of MagnaChip Semiconductor LLC included elsewhere in this prospectus. We have derived the unaudited consolidated statement of operations data for the six months ended June 30, 2010 and June 28, 2009 from the unaudited interim consolidated financial statements of MagnaChip Semiconductor LLC included elsewhere in this prospectus. We have derived the selected consolidated financial data as of December 31, 2007, 2006 and 2005 and for the years ended December 31, 2006 and 2005 from the historical audited consolidated financial statements of MagnaChip Semiconductor LLC not included in this prospectus. We have derived the selected consolidated financial data as of June 30, 2010 from the unaudited interim consolidated financial statements of MagnaChip Semiconductor LLC included elsewhere in this prospectus. We derived the unaudited consolidated balance sheet data as of June 28, 2009 from our unaudited interim consolidated financial statements not included in this prospectus. The historical results of MagnaChip Semiconductor LLC for any prior period are not necessarily indicative of the results to be expected in any future period, and financial results for any interim period are not necessarily indicative of results for a full year.

In connection with our emergence from reorganization proceedings, we implemented fresh-start accounting in accordance with applicable ASC 852 governing reorganizations. We elected to adopt a convenience date of October 25, 2009 (a month end for our financial reporting purposes) for application of fresh-start accounting. In accordance with the ASC 852 governing reorganizations, we recorded largely non-cash reorganization income and expense items directly associated with our reorganization proceedings including professional fees, the revaluation of assets, the effects of our reorganization plan and fresh-start accounting and write-off of debt issuance costs. As a result of the application of fresh-start accounting, our financial statements prior to and including October 25, 2009 represent the operations of our pre-reorganization predecessor company and are presented separately from the financial statements of our post-reorganization successor company. As a result of the application of fresh-start accounting, the financial statements prior to and including October 25, 2009 are not fully comparable with the financial statements for periods on or after October 25, 2009.

	Successor(1)		Predecessor
	Six Months Ended June 30, 2010*	Two-Month Period Ended December 31, 2009**	Ten-Month Period Ended October 25, 2009**	Six Months Ended June 28, 2009*	Years Ended December 31,
					2008**	2007**	2006**	2005**
	(In millions, except per common unit data)
Statements of Operations Data:
Net sales	$374.2	$111.1	$449.0	$241.2	$601.7	$709.5	$683.9	$774.3
Cost of sales	260.3	90.4	311.1	171.9	445.3	578.9	580.4	591.1

Gross profit	113.9	20.7	137.8	69.2	156.4	130.7	103.4	183.2
Selling, general and administrative Expenses	33.9	14.5	56.3	33.6	81.3	82.7	76.1	119.4
Research and development expenses	41.1	14.7	56.1	33.2	89.5	90.8	87.2	96.1
Restructuring and impairment charges	0.6	—	0.4	0.4	13.4	12.1	1.7	36.1

Operating income (loss) from continuing Operations	38.3	(8.6)	25.0	1.9	(27.7)	(54.9)	(61.6)	(68.4)
Interest expense, net	(8.6)	(1.3)	(31.2)	(27.5)	(76.1)	(60.3)	(57.2)	(57.2)
Foreign currency gain (loss), net	(26.7)	9.3	43.4	(9.4)	(210.4)	(4.7)	50.9	16.5
Reorganization items, net	—	—	804.6	(0.3)	—	—	—	—
Others	(1.0)	—	—	—	—	—	—	—

	(36.3)	8.1	816.8	(37.3)	(286.5)	(65.0)	(6.3)	(40.7)

Income (loss) from continuing operations before income taxes	2.1	(0.5)	841.8	(35.3)	(314.3)	(120.0)	(67.9)	(109.1)
Income tax expenses	1.7	1.9	7.3	5.0	11.6	8.8	9.1	2.0

Income (loss) from continuing Operations	0.4	(2.5)	834.5	(40.3)	(325.8)	(128.8)	(76.9)	(111.1)
Income (loss) from discontinued operations, net of taxes	—	0.5	6.6	(1.8)	(91.5)	(51.7)	(152.4)	10.2

Net income (loss)	$0.4	$(2.0)	$841.1	$(42.1)	$(417.3)	$(180.6)	$(229.3)	$(100.9)

Dividends accrued on preferred units	—	—	6.3	6.3	13.3	12.0	10.9	9.9

Income (loss) from continuing operations attributable to common units	$0.4	$(2.5)	$828.2	$(46.6)	$(339.1)	$(140.9)	$(87.9)	$(121.1)

Net income (loss) attributable to common Units	$0.4	$(2.0)	$834.8	$(48.4)	$(430.6)	$(192.6)	$(240.2)	$(110.8)

Per unit data:
Earnings (loss) from continuing operations per common unit—Basic and diluted	$0.00	$(0.01)	$15.65	$(0.88)	$(6.43)	$(2.69)	$(1.66)	$(2.29)
Earnings (loss) from discontinued operations per common unit—Basic and diluted	$—	$0.00	$0.12	$(0.03)	$(1.73)	$(0.99)	$(2.88)	$0.19
Earnings (loss) per common unit—Basic and diluted	$0.00	$(0.01)	$15.77	$(0.91)	$(8.16)	$(3.68)	$(4.54)	$(2.10)
Weighted average number of common units
Basic	302.501	300.863	52.923	52.923	52.769	52.297	52.912	52.898
Diluted	312.480	300.863	52.923	52.923	52.769	52.297	52.912	52.898
Balance Sheet Data (at period end):
Cash and cash equivalents	$141.3	$64.9		$9.4	$4.0	$64.3	$89.2	$86.6
Total assets	566.0	453.3		396.4	399.2	707.9	770.1	1,040.6
Total indebtedness(2)	246.7	61.8		845.0	845.0	830.0	750.0	750.0
Long-term obligations(3)	247.0	61.5		899.4	143.2	879.4	867.4	856.7
Unitholders’ equity	101.9	215.7		(831.7)	(787.8)	(477.5)	(284.5)	(46.5)
Supplemental Data (unaudited):
Adjusted EBITDA(4)	$72.6	$22.1	$76.6	$31.6	$59.8	$111.2
Adjusted Net Income (Loss)(5)	45.7	13.3	9.3	(17.9)	(71.7)	(82.6)

*	Derived from our unaudited interim consolidated financial statements.
**	Derived from our audited consolidated financial statements.
(1)	As of October 25, 2009, the fresh-start adoption date, we adopted fresh-start accounting for our consolidated financial statements. Because of the emergence from reorganization proceedings and adoption of fresh-start accounting, the historical financial information for periods after October 25, 2009 is not fully comparable to periods before October 25, 2009. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Changes to Our Business.”
(2)	Total indebtedness is calculated as long and short-term borrowings, including the current portion of long-term borrowings and interest-bearing liabilities subject to compromise.
(3)	Long-term obligations include long-term borrowings, capital leases and redeemable convertible preferred units, including interest-bearing liabilities subject to compromise.
(4)	We define Adjusted EBITDA as net income (loss) less income (loss) from discontinued operations, net of taxes, adjusted to exclude (i) depreciation and amortization associated with continuing operations, (ii) interest expense, net, (iii) income tax expenses, (iv) restructuring and impairment charges, (v) other restructuring charges, (vi) abandoned IPO expenses, (vii) subcontractor claim settlement, (viii) the increase in cost of sales resulting from the fresh-start inventory accounting step-up, (ix) equity-based compensation expense, (x) reorganization items, net, (xi) foreign currency gain (loss), net and (xii) derivative valuation gain (loss), net. See the footnotes to the table below for further information regarding these items. We present Adjusted EBITDA as a supplemental measure of our performance because:

•	Adjusted EBITDA eliminates the impact of a number of items that may be either one time or recurring items that we do not consider to be indicative of our core ongoing operating performance;

•	we believe that Adjusted EBITDA is an enterprise level performance measure commonly reported and widely used by analysts and investors in our industry;

•	we anticipate that our investor and analyst presentations when and if we are public will include Adjusted EBITDA; and

•

we believe that Adjusted EBITDA provides investors with a more consistent measurement of period to period performance of our core operations, as well as a comparison of our operating performance to that of other companies in our industry.

We use Adjusted EBITDA in a number of ways, including:

•	for planning purposes, including the preparation of our annual operating budget;

•	to evaluate the effectiveness of our enterprise level business strategies;

•	in communications with our board of directors concerning our consolidated financial performance; and

•	in certain of our compensation plans as a performance measure for determining incentive compensation payments.

We encourage you to evaluate each adjustment and the reasons we consider them appropriate. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Adjusted EBITDA is not a measure defined in accordance with GAAP and should not be construed as an alternative to income from continuing operations, cash flows from operating activities or net income (loss), as determined in accordance with GAAP. A reconciliation of net income (loss) to Adjusted EBITDA is as follows:

	Historical
	Successor		Predecessor
	Six Months Ended June 30, 2010	Two-Month Period Ended December 31, 2009	Ten-Month Period Ended October 25, 2009	Six Months Ended June 28, 2009	Years Ended December 31,
					2008	2007
	(In millions)
Net income (loss)	$0.4	$(2.0)	$841.1	$(42.1)	$(417.3)	$(180.6)
Less: Income (loss) from discontinued operations, net of taxes	—	0.5	6.6	(1.8)	(91.5)	(51.7)

Income (loss) from continuing operations	0.4	(2.5)	834.5	(40.3)	(325.8)	(128.8)
Adjustments:
Depreciation and amortization associated with continuing operations	30.0	11.2	37.7	22.2	63.8	152.2
Interest expense, net	8.6	1.3	31.2	27.5	76.1	60.3
Income tax expenses	1.7	1.9	7.3	5.0	11.6	8.8
Restructuring and impairment charges(a)	0.6	—	0.4	0.4	13.4	12.1
Other restructuring charges(b)	—	—	13.3	6.9	6.2	—
Abandoned IPO expenses(c)	—	—	—	—	3.7	—
Subcontractor claim settlement(d)	—	—	—	—	—	1.3
Reorganization items, net(e)	—	—	(804.6)	0.3	—	—
Inventory step-up(f)	0.9	17.2	—	—	—	—
Equity based compensation expense(g)	2.8	2.2	0.2	0.2	0.5	0.6
Foreign currency loss (gain), net(h)	26.7	(9.3)	(43.4)	9.4	210.4	4.7

Derivative valuation loss, net(i)	1.0	—	—	—	—	—
Adjusted EBITDA	$72.6	$22.1	$76.6	$31.6	$59.8	$111.2

(a)	This adjustment is comprised of all items included in the restructuring and impairment charges line item on our consolidated statements of operations, and eliminates the impact of restructuring and impairment charges related to (i) for the six months ended June 30, 2010, impairment of four abandoned in-process research and development projects, accounted for as indefinite-lived intangible assets as part of the application of fresh-start accounting, (ii) for the six months ended June 28, 2009, the closure of our research and development facilities in Japan, (iii) for 2009, termination benefits and other related costs, for the ten-month period ended October 25, 2009 in connection with the closure of one of our research and development facilities in Japan, (iv) for 2008, goodwill impairment triggered by the significant adverse change in the revenue of our mobile display solutions, or MDS reporting unit, and a reversal of a portion of the restructuring accrual related to the closure of our Gumi five-inch wafer fabrication facilities in 2007, and (v) for 2007, the closure of our Gumi five-inch wafer fabrication facilities. We do not believe these restructuring and impairment charges are indicative of our core ongoing operating performance because we do not anticipate similar facility closures and market driven events in our ongoing operations, although we cannot guarantee that similar events will not occur in the future.
(b)	This adjustment relates to certain restructuring charges that are not included in the restructuring and impairment charges line item on our consolidated statements of operations. These items are included in selling, general and administrative expenses in our consolidated statements of operations. These charges are comprised of the following: (i) for the six months ended June 28, 2009, a charge of $6.9 million for restructuring-related professional fees and related expenses, (ii) for 2009, a charge of $13.3 million for restructuring-related professional fees and related expenses, and (iii) for 2008, a charge of $6.2 million for restructuring-related professional fees and related expenses. We do not believe these other restructuring charges are indicative of our core ongoing operating performance because these charges were related, in significant part, to actions we took in response to the impacts on our business resulting from the global economic recession that persisted through 2008 and 2009. We cannot guarantee that similar charges will not be incurred in the future.
(c)	This adjustment eliminates a $3.7 million charge in 2008 related to expenses incurred in connection with our abandoned initial public offering in 2008. We do not believe that these charges are indicative of our core operating performance. We have incurred similar costs in connection with the MagnaChip Corporation IPO.
(d)	This adjustment eliminates a $1.3 million charge attributable to a one-time settlement of claims with a subcontractor. We no longer obtain services from this subcontractor and do not expect to incur similar charges in the future.
(e)

This adjustment eliminates the impact of largely non-cash reorganization income and expense items directly associated with our reorganization proceedings from our ongoing operations including, among others, professional fees, the revaluation of assets, the effects of the Chapter 11 reorganization plan and fresh-start accounting principles and the write-off of debt issuance costs. Included in reorganization items, net for the ten-month period ended October 25, 2009 was our predecessor’s gain recognized from the effects of our reorganization proceedings. The gain results from the difference between our predecessor’s carrying value of remaining pre-petition liabilities subject to compromise and the amounts to be distributed pursuant to the reorganization proceedings. The gain from the effects of the reorganization proceedings and the application of fresh-start accounting principles is comprised of the discharge of liabilities subject to compromise, net of the issuance of new common units and new warrants and the accrual of amounts to be settled in cash. For details regarding this adjustment, see note 5 to the consolidated financial statements of MagnaChip Semiconductor LLC for the ten-month period ended October 25, 2009 and the two-month period ended December 31, 2009 included elsewhere in this prospectus. We do not believe these items are indicative of our core ongoing operating performance because they were incurred as a result of our Chapter 11 reorganization.

(f)	This adjustment eliminates the one-time impact on cost of sales associated with the write-up of our inventory in accordance with the principles of fresh-start accounting upon consummation of the Chapter 11 reorganization.
(g)	This adjustment eliminates the impact of non-cash equity-based compensation expenses. Although we expect to incur non-cash equity-based compensation expenses in the future, we believe that analysts and investors will find it helpful to review our operating performance without the effects of these non-cash expenses, as supplemental information.
(h)	This adjustment eliminates the impact of non-cash foreign currency translation associated with intercompany debt obligations and foreign currency denominated receivables and payables, as well as the cash impact of foreign currency transaction gains or losses on collection of such receivables and payment of such payables. Although we expect to incur foreign currency translation gains or losses in the future, we believe that analysts and investors will find it helpful to review our operating performance without the effects of these primarily non-cash gains or losses, as supplemental information.
(i)	This adjustment eliminates the impact of gain or loss recognized in income on derivatives, which represents hedge ineffectiveness or derivatives value changes excluded from the risk being hedged. We enter into derivative transactions to mitigate foreign exchange risks. As our derivative transactions are limited to a certain portion of our expected cash flows denominated in USD, and we do not enter into derivative transactions for trading or speculative purposes, we do not believe that these charges or gains are indicative of our core operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not consider the potentially dilutive impact of issuing equity-based compensation to our management team and employees;

•	Adjusted EBITDA does not reflect the costs of holding certain assets and liabilities in foreign currencies; and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

(5)	We present Adjusted Net Income as a further supplemental measure of our performance. We prepare Adjusted Net Income by adjusting net income (loss) to eliminate the impact of a number of non-cash expenses and other items that may be either one time or recurring that we do not consider to be indicative of our core ongoing operating performance. We believe that Adjusted Net Income is particularly useful because it reflects the impact of our asset base and capital structure on our operating performance.

We present Adjusted Net Income for a number of reasons, including:

•	we use Adjusted Net Income in communications with our board of directors concerning our consolidated financial performance;

•	we believe that Adjusted Net Income is an enterprise level performance measure commonly reported and widely used by analysts and investors in our industry; and

•	we anticipate that our investor and analyst presentations when and if we are public will include Adjusted Net Income.

Adjusted Net Income is not a measure defined in accordance with GAAP and should not be construed as an alternative to income from continuing operations, cash flows from operating activities or net income (loss), as determined in accordance with GAAP. We encourage you to evaluate each adjustment and the reasons we consider them appropriate. Other companies in our industry may calculate Adjusted Net Income differently than we do, limiting its usefulness as a comparative measure. In addition, in evaluating Adjusted Net Income, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. We define Adjusted Net Income as net income (loss) less income (loss) from discontinued operations, net of taxes, excluding (i) restructuring and impairment charges, (ii) other restructuring charges, (iii) abandoned IPO expenses, (vi) subcontractor claim settlement, (v) reorganization items, net, (vi) the increase in cost of sales resulting from the fresh-start accounting inventory step-up, (vii) equity based compensation expense, (viii) amortization of intangibles associated with continuing operations, (ix) foreign currency gain (loss), net and (x) derivative valuation gain (loss), net.

The following table summarizes the adjustments to net income (loss) that we make in order to calculate Adjusted Net Income for the periods indicated:

	Historical
	Successor		Predecessor
	Six Months Ended June 30, 2010	Two-Month Period Ended December 31, 2009	Ten-Month Period Ended October 25, 2009	Six Months Ended June 28, 2009	Years Ended December 31,
					2008	2007
	(In millions)
Net income (loss)	$0.4	$(2.0)	$841.1	$(42.1)	$(417.3)	$(180.6)
Less: Income (loss) from discontinued operations, net of taxes	—	0.5	6.6	(1.8)	(91.5)	(51.7)

Income (loss) from continuing operations	0.4	(2.5)	834.5	(40.3)	(325.8)	(128.8)
Adjustments:
Restructuring and impairment charges(a)	0.6	—	0.4	0.4	13.4	12.1
Other restructuring charges(b)	—	—	13.3	6.9	6.2	—
Abandoned IPO expenses(c)	—	—	—	—	3.7	—
Subcontractor claim settlement(d)	—	—	—	—	—	1.3
Reorganization items, net(e)	—	—	(804.6)	0.3	—	—
Inventory step-up(f)	0.9	17.2	—	—	—	—
Equity based compensation expense(g)	2.8	2.2	0.2	0.2	0.5	0.6
Amortization of intangibles associated with continuing operations(h)	13.4	5.6	8.8	5.2	20.0	27.5
Foreign currency loss (gain), net(i)	26.7	(9.3)	(43.4)	9.4	210.4	4.7

Derivative valuation loss, net(j)	1.0	—	—	—	—	—
Adjusted Net Income (Loss)	$45.7	$13.3	$9.3	$(17.9)	$(71.7)	$(82.6)

(a)	This adjustment is comprised of all items included in the restructuring and impairment charges line item on our consolidated statements of operations, and eliminates the impact of restructuring and impairment charges related to (i) for the six months ended June 30, 2010, impairment of four abandoned in-process research and development projects, accounted for as indefinite-lived intangible assets as part of the application of fresh-start accounting, (ii) for the six months ended June 28, 2009, the closure of our research and development facilities in Japan, (iii) for 2009, termination benefits and other related costs, for the ten-month period ended October 25, 2009 in connection with the closure of one of our research and development facilities in Japan, (iv) for 2008, goodwill impairment triggered by the significant adverse change in the revenue of our MDS reporting unit and a reversal of a portion of the restructuring accrual related to the closure of our Gumi five-inch wafer fabrication facilities in 2007, and (v) for 2007, the closure of our Gumi five-inch wafer fabrication facilities. We do not believe these restructuring and impairment charges are indicative of our core ongoing operating performance because we do not anticipate similar facility closures and market driven events in our ongoing operations, although we cannot guarantee that similar events will not occur in the future.
(b)	This adjustment relates to certain restructuring charges that are not included in the restructuring and impairment charges line item on our consolidated statements of operations. These items are included in selling, general and administrative expenses in our consolidated statements of operations. These charges are comprised of the following: (i) for the six months ended June 28, 2009, a charge of $6.9 million for restructuring-related professional fees and related expenses, (ii) for 2009, a charge of $13.3 million for restructuring-related professional fees and related expenses, and (iii) for 2008, a charge of $6.2 million for restructuring-related professional fees and related expenses. We do not believe these other restructuring charges are indicative of our core ongoing operating performance because these charges were related, in significant part, to actions we took in response to the impacts on our business resulting from the global economic recession that persisted through 2008 and 2009. We cannot guarantee that similar charges will not be incurred in the future.
(c)	This adjustment eliminates a $3.7 million charge in 2008 related to expenses incurred in connection with our abandoned initial public offering in 2008. We do not believe that these charges are indicative of our core operating performance. We have incurred similar costs in connection with the MagnaChip Corporation IPO.

(d)	This adjustment eliminates a $1.3 million charge attributable to a one-time settlement of claims with a subcontractor. We no longer obtain services from this subcontractor and do not expect to incur similar charges in the future.
(e)	This adjustment eliminates the impact of largely non-cash reorganization income and expense items directly associated with our reorganization proceedings from our ongoing operations including, among others, professional fees, the revaluation of assets, the effects of the Chapter 11 reorganization plan and fresh-start accounting principles and the write-off of debt issuance costs. Included in reorganization items, net for the ten-month period ended October 25, 2009 was our predecessor’s gain recognized from the effects of our reorganization proceedings. The gain results from the difference between our predecessor’s carrying value of remaining pre-petition liabilities subject to compromise and the amounts to be distributed pursuant to the reorganization proceedings. The gain from the effects of the reorganization proceedings and the application of fresh-start accounting principles is comprised of the discharge of liabilities subject to compromise, net of the issuance of new common units and new warrants and the accrual of amounts to be settled in cash. For details regarding this adjustment, see note 5 to the consolidated financial statements of MagnaChip Semiconductor LLC for the ten-month period ended October 25, 2009 and the two-month period ended December 31, 2009 included elsewhere in this prospectus. We do not believe these items are indicative of our core ongoing operating performance because they were incurred as a result of our reorganization proceedings.
(f)	This adjustment eliminates the one-time impact on cost of sales associated with the write-up of our inventory in accordance with the principles of fresh-start accounting upon consummation of the Chapter 11 reorganization.
(g)	This adjustment eliminates the impact of non-cash equity-based compensation expenses. Although we expect to incur non-cash equity-based compensation expenses in the future, we believe that analysts and investors will find it helpful to review our operating performance without the effects of these non-cash expenses, as supplemental information.
(h)	This adjustment eliminates the non-cash impact of amortization expense for intangible assets created as a result of the purchase accounting treatment of the Original Acquisition and other subsequent acquisitions, and from the application of fresh-start accounting in connection with the reorganization proceedings. We do not believe these non-cash amortization expenses for intangibles are indicative of our core ongoing operating performance because the assets would not have been capitalized on our balance sheet but for the application of purchase accounting or fresh-start accounting, as applicable.
(i)	This adjustment eliminates the impact of non-cash foreign currency translation associated with intercompany debt obligations and foreign currency denominated receivables and payables, as well as the cash impact of foreign currency transaction gains or losses on collection of such receivables and payment of such payables. Although we expect to incur foreign currency translation gains or losses in the future, we believe that analysts and investors will find it helpful to review our operating performance without the effects of these primarily non-cash gains or losses, as supplemental information.
(j)	This adjustment eliminates the impact of gain or loss recognized in income on derivatives, which represents hedge ineffectiveness or derivatives value changes excluded from the risk being hedged. We enter into derivative transactions to mitigate foreign exchange risks. As our derivative transactions are limited to a certain portion of our expected cash flows denominated in USD, and we do not enter into derivative transactions for trading or speculative purposes, we do not believe that these charges or gains are indicative of our core operating performance.

Adjusted Net Income has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted Net Income does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted Net Income does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted Net Income does not consider the potentially dilutive impact of issuing equity-based compensation to our management team and employees;

•	Adjusted Net Income does not reflect the costs of holding certain assets and liabilities in foreign currencies; and

•	other companies in our industry may calculate Adjusted Net Income differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted Net Income should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted Net Income only supplementally.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

We have prepared the unaudited pro forma condensed consolidated financial information of MagnaChip for the combined twelve-month period ended December 31, 2009 and for the six months ended June 30, 2010 and in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2010 and the combined twelve-month period ended December 31, 2009 is derived from the historical consolidated financial statements of MagnaChip Semiconductor LLC and gives pro forma effect to the following as if these events had occurred on January 1, 2009:

•	the reorganization proceedings and adoption of fresh-start reporting; and

•	the issuance of $250 million senior notes by MagnaChip Semiconductor S.A. and MagnaChip Semiconductor Finance Company, our wholly-owned subsidiaries, and the application of the net proceeds therefrom.

Basis of Presentation

The following information should be read in conjunction with “Selected Historical Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” “Capitalization” and the audited and unaudited consolidated financial statements of MagnaChip Semiconductor LLC and the related notes included elsewhere in this prospectus. The unaudited pro forma consolidated financial information is not necessarily indicative of operating results or the financial position that would have been achieved if the transactions identified above had occurred on the dates indicated, nor does it purport to represent the results we will obtain in the future.

Management has prepared the accompanying unaudited pro forma condensed consolidated statements of operations for the combined twelve-month period ended December 31, 2009 and the six months ended June 30, 2010 in accordance with Article 11 of Regulation S-X for inclusion in this prospectus.

The accounting policies used in the preparation of the unaudited pro forma consolidated financial statements are those disclosed in the audited consolidated financial statements of MagnaChip Semiconductor LLC for the ten-month period ended October 25, 2009 and the two-month period ended December 31, 2009.

The following unaudited pro forma condensed consolidated financial information should be read in conjunction with “Capitalization,” “Selected Historical Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the notes to those consolidated financial statements, included elsewhere in this prospectus.

The Reorganization Proceedings and Fresh-Start Reporting

On June 12, 2009 MagnaChip Semiconductor LLC, along with certain of its subsidiaries, including MagnaChip Semiconductor S.A., filed a voluntary petition for relief in the United States Bankruptcy Court for the District of Delaware under Chapter 11 of the United States Bankruptcy Code. On November 9, 2009, our plan of reorganization became effective and we emerged from the reorganization proceedings.

In connection with our emergence from the reorganization proceedings, we implemented fresh-start accounting in accordance with ASC 852. We elected to adopt a convenience date of October 25,

2009 (a month end for our financial reporting purposes) for application of fresh-start accounting. In accordance with ASC 852, we recorded largely non-cash reorganization income and expense items directly associated with our reorganization proceedings including the revaluation of assets, the effects of our reorganization plan and fresh-start accounting, the write-off of debt issuance costs and professional fees.

In implementing fresh-start accounting, we re-measured our asset values and stated all liabilities, other than deferred taxes and severance benefits, at fair value or at present values of the amounts to be paid using appropriate market interest rates. As of October 25, 2009, the fair value of our assets and the fair value or present value of our liabilities were as follows:

Successor October 25, 2009
Assets:
Cash and cash equivalents	$67.6
Inventories	69.3
Other current assets	110.5
Property plant and equipment	158.4
Intangible assets	55.2
Other non-current assets	24.5

Total Assets	485.5
Liabilities:
Current portion long term debt	0.5
Other current liabilities	123.9
Long-term debt	61.3
Other non-current liabilities	81.5

Total liabilities	267.2

Net Assets acquired	$218.4

The intangible assets recognized as part of fresh-start accounting and the related estimated useful lives are as follows:

Intangible Assets	Fair Value	Estimated Useful lives
Technology	$14.7	1-5
Customer relationships	26.1	0.5-5
Intellectual property assets	4.7	4
In-process research and development	9.7

Total Intangible Assets	$55.2

The adjustments made for the reorganization proceedings in the unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2010 and the combined twelve-month period ended December 31, 2009 assumes the financial effects on us resulting from the implementation of the Chapter 11 plan of reorganization and the adoption of fresh-start accounting as described above.

Issuance of $250 Million Senior Notes and Applications of Net Proceeds

On April 9, 2010, MagnaChip Semiconductor S.A. and MagnaChip Semiconductor Finance Company, our wholly-owned subsidiaries, completed the sale of $250 million in aggregate principal amount of 10.500% senior notes due 2018 at an offering price of 98.674%. Net proceeds from the notes offering were $238.4 million which represents $250 million of principal amount net of $3.3 million of original issue discount and $8.3 million of debt issuance costs, including professional fees. Of the $238.4 million of net proceeds, $130.7 million was used to make a distribution to our unitholders and $61.6 million was used to repay all outstanding borrowings under our term loan. The remaining proceeds were retained to fund working capital and for general corporate purposes.

	Historical	Adjustments		Pro Forma
	Six Months Ended June 30, 2010			Six Months Ended June 30, 2010
	(In millions, except per common unit data)
Condensed Pro Forma Statement of Operations:
Net sales	$374.2	$—		$374.2
Cost of sales	260.3	(0.9	)(1)	259.4

Gross profit	113.9			114.8
Selling, general and administrative Expenses	33.9	—		33.9
Research and development expenses	41.1	—		41.1
Restructuring and impairment charges	0.6	—		0.6

Operating income from continuing Operations	38.3			39.2
Interest expense, net	(8.6)	(5.0	)(2)	(13.6)
Foreign currency loss, net	(26.7)	—		(26.7)
Others	(1.0)	—		(1.0)

	(36.3)			(41.3)

Income (loss) from continuing operations before income taxes	2.1			(2.1)
Income tax expenses	1.7	—	(3)	1.7

Income (loss) from continuing operations	$0.4			$(3.8)

Per common unit data:
Earnings (loss) from continuing operations per common unit—Basic and diluted	$0.00			$(0.01)
Weighted average number of common units—
Basic	302.501			302.501
Diluted	312.480			312.480

Notes to Unaudited Pro Forma Consolidated Financial Information for the Six Months Ended June 30, 2010

(1)	To eliminate the $0.9 million one-time impact on cost of sales associated with the step up of our inventory resulting from implementation of fresh-start accounting in 2009 which was charged to cost of sales in the historical statement of operations for the six months ended June 30, 2010. The pro forma financial statements assume the transaction occurred as of January 1, 2009 and as such this amount is being eliminated from the historical statement of operations in presenting the unaudited pro forma statement of operations, as for pro forma purposes, this charge would not have occurred in the six months ended June 30, 2010.
(2)	To eliminate interest expense of $2.1 million which was incurred on our $61.6 million aggregate principal amount new term loan and $0.2 million write-off of debt issuance costs in connection with repayment of our new term loan which was recognized in the six months ended June 30, 2010. In addition, the pro forma adjustment assumes the 10.500% senior notes in the aggregate principal amount of $250.0 million, issued on April 9, 2010, were outstanding as of January 1, 2009. The resulting additional interest expense from our 10.500% senior notes would have been $7.4 million using the effective interest rate method.

(3)	We believe that the pro forma adjustments related to the issuance of $250 million aggregate principal amount of senior notes and the application of the net proceeds should not have an impact on income tax expense for the six months ended June 30, 2010. The pro forma adjustment resulting in an increase in interest expense, net is primarily related to our foreign subsidiaries that have sufficient amounts of operating loss carry forwards and, accordingly, such pro forma adjustment will have no income tax impact.

	Historical		Adjustments			Pro Forma
	Successor	Predecessor
	Two-Month Period	Ten-Month Period
	Ended December 31, 2009	Ended October 25, 2009				Year Ended December 31, 2009
	(In millions, except per common unit data)
Condensed Pro Forma Statement of Operations:
Net sales	$111.1	$449.0		$—		$560.1
Cost of sales	90.4	311.1		(5.4	)(1)
				(17.2	)(2)	378.9

Gross profit	20.7	137.8				181.2
Selling, general and administrative expenses	14.5	56.3		0.8	(1)	71.6
Research and development expenses	14.7	56.1		6.4	(1)	77.3
Restructuring and impairment charges	—	0.4		—		0.4

Operating income (loss) from continuing operations	(8.6)	25.0				31.9
Interest expense, net	(1.3)	(31.2)		3.6	(3)	(28.8)
Foreign currency gain, net	9.3	43.4		—		52.8
Reorganization items, net	—	804.6		(804.6	)(4)	—

	8.1	816.8				24.0

Income (loss) from continuing operations before income taxes	(0.5)	841.8		—		55.9
Income tax expenses	1.9	7.3		—	(5)	9.2

Income (loss) from continuing operations	$(2.5)	$834.5				$46.6

Dividends accrued on preferred unit	—	6.3		(6.3	)(6)	—

Income (loss) from continuing operations attributable to common unit	$(2.5)	$828.2	$			$46.6

Per common unit data:(7)
Earnings (loss) from continuing operations per common unit—Basic and diluted	$(0.01)	$15.65				$0.16
Weighted average number of common units
Basic	300.863	52.923				300.158
Diluted	300.863	52.923				300.166

Notes to Unaudited Pro Forma Consolidated Financial Information for the Twelve Month Period Ended December 31, 2009

(1)	To reflect the net change in historical cost of sales and selling, general and administrative expenses and research and development expenses of the predecessor company due to the application of fresh-start accounting as of January 1, 2009 which resulted in a reduction of $13.9 million of tangible assets and an increase of $28.3 million in intangible assets. The corresponding change in depreciation and amortization would have been a decrease in depreciation expense for tangible assets by $7.4 million for the ten-month period ended October 25, 2009 and an increase in amortization expense for intangible assets by $9.1 million for the same period. The useful lives were determined for each tangible asset, which are depreciated on a straight-line basis and range from two to 35 years with a weighted average useful life of 14 years. Technology and customer relationships are amortized on a straight-line basis over one-half to five years based on expected benefit periods. Patents, trademarks and property use rights are amortized on a straight-line basis over the periods of benefits for four years. The estimated useful life of tangibles and intangibles were determined based on expected benefits and/or economic availability for service periods. The aggregate depreciation and amortization expense was allocated to cost of sales and selling, general and administrative expenses and research and development expenses by ($5.4) million, $0.8 million, and $6.4 million, respectively, in respect of the purpose of property, plant and equipment and intangible assets.

The adjustments referred to above are summarized as follows:

	Amortization	Depreciation	Total
	(In millions)
Cost of sales	$—	$(5.4)	$(5.4)
Selling, general and administrative Expenses	1.3	(0.5)	0.8
Research and development expenses	7.9	(1.4)	6.4

	$9.1	$(7.4)	$1.8

(2)	To eliminate the one-time impact on cost of sales associated with the step up of our inventory of $17.9 million, of which $17.2 million was charged to cost of sales in the historical statement of operations for the two-month period ended December 31, 2009, applying the first in, first out method, or FIFO. This adjustment is considered a material non-recurring charge which is directly attributable to the reorganization proceedings and fresh-start accounting and as such is being eliminated from the historical statement of operations in presenting the unaudited pro forma statement of operations.
(3)	To eliminate interest expense of $30.8 million of which $29.6 million was incurred on our indebtedness outstanding prior to our reorganization proceedings which was recognized in the ten-month period ended October 25, 2009 and $1.2 million was incurred on our new term loan which was recognized in the two-month period ended December 31, 2009. The $29.6 million incurred on our indebtedness outstanding prior to our reorganization proceedings was comprised of $21.6 million incurred on notes of $750.0 million and $8.0 million incurred under the senior secured credit facility of $95.0 million which was recognized in the ten-month period ended October 25, 2009. In addition, the pro forma adjustment assumes the 10.500% senior notes in the aggregate principal amount of $250.0 million, issued on April 9, 2010, were outstanding as of January 1, 2009. The resulting additional interest expense from our 10.500% senior notes would have been $27.2 million using the effective interest rate method.
(4)	To reflect the elimination of the impact of the reorganization items, net recorded in the predecessor period in accordance with ASC 852 upon emergence from the reorganization proceedings, assumed to have occurred January 1, 2009 for the unaudited pro forma statement of operations. As such no adjustment for reorganization items should be reflected.
(5)

We believe that the pro forma adjustments related to the reorganization proceedings and adoption of fresh-start reporting and the issuance of $250 million aggregate principal amount of senior notes and the application of the net proceeds should not have an impact on income tax expense for 2009. Those pro forma adjustments which would have income tax impacts, such as increase or decrease in depreciation and amortization expenses and decrease in interest expenses, net are primarily related to our foreign subsidiaries that have sufficient amounts of operating loss carry forwards and, accordingly, such pro forma adjustments will have no income tax impact.
(6)	To eliminate dividends accrued on preferred units, cancelled in connection with our emergence from reorganization proceedings, in the amount of $6.3 million as of October 25, 2009.
(7)	Basic and diluted pro forma income per common unit from continuing operations reflects the impact from the implementation of our plan of reorganization which represents the cancellation of our old common units and issuance of new common units. The following table sets forth the computation of unaudited pro forma basic and diluted income per common unit from continuing operations:

	Weighted Average Common Units	Earnings per Common Unit from Continuing Operations
Historical ten-month period ended October 25, 2009	52,923,483	$15.65
Historical two-month period ended December 31, 2009	300,862,764	(0.01)
Pro forma adjustment for the ten-month period ended October 25, 2009 in conjunction with the implementation of the Plan of Reorganization
Basic	(53,627,880)
Diluted	(53,620,300)
Pro forma for the combined twelve-month period ended December 31, 2009
Basic	300,158,367	$0.16

Diluted	300,165,947	$0.16

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the “Selected Historical Consolidated Financial and Operating Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion and analysis contains, in addition to historical information, forward-looking statements that include risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under the heading “Risk Factors” and elsewhere in this prospectus.

Overview

We are a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products for high-volume consumer applications. We believe we have one of the broadest and deepest analog and mixed-signal semiconductor technology platforms in the industry, supported by our 30-year operating history, large portfolio of approximately 2,655 novel registered patents and 900 pending novel patent applications and extensive engineering and manufacturing process expertise. Our business is comprised of three key segments: Display Solutions, Power Solutions and Semiconductor Manufacturing Services. Our Display Solutions products include display drivers that cover a wide range of flat panel displays and multimedia devices. Our Power Solutions products include discrete and integrated circuit solutions for power management in high-volume consumer applications. Our Semiconductor Manufacturing Services segment provides specialty analog and mixed-signal foundry services for fabless semiconductor companies that serve the consumer, computing and wireless end markets.

Our wide variety of analog and mixed-signal semiconductor products and manufacturing services combined with our deep technology platform allows us to address multiple high-growth end markets and to rapidly develop and introduce new products and services in response to market demands. Our substantial manufacturing operations in Korea and design centers in Korea and Japan place us at the core of the global consumer electronics supply chain. We believe this enables us to quickly and efficiently respond to our customers’ needs and allows us to better service and capture additional demand from existing and new customers.

To maintain and increase our profitability, we must accurately forecast trends in demand for consumer electronics products that incorporate semiconductor products we produce. We must understand our customers’ needs as well as the likely end market trends and demand in the markets they serve. We must balance the likely manufacturing utilization demand of our product businesses and foundry business to optimize our facilities utilization. We must also invest in relevant research and development activities and manufacturing capacity and purchase necessary materials on a timely basis to meet our customers’ demand while maintaining our target margins and cash flow.

The semiconductor markets in which we participate are highly competitive. The prices of our products tend to decrease regularly over their useful lives, and such price decreases can be significant as new generations of products are introduced by us or our competitors. We strive to offset the impact of declining selling prices for existing products through cost reductions and the introduction of new products that command selling prices above the average selling price of our existing products. In addition, we seek to manage our inventories and manufacturing capacity so as to mitigate the risk of losses from product obsolescence.

Demand for our products and services is driven primarily by overall demand for consumer electronics products and can be adversely affected by periods of weak consumer spending or by market share losses by our customers. To mitigate the impact of market volatility on our business, we seek to address market segments and geographies with higher growth rates than the overall consumer electronics industry. For example, in recent years, we have experienced increasing demand from OEMs and consumers in China and Taiwan relative to overall demand for our products and services. We expect to derive a meaningful portion of our growth from growing demand in such markets. We also expect that new competitors will emerge in these markets that may place increased pressure on the pricing for our products and services, but we believe that we will be able to successfully compete based upon our higher quality products and services and that the impact from the increased competition will be more than offset by increased demand arising from such markets. Further, we believe we are well-positioned competitively as a result of our long operating history, existing manufacturing capacity and our Korea-based operations.

Within our Display Solutions and Power Solutions segments, net sales are driven by design wins in which we or another company is selected by an electronics OEM or other potential customer to supply its demand for a particular product. A customer will often have more than one supplier designed in to multi-source components for a particular product line. Once designed in, we often specify the pricing of a particular product for a set period of time, with periodic discussions and renegotiations of pricing with our customers. In any given period, our net sales depend heavily upon the end-market demand for the goods in which our products are used, the inventory levels maintained by our customers and in some cases, allocation of demand for components for a particular product among selected qualified suppliers.

Within the Semiconductor Manufacturing Services business, net sales are driven by customers’ decisions on which manufacturing services provider to use for a particular product. Most of our semiconductor manufacturing services customers are fabless and depend upon service providers like us to manufacture their products. A customer will often have more than one supplier of manufacturing services; however, they tend to allocate a majority of manufacturing volume to one of their suppliers. We strive to be the primary supplier of manufacturing services to our customers. Once selected as a primary supplier, we often specify the pricing of a particular service on a per wafer basis for a set period of time, with periodic discussions and renegotiations of pricing with our customers. In any given period, our net sales depend heavily upon the end-market demand for the goods in which the products we manufacture for customers are used, the inventory levels maintained by our customers and in some cases, allocation of demand for manufacturing services among selected qualified suppliers.

In contrast to fabless semiconductor companies, our internal manufacturing capacity provides us with greater control over manufacturing costs and the ability to implement process and production improvements which can favorably impact gross profit margins. Our internal manufacturing capacity also allows for better control over delivery schedules, improved consistency over product quality and reliability and improved ability to protect intellectual property from misappropriation. However, having internal manufacturing capacity exposes us to the risk of under-utilization of manufacturing capacity which results in lower gross profit margins, particularly during downturns in the semiconductor industry.

Our products and services require investments in capital equipment. Analog and mixed-signal manufacturing facilities and processes are typically distinguished by the design and process implementation expertise rather than the use of the most advanced equipment. These processes also tend to migrate more slowly to smaller geometries due to technological barriers and increased costs. For example, some of our products use high-voltage technology that requires larger geometries and that may not migrate to smaller geometries for several years, if at all. Additionally, the performance of many of our products is not necessarily dependent on geometry. As a result, our manufacturing base and strategy does not require substantial investment in leading edge process equipment, allowing us to utilize our facilities and equipment over an extended period of time with moderate required capital investments. Generally, incremental capacity expansions in our segment of the market result in more moderate industry capacity expansion as compared to leading edge processes. As a result, this market, and we, specifically, are less likely to experience significant industry overcapacity, which can cause product prices to plunge dramatically. In general, we seek to invest in manufacturing capacity that can be used for multiple high-value applications over an extended period of time. We believe this capital investment strategy enables us to optimize our capital investments and facilitates deeper and more diversified product and service offerings.

Our success going forward will depend upon our ability to adapt to future challenges such as the emergence of new competitors for our products and services or the consolidation of current competitors. Additionally, we must innovate to remain ahead of, or at least rapidly adapt to, technological breakthroughs that may lead to a significant change in the technology necessary to deliver our products and services. We believe that our established relationships and close collaboration with leading customers enhance our visibility into new product opportunities, market and technology trends and improve our ability to meet these challenges successfully. In our Semiconductor Manufacturing Services business, we strive to maintain competitiveness and our position as a primary manufacturing services provider to our customers by offering high value added, unique processes, high flexibility and excellent service.

In connection with the audits of our consolidated financial statements for the ten-month period ended October 25, 2009 and two-month period ended December 31, 2009, our independent registered public accounting firm has reported two control deficiencies which represent a material weakness in our internal control over financial reporting. The two control deficiencies that our independent registered public accounting firm reported to our board of directors (as we then did not have a separate audit committee) are that we do not have a sufficient number of financial personnel with requisite financial accounting experience and that our internal controls over non-routine transactions are not effective to ensure that accounting considerations are identified and appropriately recorded. We have identified and are taking steps intended to remediate this material weakness. Upon being notified of the material weakness, we retained the services of an international accounting firm to temporarily supplement our internal resources and have recruited a director of financial reporting.

Recent Changes to Our Business

Beginning in the second half of 2008, we began to take steps to refocus our business strategy, enhance our operating efficiency and improve our cash flow and profitability. We restructured our continuing operations by reducing our cost structure, increasing our focus on our core, profitable technologies, products and customers, and implemented various initiatives to lower our manufacturing costs and improve our gross margins. In connection with these initiatives, we closed our Imaging Solutions business segment, which had been a source of substantial ongoing operating losses amounting to $91.5 million and $51.7 million in 2008 and 2007, respectively, and which required substantial ongoing capital investment. Our employee headcount has declined from 3,648 as of the end of July 2008 to 3,156 at the end of 2009. As a result of these actions, we were able to reduce our costs and improve our margins. Although our goal is to continue to focus on lower costs and improved margins on an ongoing basis, we expect that the financial benefits derived from our ongoing efforts will be incremental and any such benefits may be offset by other negative factors affecting our operations.

On June 12, 2009, we filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in order to address the growing demands on our cash flow resulting from our long-term indebtedness. Our plan of reorganization went effective and we emerged from the reorganization proceeding on November 9, 2009. As a result of the plan of reorganization, our indebtedness was reduced from $845.0 million immediately prior to the effectiveness of our plan of reorganization to $61.8 million as of December 31, 2009.

During the first half of 2009, we instituted company-wide voluntary salary reductions, which resulted in one-time savings for our continuing operations during 2009 and which in turn contributed to the decrease in salaries and related expenses in 2009 relative to 2008. In June 2009, we returned to our employees one-third of the amount by which their salaries had been reduced. We reinstated salaries to prior levels in July 2009.

In connection with our emergence from reorganization proceedings, we implemented fresh-start accounting in accordance with ASC 852 governing reorganizations. We elected to adopt a convenience date of October 25, 2009 (a month end for our financial reporting purposes) for application of fresh-start accounting. In accordance with ASC 852 governing reorganizations, we recorded largely non-cash reorganization income and expense items directly associated with our reorganization proceedings including professional fees, the revaluation of assets, the effects of our reorganization plan and fresh-start accounting, and write-off of debt issuance costs.

In implementing fresh-start accounting, we re-measured our asset values and stated all liabilities, other than deferred taxes and severance benefits, at fair value or at the present values of the amounts to be paid using appropriate market interest rates. Our reorganization value was determined based on consideration of numerous factors and various valuation methodologies, including discounted cash flows, believed by management and our financial advisors to be representative of our business and industry. Information regarding the determination of the reorganization value and application of fresh-start accounting is included in note 3 to the consolidated financial statements of MagnaChip Semiconductor LLC for the ten-month period ended October 25, 2009 and the two-month period ended December 31, 2009 included elsewhere in this prospectus. In addition, under fresh-start accounting, accumulated deficit and accumulated other comprehensive income were eliminated.

Under fresh-start accounting, our inventory, net, and intangible assets, net, increased by $17.9 million and $28.3 million, respectively, and property, plant and equipment decreased by $13.9 million, in each case to reflect the estimated fair value as of our emergence from our reorganization proceedings. As a result, our cost of sales for the two-month period ended December 31, 2009 included $17.2 million of additional costs from the inventory step-up. This resulted in our gross margin for the two-month period ended December 31, 2009 being significantly lower than for the ten-month period ended October 25, 2009 and prior periods. The increase in intangible assets results in higher amortization expenses following our emergence from our reorganization proceedings which are included in cost of sales, selling general and administrative expenses and research and development expenses. The decrease in property and plant and equipment results in lower depreciation expenses, which are included in cost of sales, selling general and administrative expenses and research and development expenses following our emergence from our reorganization proceedings.

As a result of the application of fresh-start accounting, our consolidated financial statements prior to and including October 25, 2009 represent the operations of our pre-reorganization predecessor company and are presented separately from the consolidated financial statements of our post-reorganization successor company. For the purposes of our discussion and analysis of our results of operations, we often refer to results of operations for 2009 on a combined basis, including both the period before (predecessor company) and after (successor company) effectiveness of the plan of reorganization. We believe this comparison provides useful information as the principal impact of the plan of reorganization was on our debt and capital structure and not on our core operations; and many of the steps taken to improve our core operations had commenced prior to the commencement of our reorganization proceedings.

On April 9, 2010, we completed the sale of $250 million in aggregate principal amount of 10.500% senior notes due 2018. Of the $238.4 million of net proceeds, $130.7 million was used to make a distribution to our unitholders and $61.6 million was used to repay all outstanding borrowings under our term loan. The remaining proceeds of $46.1 million were retained to fund working capital and for general corporate purposes. As a result of the higher level of indebtedness from our senior note offering, our interest expense will increase above that which was reported for the six months ended June 30, 2010 to approximately $13.6 million per semiannual period.

Business Segments

We report in three separate business segments because we derive our revenues from three principal business lines: Display Solutions, Power Solutions, and Semiconductor Manufacturing Services. We have identified these segments based on how we allocate resources and assess our performance.

•

Display Solutions:    Our Display Solutions products include source and gate drivers and timing controllers that cover a wide range of flat panel displays used in LCD televisions and LED televisions and displays, mobile PCs and mobile communications and entertainment devices. Our display solutions support the industry’s most advanced display technologies, such as LTPS and AMOLED, as well as high-volume display technologies such as TFT. Our Display Solutions business represented 50.5%, 50.5% and 46.7% of our net sales for the fiscal years ended December 31, 2009 (on a combined basis), 2008 and 2007, respectively and 42.0% and 55.5% of our net sales for the six months ended June 30, 2010 and June 28, 2009, respectively.

•

Power Solutions:    Our Power Solutions segment produces power management semiconductor products including discrete and integrated circuit solutions for power management in high-volume consumer applications. These products include MOSFETs, LED drivers, DC-DC converters, analog switches and linear regulators, such as low-dropout regulators, or LDOs. Our power solutions products are designed for applications such as mobile phones, LCD televisions, and desktop computers, and allow electronics manufacturers to achieve specific design goals of high efficiency and low standby power consumption. Going forward, we expect to continue to expand our power management product portfolio. Our Power Solutions business represented 2.2% and 0.9% of our net sales for the fiscal years ended December 31, 2009 (on a combined basis) and 2008, respectively and 5.6% and 1.1% of our net sales for six months ended June 30, 2010 and June 28, 2009, respectively.

•

Semiconductor Manufacturing Services:    Our Semiconductor Manufacturing Services segment provides specialty analog and mixed-signal foundry services to fabless semiconductor companies that serve the consumer, computing and wireless end markets. We manufacture wafers based on our customers’ product designs. We do not market these products directly to end customers but rather supply manufactured wafers and products to our customers to market to their end customers. We offer approximately 200 process flows to our manufacturing services customers. We also often partner with key customers to jointly develop or customize specialized processes that enable our customers to improve their products and allow us to develop unique manufacturing expertise. Our manufacturing services are targeted at customers who require differentiated, specialty analog and mixed-signal process technologies such as high voltage CMOS, embedded memory and power. These customers typically serve high-growth and high-volume applications in the consumer, computing and wireless end markets. Our Semiconductor Manufacturing Services business represented 46.7%, 47.7% and 45.2% of our net sales for the fiscal years ended December 31, 2009 (on a combined basis), 2008 and 2007, respectively and 52.1% and 42.8% of our net sales for the six months ended June 30, 2010 and June 28, 2009, respectively.

Additional Business Metrics Evaluated by Management

Adjusted EBITDA and Adjusted Net Income

We use the terms Adjusted EBITDA and Adjusted Net Income throughout this prospectus. Adjusted EBITDA, as we define it, is a non-GAAP measure. We define Adjusted EBITDA as net income (loss) less income (loss) from discontinued operations, net of taxes excluding (i) depreciation and amortization associated with continuing operations, (ii) interest expense, net, (iii) income tax expense, (iv) restructuring and impairment charges, (v) other restructuring charges, (vi) abandoned IPO expenses, (vii) subcontractor claim settlement, (viii) reorganization items, net, (ix) the increase in cost of sales resulting from the fresh-start inventory accounting step-up, (x) equity-based compensation expense, (xi) foreign currency gain (loss), net and (xii) derivative valuation gain (loss), net.

We define Adjusted Net Income as net income (loss) less income (loss) from discontinued operations, net of taxes excluding (i) restructuring and impairment charges, (ii) other restructuring charges, (iii) reorganization items, net, (iv) the increase in cost of sales resulting from the fresh-start inventory accounting step-up, (v) equity-based compensation expense, (vi) amortization of intangibles, (vii) foreign currency gain (loss), net and (viii) derivative valuation gain (loss), net.

We present Adjusted EBITDA as a supplemental measure of our performance because:

•	Adjusted EBITDA eliminates the impact of a number of items that may be either one time or recurring that we do not consider to be indicative of our core ongoing operating performance;

•	we believe that Adjusted EBITDA is an enterprise level performance measure commonly reported and widely used by analysts and investors in our industry;

•	we anticipate that our investor and analyst presentations when and if we are public will include Adjusted EBITDA; and

•

we believe that Adjusted EBITDA provides investors with a more consistent measurement of period to period performance of our core operations, as well as a comparison of our operating performance to companies in our industry.

We use Adjusted EBITDA in a number of ways, including:

•	for planning purposes, including the preparation of our annual operating budget;

•	to evaluate the effectiveness of our enterprise level business strategies;

•	in communications with our board of directors concerning our consolidated financial performance; and

•	in certain of our compensation plans as a performance measure for determining incentive compensation payments.

In evaluating Adjusted EBITDA and Adjusted Net Income, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation of Adjusted EBITDA. Our presentation of Adjusted EBITDA and Adjusted Net Income should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA and Adjusted Net Income are not measures defined in accordance with GAAP and should not be construed as an alternative to operating income, cash flows from operating activities or net income (loss), as determined in accordance with GAAP. For additional information regarding how we calculate Adjusted EBITDA and Adjusted Net Income, please see “Prospectus Summary—Summary Historical and Unaudited Pro Forma Consolidated Financial Data.”

On a pro forma basis, our Adjusted EBITDA and Adjusted Net Income for the six months ended June 30, 2010 were $72.6 million and $40.6 million, respectively. On a pro forma basis, our Adjusted EBITDA and Adjusted Net Income for the combined twelve-month period ended December 31, 2009 were $98.7 million and $33.7 million, respectively. Our Adjusted EBITDA and Adjusted Net Income for the year ended December 31, 2008 were $59.8 million and a loss of $71.7 million, respectively. This improvement resulted from our restructuring efforts and improvements in market conditions.

Factors Affecting Our Results of Operations

Net Sales.    We derive a majority of our sales (net of sales returns and allowances) from three reportable segments: Display Solutions, Power Solutions and Semiconductor Manufacturing Services. Our product inventory is primarily located in Korea and is available for drop shipment globally. Outside of Korea, we maintain limited product inventory, and our sales representatives generally relay orders to our factories in Korea for fulfillment. We have strategically located our sales and technical support offices near concentrations of major customers. Our sales offices are located in Hong Kong, Japan, Korea, Taiwan, China, the United Kingdom and the United States. Our network of authorized agents and distributors consists of agents in the United States and Europe and distributors and agents in the Asia Pacific region. Our net sales from All other consist principally of rental income and, for 2007 and to a limited extent in 2008, semiconductor processing services for one customer where we completed a limited number of process steps, rather than the entire production process, which we refer to as unit processing.

We recognize revenue when risk and reward of ownership passes to the customer either upon shipment, upon product delivery at the customer’s location or upon customer acceptance, depending on the terms of the arrangement. For the six months ended June 30, 2010 and the combined twelve-month period ended December 31, 2009, we sold products to over 335 and 185 customers, respectively, and our net sales to our ten largest customers represented 64% and 69% of our net sales for the six months ended June 30, 2010 and the combined twelve-month period ended December 31, 2009, respectively. The increase in number of customers is due to the continuing growth of our Power Solutions business. We have a combined production capacity of over 131,000 eight-inch equivalent semiconductor wafers per month. We believe our large-scale, cost-effective fabrication facilities enable us to rapidly adjust our production levels to meet shifts in demand by our end customers.

Gross Profit.    Our overall gross profit generally fluctuates as a result of changes in overall sales volumes and in the average selling prices of our products and services. Other factors that influence our gross profit include changes in product mix, the introduction of new products and services and subsequent generations of existing products and services, shifts in the utilization of our manufacturing facilities and the yields achieved by our manufacturing operations, changes in material, labor and other manufacturing costs and variation in depreciation expense. Gross profit varies by our operating segments.

Average Selling Prices.    Average selling prices for our products tend to be highest at the time of introduction of new products which utilize the latest technology and tend to decrease over time as such products mature in the market and are replaced by next generation products. We strive to offset the impact of declining selling prices for existing products through our product development activities and by introducing new products that command selling prices above the average selling price of our existing products. In addition, we seek to manage our inventories and manufacturing capacity so as to preclude losses from product and productive capacity obsolescence.

Material Costs.    Our cost of sales consists of costs of raw materials, such as silicon wafers, chemicals, gases and tape, packaging supplies, equipment maintenance and depreciation expenses. We use processes that require specialized raw materials, such as silicon wafers, that are generally available from a limited number of suppliers. If demand increases or supplies decrease, the costs of our raw materials could significantly increase.

Labor Costs.    A significant portion of our employees are located in Korea. Under Korean labor laws, most employees and certain executive officers with one or more years of service are entitled to severance benefits upon the termination of their employment based on their length of service and rate of pay. As of December 31, 2009, approximately 98% of our employees were eligible for severance benefits. We have in the past implemented temporary reductions in salaries to manage through downturns in the industry. We expect to and have reversed such temporary reductions when business conditions improve.

Depreciation Expense.    We periodically evaluate the carrying values of long-lived assets, including property, plant and equipment and intangible assets, as well as the related depreciation periods. At June 30, 2010, we depreciated our property, plant and equipment using the straight-line method over the estimated useful lives of our assets. Depreciation rates vary from 30-40 years on buildings to five years for certain equipment and assets. Our evaluation of carrying values is based on various analyses including cash flow and profitability projections. If our projections indicate that future undiscounted cash flows are not sufficient to recover the carrying values of the related long-lived assets, the carrying value of the assets is impaired and will be reduced, with the reduction charged to expense so that the carrying value is equal to fair value.

Selling Expenses.    We sell our products worldwide through a direct sales force as well as a network of sales agents and representatives to OEMs, including major branded customers and contract manufacturers, and indirectly through distributors. Selling expenses consist primarily of the personnel costs for the members of our direct sales force, a network of sales representatives and other costs of distribution. Personnel costs include base salary, benefits and incentive compensation. As incentive compensation is tied to various net sales goals, it will increase or decrease with net sales.

General and Administrative Expenses.    General and administrative expenses consist of the costs of various corporate operations, including finance, legal, human resources and other administrative functions. These expenses primarily consist of payroll-related expenses, consulting and other professional fees and office facility-related expenses. Historically, our selling, general and administrative expenses have remained relatively constant as a percentage of net sales, and we expect this trend to continue in the future.

Research and Development.    The rapid technological change and product obsolescence that characterize our industry require us to make continuous investments in research and development. Product development time frames vary but, in general, we incur research and development costs one to two years before generating sales from the associated new products. These expenses include personnel costs for members of our engineering workforce, cost of photomasks, silicon wafers and other non-recurring engineering charges related to product design. Additionally, we develop base-line process technology through experimentation and through the design and use of characterization wafers that help achieve commercially feasible yields for new products. The majority of research and development expenses are for process development that serves as a common technology platform for all of our product segments. Consequently, we do not allocate these expenses to individual segments. Although our research and development expenses declined significantly from 2008 to 2009, the expenses increased in the first half of 2010 and we expect the expenses to increase in future periods and to remain a relatively constant percentage of our net sales as we continue to increase our investments in research and development to develop additional products and expand our business.

Restructuring and Impairment Charges.    We evaluate the recoverability of certain long-lived assets on a periodic basis or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. In our efforts to improve our overall profitability in future periods, we have closed or otherwise impaired, and may in the future close or impair, facilities that are underutilized and that are no longer aligned with our long-term business goals. For example, in 2007 we closed our five-inch fabrication facilities in Gumi, Korea and in 2008 we discontinued our Imaging Solutions business segment.

Interest Expense, Net.    Our interest expense was incurred under the Predecessor Company’s senior secured credit facility, the Predecessor Company’s second priority senior secured notes and senior subordinated notes and the Successor Company’s new term loan under the Successor

Company. Our new term loan bore interest at six-month LIBOR plus 12%, and was minimally offset by interest income on cash balances. In April 2010, we repaid our new term loan with a portion of the proceeds from our sale of $250 million in aggregate principal amount of 10.500% senior notes due 2018. As a result of our reorganization, we expect that our interest expense will decrease in amount and as a percentage of net sales relative to historical periods. However, as a result of our senior notes offering, our interest expense will increase above that which was reported for the six months ended June 30, 2010 to approximately $13.6 million per semiannual period.

Impact of Foreign Currency Exchange Rates on Reported Results of Operations. Historically, a portion of our revenues and greater than the majority of our operating expenses and costs of sales have been denominated in non-U.S. currencies, principally the Korean won, and we expect that this will remain true in the future. Because we report our results of operations in U.S. dollars, changes in the exchange rate between the Korean won and the U.S. dollar could materially impact our reported results of operations and distort period to period comparisons. In particular, because of the difference in the amount of our consolidated revenues and expenses that are in U.S. dollars relative to Korean won, depreciation in the U.S. dollar relative to the Korean won could result in a material increase in reported costs relative to revenues, and therefore could cause our profit margins and operating income (loss) from continuing operations to appear to decline materially, particularly relative to prior periods. The converse is true if the U.S. dollar were to appreciate relative to the Korean won. As a result of such foreign currency fluctuations, it could be more difficult to detect underlying trends in our business and results of operations. In addition, to the extent that fluctuations in currency exchange rates cause our results of operations to differ from our expectations or the expectations of our investors, the trading price of our stock following the completion of the MagnaChip Corporation IPO could be adversely affected.

For periods ended on or prior to October 25, 2009, we converted our non-U.S. revenues and expenses into U.S. dollars based on cumulative average exchange rates over the periods presented. Beginning on October 25, 2009, we convert our non-U.S. revenues and expenses into U.S. dollars based on monthly average exchange rates. The following table provides the cumulative average exchange rates that we used to convert Korean won into U.S. dollars for each of the periods ended on our prior to October 25, 2009, as well as the monthly average exchange rates used for the two-month period ended December 31, 2009 and for the six months ended June 30, 2010:

Period	Rate
Year ended December 31, 2007	929:1
Year ended December 31, 2008	1,099:1
Ten-month period ended October 25, 2009	1,302:1
Two-month period ended December 31, 2009
November 2009	1,172:1
December 2009	1,165:1
Six months ended June 28, 2009	1,352:1
Six months ended June 30, 2010
January 2010	1,139:1
February 2010	1,157:1
March 2010	1,138:1
April 2010	1,117:1
May 2010	1,163:1
June 2010	1,212:1

As a result of the depreciation of the Korean won against the U.S. dollar from 2007 to 2008 and from 2008 to 2009, foreign currency fluctuations generally had a materially beneficial impact on our reported profit margins and operating income (loss) from continuing operations for such periods. In contrast, as a result of the appreciation of the Korean won against the U.S. dollar from the six months ended June 28, 2009 to the six months ended June 30, 2010, foreign currency fluctuations had an unfavorable impact on our reported profit margins and operating income (loss) from continuing operations for the current year period. In order to provide more detailed information regarding the impact of foreign currency fluctuations on our results of operations, in our discussion of period to period comparisons under the heading “Results of Operations,” we have included information regarding the impact of the year-to-year and semiannual-to-semiannual change in the Korean won/U.S. dollar exchange rate. The information, which is described below as the impact of the depreciation or appreciation of the Korean won against the U.S. dollar, measures the impact in the change in applicable monthly average exchange rate for the most recent period discussed as compared to the applicable cumulative average exchange rate during the prior period. For net sales that were originally denominated in Korean won, we have compared the applicable cumulative average exchange rate in effect for the prior period against the applicable monthly average exchange rate for the period in which the sale took place on a transaction-by-transaction basis. For cost of sales and other expenses, we have compared the applicable cumulative average exchange rate during the prior period to the applicable monthly average exchange rate during the current period and applied that to the amount of our aggregate cost of sales and other expenses for the period that were originally denominated in Korean won. A substantial portion of the net sales recorded at our Korean subsidiary are in U.S. dollars and are converted into Korean won for reporting purposes at the subsidiary level. Although this approach does not reflect the fluctuations of the currency exchange rates for every transaction on a day-to-day basis, we believe that it provides a useful indication of the magnitude of the exchange rate impact for the periods presented.

From time to time, we may engage in exchange rate hedging activities in an effort to mitigate the impact of exchange rate fluctuations. For example, in January 2010 and May 2010 our Korean subsidiary entered into foreign currency option and forward contracts in order to mitigate a portion of the impact of U.S. dollar-Korean won exchange rate fluctuations on our operating results. The January 2010 option and forward contracts require us to sell specified notional amounts in U.S. dollars and provide us the option to sell specified notional amounts in U.S. dollars during each month of 2010 commencing February 2010 to our counterparty, in each case, in exchange for Korean won at specified fixed exchange rates. The May 2010 option and forward contracts require us to sell specified notional amounts in U.S. dollars and provide us the option to sell specified notional amounts in U.S. dollars during the months of January 2011 through June 2011 to our counterparty, in each case, in exchange for Korean won at specified fixed exchange rates. In August 2010, our Korean subsidiary additionally entered into zero cost collar contracts for the same purpose with the above hedge contracts. The August 2010 zero cost collar contracts require us to sell specified notional amounts in U.S. dollars and provide us the option to sell specified notional amounts in U.S. dollars during the months of July 2011 through December 2011 to our counterparty, in each case, in exchange for Korean won at specified fixed exchange rates. Obligations under these foreign currency option and forward contracts must be cash collateralized if our exposure exceeds certain specified thresholds. These option and forward contracts may be terminated by the counterparty in a number of circumstances, including if our long-term debt rating falls below B-/B3 or if our total qualified and unrestricted cash and cash equivalents is less than $30 million at the end of a fiscal quarter. For further information regarding the derivative financial instruments, see notes 7 and 18 to our unaudited interim consolidated financial statements for the six months ended June 30, 2010 elsewhere in this prospectus.

Foreign Currency Gain or Loss.    Foreign currency translation gains or losses on transactions by us or our subsidiaries in a currency other than our or our subsidiaries’ functional currency are included in our statements of operations as a component of other income (expense). A substantial portion of this net foreign currency gain or loss relates to non-cash translation gain or loss related to the principal balance of intercompany borrowings at our Korean subsidiary that are denominated in U.S. dollars. This gain or loss results from fluctuations in the exchange rate between the Korean won and U.S. dollar.

Income Taxes.    We record our income taxes in each of the tax jurisdictions in which we operate. This process involves using an asset and liability approach whereby deferred tax assets and liabilities are recorded for differences in the financial reporting bases and tax bases of our assets and liabilities. We exercise significant management judgment in determining our provision for income taxes, deferred tax assets and liabilities. We periodically evaluate our deferred tax assets to ascertain whether it is more likely than not that the deferred tax assets will be realized. Our income tax expense has been low in absolute dollars and as a percentage of net sales principally due to the availability of tax loss carry-forwards and we expect such rate to remain low for at least the next few years.

Our operations are subject to income and transaction taxes in Korea and in multiple foreign jurisdictions. Significant estimates and judgments are required in determining our worldwide provision for income taxes. Some of these estimates are based on interpretations of existing tax laws or regulations. The ultimate amount of tax liability may be uncertain as a result.

Capital Expenditures.    We invest in manufacturing equipment, software design tools and other tangible and intangible assets for capacity expansion and technology improvement. Capacity expansions and technology improvements typically occur in anticipation of seasonal increases in demand. We typically pay for capital expenditures in partial installments with portions due on order, delivery and final acceptance. Our capital expenditures include our payments for the purchase of property, plant and equipment as well as payments for the registration of intellectual property rights.

Inventories.    We monitor our inventory levels in light of product development changes and market expectations. We may be required to take additional charges for quantities in excess of demand, cost in excess of market value and product age. Our analysis may take into consideration historical usage, expected demand, anticipated sales price, new product development schedules, the effect new products might have on the sales of existing products, product age, customer design activity, customer concentration and other factors. These forecasts require us to estimate our ability to predict demand for current and future products and compare those estimates with our current inventory levels and inventory purchase commitments. Our forecasts for our inventory may differ from actual inventory use.

Principles of Consolidation.    Our consolidated financial statements include the accounts of our company and our wholly-owned subsidiaries. All intercompany transactions and balances are eliminated in consolidation.

Segments.    We operate in three segments: Display Solutions, Power Solutions and Semiconductor Manufacturing Services. Our Power Solutions segment began to generate net sales in the second quarter of 2008. Net sales and gross profit for the All other category primarily relate to certain business activities that do not constitute operating or reportable segments.

Results of Operations

The following table sets forth, for the periods indicated, certain information related to our operations, expressed in U.S. dollars and as a percentage of our net sales:

	Successor Company				Predecessor Company
	Six Months Ended June 30, 2010		Two-Month Period Ended December 31, 2009		Ten-Month Period Ended October 25, 2009		Six Months Ended June 28, 2009		Years Ended December 31,
									2008		2007
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
	(In millions)
Consolidated statements of operations data:
Net sales	$374.2	100.0%	$111.1	100.0%	$449.0	100.0%	$241.2	100.0%	$601.7	100.0%	$709.5	100.0%
Cost of sales	260.3	69.6	90.4	81.4	311.1	69.3	171.9	71.3	445.3	74.0	578.9	81.6

Gross profit	113.9	30.4	20.7	18.6	137.8	30.7	69.2	28.7	156.4	26.0	130.7	18.4
Selling, general and administrative expenses	33.9	9.1	14.5	13.1	56.3	12.5	33.6	13.9	81.3	13.5	82.7	11.7
Research and development expenses	41.1	11.0	14.7	13.3	56.1	12.5	33.2	13.8	89.5	14.9	90.8	12.8
Restructuring and impairment charges	0.6	0.2	—	—	0.4	0.1	0.4	0.2	13.4	2.2	12.1	1.7

Operating income (loss) from continuing operations	38.3	10.2	(8.6)	(7.7)	25.0	5.6	1.9	0.8	(27.7)	(4.6)	(54.9)	(7.7)
Interest expense, net	(8.6)	(2.3)	(1.3)	(1.1)	(31.2)	(6.9)	(27.5)	(11.4)	(76.1)	(12.7)	(60.3)	(8.5)
Foreign currency gain (loss), net	(26.7)	(7.1)	9.3	8.4	43.4	9.7	(9.4)	(3.9)	(210.4)	(35.0)	(4.7)	(0.7)
Reorganization items, net	—	—	—	—	804.6	179.2	(0.3)	(0.1)	—	—	—	—
Others	(1.0)	(0.3)	—	—	—	—	—	—	—	—	—	—

	(36.3)	(9.7)	8.1	7.3	816.8	181.9	(37.3)	(15.4)	(286.5)	(47.6)	(65.0)	(9.2)

Income (loss) continuing operations before income taxes	2.1	0.6	(0.5)	(0.5)	841.8	187.5	(35.3)	(14.6)	(314.3)	(52.2)	(120.0)	(16.9)
Income tax expenses	1.7	0.5	1.9	1.8	7.3	1.6	5.0	2.1	11.6	1.9	8.8	1.2

Income (loss) from continuing operations	0.4	0.1	(2.5)	(2.2)	834.5	185.9	(40.3)	(16.7)	(325.8)	(54.2)	(128.8)	(18.2)
Income (loss) from discontinued operations, net of taxes	—	—	0.5	0.5	6.6	1.5	(1.8)	(0.7)	(91.5)	(15.2)	(51.7)	(7.3)

Net income (loss)	$0.4	0.1%	$(2.0)	(1.8)%	$841.1	187.3%	$(42.1)	(17.4)%	$(417.3)	(69.4)%	$(180.6)	(25.4)%

Net Sales:
Display Solutions	$157.3	42.0%	$51.0	46.0%	$231.9	51.6%	$133.8	55.5%	$304.1	50.5%	$331.7	46.7%
Power Solutions	21.1	5.6	4.7	4.3	7.6	1.7	2.6	1.1	5.4	0.9	—	—
Semiconductor Manufacturing Services	194.8	52.1	54.8	49.3	206.7	46.0	103.1	42.8	287.1	47.7	321.0	45.2
All other	1.0	0.3	0.5	0.5	2.8	0.6	1.6	0.7	5.0	0.8	56.8	8.0

	$374.2	100.0%	$111.1	100.0%	$449.0	100.0%	$241.2	100.0%	$601.7	100.0%	$709.5	100.0%

Results of Operations—Comparison of Six Months Ended June 30, 2010 and June 28, 2009

The following table sets forth consolidated results of operations for the six months ended June 30, 2010 and June 28, 2009:

	Successor Company		Predecessor Company		Change Amount
	Six Months Ended June 30, 2010		Six Months Ended June 28, 2009
	Amount	% of Net Sales	Amount	% of Net Sales
	(In millions)
Net sales	$374.2	100.0%	$241.2	100.0%	$133.0
Cost of sales	260.3	69.6	171.9	71.3	88.4

Gross profit	113.9	30.4	69.2	28.7	44.7

Selling, general and administrative expenses	33.9	9.1	33.6	13.9	0.2
Research and development expenses	41.1	11.0	33.2	13.8	7.8
Restructuring and impairment charges	0.6	0.2	0.4	0.2	0.2

Operating income from continuing operations	38.3	10.2	1.9	0.8	36.4

Interest expense, net	(8.6)	(2.3)	(27.5)	(11.4)	18.9
Foreign currency loss, net	(26.7)	(7.1)	(9.4)	(3.9)	(17.2)
Reorganization items, net	—	—	(0.3)	(0.1)	0.3
Others	(1.0)	(0.3)	—	—	(1.0)

	(36.3)	(9.7)	(37.3)	(15.4)	1.0

Income (loss) from continuing operations before income taxes	2.1	0.6	(35.3)	(14.6)	37.4
Income tax expenses	1.7	0.5	5.0	2.1	(3.3)

Income (loss) from continuing operations	0.4	0.1	(40.3)	(16.7)	40.7

Loss from discontinued operations, net of taxes	—	—	(1.8)	(0.7)	1.8

Net income (loss)	$0.4	0.1%	$(42.1)	(17.4)%	$42.4

Net Sales

	Successor Company		Predecessor Company		Change Amount
	Six Months Ended June 30, 2010		Six Months Ended June 28, 2009
	Amount	% of Net Sales	Amount	% of Net Sales
	(In millions)
Display Solutions	$157.3	42.0%	$133.8	55.5%	$23.5
Power Solutions	21.1	5.6	2.6	1.1	18.5
Semiconductor Manufacturing Services	194.8	52.1	103.1	42.8	91.7
All other	1.0	0.3	1.6	0.7	(0.6)

	$374.2	100.0%	$241.2	100.0%	$133.0

Net sales were $374.2 million for the six months ended June 30, 2010, a $133.0 million, or 55.2%, increase, compared to $241.2 million for the six months ended June 28, 2009. This increase was primarily due to increases in our product sales volume and a $12.7 million favorable impact resulting from the appreciation of the Korean won against the U.S. dollar, which were partially offset by a decrease in average selling prices.

Display Solutions.    Net sales from our Display Solutions segment were $157.3 million for the six months ended June 30, 2010, a $23.5 million, or 17.6%, increase from $133.8 million for the six months ended June 28, 2009. The increase was primarily due to a 38.9% increase in sales volume. Sales volume increased as the consumer electronics industry began to recover from the economic slowdown and demand and shipments for consumer electronics products such as digital televisions, PCs and smart phones increased. This increase was partially offset by a 20.3% decrease in average selling prices, which was primarily from display driver products for LCD televisions, PC monitors and mobile devices.

Power Solutions.    Net sales from our Power Solutions segment were $21.1 million for the six months ended June 30, 2010, a $18.5 million, or 705.0%, increase from $2.6 million for the six months ended June 28, 2009. The increase was primarily due to a 322.7% increase in sales volume and a 90.4% increase in average selling prices driven by an improved product mix and higher demand for MOSFET products from existing and new customers as we grew this business.

Semiconductor Manufacturing Services.    Net sales from our Semiconductor Manufacturing Services segment were $194.8 million for the six months ended June 30, 2010, a $91.7 million, or 88.9%, increase compared to net sales of $103.1 million for the six months ended June 28, 2009. This increase was primarily due to a 88.6% increase in sales volume and 1.1% increase in average selling prices of eight-inch equivalent wafers driven by a strong market demand upside due to the recovery from economic slowdown and an improved product mix of advanced process geometry.

All Other.    Net sales from All other were $1.0 million for the six months ended June 30, 2010, $0.6 million or 36.6% decrease compared to $1.6 million for the six months ended June 28, 2009. This decrease resulted from lower rental income due to the relocation of one lessee of our building.

Net Sales by Geographic Region

The following table sets forth our net sales by geographic region and the percentage of total net sales represented by each geographic region for the six months ended June 30, 2010 and June 28, 2009:

	Successor Company		Predecessor Company		Change Amount
	Six Months Ended June 30, 2010		Six Months Ended June 28, 2009
	Amount	% of Net Sales	Amount	% of Net Sales
	(In millions)
Korea	$199.0	53.2%	$134.6	55.8%	$64.4
Asia Pacific	101.2	27.0	65.3	27.1	35.9
Japan	23.0	6.1	16.8	7.0	6.2
North America	44.1	11.8	19.7	8.2	24.4
Europe	6.8	1.8	4.8	2.0	2.0
Africa	0.2	0.1	—	—	0.2

	$374.2	100.0%	$241.2	100.0%	$133.0

Net sales in Korea for the six months ended June 30, 2010 increased compared to the six months ended June 28, 2009, primarily due to the overall business recovery in the market and increased demand for Display Solutions products and Semiconductor Manufacturing Services. Net sales in Asia Pacific and North America for the six months ended June 30, 2010 increased compared to the six months ended June 28, 2009, primarily due to the overall business recovery in the market and increased demand for Semiconductor Manufacturing Services.

Gross Profit

	Successor Company		Predecessor Company		Change Amount
	Six Months Ended June 30, 2010		Six Months Ended June 28, 2009
	Amount	% of Net Sales	Amount	% of Net Sales
	(In millions)
Display Solutions	$36.6	23.2%	$36.1	27.0%	$0.4
Power Solutions	4.0	19.0	(0.5)	(19.1)	4.5
Semiconductor Manufacturing Services	72.3	37.1	32.0	31.0	40.3
All other	1.0	100.0	1.6	100.0	(0.6)

	$113.9	30.4%	$69.2	28.7%	$44.7

Total gross profit was $113.9 million for the six months ended June 30, 2010 as compared to $69.2 million for the six months ended June 28, 2009, a $44.7 million, or 64.5%, increase. Gross profit as a percentage of net sales for the six months ended June 30, 2010 was 30.4%, an increase of 1.7% from 28.7% for the six months ended June 28, 2009. This increase in gross margin was primarily attributable to increased sales volume, partially offset by lower average selling prices and a $12.2 million unfavorable impact resulting from the appreciation of the Korean won against the U.S. dollar as an unfavorable impact on cost of sales was in excess of a favorable impact on net sales. Gross margin during the six months ended June 30, 2010 was adversely affected by a $0.9 million increase in cost of sales associated with the step up of our inventory resulting from implementation of fresh-start accounting in 2009; higher costs associated with the sale of inventory which was manufactured in late 2009 at higher unit costs; and higher volume of sales of products with lower average sales prices due to a slower than expected transition from one of our legacy products to our latest generation of the product. Cost of sales for the six months ended June 30, 2010 increased by $88.4 million compared to the six months ended June 28, 2009. The increase in cost of sales was primarily due to a $24.9 million unfavorable impact resulting from the appreciation of the Korean won against the U.S. dollar, a $19.6 million increase in material costs, a $20.1 million increase in labor costs resulting from the increased sales volume and the reinstatement of our salary level from our company-wide voluntary salary reductions that were in effect in the first half of 2009 and a $8.8 million increase in subcontractor costs due to the increased sales volume.

Display Solutions.    Gross profit for our Display Solutions segment for the six months ended June 30, 2010 decreased to 23.2% compared to 27.0% for the six months ended June 29, 2009 primarily due to a 20.3% decrease in average selling prices. Cost of sales for the six months ended June 3, 2010 increased by $23.1 million compared to the six months ended June 28, 2009, primarily due to a $10.1 million unfavorable impact resulting from the appreciation of the Korean won against the U.S. dollar, a $3.9 million increase in material costs, a $5.3 million increase in labor costs resulting from the increased sales volume and the reinstatement of our salary level from our company-wide voluntary salary reductions that were in effect in the first half of 2009 and a $3.1 million increase in subcontract costs.

Power Solutions.    Gross margin for our Power Solutions segment for the six months ended June 30, 2010 improved to 19.0% compared to (19.1)% for the six months ended June 28, 2009. In the six months ended June 30, 2010, gross margin changed to positive due to increased sales volume and improved utilization of our manufacturing facilities. Gross margin was negative in the six months ended June 28, 2009 due to increased overhead costs resulting from lower utilization of our manufacturing facilities. Cost of sales for the six months ended June 30, 2010 increased by $13.9 million compared to the six months ended June 28, 2009, primarily due to a $3.9 million increase in material costs, a

$5.5 million increase in subcontractor costs, a $1.8 million increase in overhead costs and a $1.3 million unfavorable impact resulting from the appreciation of the Korean won against the U.S. dollar.

Semiconductor Manufacturing Services.    Gross margin for our Semiconductor Manufacturing Services segment increased to 37.1% in the six months ended June 30, 2010 from 31.0% in the six months ended June 28, 2009. This increase was primarily due to a decrease in unit cost of sales resulting from higher utilization of our manufacturing facilities and improved product mix. Gross profit amount increased by $40.3 million due to the increased sales volume and average selling prices. Cost of sales for the six months ended June 30, 2010 increased by $51.4 million compared to the six months ended June 28, 2009, which was primarily attributable to a $13.5 million unfavorable impact resulting from the appreciation of the Korean won against the U.S. dollar, a $11.8 million increase in material costs and a $13.3 million increase in labor costs from the increased sales volume and the reinstatement of our salary level from our company-wide voluntary salary reductions that were in effect in the first half of 2009 and $13.5 million increase in overhead costs resulting from the increased sales volume.

All Other.    Gross margin for All other remained the same as there is no cost of sales in either period.

Operating Expenses

Selling, General and Administrative Expenses.    Selling, general, and administrative expenses were $33.9 million, or 9.1% of net sales for the six months ended June 30, 2010, compared to $33.6 million, or 13.9% of net sales for the six months ended June 28, 2009. The increase of $0.2 million, or 0.7%, was primarily attributable to a $3.5 million unfavorable impact resulting from the appreciation of the Korean won against the U.S. dollar, a $3.8 million increase in salaries resulting from the reinstatement of our salary levels from our company-wide voluntary salary reductions that were in effect in the first half of 2009, and a $1.5 million increase in amortization expenses due to the write-up of our intangible assets in accordance with fresh-start accounting. These increases were partially offset by a $8.9 million decrease in outside service expenses, primarily due to a decrease in restructuring-related professional fees and related expenses.

Research and Development Expenses.    Research and development expenses for the six months ended June 30, 2010 were $41.1 million, an increase of $7.8 million, or 23.6%, from $33.2 million for the six months ended June 28, 2009. This increase was due to a $4.6 million unfavorable impact resulting from the appreciation of the Korean won against the U.S. dollar, a $2.2 million increase in salaries and related expenses resulting from the reinstatement of our salary levels from our company-wide voluntary salary reductions that were in effect in the first half of 2009, a $1.6 million increase in material costs, and a $3.2 million increase in amortization expenses due to the write-up of our intangible assets in accordance with fresh-start accounting. These increases were partially offset by a $4.1 million decrease in costs transferred from manufacturing to research and development expenses due to improved facilities utilization resulting from our higher net sales. Research and development expenses as a percentage of net sales were 11.0% in the six months ended June 30, 2010, compared to 13.8% in the six months ended June 28, 2009.

Restructuring and Impairment Charges.    Restructuring and impairment charges increased by $0.2 million in the six months ended June 30, 2010 compared to the six months ended June 28, 2009. Impairment charges of $0.6 million recorded in the six months ended June 30, 2010 were related to impairment of four abandoned in-process research and development projects, accounted for as indefinite-lived intangible assets as part of the application of fresh-start accounting. Restructuring charges of $0.4 million recorded in the six months ended June 28, 2009 were related to the closure of our research and development facilities in Japan.

Other Income (Expense)

Interest Expense, Net.    Net interest expense was $8.6 million during the six months ended June 30, 2010, a decrease of $18.9 million compared to $27.5 million for the six months ended June 28, 2009. Interest expense for the six months ended June 30, 2010 was incurred under our $250.0 million principal amount senior notes issued on April 9, 2010 and partially incurred under our new term loan, which was fully repaid on April 9, 2010. Interest expense for the six months ended June 28, 2009 was incurred under our $750.0 million principal amount of notes and $95.0 million senior secured credit facility. Upon our emergence from our reorganization proceedings, our $750.0 million notes were discharged pursuant to the reorganization plan. $33.3 million out of our senior secured credit facility was repaid in cash and $61.8 million was refinanced with the new term loan on November 6, 2009.

Foreign Currency Gain (Loss), Net.    Net foreign currency loss for the six months ended June 30, 2010 was $26.7 million, compared to net foreign currency loss of $9.4 million for the six months ended June 28, 2009. A substantial portion of our net foreign currency gain or loss is non-cash translation gain or loss recorded for intercompany borrowings at our Korean subsidiary and is affected by changes in the exchange rate between the Korean won and the U.S. dollar. Foreign currency translation gain from the intercompany borrowings was included in determining our consolidated net income since the intercompany borrowings were not considered long-term investments in nature because management intended to repay these intercompany borrowings at their respective maturity dates. The Korean won to U.S. dollar exchange rates were 1,210.3:1 and 1,283.6:1 using the first base rate as of June 30, 2010 and June 28, 2009, respectively, as quoted by the Korea Exchange Bank.

Others.    Others for the six months ended June 30, 2010 was comprised of dividend income from our investment in equity instruments and loss on valuation of derivatives which were designated as hedging instruments. The majority of the loss was loss on valuation of derivatives which represents either hedge ineffectiveness or components of changes in fair value of derivatives excluded from the assessments of hedge effectiveness.

Income Tax Expenses.    Income tax expenses for the six months ended June 30, 2010 were $1.7 million, compared to income tax expenses of $5.0 million for the six months ended June 28, 2009. Income tax expenses for the six months ended June 30, 2010 were comprised of $0.5 million of current income tax expenses, net incurred in various jurisdictions in which our overseas subsidiaries are located, $2.2 million of withholding taxes mostly paid on intercompany interest payments, and a $0.7 million income tax effect from the change of deferred tax assets less $1.6 million reversal of liabilities for uncertain tax positions due to the lapse of the applicable statute of limitations. Due to the uncertainty of the utilization of foreign tax credits, we recognized full valuation allowance for the withholding taxes (deferred tax assets).

Loss from Discontinued Operations, Net of Taxes

Loss from Discontinued Operations, Net of Taxes.    During 2008, we closed our Imaging Solutions business segment. During the six months ended June 28, 2009, we recognized net loss of $1.8 million relating to our discontinued operations.

Results of Operations—Comparison of Years Ended December 31, 2009 and December 31, 2008

The following table sets forth consolidated results of operations for the two-month period ended December 31, 2009, the ten-month period ended October 25, 2009 and the year ended December 31, 2008:

	Successor Company		Predecessor Company				Change Amount
	Two-Month Period Ended December 31, 2009		Ten-Month Period Ended October 25, 2009		Year Ended December 31, 2008
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
	(In millions)
Net sales	$111.1	100.0%	$449.0	100.0%	$601.7	100.0%	$(41.6)
Cost of sales	90.4	81.4	311.1	69.3	445.3	74.0	(43.7)

Gross profit	20.7	18.6	137.8	30.7	156.4	26.0	2.1

Selling, general and administrative expenses	14.5	13.1	56.3	12.5	81.3	13.5	(10.5)
Research and development expenses	14.7	13.3	56.1	12.5	89.5	14.9	(18.6)
Restructuring and impairment charges	—	—	0.4	0.1	13.4	2.2	(12.9)

Operating income (loss) from continuing operations	(8.6)	(7.7)	25.0	5.6	(27.7)	(4.6)	44.1
Interest expense, net	(1.3)	(1.1)	(31.2)	(6.9)	(76.1)	(12.7)	43.7
Foreign currency gain (loss), net	9.3	8.4	43.4	9.7	(210.4)	(35.0)	263.2
Reorganization items, net	—	—	804.6	179.2	—	—	804.6

	8.1	7.3	816.8	181.9	(286.5)	(47.6)	1,111.5

Income (loss) from continuing operations before income taxes	(0.5)	(0.5)	841.8	187.5	(314.3)	(52.2)	1,155.5
Income tax expenses	1.9	1.8	7.3	1.6	11.6	1.9	(2.3)

Income (loss) from continuing operations	(2.5)	(2.2)	834.5	185.9	(325.8)	(54.2)	1,157.9
Income (loss) from discontinued operations, net of taxes	0.5	0.5	6.6	1.5	(91.5)	(15.2)	98.6

Net income (loss)	$(2.0)	(1.8)%	$841.1	187.3%	$(417.3)	(69.4)%	$1,256.4

Net Sales

	Successor Company		Predecessor Company				Change Amount
	Two-Month Period Ended December 31, 2009		Ten-Month Period Ended October 25, 2009		Year Ended December 31, 2008
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
	(In millions)
Display Solutions	$51.0	46.0%	$231.9	51.6%	$304.1	50.5%	$(21.2)
Power Solutions	4.7	4.3	7.6	1.7	5.4	0.9	6.9
Semiconductor Manufacturing Services	54.8	49.3	206.7	46.0	287.1	47.7	(25.7)
All other	0.5	0.5	2.8	0.6	5.0	0.8	(1.7)

	$111.1	100.0%	$449.0	100.0%	$601.7	100.0%	$(41.6)

Net sales were $111.1 million for the two-month period ended December 31, 2009 and $449.0 million for the ten-month period ended October 25, 2009, or $560.1 million in aggregate, a $41.6 million, or 6.9%, decrease, compared to $601.7 million in 2008. Net sales generated in our three operating segments during 2009 in aggregate were $556.7 million, a decrease of $39.9 million, or 6.7%, from 2008. This decrease was principally due to the impact of the depreciation of the Korean won against the U.S. dollar in the amount of $17.6 million and a decrease in average selling prices of our products, both of which were partially offset by increases in product sales volume. Among our segments, net sales decreased for our Display Solutions and our Semiconductor Manufacturing Service segments which was offset in part by an increase in net sales from our Power Solutions segment.

Display Solutions.    Net sales from Display Solutions were $51.0 million for the two-month period ended December 31, 2009 and $231.9 million for the ten-month period ended October 25, 2009, or $282.9 million in aggregate, a $21.2 million, or 7.0%, decrease from $304.1 million for 2008. The decrease resulted from a 24.9% decrease in average selling prices, primarily from display driver products for LCD televisions, PC monitors and mobile devices. The reduction in average selling prices in 2009 resulted in part from reduced demand for consumer electronics products generally, and new products in particular, during the first half of 2009 as a result of the worldwide economic slowdown. These decreases in average selling prices were partially offset by a 24.6% increase in sales volume. Volume increased in the second half of 2009 as the consumer electronics industry began to recover from the economic slowdown as demand and shipments for consumer electronics products such as digital televisions, PCs, and smartphones increased.

Power Solutions.    Net sales from Power Solutions were $4.7 million for the two-month period ended December 31, 2009 and $7.6 million for the ten-month period ended October 25, 2009, or $12.4 million in aggregate, a $6.9 million, or 127.6%, increase from $5.4 million for 2008. The increase resulted from a 221.3% increase in sales volume, most of which was attributable to higher demand for MOSFET products driven by our existing and new customers. Such increases in volume were partially offset by a 29.4% decrease in average sales prices. We were able to attract new customers, largely due to MOSFET products utilized in high voltage technologies and computing solutions.

Semiconductor Manufacturing Services.    Net sales from Semiconductor Manufacturing Services were $54.8 million for the two-month period ended December 31, 2009 and $206.7 million for the ten-month period ended October 25, 2009, or $261.4 million in aggregate, a $25.7 million, or 8.9%, decrease compared to net sales of $287.1 million for 2008. This decrease was primarily due to a 0.5% decrease in sales volume and 3.4% decrease in average selling price of eight-inch equivalent wafers given decreased market demand for such products.

All Other.    Net sales from All other were $0.5 million for the two-month period ended December 31, 2009 and $2.8 million for the ten-month period ended October 25, 2009, or $3.3 million in aggregate compared to $5.0 million for 2008. This decrease of $1.7 million, or 33.6%, resulted from lower rental income due to the relocation of one of the lessees of one of our buildings.

Net Sales by Geographic Region

The following table sets forth our net sales by geographic region and the percentage of total net sales represented by each geographic region for the two-month period ended December 31, 2009, the ten-month period ended October 25, 2009 and the year ended December 31, 2008:

	Successor Company		Predecessor Company				Change Amount
	Two-Month Period Ended December 31, 2009		Ten-Month Period Ended October 25, 2009		Year Ended December 31, 2008
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
	(In millions)
Korea	$62.2	56.0%	$244.3	54.4%	$301.0	50.0%	$5.5
Asia Pacific	25.6	23.0	116.9	26.0	144.5	24.0	(2.0)
Japan	6.5	5.8	31.6	7.0	79.9	13.3	(41.8)
North America	14.9	13.4	48.5	10.8	61.3	10.2	2.0
Europe	1.9	1.7	7.7	1.7	14.9	2.5	(5.4)

	$111.1	100.0%	$449.0	100.0%	$601.7	100.0%	$(41.6)

Net sales in Japan in 2009 declined as a percentage of total net sales principally as a result of declines in customer sales relating to electronic games due to the overall slowness in that market.

Gross Profit

	Successor Company		Predecessor Company				Change Amount
	Two-Month Period Ended December 31, 2009		Ten-Month Period Ended October 25, 2009		Year Ended December 31, 2008
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
	(In millions)
Display Solutions	$8.7	17.1%	$61.8	26.6%	$57.4	18.9%	$13.1
Power Solutions	0.7	15.5	1.4	18.8	(4.3)	(78.6)	6.4
Semiconductor Manufacturing Services	10.7	19.5	71.8	34.8	98.4	34.3	(15.9)
All other	0.5	100.0	2.8	100.0	4.9	97.3	(1.6)

	$20.7	18.6%	$137.8	30.7%	$156.4	26.0%	$2.1

Total gross profit was $20.7 million for the two-month period ended December 31, 2009 and $137.8 million for the ten-month period ended October 25, 2009, or $158.5 million in aggregate as compared to $156.4 million for 2008, a $2.1 million, or 1.3%, increase. Gross margin, or gross profit as a percentage of net sales, in 2009 was 28.3%, an increase of 2.3% from 26.0% for the year ended December 31, 2008. This increase in gross margin was primarily attributable to a $22.8 million favorable impact resulting from the depreciation of the Korean won against the U.S. dollar and an increase in sales volume. These increases were partially offset by lower average selling prices and the impact of a $17.2 million increase in our cost of sales as a result of the write-up of our inventory in accordance with the principles of fresh-start accounting upon the consummation of our reorganization proceedings. Cost of sales for the combined twelve-month period ended December 31, 2009 decreased by $43.7 million compared to 2008. The decreases in cost of sales were primarily due to a

$40.4 million favorable impact resulting from the depreciation of the Korean won against the U.S. dollar, a $10.2 million decrease in labor costs, a $9.6 million decrease in subcontractor costs and a $3.2 million decrease in depreciation, which were partially offset by a $6.4 million increase in material costs resulting from the increase in sales volume and a $1.8 million increase of overhead costs. Gross margin for the two-month period ended December 31, 2009 was 18.6% as compared to 30.7% for the ten-month period ended October 25, 2009. Gross margin was higher in the ten-month period ended October 25, 2009 compared to the two-month period ended December 31, 2009 principally due to a $17.2 million one-time impact on cost of sales which is recorded in the two-month period ended December 31, 2009 associated with the step up of our inventory as a result of adoption of fresh-start accounting. As of December 31, 2009, $0.7 million of the total increase in inventory valuation remained. We included the remaining increase in inventory valuation in cost of sales for the quarter ending March 31, 2010. As a result, we expect gross margin in future periods to return to historical levels, excluding foreign currency fluctuation impacts.

Display Solutions.    Gross margin for Display Solutions for the combined twelve-month period ended December 31, 2009 improved to 24.9% compared to 18.9% for the year ended December 31, 2008 primarily due to a decrease in unit costs resulting from a 24.6% increase in sales volume compared to 2008 offset in part by lower average selling prices and the impact of the write-up of our inventory in accordance with fresh-start accounting. Cost of sales for the combined twelve-month period ended December 31, 2009 decreased by $34.3 million compared to 2008, primarily due to a $17.8 million favorable impact resulting from the depreciation of the Korean won against the U.S. dollar, a $7.1 million decrease in labor costs, a $8.2 million decrease in subcontractor costs and a $3.8 million decrease in depreciation, which were partially offset by a $3.8 million increase in material costs due to increased sales volume and a $7.2 million increase resulting from the step-up of our inventory valuation as a result of our adoption of fresh-start accounting.

Power Solutions.    Gross margin for Power Solutions for the combined twelve-month period ended December 31, 2009 improved to 17.5% compared to (78.6)% for the year ended December 31, 2008 primarily due to lower unit costs resulting from the 221.3% increase in sales volume offset in part by lower average selling prices and the impact of the write-up of our inventory in accordance with fresh-start accounting. Cost of sales for the combined twelve-month period ended December 31, 2009 increased by $0.5 million compared to 2008, primarily due to a $2.3 million increase in material costs and a $1.1 million increase in overhead costs, which were partially offset by a $0.7 million favorable impact resulting from of the depreciation of the Korean won against the U.S. dollar. Gross margin was negative in 2008 as we first began operating the segment in late 2007 and had not yet achieved sales volumes required to generate a positive gross margin.

Semiconductor Manufacturing Services.    Gross margin for Semiconductor Manufacturing Services decreased to 31.6% in the combined twelve-month period ended December 31, 2009 from 34.3% in the year ended December 31, 2008. This decrease was primarily due to an overall decrease in production volume and average selling prices in an aggregate amount of $29.5 million, partially offset by a $13.6 million favorable impact resulting from the depreciation of the Korean won against the U.S. dollar. Cost of sales for the combined twelve-month period ended December 31, 2009 decreased by $9.8 million compared to 2008, which was primarily attributable to a $21.9 million favorable impact resulting from the depreciation of the Korean won against the U.S. dollar, which was offset in part by a $0.4 million increase in material costs and a $10.9 million increase resulting from the step-up of our inventory valuation as a result of our adoption of fresh-start accounting.

All Other.    Gross margin for All other for the combined twelve-month period ended December 31, 2009 increased to 100.0% from 97.3% for the year ended December 31, 2008. All net sales included in All other in 2009 represent rent revenues for which there is no cost of sales. For 2008, All other included limited revenue from unit processing which resulted in a gross margin of 97.3%.

Operating Expenses

Selling, General and Administrative Expenses.    Selling, general, and administrative expenses were $70.8 million, or 12.6%, of net sales for the combined twelve-month period ended December 31, 2009, compared to $81.3 million, or 13.5%, for 2008. The decrease of $10.5 million, or 12.9%, from the prior-year period was attributable to a decrease of $7.2 million due to the depreciation of the Korean won against the U.S. dollar and a decrease of $3.6 million due to a reduction in headcount and a short-term decrease in salaries and related expenses in connection with our cost-reduction efforts in 2009 as well as a decrease in depreciation and amortization expenses of $4.9 million. These decreases were partially offset by a $6.1 million increase in outside service expenses.

Research and Development Expenses.    Research and development expenses for the combined twelve-month period ended December 31, 2009 were $70.9 million, a decrease of $18.6 million, or 20.8%, from $89.5 million for the year ended December 31, 2008. This decrease was due to the depreciation of the Korean won against the U.S. dollar of $8.5 million, a $3.2 million decrease in salaries and related expenses due to lower headcount and our short-term decrease in salaries. Through our cost reduction initiatives, material costs decreased by $4.8 million and outside service fees decreased by $2.6 million. The remaining decrease in research and development expenses was attributable to reductions in various overhead expenses. Research and development expenses as a percentage of net sales were 12.7% in 2009, compared to 14.9% in 2008.

Restructuring and Impairment Charges.    Restructuring and impairment charges decreased by $12.9 million in the combined twelve-month period ended December 31, 2009 compared to the year ended December 31, 2008. Restructuring charges of $0.4 million recorded in the ten-month period ended October 25, 2009 were related to the closure of one of our research and development facilities in Japan. Restructuring charges of $13.4 million for the year ended December 31, 2008 reflected an impairment charge of $14.2 million as a result of the significant reduction in net sales attributable to our Display Solutions products, offset in part by an $0.9 million reversal of unused accrued restructuring charges from prior periods.

Other Income (Expense)

Interest Expense, Net.    Net interest expense was $32.4 million during the combined twelve-month period ended December 31, 2009, a decrease of $43.7 million compared to $76.1 million for the year ended December 31, 2008. Interest expense was incurred under our $750 million principal amount of notes and our senior secured credit facility. From June 12, 2009, the date of our initial reorganization filing, to October 25, 2009, we did not accrue interest expenses related to our notes, which were categorized as liabilities subject to compromise. Upon our emergence from our reorganization proceedings, our $750.0 million notes were discharged pursuant to the reorganization plan. Net interest expense in 2008 included a write-off of remaining debt issuance costs of $12.3 million related to our notes since we were not compliant with certain financial covenants under the terms of our notes and therefore, amounts outstanding were reclassified as current portion of long-term debt in our balance sheet as of December 31, 2008.

Foreign Currency Gain (Loss), Net.    Net foreign currency gain for the combined twelve-month period ended December 31, 2009 was $52.8 million, compared to net foreign exchange loss of $210.4 million for the year ended December 31, 2008. A substantial portion of our net foreign currency gain or loss is non-cash translation gain or loss recorded for intercompany borrowings at our Korean subsidiary and is affected by changes in the exchange rate between the Korean won and the U.S. dollar. Foreign currency translation gain from the intercompany borrowings was included in determining our consolidated net income since the intercompany borrowings were not considered long-term investments in nature because management intended to repay these intercompany borrowings at their respective maturity dates. The Korean won to U.S. dollar exchange rates were 1,167.6:1 and 1,262.0:1 using the first base rate as of December 31, 2009 as quoted by the Korea Exchange Bank and the noon buying rate in effect as of December 31, 2008 as quoted by the Federal Reserve Bank of New York, respectively. The exchange rate quotation from the Federal Reserve Bank was available on or before December 31, 2008.

Reorganization items, Net.    Net reorganization gain of $804.6 million in the ten-month period ended October 25, 2009 represents the impact of non-cash reorganization income and expense items directly associated with our reorganization proceedings and primarily reflects the discharge of liabilities of $798.0 million. Net reorganization gain also includes professional fees, the revaluation of assets and the write-off of debt issuance costs. These items are related primarily to our reorganization proceedings, and are not the result of our current operations. Accordingly, we do not expect these items to continue on an ongoing basis. Further information on reorganization related items is discussed in note 5 to the consolidated financial statements of MagnaChip Semiconductor LLC for the ten-month period ended October 25, 2009 and the two-month period ended December 31, 2009 included elsewhere in this prospectus.

Income Tax Expenses

Income Tax Expenses.    Income tax expenses for the combined twelve-month period ended December 31, 2009 were $9.2 million, compared to income tax expenses of $11.6 million for the year ended December 31, 2008. Income tax expense for 2009 was comprised of $6.7 million of withholding taxes mostly paid on intercompany interest payments, $0.8 million of current income taxes incurred in various jurisdictions in which we operate and a $1.7 million income tax effect from the change of deferred tax assets. Due to the uncertainty of the utilization of foreign tax credits, we did not recognize these withholding taxes as deferred tax assets.

Income from Discontinued Operations, Net of Taxes

Income from Discontinued Operations, Net of Taxes.    During 2008, we closed our Imaging Solutions business segment, recognizing a net loss of $91.5 million from discontinued operations, of which $15.9 million was from negative gross margin, $37.5 million was from research and development cost and $34.2 million was attributable to restructuring and impairment charges incurred during the third quarter of 2008. During the combined twelve-month period ended December 31, 2009, we recognized net income of $7.1 million relating to our discontinued operations, largely due to the sale of patents related to our closed Imaging Solutions business segment, which resulted in a $8.3 million gain.

Results of Operations—Comparison of Years Ended December 31, 2008 and December 31, 2007

The following table sets forth consolidated results of operations for the years ended December 31, 2008 and December 31, 2007:

	Predecessor Company				Change Amount
	Year Ended December 31, 2008		Year Ended December 31, 2007
	Amount	% of Net Sales	Amount	% of Net Sales
	(In millions)
Net sales	$601.7	100.0%	$709.5	100.0%	$(107.8)
Cost of sales	445.3	74.0	578.9	81.6	(133.6)

Gross profit	156.4	26.0	130.7	18.4	25.8

Selling, general and administrative expenses	81.3	13.5	82.7	11.7	(1.4)
Research and development expenses	89.5	14.9	90.8	12.8	(1.4)
Restructuring and impairment charges	13.4	2.2	12.1	1.7	1.3

Operating income (loss) from continuing operations	(27.7)	(4.6)	(54.9)	(7.7)	27.2
Interest expense, net	(76.1)	(12.7)	(60.3)	(8.5)	(15.8)
Foreign currency gain (loss), net	(210.4)	(35.0)	(4.7)	(0.7)	(205.7)

	(286.5)	(47.6)	(65.0)	(9.2)	(221.5)

Income (loss) from continuing operations before income taxes	(314.3)	(52.2)	(120.0)	(16.9)	(194.3)
Income tax expenses	11.6	1.9	8.8	1.2	2.8

Income (loss) from continuing operations,	(325.8)	(54.2)	(128.8)	(18.2)	(197.0)
Income (loss) from discontinued operations, net of taxes	(91.5)	(15.2)	(51.7)	(7.3)	(39.7)

Net income (loss)	$(417.3)	(69.4)%	$(180.6)	(25.4)%	$(236.7)

Net Sales

	Predecessor Company				Change Amount
	Year Ended December 31, 2008		Year Ended December 31, 2007
	Amount	% of Total	Amount	% of Total
	(In millions)
Display Solutions	$304.1	50.5%	$331.7	46.7%	$(27.6)
Power Solutions	5.4	0.9	—	—	5.4
Semiconductor Manufacturing Services	287.1	47.7	321.0	45.2	(33.9)
All other	5.0	0.8	56.8	8.0	(51.8)

	$601.7	100.0%	$709.5	100.0%	$(107.8)

Net sales for the year ended December 31, 2008 decreased $107.8 million, or 15.2%, compared to 2007. Net sales generated in our three operating segments during the year ended December 31, 2008 were $596.6 million, a decrease of $56.1 million, or 8.6%, from the net sales for 2007, primarily due to a $27.6 million, or 8.3%, decrease in net sales from our Display Solutions segment and a $33.9 million, or 10.6%, decrease in net sales from our Semiconductor Manufacturing Services segment. Net sales from All other decreased $51.8 million, or 91.2%, compared to the year ended December 31,

2007. Our Korean-based net sales were also lower due to a $21.8 million unfavorable impact resulting from the depreciation of the Korean won against the U.S. dollar.

Display Solutions.    Net sales from our Display Solutions segment for the year ended December 31, 2008 were $304.1 million, a $27.6 million, or 8.3%, decrease, from $331.7 million for 2007. The decrease resulted primarily from a 15.6% decline in average selling prices which was due to a higher percentage of our net sales of products with lower sales prices and a 4.6% decline in sales volume.

Power Solutions.    Net sales from our Power Solutions segment for the year ended December 31, 2008 were $5.4 million. No sales occurred for the year ended December 31, 2007 as our Power Solutions segment was launched in late 2007 and did not start making sales until 2008.

Semiconductor Manufacturing Services.    Net sales from our Semiconductor Manufacturing Services segment for the year ended December 31, 2008 were $287.1 million, a $33.9 million, or 10.6%, decrease compared to net sales of $321.0 million for 2007. This decrease was primarily due to a 5.5% decrease in average selling prices and 3.0% decrease in sales volume. During the fourth quarter of 2008 our net sales were adversely impacted by the worldwide economic slowdown.

All Other.    Net sales from All other for 2008 were $5.0 million compared to $56.8 million for 2007. This decrease of $51.8 million, or 91.2%, represents the revenue decrease from our unit processing services as such services were no longer required by our sole customer for the service.

Net Sales by Geographic Region

The following table sets forth our net sales by geographic region and the percentage of total net sales represented by each geographic region for the years ended December 31, 2008 and December 31, 2007:

	Predecessor Company				Change Amount
	Year Ended December 31, 2008		Year Ended December 31, 2007

	Amount	% of Total	Amount	% of Total
	(In millions)
Korea	$301.0	50.0%	$404.3	57.0%	(103.3)
Asia Pacific	144.5	24.0	155.5	21.9	(11.0)
Japan	79.9	13.3	71.2	10.0	8.7
North America	61.3	10.2	58.5	8.2	2.8
Europe	14.9	2.5	20.0	2.8	(5.1)

Total net revenues	$601.7	100.0%	$709.5	100.0%	(107.8)

Net sales in Korea in 2008 declined as a percentage of total net sales, principally due to reduced revenue from unit processing services and the overall slowness in the semiconductor manufacturing market. The sales were also affected by lower demand for large display driver products.

Gross Profit

	Predecessor Company				Change Amount
	Year Ended December 31, 2008		Year Ended December 31, 2007
	Amount	% of Net Sales	Amount	% of Net Sales
	(In millions)
Display Solutions	$57.4	18.9%	$41.5	12.5%	$15.9
Power Solutions	(4.3)	(78.6)	—	—	(4.3)
Semiconductor Manufacturing Services	98.4	34.3	67.1	20.9	31.3
All other	4.9	97.3	22.0	38.7	(17.1)

	$156.4	26.0%	$130.7	18.4%	$25.8

Total gross profit increased $25.8 million for the year ended December 31, 2008, or 19.7%, compared to the gross profit generated for the year ended December 31, 2007. Gross margin for the year ended December 31, 2008 was 26.0% of net sales, an increase of 7.6% from 18.4% for the year ended December 31, 2007. This increase in gross margin was attributable to a $30.9 favorable impact due to the depreciation of the Korean won against the U.S. dollar and an overall decrease in unit costs which offset lower average sales prices. Cost of sales in 2008 decreased by $133.6 million compared to 2007, primarily due to a $52.7 million favorable impact resulting from the depreciation of Korean won against U.S. dollar, a $17.4 million decrease in depreciation and a $11.2 million decrease in overhead costs, which were partially offset by a $6.3 million increase in labor costs. In addition, $34.2 million in cost of sales for unit processing services which were incurred during 2007 were not incurred in 2008 as we no longer rendered the services.

Display Solutions.    Gross margin for our Display Solutions segment for the year ended December 31, 2008 increased to 18.9% compared to 12.5% for 2007. This increase was primarily due to a $18.3 million favorable impact resulting from the depreciation of the Korean won against the U.S. dollar. Cost of sales for 2008 decreased by $43.5 million compared to 2007, which was primarily attributable to a $24.8 million favorable impact resulting from the depreciation of Korean won against U.S. dollar and a $5.5 million decrease in depreciation and a $9.6 million decrease in subcontractor costs which were offset in part by a $5.7 million increase in labor costs.

Power Solutions.    Gross margin for our Power Solutions segment for the year ended December 31, 2008 was (78.6)%. This negative gross margin was due to high fixed production costs per unit resulting from low production volume as we commenced sales in our Power Solutions segment in 2008.

Semiconductor Manufacturing Services.    Gross margin for our Semiconductor Manufacturing Services segment increased to 34.3% in the year ended December 31, 2008 from 20.9% for 2007. This increase was due to a decrease in cost of sales, primarily due to a $13.0 million favorable impact resulting from the depreciation of the Korean won against the U.S. dollar. Cost of sales for 2008 decreased by $65.2 million compared to 2007. The decrease was primarily attributable to a $26.9 million favorable impact resulting from the depreciation of Korean won against U.S. dollar, a $12.3 million decrease in depreciation and a $11.6 million decrease in overhead costs, which were partially offset by a $1.3 million increase in material costs.

All Other.    Gross margin for All other for the year ended December 31, 2008 increased to 97.3% from 38.7% for 2007. The improvement was primarily attributable to a decrease in sales volume for unit processing while rental revenue, for which there are no allocated cost of sales, remained comparable to the prior year.

Operating Expenses

Selling, General and Administrative Expenses.    Selling, general, and administrative expenses were $81.3 million, or 13.5%, of net sales for the year ended December 31, 2008 compared to $82.7 million, or 11.7%, for 2007. The decrease of $1.4 million, or 1.7%, was primarily attributable to a $10.4 million favorable impact resulting from the depreciation of the Korean won against the U.S. dollar and a $3.1 million decrease in depreciation and amortization expenses. These decreases were partially offset by a $9.9 million increase in outside service fees and a $3.6 million increase in salaries.

Research and Development Expenses.    Research and development expenses for the year ended December 31, 2008 were $89.5 million, a decrease of $1.4 million, or 1.5%, from $90.8 million for 2007. This decrease was primarily attributable to a $11.3 million favorable impact resulting from the depreciation of the Korean won against the U.S. dollar partially offset by a $7.1 million increase in salaries and a $1.9 million increase in outside service fees.

Restructuring and Impairment Charges.    Restructuring and impairment charges for the year ended December 31, 2008 included an impairment charge of $14.2 million related to our Display Solutions segment. During the three months ended July 1, 2007, we recognized $2.0 million of restructuring accruals related to the closure of our five-inch wafer fabrication facilities, including termination benefits and other associated costs. Through the first quarter of 2008, actual payments of $1.1 million were charged against the restructuring accruals. As of March 30, 2008, the restructuring activities were substantially completed and we reversed $0.9 million of unused restructuring accruals.

During the year ended December 31, 2007, we recognized restructuring and impairment charges of $12.1 million, which consisted of $10.1 million of impairment charges and $2.0 million of restructuring charges. The impairment charges recorded related to the closure of our five-inch wafer fabrication facility.

Other Income (Expense)

Interest Expense, Net.    Net interest expense was $76.1 million during the year ended December 31, 2008, compared to $60.3 million for 2007. Interest expense was incurred to service our notes and our senior secured credit facility. At December 31, 2008, the notes and our senior secured credit facility bore interest at a weighted average interest rate of 7.14% and 7.90%, respectively. The increase in net interest expense was mainly due to a write-off of remaining debt issuance costs of $12.3 million related to our notes as of December 31, 2008 since we were not in compliance with certain financial covenants under the terms of our notes and therefore, amounts outstanding were reclassified as current in our balance sheet as of December 31, 2008.

Foreign Currency Gain (Loss), Net.    Net foreign currency loss for the year ended December 31, 2008 was $210.4 million, compared to net foreign exchange loss of $4.7 million for the year ended December 31, 2007. A substantial portion of our net foreign currency gain or loss is non-cash translation gain or loss recorded for intercompany borrowings at our Korean subsidiary and is affected by changes in the exchange rate between the Korean won and the U.S. dollar. Foreign currency translation gain from the intercompany borrowings was included in determining our consolidated net income since the intercompany borrowings were not considered long-term investments in nature because management intended to repay these intercompany borrowings at their respective maturity dates. The Korean won to U.S. dollar exchange rates were 1,262.0:1 and 935.8:1 using the noon buying rate in effect as of December 31, 2008 and December 31, 2007, respectively, as quoted by the Federal Reserve Bank of New York.

Income Tax Expenses

Income Tax Expenses.    Income tax expenses for the year ended December 31, 2008 were $11.6 million, compared to income tax expenses of $8.8 million for 2007. Income tax expenses for 2008 were comprised of $6.1 million of withholding taxes mostly paid on intercompany interest payments, $4.0 million of current income taxes incurred in various jurisdictions in which we operate and a $1.5 million income tax effect from a change of deferred tax assets. Due to the uncertainty of the utilization of foreign tax credits, we did not recognize these withholding taxes as deferred tax assets.

Loss from Discontinued Operations, Net of Taxes

Loss from Discontinued Operations, Net of Taxes.    During 2008, we closed our Imaging Solutions business segment that was classified as a discontinued operation, recognizing net losses of $91.5 million and $51.7 million from discontinued operations for 2008 and for 2007, respectively. Of the recorded net loss of $91.5 million in 2008, $15.9 million was from negative gross margin, $37.5 million was from research and development costs and $34.2 million was attributable to restructuring and impairment charges incurred during the third quarter of 2008.

Periodic Results of Operations

The following tables set forth unaudited selected consolidated financial data for each of the quarters in the six-quarter period ended June 30, 2010. The information for each of these periods has been prepared on the same basis as the audited financial statements included elsewhere in this prospectus and, in the opinion of management, includes adjustments for normal recurring items, necessary for the fair statement of the results of operations for these periods. This data should be read in conjunction with our audited consolidated financial statements and related notes included elsewhere in this prospectus. These operating results are not necessarily indicative of our operating results for any future period.

	Successor(1)			Predecessor(1)
	Three Months Ended		Two-Month Period Ended December 31, 2009**	One-Month Period Ended October 25, 2009*	Three Months Ended
	June 30, 2010*	March 31, 2010*			September 27, 2009*	June 28, 2009*	March 29, 2009*
	( in million)
Statements of Operations Data:
Net sales	$194.7	$179.5	$111.1	$51.2	$156.6	$139.7	$101.5
Cost of sales	130.2	130.1	90.4	34.8	104.5	91.4	80.6

Gross profit	64.5	49.4	20.7	16.5	52.2	48.3	20.9
Selling, general and administrative expenses	16.0	17.9	14.5	5.5	17.2	18.4	15.3
Research and development expenses	20.5	20.5	14.7	5.2	17.7	16.2	17.0
Restructuring and impairment charges	0.3	0.3	—	—	—	0.4	0.1

Operating income (loss) from continuing operations	27.8	10.6	(8.6)	5.8	17.3	13.4	(11.4)
Interest expense, net	(6.6)	(2.0)	(1.3)	(1.0)	(2.6)	(12.8)	(14.7)
Foreign currency gain (loss), net	(48.3)	21.6	9.3	7.4	45.4	30.8	(40.2)
Reorganization items, net	—	—	—	809.0	(4.1)	(0.3)	—
Others	(1.0)	(0.1)	—	—	—	—	—

	(55.8)	19.5	8.1	815.4	38.7	17.6	(54.9)
Income (loss) from continuing operations before income taxes	(28.0)	30.1	(0.5)	821.2	56.0	31.0	(66.3)
Income tax expenses (benefits)	2.7	(1.0)	1.9	(0.1)	2.4	2.4	2.6

Income (loss) from continuing operations	(30.7)	31.1	(2.5)	821.3	53.5	28.6	(68.9)
Income (loss) from discontinued operations, net of taxes	—	—	0.5	(0.6)	8.9	(1.0)	(0.8)

Net income (loss)	$(30.7)	$31.1	$(2.0)	$820.7	$62.4	$27.6	$(69.7)

Supplemental Data (unaudited):
Adjusted EBITDA(2)	$43.8	$28.7	$22.1	$10.6	$34.5	$29.3	$2.3
Adjusted Net Income (Loss)(3)	25.7	19.9	13.3	6.9	20.4	5.0	(22.9)

*	Derived from our unaudited interim consolidated financial statements.
**	Derived from our audited consolidated financial statements.
(1)	As of October 25, 2009, the fresh-start adoption date, we adopted fresh-start accounting for our consolidated financial statements. Because of the emergence from reorganization proceedings and adoption of fresh-start accounting, the historical financial information for periods after October 25, 2009 is not fully comparable to periods before October 25, 2009. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Changes to Our Business.”
(2)

We define Adjusted EBITDA as net income (loss) less income (loss) from discontinued operations, net of taxes, adjusted to exclude (i) depreciation and amortization associated with continuing operations, (ii) interest expense, net, (iii) income tax expenses (benefits), (iv) restructuring and impairment charges, (v) other restructuring charges, (vi) abandoned IPO expenses, (vii) subcontractor claim settlement, (viii) the increase in cost of sales resulting from the fresh-start inventory accounting step-up, (ix) equity-based compensation expense, (x) reorganization items, net, (xi) foreign currency gain (loss), net and (xii) derivative valuation gain (loss), net. A reconciliation of net income (loss) to Adjusted EBITDA is as follows:

	Successor(1)			Predecessor(1)
	Three Months Ended		Two-Month Period Ended December 31, 2009**	One-Month Period Ended October 25, 2009*	Three Months Ended
	June 30, 2010*	March 31, 2010*			September 27, 2009*	June 28, 2009*	March 29, 2009*
	( in million)
Net income (loss)	$(30.7)	$31.1	$(2.0)	$820.7	$62.4	$27.6	$(69.7)
Less: Income (loss) from discontinued operations, net of taxes	—	—	0.5	(0.6)	8.9	(1.0)	(0.8)

Income (loss) from continuing operations	(30.7)	31.1	(2.5)	821.3	53.5	28.6	(68.9)
Adjustments:
Depreciation and amortization associated with continuing operations	14.5	15.5	11.2	3.6	11.9	11.7	10.4
Interest expense, net	6.6	2.0	1.3	1.0	2.6	12.8	14.7
Income tax expenses (benefits)	2.7	(1.0)	1.9	(0.1)	2.4	2.4	2.6
Restructuring and impairment charges(a)	0.3	0.3	—	—	—	0.4	0.1
Other restructuring charges(b)	—	—	—	1.1	5.3	3.7	3.1
Reorganization items, net(c)	—	—	—	(809.0)	4.1	0.3	—
Inventory step-up(d)	—	0.9	17.2	—	—	—	—
Equity based compensation expense(e)	1.3	1.5	2.2	—	0.1	0.1	0.1
Foreign currency loss (gain), net(f)	48.3	(21.6)	(9.3)	(7.4)	(45.4)	(30.8)	40.2
Derivative valuation loss, net(g)	1.0	0.1	—	—	—	—	—

Adjusted EBITDA	$43.8	$28.7	$22.1	$10.6	$34.5	$29.3	$2.3

(a)	This adjustment is comprised of all items included in the restructuring and impairment charges line item on our consolidated statements of operations, and eliminates the impact of restructuring and impairment charges related to (i) for the three months ended June 30 and March 31, 2010, impairment of two abandoned in-process research and development projects in each period, accounted for as indefinite-lived intangible assets as part of the application of fresh-start accounting and (ii) for the three months ended June 28 and March 29, 2009, termination benefits and other related costs in connection with the closure of one of our research and development facilities in Japan.
(b)	This adjustment relates to certain restructuring charges that are not included in the restructuring and impairment charges line item on our consolidated statements of operations. These items are included in selling, general and administrative expenses in our consolidated statements of operations. These charges are restructuring-related professional fees and related expenses incurred during each period.
(c)	This adjustment eliminates the impact of largely non-cash reorganization income and expense items directly associated with our reorganization proceedings from our ongoing operations including, among others, professional fees, the revaluation of assets, the effects of the Chapter 11 reorganization plan and fresh-start accounting principles and the write-off of debt issuance costs. These items are comprised of the following: (i) for the one-month period ended October 25, 2009, our predecessor’s gain recognized upon the effectiveness of the reorganization plan which was primarily composed of debt discharge gains and net of reorganization related professional fees and other charges, and (ii) for three months ended September 27 and June 28, 2009, professional fees incurred in connection with our reorganization proceedings.
(d)	This adjustment eliminates the one-time impact on cost of sales associated with the write-up of our inventory in accordance with the principles of fresh-start accounting upon consummation of the Chapter 11 reorganization.
(e)	This adjustment eliminates the impact of non-cash equity-based compensation expenses.
(f)	This adjustment eliminates the impact of non-cash foreign currency translation associated with intercompany debt obligations and foreign currency denominated receivables and payables, as well as the cash impact of foreign currency transaction gains or losses on collection of such receivables and payment of such payables.

(g)	This adjustment eliminates the impact of gain or loss recognized in income on derivatives, which represents hedge ineffectiveness or derivatives value changes excluded from the risk being hedged. We enter into derivative transactions to mitigate foreign exchange risks. As our derivative transactions are limited to a certain portion of our expected cash flows denominated in USD, and we do not enter into derivative transactions for trading or speculative purposes, we do not believe that these charges or gains are indicative of our core operating performance.

(3)	We define Adjusted Net Income as net income (loss) less income (loss) from discontinued operations, net of taxes, excluding (i) restructuring and impairment charges, (ii) other restructuring charges, (iii) abandoned IPO expenses, (vi) subcontractor claim settlement, (v) reorganization items, net, (vi) the increase in cost of sales resulting from the fresh-start accounting inventory step-up, (vii) equity based compensation expense, (viii) amortization of intangibles associated with continuing operations, (ix) foreign currency gain (loss) and (x) derivative valuation gain (loss), net. The following table summarizes the adjustments to net income (loss) that we make in order to calculate Adjusted Net Income for the periods indicated:

	Successor(1)			Predecessor(1)
	Three Months Ended		Two-Month Period Ended December 31, 2009**	One-Month Period Ended October 25, 2009*	Three Months Ended
	June 30, 2010*	March 31, 2010*			September 27, 2009*	June 28, 2009*	March 29, 2009*
	( in million)
Net income (loss)	$(30.7)	$31.1	$(2.0)	$820.7	$62.4	$27.6	$(69.7)
Less: Income (loss) from discontinued operations, net of taxes	—	—	0.5	(0.6)	8.9	(1.0)	(0.8)

Income (loss) from continuing operations	(30.7)	31.1	(2.5)	821.3	53.5	28.6	(68.9)
Adjustments:
Restructuring and impairment charges(a)	0.3	0.3	—	—	—	0.4	0.1
Other restructuring charges(b)	—	—	—	1.1	5.3	3.7	3.1
Reorganization items, net(c)	—	—	—	(809.0)	4.1	0.3	—
Inventory step-up(d)	—	0.9	17.2	—	—	—	—
Equity based compensation expense(e)	1.3	1.5	2.2	—	0.1	0.1	0.1
Amortization of intangibles associated with continuing operations(f)	5.7	7.7	5.6	0.9	2.8	2.7	2.4
Foreign currency loss (gain), net(g)	48.3	(21.6)	(9.3)	(7.4)	(45.4)	(30.8)	40.2
Derivative valuation loss, net(h)	1.0	0.1	—	—	—	—	—

Adjusted Net Income (Loss)	$25.7	$19.9	$13.3	$6.9	$20.4	$5.0	$(22.9)

(a)	This adjustment is comprised of all items included in the restructuring and impairment charges line item on our consolidated statements of operations, and eliminates the impact of restructuring and impairment charges related to (i) for the three months ended June 30 and March 31,2010, impairment of two abandoned in-process research and development projects in each period, accounted for as indefinite-lived intangible assets as part of the application of fresh-start accounting and (ii) for the three months ended June 28 and March 29, 2009, termination benefits and other related costs in connection with the closure of one of our research and development facilities in Japan.
(b)	This adjustment relates to certain restructuring charges that are not included in the restructuring and impairment charges line item on our consolidated statements of operations. These items are included in selling, general and administrative expenses in our consolidated statements of operations. These charges are restructuring-related professional fees and related expenses incurred during each period.
(c)	This adjustment eliminates the impact of largely non-cash reorganization income and expense items directly associated with our reorganization proceedings from our ongoing operations including, among others, professional fees, the revaluation of assets, the effects of the Chapter 11 reorganization plan and fresh-start accounting principles and the write-off of debt issuance costs. These items are comprised of the following: (i) for the one-month period ended October 25, 2009, our predecessor’s gain recognized upon the effectiveness of the reorganization plan which was primarily composed of debt discharge gains and net of reorganization related professional fees and other charges, and (ii) for three months ended September 27 and June 28, 2009, professional fees incurred in connection with our reorganization proceedings.

(d)	This adjustment eliminates the one-time impact on cost of sales associated with the write-up of our inventory in accordance with the principles of fresh-start accounting upon consummation of the Chapter 11 reorganization.
(e)	This adjustment eliminates the impact of non-cash equity-based compensation expenses. Although we expect to incur non-cash equity-based compensation expenses in the future, we believe that analysts and investors will find it helpful to review our operating performance without the effects of these non-cash expenses, as supplemental information.
(f)	This adjustment eliminates the non-cash impact of amortization expense for intangible assets created as a result of the purchase accounting treatment of the Original Acquisition and other subsequent acquisitions, and from the application of fresh-start accounting in connection with the reorganization proceedings.
(g)	This adjustment eliminates the impact of non-cash foreign currency translation associated with intercompany debt obligations and foreign currency denominated receivables and payables, as well as the cash impact of foreign currency transaction gains or losses on collection of such receivables and payment of such payables.
(h)	This adjustment eliminates the impact of gain or loss recognized in income on derivatives, which represents hedge ineffectiveness or derivatives value changes excluded from the risk being hedged. We enter into derivative transactions to mitigate foreign exchange risks. As our derivative transactions are limited to a certain portion of our expected cash flows denominated in USD, and we do not enter into derivative transactions for trading or speculative purposes, we do not believe that these charges or gains are indicative of our core operating performance.

Net sales have increased quarter over quarter since the first quarter of 2009, primarily as a result of increases in sales volume resulting from increased demand as the consumer electronics industry began to recover from the economic slowdown. Net sales increased 37.7% from the three months ended March 29, 2009 to the three months ended June 28, 2009 partially due to the fact that the first quarter is traditionally a seasonally slow quarter for us due to reduced demand for consumer products after the end of the holiday season. Our net sales for the three months ended March 31, 2010 increased by 10.6% from the combined three-month period ended December 31, 2009 as the overall recovery from the economic slowdown had a greater impact than our typical seasonal weakness. Our net sales for the three months ended June 30, 2010 increased by 8.5% from the three months ended March 31, 2010 due to the improved product mix and increased market demand as the consumer electronics industry continues to recover from the economic slowdown.

Gross margin increased to 34.6% and 33.3% in the three months ended June 28 and September 27, 2009, respectively, from 20.6% in the three months ended March 29, 2009. The increase was primarily related to an increase in sales volume resulting from increased demand in connection with the global economic recovery and the impact of our cost reduction efforts. Gross margin in the combined three-month period ended December 31, 2009 decreased primarily due to a $17.2 million unfavorable impact which resulted from the write-up of our inventory in accordance with the principles of fresh-start accounting upon our emergence from reorganization proceedings. Gross margin in the three months ended March 31, 2010 improved as compared to the combined three-month period ended December 31, 2009 as the unfavorable impact from the inventory write-up of our inventory was limited to $0.9 million which had not yet been recognized as of December 31, 2009. Gross margin increased to 33.1% in the three months ended June 30, 2010 from 27.5% in the three months ended March 31, 2010. The increase was primarily due to increased sales volume and improved utilization of our manufacturing facilities.

Selling, general and administrative expenses for the three months ended June 28 and September 27, 2009 increased compared to the three months ended March 29, 2009 primarily due to the increase in outside service fees for restructuring-related professional fees and related expenses. Selling, general and administrative expenses for the combined three-month period ended December 31, 2009 increased compared to the three months ended September 27, 2009 due to an increase in salaries resulting from incentive payments made to our employees following our successful emergence from our reorganization proceedings and an increase in amortization expenses resulting from the write-up of certain intangible assets in accordance with the application of fresh-start accounting. Selling, general and administrative expenses for the three months ended June 30, 2010 decreased compared to the three months ended March 31, 2010 primarily due to decreases in depreciation and amortization as amortization of certain intangible assets was completed in April 2010.

Research and development expenses remained relatively constant in absolute dollars over the six quarter period. Research and development expense as a percentage of net sales was 16.7% in the three months ended March 29, 2009, which was higher than other quarters due to the substantially lower net sales in the three months ended March 29, 2009.

Restructuring and impairment charges for the three months ended June 28 and March 29, 2009 were related to termination benefits and other related costs in connection with the closure of one of our research and development facilities in Japan. Restructuring and impairment charges for the three months ended June 30 and March 31,2010 were related to impairment of two abandoned in-process research and development projects in each period, accounted for as indefinite-lived intangible assets as part of the application of fresh-start accounting.

Interest expense, net decreased in the three months ended September 27, 2009 as we did not accrue for interest expense related to our $750.0 million notes from June 12, 2009, the date of our initial reorganization filing, to October 25, 2009, as they were categorized as liabilities subject to compromise. These notes were discharged pursuant to the reorganization plan upon our emergence from our reorganization proceedings. As a result of our April 2010 senior notes offering and repayment of new term loan, our interest expense, net for the three months ended June 30, 2010 increased compared to the three months ended March 31, 2010.

A substantial portion of our net foreign currency gain or loss is non-cash translation gain or loss recorded for intercompany borrowing at our Korean subsidiary and is affected by changes in the exchange rate between Korean won and the U.S. dollar. During the three months ended March 29, 2009 and the three months ended June 30, 2010, foreign currency loss was recognized due to the depreciation of the Korean won against the U.S. dollar. From the three months ended June 28, 2009 to three months ended March 31, 2010, foreign currency gains have been recognized due to the appreciation of the Korean won against the U.S. dollar.

Reorganization items, net were incurred from the Reorganization Proceedings, implementation of our Plan of Reorganization, and the adoption of fresh-start reporting, and consisted mainly of the discharge of liabilities subject to compromise.

The majority of others for the three months ended March 31, 2010 were comprised of losses on valuation of derivatives, which represents either hedge ineffectiveness or components of changes in fair value of derivatives excluded from the assessments of hedge effectiveness. Others for the three months ended June 30, 2010 was comprised of loss on valuation of derivatives, which represents either hedge ineffectiveness or components of changes in fair value of derivatives excluded from the assessments of hedge effectiveness.

Income tax expense for 2009 and the three months ended June 30, 2010 was primarily comprised of withholding taxes paid on intercompany interest payments, current income taxes incurred in various jurisdictions in which we operate and the income tax effect from the change of deferred tax assets. Income tax benefits in the three months ended March 31, 2010 were primarily derived from the reversal of liabilities for uncertain tax positions due to the lapse of the applicable statute of limitations.

Income (loss) from discontinued operations during 2009 related to our former Imaging Solutions business segment. Income from discontinued operations in the three months ended September 27, 2009 was primarily derived from the sale of patents related to Imaging Solutions business segment.

Liquidity and Capital Resources

Our principal capital requirements are to invest in research and development and capital equipment, to make debt service payments and to fund working capital needs. We calculate working capital as current assets less current liabilities.

Our principal sources of liquidity are our cash and cash equivalents, our cash flows from operations and our financing activities, including $46.1 million of net proceeds from the $250 million aggregate principal amount senior notes offering. The principal purpose of the senior notes offering was to fund a $130.7 million distribution to our unitholders. Most of our current equity holders are former creditors and the distribution allowed us to provide a return to creditors that supported us during our reorganization proceedings. The distribution to our unitholders was approved by our board of directors and was not required due to any contractual or other obligation. In addition to the distribution, we used the proceeds of the senior notes offering to increase our cash reserves and pay down current debt that was accruing interest at a higher rate than the notes. We funded the distribution and other uses of proceeds through the senior notes offering because we believed that the debt market at the time would be receptive to the offering and because we could effect a debt offering faster than other forms of financing, including equity financing. Although we currently anticipate these sources of liquidity will be sufficient to meet our cash needs through the next twelve months, we were cash flow negative for the two-month period ended December 31, 2009 as well as for 2008 and 2007 and we may require or choose to obtain additional financing. Our ability to obtain financing will depend, among other things, on our business plans, operating performance, and the condition of the capital markets at the time we seek financing and could be adversely impacted by our 2009 reorganization proceedings and our non-compliance with bank covenants that preceded the filing. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. The current rating of our senior notes is B2 by Moody’s and B+ by Standard and Poors, both of which are below investment grade. Any lowering of these ratings would adversely impact our ability to raise additional debt financing and increase the cost of any such financing that is obtained. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common units, and our unitholders may experience dilution. If we need to raise additional funds in the future and are unable to do so or obtain additional financing on unfavorable terms in the future, it is possible we would have to limit certain planned activities including sales and marketing and research and development activities. As of June 30, 2010, our cash and cash equivalents balance was $141.3 million, a $76.4 million increase, compared to $64.9 million as of December 31, 2009. The increase resulted from $50.9 million of cash inflow provided by operating activities and $45.9 million of cash inflow provided by financing activities, which was offset by $20.2 million cash outflow used in investing activities. As of December 31, 2009, our cash and cash equivalents balance was $64.9 million, a $49.1 million increase from our cash, cash equivalents and restricted cash balance of $15.8 million as of December 31, 2008. The increase in cash and cash equivalents for the combined twelve-month period ended December 31, 2009 was primarily attributable to a cash inflow of $41.5 million from operating activities, coupled with a cash inflow of $11.5 million from investing activities.

Cash Flows from Operating Activities

Cash inflows generated by operating activities totaled $50.9 million for the six months ended June 30, 2010, compared to $25.5 million of cash provided by operating activities in the six months ended June 28, 2009. The increase was primarily attributable to increase in gross profit of $44.7 million resulting from higher net sales. The net operating cash inflow for the six months ended June 30, 2010 reflects our net income of $0.4 million adjusted by non-cash charges of $73.9 million which mainly consisted of depreciation and amortization charges and loss on foreign currency translation, net which was partially offset by an increase in net operating assets of $23.3 million.

Cash flows generated by operating activities totaled $41.5 million in the combined twelve-month period ended December 31, 2009, compared to $18.4 million of cash used in operating activities in 2008. This increase in cash flows was primarily attributable to income from continuing operations which improved due to the restructuring of our operations and our reorganization plan as described above. The net operating cash inflow for the combined twelve-month period ended December 31, 2009 principally reflected our net income of $839.1 million adjusted by non-cash charges of $799.4 million, which mainly consisted of non-cash reorganization items derived from our reorganization plan.

In 2008, cash flows used in operating activities totaled $18.4 million, compared to $23.7 million in 2007. The decrease was primarily driven by lower operating results adjusted by non-cash charges, which mainly consisted of depreciation and amortization charges and loss on foreign currency translation.

Our working capital balance as of June 30, 2010 was $212.0 million compared to $128.5 million as of December 31, 2009. The $83.6 million increase was primarily attributable to a $76.4 million increase in cash and cash equivalents provided by operating activities and financing activities, a $43.5 million increase in accounts receivable due to increase in net sales, which was partially offset by a $9.7 million increase in accounts payable and a $15.4 million increase in other accounts payable.

Our working capital balance as of December 31, 2009 was $128.5 million, compared to negative $814.5 million as of December 31, 2008. The significant increase in our working capital balance was principally due to the discharge of $750.0 million in debt recorded in current liabilities resulting from our reorganization plan in 2009 as well as cash generated from operations and investing activities.

Our working capital balance as of December 31, 2008 was negative $814.5 million, compared to $55.6 million as of December 31, 2007. The significant decrease in our working capital balance was mainly due to the reclassification of long-term debt to current in 2008. In addition, as a result of our operating performance in the quarter ended December 31, 2008, our cash balances, accounts receivable and inventory were significantly lower as compared to December 31, 2007.

Cash Flows from Investing Activities

Cash flows used in investing activities totaled $20.2 million in the six months ended June 30, 2010, compared to $19.2 million of cash used in investing activities in the six months ended June 28, 2009. The increase was primarily due to a increase in capital expenditure of $18.5 million, which was offset by a decrease in restricted cash of $17.5 million.

Cash flows generated by investing activities totaled $11.5 million in the combined twelve-month period ended December 31, 2009, compared to $39.6 million of cash used in investing activities in the 2008. In 2009, we had a decrease in capital expenditures of $20.5 million from $29.7 million in 2008 to $9.2 million in the combined twelve-month period ended December 31, 2009. In 2008, cash of $11.8 million was restricted pursuant to the terms of a forbearance agreement in relation to short-term borrowings; in 2009, it was released from restriction in connection with our reorganization plan. Cash flow from investing activities in 2009 also included cash proceeds of $9.4 million from the sale of intangible assets.

In 2007, cash flows used in investing activities totaled $81.8 million, primarily due to capital expenditures of $86.6 million related to capacity expansion and technology improvements at a fabrication facility in anticipation of sales growth in future periods. A significant portion of this capital investment was originally targeted for use by our discontinued Imaging Solutions segment and has since been repurposed for the other segments of our business, allowing us to maintain a relatively low level of capital investment in 2008 and 2009.

Cash Flows from Financing Activities

Cash flows provided by financing activities totaled $45.9 million in the six months ended June 30, 2010, compared to nil in the six months ended June 28, 2009. In the six months ended June 30, 2010, we completed $250 million in aggregate principal amount of 10.5% senior notes due 2018, which we refer to as our senior notes. Of the $238.4 million of net proceeds, which represents $250 million of principal amount net of $3.3 million of original issue discount and $8.3 million of debt issuance costs, $130.7 million was used to make a distribution to our unitholders and $61.8 million was used to repay all outstanding borrowings under our term loan.

Cash flows provided by financing activities totaled $2.0 million in the combined twelve-month period ended December 31, 2009, compared to $14.7 million in 2008. There were no significant financing activities in 2009 other than the repayment of short-term borrowings and the issuance of common units as part of our reorganization in 2009.

During the year ended December 31, 2007, we borrowed $130.1 million under our senior secured credit facility which offset repayments under the same facility of $50.1 million during the same period. At December 31, 2007, we had borrowed $80.0 million under our senior secured credit facility and had additional letters of credit of $15.5 million issued under the facility.

Capital Expenditures

We routinely make capital expenditures to enhance our existing facilities and reinforce our global research and development capability.

For the six months ended June 30, 2010, capital expenditures were $20.8 million, a $18.5 million, or 827.8%, increase from $2.2 million in the six months ended June 28, 2009.

For the combined twelve-month period ended December 31, 2009, capital expenditures were $9.2 million, a $20.5 million, or 69.0%, decrease from $29.7 million in 2008.

For the year ended December 31, 2008, capital expenditures were $29.7 million, a $56.9 million, or 65.7%, decrease from $86.6 million in 2007. Significant capital expenditures in 2007 were used to support capacity expansion and technology improvements at our fabrication facilities in anticipation of sales growth in future periods. Since then, these expenditures have been reduced. This year-over-year decrease was a result of managing our capital expenditure timing in order to better support the growth of our business from new customers and to optimize asset utilization and return on capital investments.

Seasonality

Our net sales and number of distinct products sold are affected by market variations from quarter to quarter due to business cycles, and resulting product demand, of our customers. Our Display Solutions business typically experiences demand increases in the third and fourth calendar quarters due to increased holiday demand for the consumer products that serve as the end markets for our products. During the first quarter, by contrast, consumer products manufacturers generally reduce orders in order to reduce excess inventory remaining from the holiday season. In our Semiconductor Manufacturing Services business, the supply-demand cycle is usually one quarter ahead of the broader semiconductor market due to lead time from wafer input to shipment to our customers, so the demand for these products tends to peak in the third quarter and is slower in the fourth and first quarters.

Contractual Obligations

The following summarizes our contractual obligations as of June 30, 2010:

	Payments Due by Period
	Total	Remainder of 2010	2011	2012	2013	2014	Thereafter
	(In millions)
Senior notes(1)	$460.7	$13.6	$26.3	$26.3	$26.3	$26.3	$341.9
Operating lease(2)	46.0	2.7	2.0	1.8	1.8	1.8	35.9
Others(3)	14.0	3.2	6.4	4.2	0.2	—	—

(1)	$250 million aggregate principal amount as well as interest payments of senior notes issued in April 2010, which bear interest at a rate of 10.5% per annum and mature in 2018.
(2)	Assumes constant currency exchange rate for Korean won to U.S. dollars of 1,210.3:1.
(3)	Includes license agreements and other contractual obligations.

The indenture relating to our $250 million senior notes contains covenants that limit our ability and the ability of our restricted subsidiaries to: (i) declare or pay any dividend or make any payment or distribution on account of or purchase or redeem our capital stock or equity interests of our restricted subsidiaries; (ii) make any principal payment on, or redeem or repurchase, prior to any scheduled repayment, sinking fund payment or maturity, any subordinated indebtedness; (iii) make certain investments, including capital expenditures; (iv) incur additional indebtedness and issue certain types of capital stock; (v) create or incur any lien (except for permitted liens) that secures obligations under any indebtedness or related guarantee; (vi) merge with or into or sell all or substantially all of our assets to other companies; (vii) enter into certain types of transactions with affiliates; (viii) guarantee the payment of any indebtedness; (ix) enter into sale-leaseback transactions; (x) enter into agreements that would restrict the ability of the restricted subsidiaries to make distributions with respect to their equity, to make loans to us or other restricted subsidiaries or to transfer assets to us or other restricted subsidiaries; and (xi) designate unrestricted subsidiaries.

We follow ASC guidance on uncertain tax positions. Our unrecognized tax benefits totaled $0.9 million as of June 30, 2010. These unrecognized tax benefits have been excluded from the above table because we cannot estimate the period of cash settlement with the respective taxing authorities.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to the market risk that the value of a financial instrument will fluctuate due to changes in market conditions, primarily from changes in foreign currency exchange rates and interest rates. In the normal course of our business, we are subject to market risks associated with interest rate movements and currency movements on our assets and liabilities.

Foreign Currency Exposures

We have exposure to foreign currency exchange rate fluctuations on net income from our subsidiaries denominated in currencies other than U.S. dollars, as our foreign subsidiaries in Korea, Taiwan, China, Japan and Hong Kong use local currency as their functional currency. From time to time these subsidiaries have cash and financial instruments in local currency. The amounts held in Japan, Taiwan, Hong Kong and China are not material in regards to foreign currency movements. However, based on the cash and financial instruments balance at June 30, 2010 for our Korean subsidiary, a 10% devaluation of the Korean won against the U.S. dollar would have resulted in a decrease of $2.5 million in our U.S. dollar financial instruments and cash balances. Based on the Japanese yen cash balance at June 30, 2010, a 10% devaluation of the Japanese yen against the U.S. dollar would have resulted in a decrease of $0.1 million in our U.S. dollar cash balance.

Interest Rate Exposures

On April 9, 2010, we completed the sale of $250 million in aggregate principal amount of 10.500% senior notes due 2018. The $61.6 million of total outstanding borrowings under our term loan was repaid on the same date. The $250 million 10.500% senior notes due 2018 are subject to changes in fair value due to interest rate changes. If the market interest rate increases by 10% and all other variables were held constant from their levels at June 30, 2010, we estimate that the fair value of this fixed rate note would decrease by $13.3 million and we would have additional interest expense costs over the market rate of $1.1 million (on a 360-day basis). If the market interest rate decreased by 10% and all other variables were held constant from their levels at June 30, 2010, we estimate that the fair value of this fixed rate note would increase by $14.3 million and we would have a reduction in interest expense costs over the market rate of $1.3 million (on a 360-day basis).

Critical Accounting Policies and Estimates

Preparing financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, the reported amounts of revenues and expenses during the reporting periods and the related disclosures in our consolidated financial statements and accompanying notes.

We believe that our significant accounting policies, which are described in notes 3 and 4 to the consolidated financial statements of MagnaChip Semiconductor LLC for the ten-month period ended October 25, 2009 and the two-month period ended December 31, 2009 included elsewhere in this prospectus, are critical due to the fact that they involve a high degree of judgment and estimates about the effects of matters that are inherently uncertain. We base these estimates and judgments on historical experience, knowledge of current conditions and other assumptions and information that we believe to be reasonable. Estimates and assumptions about future events and their effects cannot be determined with certainty. Accordingly, these estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as the business environment in which we operate changes.

Revenue Recognition and Accounts Receivable Valuation

Our revenue is primarily derived from the sale of semiconductor products that we design and the manufacture of semiconductor wafers for third parties. We recognize revenue when persuasive evidence of an arrangement exists, the product has been delivered and title and risk of loss have transferred, the price is fixed and determinable and collection of resulting receivables is reasonably assured.

We recognize revenue upon shipment, upon delivery of the product at the customer’s location or upon customer acceptance depending on terms of the arrangements, when the risks and rewards of ownership have passed to the customer. Certain sale arrangements include customer acceptance provisions that require written notification of acceptance within the pre-determined period from the date of delivery of the product. If the pre-determined period has ended without written notification, customer acceptance is deemed to have occurred pursuant to the underlying sales arrangements. In such cases, we recognize revenue the earlier of the written notification or the pre-determined period from date of delivery. Specialty semiconductor manufacturing services are performed pursuant to manufacturing agreements and purchase orders. Standard products are shipped and sold based upon purchase orders from customers. Our revenue recognition policy is consistent across our product lines, marketing venues and all geographic areas. All amounts billed to a customer related to shipping and handling are classified as sales, while all costs incurred by us for shipping and handling are classified as expenses. We currently manufacture a substantial portion of our products internally at our wafer fabrication facilities. In the future, we expect to rely, to some extent, on outside wafer foundries for additional capacity and advanced technologies.

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make payment. If the financial condition of our customers were to deteriorate, additional allowances may be required. The establishment of reserves for sales discounts is based on management judgments that require significant estimates of a variety of factors, including forecasted demand, returns and industry pricing assumptions.

Accrual of Warranty Cost

We record warranty liabilities for the estimated costs that may be incurred under limited warranties. Our warranties generally cover product defects based on compliance with our specifications and are normally applicable for twelve months from the date of product delivery. These liabilities are accrued when revenues are recognized. Warranty costs include the costs to replace the defective products. Factors that affect our warranty liability include historical and anticipated rates of warranty claims on those repairs and the cost per claim to satisfy our warranty obligations. As these factors are impacted by actual experience and future expectations, we periodically assess the adequacy of our recorded warranty liabilities and adjust the amounts as necessary.

Inventory Valuation

Inventories are valued at the lower of cost or market, using the average method, which approximates the first in, first out method. Because of the cyclical nature of the semiconductor industry, changes in inventory levels, obsolescence of technology and product life cycles, we write down inventories to net realizable value. When there is a difference in the carrying value and the net realizable value the difference is recognized as a loss on valuation of inventories within cost of sales. We estimate the net realizable value for such finished goods and work-in-progress based primarily upon the latest invoice prices and current market conditions.

We employ a variety of methodologies to determine the amount of inventory reserves necessary. While a portion of the reserve is determined based upon the age of inventory and lower of cost or market calculations, an element of the reserve is subject to significant judgments made by us about future demand for our inventory. For example, reserves are established for excess inventory based on inventory levels in excess of six months of projected demand, as judged by management, for each specific product. If actual demand for our products is less than our estimates, additional reserves for existing inventories may need to be recorded in future periods.

In addition, as prescribed in ASC guidance on inventory costs, the cost of inventories is determined based on the normal capacity of each fabrication facility. If the capacity utilization is lower than a level that management believes to be normal, the fixed overhead costs per production unit which exceed those which would be incurred when the fabrication facilities are running under normal capacity are charged to cost of sales rather than capitalized as inventories.

Long-Lived Assets

We assess long-lived assets for impairment when events or changes in circumstances indicate that the carrying value of the assets or the asset group may not be recoverable. Factors that we consider in deciding when to perform an impairment review include significant under-performance of a business or product line in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in our use of the assets. Recoverability of assets that will continue to be used in our operations is measured by comparing the carrying value of the asset group to our estimate of the related total future undiscounted net cash flows. If an asset group’s carrying value is not recoverable through the related undiscounted cash flows, the asset group is considered to be impaired. The impairment is measured by the difference between the asset group’s carrying value and its fair value determined by either a quoted market price, if any, or a value determined by utilizing a discounted cash flow technique.

Impairments of long-lived assets are determined for groups of assets related to the lowest level of identifiable independent cash flows. We must make subjective judgments in determining the independent cash flows that can be related to specific asset groupings. Additionally, an evaluation of impairment of long-lived assets requires estimates of future operating results that are used in the preparation of the expected future undiscounted cash flows. Actual future operating results and the remaining economic lives of our long-lived assets could differ from the estimates used in assessing the recoverability of these assets.

Intangible Assets

The fair value of our intangible assets was recorded in connection with fresh-start reporting on October 25, 2009 and was determined based on the present value of each research project’s projected cash flows using an income approach. Future cash flows are predominately based on the net income forecast of each project, consistent with historical pricing, margins and expense levels of similar products. Revenues are estimated based on relevant market size and growth factors, expected industry trends and individual project life cycles. The resulting cash flows are then discounted at a rate approximating our weighted average cost of capital.

In-process research and development, or IPR&D, is considered an indefinite-lived intangible asset and is not subject to amortization. IPR&D assets must be tested for impairment annually or more frequently if events or changes in circumstances indicate that the assets might be impaired. The impairment test consists of a comparison of the fair value of the IPR&D asset with its carrying amount. If the carrying amount of the IPR&D asset exceeds its fair value, an impairment loss must be recognized in an amount equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the IPR&D asset will be its new accounting basis. Subsequent reversal of a previously recognized impairment loss is prohibited. The initial determination and subsequent evaluation for impairment of the IPR&D asset requires management to make significant judgments and estimates. Once the IPR&D projects have been completed or abandoned, the useful life of the IPR&D asset is determined and amortized accordingly.

Technology, customer relationships and intellectual property assets are considered definite-lived assets and are amortized on a straight-line basis over their respective useful lives, ranging from 4 to 10 years.

Income Taxes

We account for income taxes in accordance with ASC guidance addressing accounting for income taxes. The guidance requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company’s financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying values and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

We regularly review our deferred tax assets for recoverability considering historical profitability, projected future taxable income, the expected timing of the reversals of existing temporary differences and expiration of tax credits and net operating loss carry-forwards. We established valuation allowances for deferred tax assets at most of our subsidiaries since, other than with respect to one particular subsidiary, it is not probable that a majority of the deferred tax assets will be realizable. The valuation allowance at this particular subsidiary was not established since it is more likely than not that the deferred tax assets at this subsidiary will be realizable based on the current prospects for its future taxable income.

Changes in our evaluation of our deferred income tax assets from period to period could have a significant effect on our net operating results and financial condition.

In addition, beginning January 1, 2007, we account for uncertainties related to income taxes in compliance with ASC guidance on uncertain tax positions. Under this guidance, we evaluate our tax positions taken or expected to be taken in a tax return for recognition and measurement on our consolidated financial statements. Only those tax positions that meet the “more likely than not” threshold are recognized on the consolidated financial statements at the largest amount of benefit that has a greater than 50 percent likelihood of ultimately being realized. Assumptions, judgment and the use of estimates are required in determining if the “more likely than not” standard has been met when developing the provision for income taxes. A change in the assessment of the “more likely than not” standard could materially impact our consolidated financial statements.

Accounting for Unit-Based Compensation

In 2006, we adopted ASC guidance addressing accounting for unit-based compensation based on a fair value method. Under this guidance, unit-based compensation cost is estimated at the grant date based on the fair value of the award and is recognized as expense over the requisite service period of the award. We use the Black-Scholes option pricing model to value unit options. In developing assumptions for fair value calculation under the guidance, we use estimates based on historical data and market information. A small change in the assumptions used in the estimate can cause a relatively significant change in the fair value calculation.

The determination of the fair value of our common units on each grant date was a two-step process. First, management estimated our enterprise value in consultation with such advisers as we deemed appropriate. Second, this business enterprise value was allocated to all sources of capital invested in us based on each type of security’s respective rights and claims to our total business enterprise value. This allocation included a calculation of the fair value of our common units on a non-marketable basis. The business enterprise value was determined based on an income approach and a market approach using the revenue multiples of comparable companies, giving appropriate weight to each approach. The income approach was based on the discounted cash flow method and an estimated weighted average cost of capital.

Determination of the fair value of our common units involves complex and subjective judgments regarding projected financial and operating results, our unique business risks, the liquidity of our units and our operating history and prospects at the time of grant. If we make different judgments or adopt different assumptions, material differences could result in the amount of the unit-based compensation expenses recorded because the estimated fair value of the underlying units for the options granted would be different.

Fresh-Start Reporting

As required by GAAP, in connection with emergence from Chapter 11 reorganization proceedings, we adopted the fresh-start accounting provisions of ASC 852 effective October 25, 2009. Under ASC 852, the reorganization value represents the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for our assets immediately after restructuring. The reorganization value is allocated to the respective assets. Liabilities, other than deferred taxes and severance benefits, are stated at present values of amounts expected to be paid.

Fair values of assets and liabilities represent our best estimates based on our appraisals and valuations which incorporated industry data and trends and relevant market rates and transactions. These estimates and assumptions are inherently subject to significant uncertainties and contingencies beyond our reasonable control.

Cash Flow Hedges

We are exposed to non-functional currency denominated cash flow fluctuations in connection with third party sales. We use foreign currency forward and option contracts to hedge certain of these risks. Throughout the term of the designated cash flow hedge relationship, but at least quarterly, a retrospective evaluation and prospective assessment of hedge effectiveness is performed. Designated components of our derivative instruments’ gains or losses are included in the assessment of hedge effectiveness. In conjunction with our effectiveness testing, we also evaluate ineffectiveness associated with the hedge relationship. Resulting ineffectiveness, if any, is recognized immediately in our consolidated statements of operations.

We record the fair value of our foreign currency derivative contracts qualifying for cash flow hedge accounting treatment in our consolidated balance sheet with the effective portion of the related gain or loss on those contracts deferred in unitholders’ equity as a component of accumulated other comprehensive income. These deferred gains or losses are recognized in our consolidated statements of operations in the same period in which the underlying hedged sales transactions are recognized and on the same line item as the underlying hedged items. However, in the event the relationship is no longer effective, we recognize the change in the fair value of the hedging derivative instrument from the date the hedging derivative instrument becomes no longer effective immediately in the consolidated statements of operations.

Recent Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update 2010-06, or ASU 2010-06, which amends the disclosure requirements of ASC 820, “Fair Value Measurements and Disclosures,” as of January 1, 2010, or ASC 820. ASU 2010-06 requires new disclosures for any transfers of fair value into and out of Level 1 and 2 fair value measurements and separate presentation of purchases, sales, issuances and settlements within the reconciliation of Level 3 unobservable inputs. We previously adopted ASC 820 on January 1, 2008 and January 1, 2009 for financial assets and liabilities and for nonfinancial assets and liabilities, respectively. ASU 2010-06 is effective for annual and interim periods beginning after December 15, 2009, except for the Level 3 reconciliation which is effective for annual and interim periods beginning after December 15, 2010. The adoption of ASU 2010-06 as of January 1, 2010 did not have a material effect on our financial condition or results of operations. We do not expect the adoption of ASU 2010-06 in relation to the Level 3 reconciliation to have a material impact on our financial condition or results of operations.

In June 2009, the FASB issued ASC 810, “Consolidation,” or ASC 810, which (1) replaces the quantitative-based risks and rewards calculation for determining whether an enterprise is the primary beneficiary in a variable interest entity with an approach that is primarily qualitative, (2) requires ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity and (3) requires additional disclosures about an enterprise’s involvement in variable interest entities. We were required to adopt ASC 810 as of the beginning of 2010. The adoption of ASC 810 did not have a material impact on our consolidated financial position, results of operations or cash flows.

Controls and Procedures

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and is effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. As a private company we have designed our internal control over financial reporting to provide reasonable assurance to our management and board of directors regarding the preparation and fair presentation of financial statements. Beginning with our fiscal year ending December 31, 2011, we will be subject to rules adopted by the Securities Exchange Commission, or SEC, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act, which require us to include in our Annual Report on Form 10-K our management’s report on, and assessment of the effectiveness of, our internal controls over financial reporting. In the event we complete the MagnaChip Corporation IPO, we may also in the future become subject to the requirement that our independent auditors will be required to attest to and report on the effectiveness of our internal control over financial reporting. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

In connection with audits of our consolidated financial statements for the ten-month period ended October 25, 2009 and two-month period ended December 31, 2009, our independent registered public accounting firm has reported two control deficiencies which represent a material weakness in our internal control over financial reporting. The two control deficiencies which represent a material weakness that our independent registered public accounting firm reported to our board of directors (as we then did not have a separate audit committee), are that we do not have a sufficient number of financial personnel with the requisite financial accounting experience and our controls over non-routine transactions are not effective to ensure that accounting considerations are identified and appropriately recorded.

Our management and our board of directors agree that the control deficiencies identified by our independent registered public accounting firm represent a material weakness. We have identified and are taking steps intended to remediate this material weakness. Upon being notified of the material weakness, we retained the services of an international accounting firm to temporarily supplement our internal resources. We recently recruited a new director of financial reporting. We are also actively recruiting additional financial staff with experiences with public reporting to increase the number of our financial personnel with the requisite financial accounting expertise. These actions are subject to ongoing senior management review, as well as audit committee oversight.

Although management has not remediated the material weakness mentioned above, management believes substantial progress has been made up to the date of this report. Executive officers assigned to each control deficiencies continue to oversee the necessary remedial changes to the overall design of our internal control environment. Management is responsible for and is committed to achieving and maintaining a strong control environment, high ethical standards, and financial reporting integrity. This commitment continues to be communicated to and reinforced with our employees.

Management’s remediation initiatives are summarized below and are intended to address our material weaknesses in internal control over financial reporting:

•	Management continues to enhance our financial accounting capability. This includes:

(i) providing additional training to accounting personnel to strengthen their GAAP knowledge and ability to identify potential errors in the underlying financial reporting process, and

(ii) maintaining professional services from external professional firms to supplement internal resources during the transition period.

•	Management continues to improve our period end closing process to identify non-routine and significant transactions earlier and to take appropriate financial reporting actions. This includes:

(i) defining key financial reporting schedule and action items,

(ii) redefining our book closing checklist for each key responsible person and for each reviewer,

(iii) having regular meetings with financial reporting parties to update the significant accounting events and to review the identified accounting issues,

(iv) communicating with other non-financial reporting parties to ensure all non-routine and significant transactions are captured and analyzed by the accounting team, and

(v) monitoring key changes in GAAP and financial reporting requirements and analyzing the impact of changed GAAP or related regulation on the company.

BUSINESS

Our Business

We are a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products for high-volume consumer applications. We believe we have one of the broadest and deepest analog and mixed-signal semiconductor technology platforms in the industry, supported by our 30-year operating history, large portfolio of approximately 2,655 registered novel patents and 900 pending novel patent applications and extensive engineering and manufacturing process expertise. Our business is comprised of three key segments: Display Solutions, Power Solutions and Semiconductor Manufacturing Services. Our Display Solutions products include display drivers that cover a wide range of flat panel displays and mobile multimedia devices. Our Power Solutions products include discrete and integrated circuit solutions for power management in high-volume consumer applications. Our Semiconductor Manufacturing Services segment provides specialty analog and mixed-signal foundry services for fabless semiconductor companies that serve the consumer, computing and wireless end markets.

Our wide variety of analog and mixed-signal semiconductor products and manufacturing services combined with our deep technology platform allows us to address multiple high-growth end markets and to rapidly develop and introduce new products and services in response to market demands. Our substantial manufacturing operations in Korea and design centers in Korea and Japan place us at the core of the global consumer electronics supply chain. We believe this enables us to quickly and efficiently respond to our customers’ needs and allows us to better service and capture additional demand from existing and new customers.

We have a long history of supplying and collaborating on product and technology development with leading innovators in the consumer electronics market. As a result, we have been able to strengthen our technology platform and develop products and services that are in high demand by our customers and end consumers. We sold over 1,900 and 2,300 distinct products to over 335 and 185 customers for the six months ended June 30, 2010 and the combined twelve-month period ended December 31, 2009, with a substantial portion of our revenues derived from a concentrated number of customers. The increase in number of customers is due to the continuing growth of our Power Solutions business. Our largest semiconductor manufacturing services customers include some of the fastest growing and leading semiconductor companies that design analog and mixed-signal products for the consumer, computing, and wireless end markets.

For the six months ended June 30, 2010, on a pro forma basis, we generated net sales of $374.2 million, loss from continuing operations of $3.8 million, Adjusted EBITDA of $72.6 million and Adjusted Net Income of $40.6 million. For 2009, on an a combined pro forma basis, we generated net sales of $560.1 million, income from continuing operations of $46.6 million, Adjusted EBITDA of $98.7 million and Adjusted Net Income of $33.7 million. On June 12, 2009, we filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code and our plan of reorganization became effective on November 9, 2009. For 2008, we generated net sales of $601.7 million, losses from continuing operations of $325.8 million, Adjusted EBITDA of $59.8 million and Adjusted Net Loss of $71.7 million. See “Unaudited Pro Forma Consolidated Financial Information” beginning on page 51 for an explanation regarding our pro forma presentation and “Prospectus Summary—Summary Historical and Unaudited Pro Forma Consolidated Financial Data,” beginning on page 13 for an explanation of our use of Adjusted EBITDA and Adjusted Net Income.

Market Opportunity

The consumer electronics market is large and growing rapidly. Growth in this market is being driven by consumers seeking to enjoy a wide variety of available rich media content, such as high definition audio and video, mobile television and games. Consumer electronics manufacturers recognize that the consumer entertainment experience plays a critical role in differentiating their products. To address and further stimulate consumer demand, electronics manufacturers have been driving rapid advances in the technology, functionality, form factor, cost, quality, reliability and power consumption of their products. Electronics manufacturers are continuously implementing advanced technologies in new generations of electronic devices using analog and mixed-signal semiconductor components, such as display drivers that enable display of high resolution images, encoding and decoding devices that allow playback of high definition audio and video, and power management semiconductors that increase power efficiency, thereby reducing heat dissipation and extending battery life. These advanced generations of consumer devices are growing faster than the overall consumer electronics market. For example, according to Gartner, production of LCD televisions, smartphones, mobile PCs, and mini-notebooks is expected to grow from 2009 to 2013 by a compound annual growth rate of 12%, 36%, 24%, and 20%, respectively.

The user experience delivered by a consumer electronic device is substantially driven by the quality of the display, audio and video processing capabilities and power efficiency of the device. Analog and mixed-signal semiconductors enable and enhance these capabilities. Examples of these analog and mixed-signal semiconductors include display drivers, timing controllers, audio encoding and decoding devices, or codecs, and interface circuits, as well as power management semiconductors such as voltage regulators, converters, and switches. According to iSuppli, in 2009, the display driver semiconductor market was $6.0 billion and the power management semiconductor market was $21.9 billion.

Requirements of Leading Consumer Electronics Manufacturers

We believe our target customers view the following characteristics and capabilities as key differentiating factors among available analog and mixed-signal semiconductor suppliers and manufacturing service providers:

•

Broad Offering of Differentiated Products with Advanced System-Level Features and Functions.    Leading consumer electronics manufacturers seek to differentiate their products by incorporating innovative semiconductor products that enable unique system-level functionality and enhance performance. These consumer electronics manufacturers seek to closely collaborate with semiconductor solutions providers that continuously develop new and advanced products, technologies, and manufacturing processes that enable state of the art features and functions, such as bright and thin displays, small form factor and energy efficiency.

•

Fast Time to Market with New Products.    As a result of rapid technological advancements and short product lifecycles, our target customers typically prefer suppliers who have a compelling pipeline of new products and can leverage a substantial intellectual property and technology base to accelerate product design and manufacturing when needed.

•

Nimble, Stable and Reliable Manufacturing Services.    Fabless semiconductor providers who rely on external manufacturing services often face rapidly changing product cycles. If these fabless companies are unable to meet the demand for their products due to issues with their manufacturing services providers, their profitability and market share can be significantly impacted. As a result, they prefer semiconductor manufacturing services providers who can increase production quickly and meet demand consistently through periods of constrained industry capacity. Furthermore, many fabless semiconductor providers serving the consumer electronics and industrial sectors need specialized analog and mixed-signal manufacturing capabilities to address their product performance and cost requirements.

•	Ability to Deliver Cost Competitive Solutions. Electronics manufacturers are under constant pressure to deliver cost competitive solutions. To accomplish this objective, they need strategic semiconductor suppliers that have the ability to provide system-level solutions, highly integrated products, a broad product offering at a range of price points and have the design and manufacturing infrastructure and logistical support to deliver cost competitive products.

•

Focus on Delivering Highly Energy Efficient Products.    Consumers increasingly seek longer run time, environmentally friendly and energy efficient consumer electronic products. In addition, there is increasing regulatory focus on reducing energy consumption of consumer electronic products. For instance, the California Energy Commission recently adopted standards that require televisions sold in California to consume 33% less energy by 2011 and 49% less energy by 2013. As a result of global focus on more environmentally friendly products, our customers are seeking analog and mixed-signal semiconductor suppliers that have the technological expertise to deliver solutions that satisfy these ever increasing regulatory and consumer power efficiency demands.

Our Competitive Strengths

Designing and manufacturing analog and mixed-signal semiconductors capable of meeting the evolving functionality requirements for consumer electronics devices is challenging. In order to grow and succeed in the industry, we believe semiconductor suppliers must have a broad, advanced intellectual property portfolio, product design expertise, comprehensive product offerings and specialized manufacturing process technologies and capabilities. Our competitive strengths enable us to offer our customers solutions to solve their key challenges. We believe our strengths include:

•

Advanced Analog and Mixed-Signal Semiconductor Technology and Intellectual Property Platform.    We believe we have one of the broadest and deepest analog and mixed-signal semiconductor technology platforms in the industry. Our long operating history, large patent portfolio, extensive engineering and manufacturing process expertise and wide selection of analog and mixed-signal intellectual property libraries allow us to leverage our technology and develop new products across multiple end markets. Our product development efforts are supported by a team of approximately 391 engineers. Our platform allows us to develop and introduce new products quickly as well as to integrate numerous functions into a single product. For example, we were one of the first companies to introduce a commercial AMOLED display driver for mobile phones.

•

Established Relationships and Close Collaboration with Leading Global Electronics Companies.    We have a long history of supplying and collaborating on product and technology development with leading innovators in the consumer electronics market. Our close customer relationships have been built based on many years of close collaborative product development which provides us with deep system level knowledge and key insights into our customers’ needs. As a result, we are able to continuously strengthen our technology platform in areas of strategic interest for our customers and focus on those products and services that our customers and end consumers demand the most.

•

Longstanding Presence in Asia and Proximity to Global Consumer Electronics Supply Chain.    Our presence in Asia facilitates close contact with our customers, fast response to their needs and enhances our visibility into new product opportunities, markets and technology trends. According to Gartner, semiconductor consumption in Asia, excluding Japan, has increased from 49% of global production in 2004 to 60% in 2009 and is projected to grow to 65% by 2013. Our substantial manufacturing operations in Korea and design centers in Korea and Japan place us close to many of our largest customers and to the core of the global consumer electronics supply chain. We have active applications, engineering, product design, and customer support resources, as well as senior management and marketing resources, in geographic locations close to our customers. This allows us to strengthen our relationship with customers through better service, faster turnaround time and improved product design collaboration. We believe this also helps our customers to deliver products faster than their competitors and to solve problems more efficiently than would be possible with other suppliers.

•

Broad Portfolio of Product and Service Offerings Targeting Large, High-Growth Markets.    We continue to develop a wide variety of analog and mixed-signal semiconductor solutions for multiple high-growth consumer electronics end markets. We believe our expanding product and service offerings allow us to provide additional products to new and existing customers and to cross-sell our products and services to our established customers. For example, we have leveraged our technology expertise and customer relationships to develop and grow a new business offering power management solutions to customers. Our power management solutions enable our customers to increase system stability and reduce heat dissipation and energy use, resulting in cost savings for our customers, as well as environmental benefits. We have been able to sell these new products to our existing customers as well as expand our customer base.

•

Distinctive Analog and Mixed-Signal Process Technology Expertise and Manufacturing Capabilities.    We have developed specialty analog and mixed-signal manufacturing processes such as high voltage CMOS, power and embedded memory. These processes enable us to flexibly ramp mass production of display, power and mixed-signal products, and shorten the duration from design to delivery of highly integrated, high-performance analog and mixed-signal semiconductors. As a result of the depth of our process technology, captive manufacturing facilities and customer support capabilities, we believe the majority of our top twenty manufacturing services customers by revenue currently use us as their primary manufacturing source for the products that we manufacture for them.

•

Highly Efficient Manufacturing Capabilities.    Our manufacturing strategy is focused on maintaining the price competitiveness of our products and services through our low-cost operating structure. We believe the location of our primary manufacturing and research and development facilities in Asia and relatively low required ongoing capital expenditures provide us with a number of cost advantages. We offer specialty analog process technologies that do not require substantial investment in leading edge, smaller geometry process equipment. We are able to utilize our manufacturing base over an extended period of time and thereby minimize our capital expenditure requirements. Our internal manufacturing facilities serve both our solutions products and manufacturing services customers, allowing us to optimize our asset utilization and improve our operational efficiency.

•

Strong Financial Model with a Low-Cost Structure.    We have executed a significant restructuring over the last 18 months, which combined with our relatively low capital investment requirements, has improved our cash flow and profitability. By closing our Imaging Solutions business, restructuring our balance sheet, and refining our business processes and strategy, we believe we have made significant structural improvements to our operating model and have enabled better flexibility to manage the fluctuations in the economy and our markets. In addition, the long lifecycles of our manufacturing processes, equipment and facilities allow us to keep our new capital requirements relatively low. We believe that our low-cost but highly skilled design and support engineers and manufacturing base position us favorably to compete in the marketplace and provide operating leverage in our operating model.

Our Strategy

Our objective is to grow our business, our cash flow and profitability and to establish our position as a leading provider of analog and mixed-signal semiconductor products and services for high-volume markets. Our business strategy emphasizes the following key elements:

•	Leverage Our Advanced Analog and Mixed-Signal Technology Platform to Innovate and Deliver New Products and Services. We intend to continue to utilize our extensive patent and technology portfolio, analog and mixed-signal design and manufacturing expertise and specific end-market applications and system-level design expertise to deliver products with high levels of performance by utilizing our systems expertise and leveraging our deep knowledge of our customers’ needs. For example, we have recently utilized our extensive patent portfolio, process technologies and analog and mixed-signal technology platform to develop cost-effective Super Junction MOSFETs as well as low power integrated power solutions for AC-DC offline switchers to address more of our customers’ needs. In Display Solutions, we continue to invest in research and development to introduce new technologies to support our customers’ technology roadmaps such as their transition to 240Hz 3D LED televisions. In Semiconductor Manufacturing Services, we are developing cost-effective processes that substantially reduce die size using deep trench isolation.

•

Increase Business with Existing Customers.    We have a global customer base consisting of leading consumer electronics OEMs who sell into multiple end markets. We intend to continue to strengthen our relationships with our customers by collaborating on critical design and product development in order to improve our design win rates. We will seek to increase our customer penetration by more closely aligning our product roadmap with those of our key customers and by taking advantage of our broad product portfolio, our deep knowledge of customer needs and existing relationships to sell more existing and new products. For example, two of our largest display driver customers have display modules in production using our power management products. These power management products have been purchased and evaluated via their key subcontractors for LCD backlight units and LCD integrated power supplies.

•

Broaden Our Customer Base.    We expect to continue to expand our global design centers, local application engineering support and sales presence, particularly in China, Hong Kong, Taiwan and Macau, or collectively, Greater China, and other high-growth geographies, to penetrate new accounts. In addition, we intend to introduce new products and variations of existing products to address a broader customer base. In order to broaden our market penetration, we are complementing our direct customer relationships and sales with an expanded base of distributors, especially to aid the growth of our power management business. We expect to continue to expand our distribution channels as we broaden our power management penetration beyond existing customers.

•

Aggressively Grow the Power Business.    We have utilized our extensive patent portfolio, process technologies, captive manufacturing facilities and analog and mixed-signal technology platform to develop power management solutions that expand our market opportunity and address more of our customers’ needs. We intend to increase the pace of our new power product introductions by continuing to collaborate closely with our industry-leading customers. For example, we recently began mass production of our first integrated power solution for LCD televisions at one of our major Korean customers. We also intend to capitalize on the market needs and regulatory requirements for power management products that reduce energy consumption of consumer electronic products by introducing products that are more energy efficient than those of competitors. We believe our integrated designs, unique low-cost process technologies and deep customer relationships will enable us to increase sales of our power solutions to our current power solutions customers, and as an extension of our other product offerings, to our other customers.

•

Drive Execution Excellence.    We have significantly improved our execution through a number of management initiatives implemented under the direction of our Chief Executive Officer and Chairman, Sang Park. As an example, we have introduced new processes for product development, customer service and personnel development. We expect these ongoing initiatives will continue to improve our new product development and customer service as well as enhance our commitment to a culture of quick action and execution by our workforce. In addition, we have focused on and continually improved our manufacturing efficiency during the past several years. As a result of our focus on execution excellence, we have also meaningfully reduced our time from new product definition to development completion. For example, we have improved our average development turnaround time by over 40% over the last three years for semiconductor manufacturing services by implementing continuous business process improvement initiatives and we improved our manufacturing productivity per operator by 22% from the fourth quarter of 2008 to the fourth quarter of 2009.

•

Optimize Asset Utilization, Return on Capital Investments and Cash Flow Generation.    We intend to keep our capital expenditures relatively low by maintaining our focus on specialty process technologies that do not require substantial investment in frequent upgrades to the latest manufacturing equipment. We also believe our power management business should increase our utilization and return on capital as the manufacturing of these products primarily relies on our 0.35µm geometry and low-cost equipment. By utilizing our manufacturing facilities for both our display solutions and power solutions products and our semiconductor manufacturing services customers, we will seek to maximize return on our capital investments and our cash flow generation.

Our Technology

We continuously strengthen our advanced analog and mixed-signal semiconductor technology platform by developing innovative technologies and integrated circuit building blocks that enhance the functionality of consumer electronics products through brighter displays, enhanced image quality, smaller form factor and longer battery life. We seek to further build our technology platform through proprietary research and development and selective licensing and acquisition of complementary technologies, as well as disciplined process improvements in our manufacturing operations. Our goal is to leverage our experience and development initiatives across multiple end markets and utilize our understanding of system-level issues our customers face to introduce new technologies that enable our customers to develop more advanced, higher performance products.

Our display technology portfolio includes building blocks for display drivers and timing controllers, processor and interface technologies, as well as sophisticated production techniques, such as chip-on-glass, or COG, which enables the manufacture of thinner displays. Our advanced display drivers incorporate LTPS and AMOLED panel technologies that enable the highest resolution displays. Furthermore, we are developing a broad intellectual property portfolio to improve the power efficiency of displays, including the development of our smart mobile luminance control, or SMLC, algorithm.

We have a long history of specialized process technology development and have a number of distinctive process implementations. We have approximately 200 process flows we can utilize for our products and offer to our semiconductor manufacturing services customers. Our process technologies include standard CMOS, high voltage CMOS, ultra-low leakage high voltage CMOS and BCDMOS. Our manufacturing processes incorporate embedded memory solutions such as static random access memory, or SRAM, one-time programmable, or OTP, memory, multiple-time programmable, or MTP, memory, electronically erasable programmable read only memory, or EEPROM, and single-transistor random access memory, or 1TRAM. More broadly, we focus extensively on processes that reduce die size across all of the products we manufacture, in order to deliver cost-effective solutions to our customers.

Expertise in high voltage and deep trench BCDMOS process technologies, low power analog and mixed-signal design capabilities and packaging know-how are key requirements in the power management market. We are currently leveraging our capabilities in these areas with products such as DC-DC converters, linear regulators, including LDO, regulators and analog switches, and power

MOSFETs. We believe our system level understanding of applications such as LCD televisions and mobile phones will allow us to more quickly develop and customize power management solutions for our customers in these markets.

Our Products and Services

Our broad portfolio of products and services addresses multiple high-growth, consumer-focused end markets. A key component of our product strategy is to supply multiple related product and service offerings to each of the end markets that we serve.

Display Solutions

Display Driver Characteristics.    Display drivers deliver defined analog voltages and currents that activate pixels to exhibit images on displays. The following key characteristics determine display driver performance and end-market application:

•

Resolution and Number of Channels.    Resolution determines the level of detail displayed within an image and is defined by the number of pixels per line multiplied by the number of lines on a display. For large displays, higher resolution typically requires more display drivers for each panel. Display drivers that have a greater number of channels, however, generally require fewer display drivers for each panel and command a higher selling price per unit. Mobile displays, conversely, are typically single chip solutions designed to deliver a specific resolution. We cover resolutions ranging from QVGA (240RGB x 320) to QHD (960RGB x 540).

•

Color Depth.    Color depth is the number of colors that can be displayed on a panel. For example, for TFT-LCD panels, 262 thousand colors are supported by 6-bit source drivers; 16 million colors are supported by 8-bit source drivers; and 1 billion colors are supported by 10-bit and 12-bit source drivers.

•

Operational Voltage.    Display drivers are characterized by input and output voltages. Source drivers typically operate at input voltages from 2.0 to 3.6 volts and output voltages between 4.5 and 18 volts. Gate drivers typically operate at input voltages from 2.0 to 3.6 volts and output voltages of up to 40 volts. Lower input voltage results in lower power consumption and electromagnetic interference, or EMI.

•

Gamma Curve.    The relationship between the light passing through a pixel and the voltage applied to the pixel by the source driver is referred to as the gamma curve. The gamma curve of the source driver can correct some imperfections in picture quality in a process generally known as gamma correction. Some advanced display drivers feature up to three independent gamma curves to facilitate this correction.

•

Driver Interface.    Driver interface refers to the connection between the timing controller and the display drivers. Display drivers increasingly require higher bandwidth interface technology to address the larger data transfer rate necessary for higher definition images. The principal types of interface technologies are transistor-to-transistor logic, or TTL, reduced swing differential signaling, or RSDS, advance intra panel I/F, or AIPI, and mini-low voltage differential signaling, or m-LVDS.

•	Package Type. The assembly of display drivers typically uses chip-on-film, or COF, tape carrier package, or TCP, and COG package types.

Large Display Solutions.    We provide display solutions for a wide range of flat panel display sizes used in LCD televisions, including high definition televisions, or HDTVs, LED TVs, LCD monitors and mobile PCs.

Our large display solutions include source and gate drivers and timing controllers with a variety of interfaces, voltages, frequencies and packages to meet customers’ needs. These products include advanced technologies such as high channel count, with products under development to provide up to 960 channels. We also offer a distinctive interface technology known as LCDS, which supports thinner displays for mobile PCs. Our large display solutions are designed to allow customers to cost-effectively meet the increasing demand for high resolution displays. We focus extensively on reducing the die size of our large display drivers and other solutions products to reduce costs without having to migrate to smaller geometries. For example, we have implemented several solutions to reduce die size in large display drivers, such as optimizing design schemes and design rules and applying specific technologies that we have developed internally. We have recently introduced a number of new large display drivers with reduced die size.

The table below sets forth the features of our products, both in mass production and in customer qualification, which is the final stage of product development, for large-sized displays:

Product	Key Features	Applications
TFT-LCD Source Drivers	• 480 to 960 output channels	• LCD monitors, including widescreens
	• 6-bit (262 thousand colors), 8-bit (16 million colors), 10-bit (1 billion colors)	• Mobile PCs, including netbooks
	• Output voltage ranging from 3.3V to 18V	• Digital televisions, including LED TVs
• Low power consumption and low EMI
• Supports COF package types
• Supports RSDS, m-LVDS, AiPi* interface technologies
• Geometries of 0.18µm to 0.22µm

TFT-LCD Gate Drivers	• 272 to 768 output channels	• LCD monitors, including widescreens
	• Output voltage ranging up to 40V	• Mobile PCs, including netbooks
	• Supports COF and COG package types	• Digital televisions, including LED TVs
• Geometries of 0.35µm

Timing Controllers	• Product portfolio supports a wide range of resolutions	• LCD monitors, including widescreens
	• Supports m-LVDS interface technologies	• Mobile PCs, including netbooks
• Input voltage ranging from 2.3V to 3.6V
• Geometries of 0.18µm

*	In customer qualification stage

Mobile Display Solutions.    Our mobile display solutions incorporate the industry’s most advanced display technologies, such as LTPS and AMOLED, as well as high-volume technologies such as a-Si (amorphous silicon) TFT. Our mobile display products offer specialized capabilities, including high speed serial interfaces, such as mobile display digital interface, or MDDI, and mobile industry processor interface, or MIPI, as well as multi-time programmable, or MTP, memories, using EEPROM and logic-based OTP memory. We focus extensively on reducing the die size of our mobile display drivers and other solutions products to reduce costs without having to migrate to smaller geometries. For example, we have implemented several solutions to reduce die size in mobile display drivers, such as optimizing design schemes and design rules and applying specific technologies that we have developed internally. Further, we are building a distinctive intellectual property portfolio that allows us to provide features that reduce power consumption, such as SMLC, ambient light-based brightness control, or LABC, automatic brightness control, or ABC, and automatic current limit, or ACL. This intellectual property portfolio will also support our power management product development initiatives, as we leverage our system level understanding of power efficiency.

The following table summarizes the features of our products, both in mass production and in customer qualification, which is the final stage of product development, for mobile displays:

Product	Key Features	Applications
LTPS	• Resolutions of QVGA, WQVGA, VGA, NHD*, SVGA	• Mobile phones • Digital still cameras
• Color depth ranging from 262 thousand to 16 million
• MDDI, MIPI interface
• EEPROM and logic-based OTP, separated gamma control

AMOLED

•   Resolutions of WQVGA, HVGA, NHD*, WVGA, QHD

•   Color depth ranging from 262 thousand to 16 million

•   Geometries of 0.11µm to 0.15µm

•   MDDI, MIPI interface

•   EEPROM and logic-based OTP

•   ABC, ACL, Pentile

• Mobile phones • Game consoles • Digital still cameras • Personal digital assistants • Portable media players

a-Si TFT

•   Resolutions of QVGA, WQVGA, HVGA, WVGA, WSVGA, HD

•   Color depth ranging from 262 thousand to 16 million

•   MDDI, MIPI interface

•   Content adaptive brightness control, or CABC

•   LVDS, I(2)C*, DCDC*

•   Separated gamma control

• Mobile phones • Game consoles • Netbooks • Portable navigation devices

*	In customer qualification stage

Power Solutions

We develop, manufacture and market power management solutions for a wide range of end market customers. The products include MOSFETs, LED Drivers, DC-DC converters, analog switches and linear regulators, such as LDOs.

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MOSFET.    Our MOSFETs include low-voltage Trench MOSFETs, 20V to 100V, and high-voltage Planar MOSFETs, 400V through 600V. MOSFETs are used in applications to switch, shape or transfer electricity under varying power requirements. The key application segments are mobile phones, LCD televisions, desktop computers and power supplies for consumer electronics and industrial equipment. MOSFETs allow electronics manufacturers to achieve specific design goals of high efficiency and low standby power consumption. For example, computing solutions focus on delivering efficient controllers and MOSFETs for power management in VCORE, DDR and chipsets for audio, video and graphics processing systems.

•

LED Drivers.    LED driver solutions serve the fast-growing LCD panel backlighting market for LCD televisions and mobile PCs. Our products are designed to provide high efficiency and wide input voltage range as well as PWM dimming for accurate white LED dimming control.

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DC-DC Converters.    We plan to release DC-DC converters targeting mobile applications and high power applications like LCD televisions, set-top boxes, DVD/Blu-ray players and display modules. We expect our DC-DC converters will meet customer green power requirements by featuring wide input voltage ranges, high efficiency and small size.

•

Analog Switches and Linear Regulators.    We also provide analog switches and linear regulators for mobile applications. Our products are designed for high efficiency and low power consumption in mobile applications.

Our power management solutions enable customers to increase system stability and reduce heat dissipation and energy use, resulting in cost savings for our customers and consumers, as well as environmental benefits. Our in-house process technology capabilities and eight-inch wafer production lines increase efficiency and contribute to the competitiveness of our products.

The following table summarizes the features of our products, both in mass production and in customer qualification, which is the final stage of product development:

Product	Key Features	Applications
Low Voltage MOSFET	• V(ds)(V) options of 20V—100V	• Mobile phones • Desktop computers • Mobile PCs • Digital TVs
• R(ds)(on) options of Max 5m Ω–50m Ω at 10V
• Advanced 0.35µm Trench MOSFET Process
• High cell density of 268Mcell/inch(2)
• Advanced packages to enable reduction of PCB mounting area
High Voltage MOSFET	• Voltage options of 400, 500, and 600V	• Power supplies for consumer electronics • Industrial charger and adaptors • Lighting (ballast, HID, LED) • Industrial equipment
• Drain current options of 1A—18A.
• R(ds)(on) options of 0.22~8.0 * Ω (typical)
• R(2)FET (rapid recovery) option to shorten reverse diode recovery time
• Zenor FET option for MOSFET protection for abnormal input
• Advanced 0.50µm Planar MOSFET Process
LED Drivers	• High efficiency, wide input voltage range	• LED backlights
• Proven 0.35µm BCDMOS process
• 40V modular BCDMOS
• OCP, SCP, OVP and UVLO protections
• Accurate LED current control and multi-channel matching
• Programmable current limit, boost up frequency
DC-DC Converters*	• High efficiency, wide input voltage range	• LCD TVs • Set-top boxes • DVD/Blu-ray players
• Proven 0.35µm BCDMOS process
• 30V modular BCDMOS
• Fast load and line regulation
• Accurate output voltage
• OCP, SCP and thermal protections

Product	Key Features	Applications
Analog Switches	USB Switches	• Mobile phones
• Low C(on), 7.0pF (typical) limits signal distortion
• Low R(on), 4.0 Ω (typical)
• 0.35µm CMOS process Audio Switches
• Negative Swing Support
• Low R(on), 0.4 Ω (typical)
• High ESD protection, 13kV
• 0.35µm CMOS process
Linear Regulators	• Single and dual* LDOs	• Mobile phones
• Low Noise Output Linear µCap LDO Regulator
• 2.3V to 5.5V input voltage and 150mA, 300mA* output current
• Small package size of DFN type
• 0.35µm CMOS process

*	In customer qualification stage

Semiconductor Manufacturing Services

We provide semiconductor manufacturing services to analog and mixed-signal semiconductor companies. We have approximately 200 process flows we offer to our semiconductor manufacturing services customers. We also often partner with key customers to jointly develop or customize specialized processes that enable our customers to improve their products and allow us to develop unique manufacturing expertise.

Our semiconductor manufacturing services offering is targeted at customers who require differentiated, specialty analog and mixed-signal process technologies such as high voltage CMOS, embedded memory and power. We refer to our approach of delivering specialized services to our customers as our application-specific technology, or AS Tech, strategy. We differentiate ourselves through the depth of our intellectual property portfolio, ability to customize process technology to meet the customers’ requirements effectively, long history in this business and reputation for excellence.

Our semiconductor manufacturing services customers typically serve high-growth and high-volume applications in the consumer, computing and wireless end markets. We strive to be the primary manufacturing source for our semiconductor manufacturing services customers.

Process Technology Overview

•

Mixed-Signal.    Mixed-signal process technology is used in devices that require conversion of light and sound into electrical signals for processing and display. Our mixed-signal processes include advanced technologies such as low noise process using triple gate, which uses less power at any given performance level. MEMS process technology allows the manufacture of components that use electrical energy to generate a mechanical response. For example, MEMS devices are used in the accelerometers and gyroscopes of mobile phones.

•	Power. Power process technology, such as BCD, includes high voltage capabilities as well as the ability to integrate functionality such as self-regulation, internal protection, and other intelligent features. The unique process features such as deep trench isolation are suited for chip shrink and device performance enhancement.

•

High Voltage CMOS.    High voltage CMOS process technology facilitates the use of high voltage levels in conjunction with smaller transistor sizes. This process technology includes several variations, such as bipolar processes, which use transistors with qualities well suited for amplifying and switching applications, mixed mode processes, which incorporate denser, more power efficient FETs, and thick metal processes.

•

Non-Volatile Memory.    Non-volatile memory, or NVM, process technology enables the integration of non-volatile memory cells that allow retention of the stored information even when power is removed from the circuit. This type of memory is typically used for long-term persistent storage.

The table below sets forth the key process technologies in Semiconductor Manufacturing Services currently in mass production:

Process	Technology	Device	End Markets

Mixed-signal	• 0.13-0.8µm • Multipurpose • Low noise • Ultra low power • Triple gate	• Analog to digital converter • Digital to analog converter • Audio codec • Chipset	• Consumer • Wireless • Computing

Power	• 0.18-0.35µm • aBCD • Deep Trench Isolation • Trench MOSFET • Planar MOSFET • Schottky Diode • Zener Diode	• Power management • Mobile PMIC • LED drivers	• Consumer • Wireless • Computing

High Voltage CMOS	• 0.13-2.0µm • 5V-250V • Bipolar, Thick Metal	• Display drivers • CSTN drivers	• Consumer • Wireless • Computing

NVM	• 0.18-0.5µm • EEPROM • eFlash • OTP	• Microcontroller • Touch screen controller • Electronic tag • Hearing aid	• Consumer • Medical • Automotive

Manufacturing and Facilities

Our manufacturing operations consist of three fabrication facilities located at two sites in Cheongju and Gumi in Korea. These sites have a combined capacity of approximately 131,000 eight-inch equivalent wafers per month. We manufacture wafers utilizing geometries ranging from 0.11 to 2.0 micron. The Cheongju facilities have three main buildings totaling 164,058 square meters devoted to manufacturing and development. The Gumi facilities have one main building with 41,022 square meters devoted to manufacturing, testing and packaging.

In addition to our fabrication facilities, we lease facilities in Seoul, Korea, Cupertino, California, and Osaka, Japan. Each of these facilities includes administration, sales and marketing and research and development functions. We lease sales and marketing offices at our subsidiaries in several other countries.

The ownership of our wafer manufacturing assets is an important component of our business strategy. Maintaining manufacturing control enables us to develop proprietary, differentiated products and results in higher production yields, as well as shortened design and production cycles. We believe our facilities are suitable and adequate for the conduct of our business for the foreseeable future and that we have sufficient production capacity to service our business as currently contemplated without significant capital investment.

A substantial majority of our assembly, test and packaging services for our Display Solutions business and all of such services for our Power Solutions business are outsourced with the balance handled in-house. Our independent providers of these services are located in Korea, China, Taiwan, Malaysia and Thailand. The relative cost of outsourced services, as compared to in-house services, depends upon many factors specific to each product and circumstance. However, we generally incur higher costs for outsourced services, which can result in lower margins.

We use processes that require specialized raw materials that are generally available from a limited number of suppliers. Tape is one of the process materials required for our display drivers. We continue to attempt to qualify additional suppliers for our raw materials.

Although we own our manufacturing facilities, we are party to a land lease and easement agreement with Hynix pursuant to which we lease the land for our facilities in Cheongju, Korea from Hynix for an indefinite term. Because we share certain facilities with Hynix, several services that are essential to our business are provided to us by or through Hynix under our general service supply agreement with Hynix. These services include electricity, bulk gases and de-ionized water, campus facilities and housing, wastewater and sewage management, environmental safety and certain utilities and infrastructure support services. The services agreement continues for an indefinite term subject to each party having a right to terminate in the event of an uncured breach by the other party.

Sales and Marketing

We focus our sales and marketing strategy on creating and strengthening our relationships with leading consumer electronics OEMs, as well as analog and mixed-signal semiconductor companies. We believe our close collaboration with customers allows us to align our product and process technology development with our customers’ existing and future needs. Because our customers often service multiple end markets, our product sales teams are organized by customers within the major geographies. We believe this facilitates the sale of products that address multiple end-market applications to each of our customers. Our semiconductor manufacturing services sales teams focus on marketing our services to analog and mixed-signal semiconductor companies that require specialty manufacturing processes.

We sell our products through a direct sales force and a network of authorized agents and distributors. We have strategically located our sales and technical support offices near our customers. Our direct sales force consists primarily of representatives co-located with our design centers in Korea and Japan, as well as our local sales and support offices in Greater China and Europe. We have a network of agents and distributors in Korea, Japan, Europe and Greater China. With the expansion of the Power Solutions division portfolio, we expect to expand our sales agents and distributor franchises into Europe and the United States in 2010. For the six months ended June 30, 2010 and the combined twelve-month period ended December 31, 2009, we derived 79% and 82% of net sales through our direct sales force, respectively, and 21% and 18% of net sales through our network of authorized agents and distributors, respectively.

Research and Development

Our research and development efforts focus on intellectual property, design methodology and process technology for our complex analog and mixed-signal semiconductor products and services. Research and development expenses for the six months ended June 30, 2010, the combined twelve- month period ended December 31, 2009 and the years ended December 31, 2008 and 2007 were $41.1 million, $70.9 million, $89.5 million and $90.8 million, respectively, representing 11.0%, 12.7%, 14.9% and 12.8% of net sales, respectively.

Customers

We sell our display solutions and power solutions products to consumer electronics OEMs as well as subsystem designers and contract manufacturers. We sell our semiconductor manufacturing services to analog and mixed-signal semiconductor companies. For the six months ended June 30, 2010 and the combined twelve-month period ended December 31, 2009, our ten largest customers accounted for 64% and 69% of our net sales, respectively, and we had one customer, LG Display, representing 19% and 26% of our consolidated net sales, for the six months ended June 30, 2010 and the combined twelve-month period ended December 31, 2009, respectively. Substantially all of our sales to LG Display are in our Display Solutions segment and sales to LG Display represented 44% and 51% of net sales in our Display Solutions segment in the six months ended June 30, 2010 and the combined twelve-month period ended December 31, 2009, respectively. Our relationships with some of our ten largest customers were and may continue to be adversely impacted by our reorganization proceedings. Some of these customers did not offer us the opportunity to compete for new design wins during the pendency of our reorganization proceedings. However, subsequent to our emergence from our reorganization proceedings we have again been provided an opportunity to compete for these projects. For the six months ended June 30, 2010, we received revenues of $43.4 million from customers in the United States and $330.8 million from all foreign countries, of which 60.1% was from Korea, 21.9% from Taiwan, 7.0% from Japan and 8.5% from China, Hong Kong and Macau. For the combined twelve-month period ended December 31, 2009, we received revenues of $59.0 million from customers in the United States and $501.1 million from all foreign countries, of which 61.2% was from Korea, 18.5% from Taiwan, 7.6% from Japan and 9.6% from China, Hong Kong and Macau.

Intellectual Property

As of August 31, 2010, our portfolio of intellectual property assets included approximately 3,395 registered patents and 1,155 pending patent applications. Approximately 2,655 and 900 of our patents and pending patents are novel in that they are not a foreign counterpart of an existing patent or patent application. Because we file patents in multiple jurisdictions, we additionally have approximately 995 registered and pending patents that relate to identical technical claims in our base patent portfolio. Our patents expire at various times over the next 18 years. While these patents are in the aggregate important to our competitive position, we do not believe that any single registered or pending patent is material to us.

We have entered into exclusive and non-exclusive licenses and development agreements with third parties relating to the use of intellectual property of the third parties in our products and our design processes, including licenses related to embedded memory technology, design tools, process simulation tools, circuit designs and processor cores. Some of these licenses, including our agreements with Silicon Works Co., Ltd. and ARM Limited, are material to our business and may be terminated prior to the expiration of these licenses by the licensors should we fail to cure any breach under such licenses. Our license with Silicon Works Co., Ltd. relates to our large display drivers and our license from ARM Limited primarily relates to product lines in our Semiconductor Manufacturing Services business. The loss of either license could have a material adverse impact on our results of operations. Additionally, in connection with the Original Acquisition, Hynix retained a perpetual license to use the intellectual property that we acquired from Hynix in the Original Acquisition. Under this license, Hynix and its subsidiaries are free to develop products that may incorporate or embody intellectual property developed by us prior to October 2004.

Competition

We operate in highly competitive markets characterized by rapid technological change and continually advancing customer requirements. Although no one company competes with us in all of our product lines, we face significant competition in each of our market segments. Our competitors include other independent and captive manufacturers and designers of analog and mixed-signal integrated circuits including display driver and power management semiconductor devices, as well as companies providing specialty manufacturing services.

We compete based on design experience, manufacturing capabilities, the ability to service customer needs from the design phase through the shipping of a completed product, length of design cycle and quality of technical support and sales personnel. Our ability to compete successfully will depend on internal and external variables, both within and outside of our control. These variables include the timeliness with which we can develop new products and technologies, product performance and quality, manufacturing yields, capacity availability, customer service, pricing, industry trends and general economic trends.

Employees

Our worldwide workforce consisted of 3,378 employees (full- and part-time) as of August 31, 2010, of which 388 were involved in sales, marketing, general and administrative, 391 were in research and development (including 204 with advanced degrees), 109 were in quality, reliability and assurance and 2,490 were in manufacturing (comprised of 349 in engineering and 2,141 in operations). As of August 31, 2010, 2,203 employees, or approximately 65.2% of our workforce, were represented by the MagnaChip Semiconductor Labor Union, which is a member of the Federation of Korean Metal Workers Trade Unions. We believe our labor relations are good.

Environmental

Our operations are subject to a variety of environmental, health and safety laws and regulations in each of the jurisdictions in which we operate, governing, among other things, air emissions, wastewater discharges, the generation, use, handling, storage and disposal of, and exposure to, hazardous substances (including asbestos) and waste, soil and groundwater contamination and employee health and safety. These laws and regulations are complex, constantly changing and have tended to become more stringent over time. For example, the Korean government recently adopted the Enforcement Decree to the Framework Act on Low Carbon Growth which we expect will result in additional compliance obligations and costs. There can be no assurance that we have been or will be in compliance with all these laws and regulations, or that we will not incur material costs or liabilities in connection with these laws and regulations in the future. The adoption of new environmental, health and safety laws, any failure to comply with new or existing laws or issues relating to hazardous substances could subject us to material liability (including substantial fines or penalties), impose the need for additional capital equipment or other process requirements upon us, curtail our operations or restrict our ability to expand operations.

Legal Proceedings

We are subject to lawsuits and claims that arise in the ordinary course of business and intellectual property litigation and infringement claims. Intellectual property litigation and infringement claims, in particular, could cause us to incur significant expenses or prevent us from selling our products. We are currently not involved in any legal proceedings the outcome of which we believe would have a material adverse effect on our business, financial condition or results of operations.

Segments

For a description of our business and the distribution of our assets by geographic regions and reporting segments, see note 15 to the interim consolidated financial statements for MagnaChip Semiconductor LLC for six months ended June 30, 2010 and note 23 to the consolidated financial statements of MagnaChip Semiconductor LLC for the ten-month period ended October 25, 2009 and the two-month period ended December 31, 2009 included elsewhere in this prospectus.

MANAGEMENT

Directors and Executive Officers and Corporate Governance.

The following table is a list of the current directors and executive officers of MagnaChip and their respective ages as of August 31, 2010:

Name	Age	Position
Sang Park	63	Chairman of the Board of Directors and Chief Executive Officer
Tae Young Hwang	54	Chief Operating Officer and President
Brent Rowe	49	Senior Vice President, Worldwide Sales
Margaret Sakai	53	Senior Vice President and Chief Financial Officer
Heung Kyu Kim	46	Senior Vice President and General Manager, Power Solutions Division
Tae Jong Lee	47	Senior Vice President and General Manager, Corporate Engineering
John McFarland	43	Senior Vice President, General Counsel and Secretary
Michael Elkins	42	Director
Randal Klein	45	Director
R. Douglas Norby	74	Director
Gidu Shroff	65	Director
Steven Tan	34	Director
Nader Tavakoli	52	Director

Sang Park, Chairman of the Board of Directors and Chief Executive Officer.    Mr. Park became our Chairman of the board of directors and Chief Executive Officer on January 1, 2007, after serving as President, Chief Executive Officer and director since May 2006. Mr. Park served as an executive fellow for iSuppli Corporation from January 2005 to May 2006. Prior to joining iSuppli, he was founder and president of SP Associates, a consulting services provider for technology companies, from September 2003 to December 2004. Mr. Park served as Chief Executive Officer of Hynix from May 2002 to March 2003, and as Chief Operating Officer and President of the Semiconductor Division of Hynix from July 1999 to April 2002. Prior to his service at Hynix, Mr. Park was Vice President of Procurement Engineering at IBM in New York from 1995 to 1999, and he held various positions in procurement and operations at Hewlett Packard in California from 1979 to 1995. Our board of directors has concluded that Mr. Park should serve as a director and as chairman of the board of directors based on his extensive experience as an executive, investor and director in our industry and his experience and insight as our Chief Executive Officer.

Tae Young Hwang, Chief Operating Officer and President.    Mr. Hwang became our Chief Operating Officer and President in November 2009. He previously served as our Executive Vice President, Manufacturing Division, and General Manager, Display Solutions from January 2007, and our Executive Vice President of Manufacturing Operations from October 2004. Prior to that time, Mr. Hwang served as Hynix’s Senior Vice President of Manufacturing Operations, System IC, from 2002 to 2003. From 1999 to 2001, he was Vice President of Cheongju Operations for Hynix. Mr. Hwang holds a B.S. degree in Mechanical Engineering from Pusan National University and an M.B.A. from Cheongju University.

Brent Rowe, Senior Vice President, Worldwide Sales.    Mr. Rowe became our Senior Vice President, Worldwide Sales in April 2006. Prior to joining our company, Mr. Rowe served at Fairchild Semiconductor International, Inc., a semiconductor manufacturer, as Vice President, Americas Sales and Marketing from August 2003 to October 2005; Vice President, Europe Sales and Marketing from August 2002 to August 2003; and Vice President, Japan Sales and Marketing from April 2002 to August 2002. Mr. Rowe holds a B.S. degree in Chemical Engineering from the University of Illinois.

Margaret Sakai, Senior Vice President and Chief Financial Officer.    Ms. Sakai became our Senior Vice President, Finance, on November 1, 2006 and our Chief Financial Officer on April 10, 2009. Prior to joining our company, she served as Chief Financial Officer of Asia Finance and Vice President of Photronics, Inc., a manufacturer of reticles and photomasks for semiconductor and microelectronic applications, since November 2003. From June 1999 to October 2003, Ms. Sakai was Executive Vice President and Chief Financial Officer of PKL Corporation, a photomask manufacturer. From October 1995 to May 1999, Ms. Sakai served as Director of Finance of Acqutek International Limited, a lead-frame manufacturer, and from March 1992 to September 1995, Ms. Sakai served as Financial Manager at National Semiconductor Corporation. Ms. Sakai worked as an Audit Supervisor at Coopers & Lybrand from January 1988 to March 1992. Ms. Sakai is a Certified Public Accountant in the State of California and holds a B.A. degree in Accounting from Babson College.

Heung Kyu Kim, Senior Vice President and General Manager, Power Solutions Division.    Mr. Kim became our Senior Vice President and General Manager, Power Solutions Division, in July 2007. Prior to joining our company, Mr. Kim served at Fairchild Semiconductor International, Inc., a semiconductor manufacturer, as Vice President of the Power Conversion Product Line from July 2003 to June 2007, and as Director of Korea Sales and Marketing from April 1999 to June 2003. Mr. Kim holds a B.S. degree in Metallurgical Engineering from Korea University.

Tae Jong Lee, Senior Vice President and General Manager, Corporate Engineering.    Mr. Lee became our Senior Vice President and General Manager, Corporate Engineering, in August 2009. He previously served as our Vice President, Corporate Engineering from September 2007. Prior to joining our company, Mr. Lee served as Director of the Technology Development Division, Chartered Semiconductor Manufacturing, in Singapore from 1999 to August 2007. Mr. Lee holds B.S. and M.S. degrees from Seoul National University, and a Ph.D in Physics from the University of Texas at Dallas.

John McFarland, Senior Vice President, General Counsel and Secretary.    Mr. McFarland became our Senior Vice President, General Counsel and Secretary in April 2006, after serving as Vice President, General Counsel and Secretary since November 2004. Prior to joining our company, Mr. McFarland served as a foreign legal consultant at Bae, Kim & Lee, a law firm, from August 2003 to November 2004 and an associate at Wilson Sonsini Goodrich & Rosati, P.C., a law firm, from August 2000 to July 2003. Mr. McFarland holds a B.A. degree in Asian Studies, conferred with highest distinction from the University of Michigan, and a J.D. degree from the University of California, Los Angeles, School of Law.

Michael Elkins, Director.    Mr. Elkins became our director in November 2009. Mr. Elkins joined Avenue in 2004 and is currently a Portfolio Manager of the Avenue U.S. Funds. In such capacity, Mr. Elkins is responsible for assisting with the direction of the investment activities of the Avenue U.S. strategy. Due to the percentage of our equity owned or controlled by Avenue, Avenue is considered our affiliate. Prior to joining Avenue, Mr. Elkins was a Portfolio Manager and Trader with ABP Investments US, Inc. While at ABP, he was responsible for actively managing high yield investments using a total return-special situations overlay strategy. Prior to ABP, Mr. Elkins served as a Portfolio Manager and Trader for UBK Asset Management, after joining the company as a High Yield Credit Analyst. Previously, Mr. Elkins was a Credit Analyst for both Oppenheimer & Co., Inc. and Smith Barney, Inc. Mr. Elkins has served on the board of directors of Vertis Communication, an advertising services company, since October 2008, and Milacron LLC, a plastics-processing technologies and industrial fluids supplier, since April 2009. Mr. Elkins serves on the board of directors of each of these companies, both of which are private companies, in connection with a reorganization or refinancing involving affiliates of Avenue and serves as a result of his position with Avenue. Mr. Elkins holds a B.A. in Marketing from George Washington University and an M.B.A. in Finance from the Goizueta Business School at Emory University. Mr. Elkins was appointed to our board of directors by Avenue pursuant to our plan of reorganization and pursuant to our Fifth Amended and Restated Limited Liability Company Operating Agreement, which we refer to as our Operating Agreement. Our board of directors has concluded that Mr. Elkins should serve on the board based upon his 15 years of investment portfolio management experience, including 10 years investing in technology companies, including the semiconductor sector.

Randal Klein, Director.    Mr. Klein became our director in November 2009. Mr. Klein joined Avenue, our affiliate, in 2004 and is currently a Portfolio Manager at Avenue focused on investments in trade claims and vendor financing. Previously, he was a Senior Vice President of the Avenue U.S. Funds. In such capacity, Mr. Klein was responsible for managing restructuring activities and identifying, analyzing and modeling investment opportunities for the Avenue U.S. strategy. Prior to joining Avenue, Mr. Klein was a Senior Vice President at Lehman Brothers, where his responsibilities included restructuring advisory work, financial sponsors coverage, mergers and acquisitions and corporate finance. Prior to Lehman, Mr. Klein worked in sales, marketing and engineering as an aerospace engineer for The Boeing Company. Mr. Klein holds a B.S. in Aerospace Engineering, conferred with Highest Distinction from the University of Virginia, and an M.B.A. in Finance from the Wharton School of the University of Pennsylvania. Mr. Klein was appointed to our board of directors by Avenue pursuant to our plan of reorganization and pursuant to our Operating Agreement. Our board of directors has concluded that Mr. Klein should serve on the board based upon his 15 years of experience as a financial advisor and investment manager.

R. Douglas Norby, Director and Chairman of the Audit Committee.    Mr. Norby became our director and Chairman of the Audit Committee in March 2010. Mr. Norby retired from full time employment in July 2006. Mr. Norby previously served as our director and Chairman of the Audit Committee from May 2006 until October 2008. Mr. Norby served as Senior Vice President and Chief Financial Officer of Tessera Technologies, Inc., a public semiconductor intellectual property company, from July 2003 to January 2006. Mr. Norby worked as a management consultant with Tessera from May 2003 until July 2003 and from January 2006 to July 2006. Mr. Norby served as Chief Financial Officer of Zambeel, Inc., a data storage systems company, from March 2002 until February 2003, and as Senior Vice President and Chief Financial Officer of Novalux, Inc., an optoelectronics company, from December 2000 to March 2002. Prior to his tenure with Novalux, Inc., Mr. Norby served as Executive Vice President and Chief Financial Officer of LSI Logic Corporation from November 1996 to December 2000. Mr. Norby is a director of Alexion Pharmaceuticals, Inc. and STATS ChipPAC Ltd. Mr. Norby received a B.A. degree in Economics from Harvard University and an M.B.A. from Harvard Business School. Our board of directors has concluded that Mr. Norby should serve on our board based upon his extensive experience as a chief financial officer, his extensive experience in accounting and his experience as a public company director and audit committee chair.

Gidu Shroff, Director.    Mr. Shroff became our director in March 2010. Mr. Shroff retired from full time employment in July 2009. Mr. Shroff served in various positions at Intel Corporation from 1980 to July 2009. He served as a Corporate Vice President from January 2002 to July 2009, as Vice President of Materials from December 1997 to January 2002, and as General Manager of Outsourcing from January 1990 until December 1997. Mr. Shroff holds a B.S. in Metallurgy from Poona Engineering University in India, an M.S. in Materials Science from Stanford University and an M.B.A. from Santa Clara University. Our board of directors has concluded that Mr. Shroff should serve on the board based upon his extensive experience in the semiconductor industry.

Steven Tan, Director.    Mr. Tan became our director in November 2009. Mr. Tan joined Avenue, our affiliate, in 2005 and is currently a Vice President of the Avenue U.S. Funds. In such capacity, Mr. Tan is responsible for identifying and analyzing investment opportunities in the technology and telecommunications sectors for the Avenue U.S. strategy. Previously, Mr. Tan was a research analyst in the Avenue Event Driven Group where he was responsible for investments related to long/short equity, special situations and risk arbitrage. Prior to Avenue, Mr. Tan worked at Wasserstein Perella & Co., an investment and merchant bank, where he was a Mergers & Acquisitions analyst with the Industrial Group focusing on the automotive and industrial sectors. Mr. Tan holds a B.A. in Mathematics and Economics from Wesleyan University and an M.B.A. from the Harvard Business School. Mr. Tan was appointed to our board of directors by Avenue pursuant to our plan of reorganization and pursuant to our Operating Agreement. Our board of directors has concluded that Mr. Tan should serve on the board based on his five years of experience as an analyst and investment manager.

Nader Tavakoli, Director.    Mr. Tavakoli became our director in November 2009. Mr. Tavakoli has been Chairman and Chief Executive Officer of EagleRock Capital Management, a private investment firm based in New York City since January 2002. Prior to founding EagleRock, Mr. Tavakoli was a portfolio manager at Odyssey Partners, Highbridge Capital and Cowen and Co. Mr. Tavakoli holds a B.A. in History from Montclair State University and a J.D. from Rutgers School of Law. Our board of directors has concluded that Mr. Tavakoli should serve on the board based upon his extensive investing experience.

Involvement in Certain Legal Proceedings

Sang Park was the Chairman of our board of directors and Chief Executive Officer and Tae Young Hwang, Brent Rowe, Margaret Sakai, Heung Kyu Kim, Tae Jong Lee and John McFarland were each officers during our Chapter 11 reorganization proceedings. R. Douglas Norby was one of our directors until September 2008. Mr. Norby was also an officer of Novalux, Inc., a private company, which filed a voluntary petition for reorganization under Chapter 11 in March 2003, approximately one year after Mr. Norby’s departure from Novalux, Inc.

Board Composition

Our board of directors currently consists of seven directors and if and when we consummate the MagnaChip Corporation IPO, our bylaws will provide that our board of directors consists of seven members. Mr. Park, our Chief Executive Officer, is the Chairman of our board of directors. Messrs. Elkins, Klein, and Tan were designated to serve on our board by our largest equity holder, which consists of funds affiliated with Avenue Capital Management II, L.P., which has the right to appoint a majority of our board pursuant to the Operating Agreement of MagnaChip Semiconductor LLC which will terminate upon the completion of the corporate conversion. Messrs. Norby, Shroff and Tavakoli serve as independent directors elected by a majority vote of the directors then in office at the time of their election in accordance with our Operating Agreement. A majority of our board is not currently independent as defined under SEC and NYSE rules. In accordance with applicable rules of the NYSE (assuming the consummation of the MagnaChip Corporation IPO), we will rely upon an exception that does not require us to satisfy the requirement that a majority of our board be independent until one year following initial listing. We expect that prior to the one year anniversary of our initial NYSE listing, the composition of our board will be changed such that a majority of our directors will be independent. If we fail to comply with the NYSE listing rules, our common stock could be delisted from the NYSE.

If and when we complete the MagnaChip Corporation IPO, our board of directors will be divided into three classes with staggered three-year terms as follows:

•	Class I Directors will be Messrs. Norby and Shroff, and their terms will expire at the annual general meeting of stockholders to be held in 2011;

•	Class II Directors will be Messrs. Klein and Tavakoli, and their terms will expire at the annual general meeting of stockholders to be held in 2012; and

•	Class III Directors will be Messrs. Elkins, Park and Tan, and their terms will expire at the annual general meeting of stockholders to be held in 2013.

Audit Committee

Our audit committee consists of Mr. Norby as Chairman and Messrs. Klein and Tavakoli. Our board of directors has determined that Mr. Norby is an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act. Our board has also determined that Messrs. Norby and Tavakoli are “independent” as that term is defined in both Rule 303A of the NYSE rules and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, upon the closing of the MagnaChip Corporation IPO, will each be an “independent director” as that term is defined in Rule 303A of the NYSE rules. In making this determination, our board of directors considered the relationships that Messrs. Norby and Tavakoli have with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including any beneficial ownership of our equity. The board has determined that Mr. Klein is not an independent director. In accordance with applicable rules of the NYSE (assuming the consummation of the MagnaChip Corporation IPO), we are relying upon an exception that allows us to phase in our compliance with the independent audit committee requirement as follows, (i) one independent member at the time of listing; (ii) a majority of independent members within 90 days of listing; and (iii) all independent members within one year of listing. We expect that prior to the one year anniversary of our initial NYSE listing, Mr. Klein will resign from the audit committee and at least one new independent director will be appointed. If we fail to comply with the NYSE listing rules after the completion of the MagnaChip Corporation IPO, our common stock could be delisted from the NYSE.

Compensation Committee

The compensation committee of the board has overall responsibility for evaluating and approving our executive officer and director compensation plans, policies and programs, as well as all equity-based compensation plans and policies. We expect that our compensation committee will consist of Messrs. Elkins, Klein and Tavakoli upon the consummation of the MagnaChip Corporation IPO. Our board has determined that Mr. Tavakoli is “independent” under NYSE and SEC rules. In making this determination, our board of directors considered the relationships that Mr. Tavakoli has with our company and all other facts and circumstances our board of directors deemed relevant in determining his independence, including any beneficial ownership of our equity. The board has determined that Messrs. Elkins and Klein are not independent directors. In accordance with applicable rules of the NYSE (assuming the consummation of the MagnaChip Corporation IPO), we are relying upon an exception that allows us to phase in our compliance with the independent compensation committee requirement as follows, (i) one independent member at the time of listing; (ii) a majority of independent members within 90 days of listing; and (iii) all independent members within one year of listing. We expect that prior to the applicable dates, the composition of our compensation committee will be changed such that we will be in compliance with the independent compensation committee requirement.

Nominating and Governance Committee

The nominating and governance committee has the responsibility to identify qualified individuals to become members of the board, to oversee an annual evaluation of the board of directors and its committees, to periodically review and recommend to the board any proposed changes to our corporate governance guidelines and to monitor our corporate governance structure. We expect that our nominating and corporate governance committee will consist of Messrs. Elkins, Shroff and Tan upon consummation of the MagnaChip Corporation IPO. Our board has determined that Mr. Shroff is “independent” under NYSE and SEC rules. In making this determination, our board of directors considered the relationships that Mr. Shroff has with our company and all other facts and circumstances our board of directors deemed relevant in determining his independence, including any beneficial ownership of our equity. The board has determined that Messrs. Elkins and Tan are not independent directors. In accordance with applicable rules of the NYSE (assuming the consummation of the MagnaChip Corporation IPO), we are relying upon an exception that allows us to phase in our compliance with the independent nominating and corporate governance committee requirement as follows, (i) one independent member at the time of listing; (ii) a majority of independent members within 90 days of listing; and (iii) all independent members within one year of listing. We expect that prior to the applicable dates, the composition of our nominating and corporate governance committee will be changed such that we will be in compliance with the independent nominating and corporate governance committee requirement.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. We will provide a copy of our Code of Business Conduct and Ethics without charge to any person upon written request made to our Senior Vice President, General Counsel and Secretary at c/o MagnaChip Semiconductor, Ltd., 891 Daechi-dong, Gangnam-gu, Seoul, 135-738, Korea. Our Code of Business Conduct and Ethics is also available on our website at www.magnachip.com.

Assessment of Risk

Our board of directors believes that our compensation programs are designed such that they will not incentivize unnecessary risk-taking. The base salary component of our compensation program is a fixed amount and does not depend on performance. Our cash incentive program takes into account multiple factors, thus diversifying the risk associated with any single performance factor, and we believe it does not incentivize our executive officers to focus exclusively on short-term outcomes. Our equity awards are limited by the terms of our equity plans to a fixed maximum specified in the plan, and are subject to vesting to align the long-term interests of our executive officers with those of our equityholders.

Compensation Discussion and Analysis

Executive Compensation

Compensation Philosophy and Objectives

The compensation committee of our board of directors, or the Committee, has overall responsibility for administering our compensation program for our “named executive officers.” The Committee’s responsibilities consist of evaluating, approving and monitoring our executive officer and director compensation plans, policies and programs, as well as each of our equity-based compensation plans and policies. Prior to 2010, compensation decisions were made by the entire board of directors and for the discussion that follows, references to the Committee during such period refer to the entire board. For 2009, our named executive officers who continue to serve as executive officers were:

•	Sang Park, Chairman of the Board of Directors and Chief Executive Officer;

•	Tae Young Hwang, Chief Operating Officer and President;

•	Brent Rowe, Senior Vice President, Worldwide Sales;

•	Margaret Sakai, Senior Vice President and Chief Financial Officer; and

•	John McFarland, Senior Vice President, General Counsel and Secretary.

The Committee seeks to establish total compensation for executive officers that is fair, reasonable and competitive. The Committee evaluates our compensation packages to ensure that:

•	we maintain our ability to attract and retain superior executives in critical positions;

•

our executives are incentivized and rewarded for aggressive corporate growth, achievement of long-term corporate objectives and individual performance that meets or exceeds our expectations without encouraging unnecessary risk-taking; and

•	compensation provided to critical executives remains competitive relative to the compensation paid to similarly situated executives of companies in the semiconductor industry.

The Committee believes that the most effective executive compensation packages align executives’ interests with those of our unitholders by rewarding performance that exceeds specific annual, long-term and strategic goals that are intended to improve unitholder value. These objectives include the achievement of financial performance goals and progress on projects that our board of directors anticipates will lead to future growth, as discussed more fully below.

The information set forth below in this Compensation Discussion and Analysis describes the Committee’s general philosophy and historical approach. However, given our financial challenges, in the beginning of 2009, the Committee determined to continue the arrangements from the prior year and did not perform any in depth analysis.

Until April 2009, Robert J. Krakauer served as our President, Chief Financial Officer, and director. In April 2009, we entered into a Senior Advisor Agreement with Mr. Krakauer pursuant to which he resigned from his employment and as a director but remains available to consult with us in a limited capacity until April 2010 to one year thereafter. Although Mr. Krakauer is no longer one our executive officers, his 2009 compensation is reported herein in accordance with SEC rules.

Role of Executive Officers in Compensation Decisions

For named executive officers other than our chief executive officer, we have historically sought and considered input from our chief executive officer in making determinations regarding executive compensation. Our chief executive officer annually reviews the performance of our other named executive officers. Our chief executive officer subsequently presents conclusions and recommendations regarding such officers, including proposed salary adjustments and incentive amounts, to the Committee. The Committee then takes this information into account when it makes final decisions regarding any adjustments or awards.

The review of performance by the Committee and our chief executive officer of other executive officers is both an objective and subjective assessment of each executive’s contribution to our performance, leadership qualities, strengths and weaknesses and the individual’s performance relative to goals set by the Committee or our chief executive officer, as applicable. The Committee and our chief executive officer do not systematically assign a weight to the factors, and may, in their discretion, consider or disregard any one factor which, in their sole discretion, is important to or irrelevant for a particular executive.

The Committee’s annual determinations regarding executive compensation are subject to the terms of the respective service agreements between us and the named executive officers (as set forth in more detail below). In addition to the annual reviews, the Committee also typically considers compensation changes upon a named executive officer’s promotion or other change in job responsibility. Neither our chief executive officer nor any of our other executives participates in deliberations relating to their own compensation.

Role of Compensation Consultants

The Committee has the authority to retain the services of third-party executive compensation specialists in connection with the establishment of cash and equity compensation and related policies.

Historically, we have engaged compensation consultants to provide information and recommendations relating to executive pay and equity compensation or otherwise obtained third party compensation surveys. In light of the financial challenges we were facing, we did not use a compensation consultant, or review any formal industry data, in connection with setting 2009 executive compensation. The Committee has not retained a compensation consultant for 2010.

Timing of Compensation Decisions

At the end of each fiscal year, our chief executive officer will review the performance of the other executive officers and present his conclusions and recommendations to the Committee. At that time and throughout the year, the Committee will also evaluate the performance of our chief executive officer, which is measured in substantial part against our consolidated financial performance. In January of the following fiscal year, the Committee will then assess the overall functioning of our compensation plans against our goals, and determine whether any changes to the allocation of compensation elements, or the structure or level of any particular compensation element, are warranted.

In connection with this process, our Committee generally establishes the elements of its performance-based cash bonus plan for the upcoming year. With respect to newly hired employees, our practice is typically to approve equity grants at the first meeting of the Committee following such employee’s hire date. We do not have any program, plan or practice to time equity award grants in coordination with the release of material non-public information. From time to time, additional equity awards may be granted to executive officers during the fiscal year. For example, in December 2009, our executive officers were granted restricted unit bonuses and nonstatutory options for common units, as further described below.

Elements of Compensation

In making decisions regarding the pay of the named executive officers, the Committee looks to set a total compensation package for each officer that will retain high-quality talent and motivate executives to achieve the goals set by our board of directors. Our 2009 compensation package was composed of the following elements:

•	annual base salary;

•	short-term cash incentives;

•	long-term equity incentives;

•	a benefits package that is generally available to all of our employees; and

•	expatriate and other executive benefits.

Determination of Amount of Each Element of Compensation

General Background

Historically, the Committee has taken a variety of factors into consideration when determining changes to overall compensation levels and levels of individual annual compensation elements, as further described below. In the beginning of 2009, however, the Committee assessed the overall functioning of our compensation plans against our goals, and, due to our financial condition and impending reorganization proceedings, determined no changes from the prior year to the allocation of compensation elements, or the structure or level of any particular compensation element, were warranted for 2009. Subsequently, in connection with our emergence from our reorganization proceedings, the Committee made certain determinations with respect to executive compensation.

Accordingly, unless otherwise referenced in the context of our emergence from our reorganization proceedings and the Committee’s compensation decisions made thereafter, the below disclosure is a general discussion of the manner in which the Committee has made decisions regarding compensation levels in prior years, and the underlying reasons for those decisions.

The Committee seeks to establish a total cash compensation package for our named executive officers that is competitive with the compensation reflected in compensation data for similarly-situated executives in the peer group reviewed by the Committee, subject to adjustments based on each executive’s experience and performance. Historically, based on the recommendations provided by outside advisors, our review of industry specific survey data and the professional and market experience of our Committee members, we measured total cash compensation for our named executive officers against cash compensation paid to executives at similarly situated companies which we determined to be our select peer group. Base salaries for our named executive officers were benchmarked to median levels for companies in the select peer group, and were adjusted upward or downward for performance, and short-term cash incentives were put in place to provide for opportunities that may result in higher than median levels of cash compensation as compared to our select peer group if, and depending upon the extent to which, our performance and that of our named executive officers exceeded expectations and the goals established by the Committee for the year in question.

Historically, our select peer group has included other major Korean based semiconductor companies, including Fairchild Korea, Dongbu Hitek, ChipPac Korea and Hynix Semiconductor. In addition, we also reviewed compensation data from TowersPerrin Korea, an independent compensation consultant, which surveyed the companies listed below, to assess how compensation for our select peer group related to compensation paid to executives in a broader range of technology companies.

•Accenture •Advanced Micro Devices •Applied Materials •ASML •Blizzard •Cisco Systems •CJ Internet	•CommVerge •CSR •Dell •Electronic Arts •GCT Semiconductor •Gravity •JCEntertainment •KLA-Tencor	•Lam Research •Lexmark International •Microsoft •NCsoft •Neowiz Games •NHN Games •Npluto	•NXP Semiconductors •Orange Business Services •Sony Computer Entertainment •Tokyo Electron •Toshiba Group •Verizon Business

The Committee makes annual determinations regarding cash incentive compensation based on our annual operating plan, which is adopted in the December preceding each fiscal year, including the expected performance of our business in the coming fiscal year. The Committee makes all equity compensation decisions for our officers based on existing compensation arrangements for other of our executives at the same level of responsibility and based on our review of the select peer group with a view to maintaining internal consistency and parity.

Equity awards are not tied to base salary or cash incentive amounts and will constitute lesser or greater proportions of total compensation depending on the fair value of the awards. The Committee, relying on the professional and market experience of our Committee members, generally seeks to set equity awards at median levels of equity compensation at the select peer group companies. The Committee does not apply a formula or assign relative weight in making its determination. Instead, it makes a subjective determination after considering all information collectively.

The Committee may approve additional incentive payments or equity compensation grants from time to time during the year in its discretion.

Base Salary

Base salary is the guaranteed element of an employee’s annual cash compensation. Changes in base salary may be approved by the Committee for an executive if the median levels of base salary compensation for similarly-situated executives in our select peer group have changed, and may be further adjusted based upon the employee’s long-term performance, skill set and the value of that skill. The Committee evaluates the performance of each named executive officer on an annual basis based on the accomplishment of performance objectives that were established at the beginning of the prior fiscal year as well as its own subjective evaluation of the officer’s performance. In making its evaluation, the Committee makes a subjective qualitative assessment of the officer’s contribution to our performance during the preceding year, including leadership, success in attaining particular goals of a division for which that officer has responsibility, our overall financial performance and such other criteria as the Committee may deem relevant, including input from our Chief Executive Officer. The Committee then makes a subjective decision regarding any changes in base salary based on these factors and the data from our select peer group. The Committee does not systematically assign weights to any of the factors it considers, and may, in its discretion, ignore any factors or deem any one factor to have greater importance for a particular executive officer.

Based upon our financial condition at the time, the Committee determined not to change compensation arrangements at the beginning of 2009. The current base salaries of the Company’s named executive officers compare to the median of the Company’s select peer group as follows: Mr. Park is at or slightly above, Mr. Hwang is slightly below, Ms. Sakai is slightly above, Mr. Rowe is slightly below and Mr. McFarland is generally in line. Our employees, including our executive officers, voluntarily accepted a 20% reduction in base salary from 2008 levels from January to June 2009, as part of austerity measures implemented to assist in our recovery. Mr. Park voluntarily accepted a 40% reduction in base salary from January to March 2009, and a 20% reduction from April to June 2009. In June 2009, our board of directors approved a one-time payment of 10% of base salary paid from April to June 2009 to all employees who voluntarily accepted pay reductions earlier in the year, which group included all of our named executive officers. This amount is reported as salary in the Summary Compensation Table below. We restored salaries to 2008 levels in July 2009. In December 2009, as a reward for the successful completion of our reorganization proceedings, our board of directors approved a one-time payment of 30% of then monthly base salary to all employees who voluntarily accepted pay reductions earlier in the year, which group included all of our named executive officers. The amount paid to named executive officers are reported as bonus in the Summary Compensation Table below. The Committee also granted additional special discretionary incentives to Mr. Hwang, Mr. Rowe, Ms. Sakai and Mr. McFarland, as described in more detail below.

Cash Incentives

Short-term cash incentives comprise a significant portion of the total target compensation package and are designed to reward executives for their contributions to meeting and exceeding our goals and to recognize and reward our executives in achieving these goals. Incentives are designed as a percentage of base salary and are awarded based on individual performance and our achievement of the annual, long-term and strategic quantitative goals set by our Committee.

Given our financial position at the beginning of 2009, we did not modify the annual targets for our cash incentive plans for 2009. As a result, our short-term cash incentive plan was effectively suspended for the year. In December 2009, our board of directors implemented a cash incentive plan effective as of January 1, 2010, which we call the Profit Sharing Plan. Each of our employees is eligible to participate in the Profit Sharing Plan, and our board of directors intends for the Profit Sharing Plan to incentivize our named executive officers, officers and employees to exceed expectations throughout our entire fiscal year. Our board of directors has empowered the Committee to administer the Profit Sharing Plan.

Under the Profit Sharing Plan, the Committee will review our business plan in December of each year and determine an annual consolidated Adjusted EBITDA target, or the Base Target, for the upcoming fiscal year and set the targeted amount to be awarded to our named executive officers and employees, or the Profit Share, for meeting the Base Target and for achievement in excess of the Base Target.

The Base Target is calculated as a percentage of our forecasted gross annual revenue for the upcoming fiscal year. We determine our revenue forecast by looking at several factors, including existing orders from our customers, quarterly and annual forecasts from our customers, our product roadmap and how it corresponds with our projected customer needs, and the overall industry forecasts for the semiconductor market. The Committee’s goal is to set a Base Target that is difficult but not unreasonable to achieve. To determine the percentage of gross annual revenue for purposes of setting the Base Target, the Committee, in consultation with our board of directors, first determines a range of Adjusted EBITDA growth and gross margin that is competitive based upon the select peer group and will ensure that we build unitholder value, then sets a percentage such that the forecasted Adjusted EBITDA growth and gross margin is within that range. See “Prospectus Summary—Summary Historical and Unaudited Pro Forma Consolidated Financial Data” for a discussion of how we define and why we use Adjusted EBITDA.

Each named executive officer receives as a Profit Share a set percentage of their annual base salary once the Base Target is achieved. For 2010, our Chief Executive Officer is eligible to receive 40% of annual base salary, our President is eligible to receive 33.3% of annual base salary, our General Managers are eligible to receive 26.7% of annual base salary, our Senior Vice Presidents are eligible to receive 23.3% of annual base salary and our Vice Presidents are eligible to receive 20% of annual base salary. In the event we exceed the Base Target, we will pay to our executive officers and employees an additional Profit Share of 25% of our annual consolidated Adjusted EBITDA in excess of the Base Target.

We pay the Profit Share during the normal pay period in the January following the conclusion of each fiscal year for which the Profit Share is calculated, and the Profit Share is only payable to those executives who have been employed by us during the entire fiscal year for which the Profit Share is calculated and who are employed by us on the Profit Share payment date, provided that the Profit Share is payable pro rata to any named executive officers who begin their employment during the fiscal year for which the Profit Share is calculated.

The Committee retains the sole discretion to (i) authorize the payment of the Profit Share in December of the relevant fiscal year when the Committee believes the Base Target will be achieved, (ii) pay Profit Shares when we achieve slightly less than the Base Target, and (iii) make interim Profit Share payments during the fiscal year. In addition to the Profit Sharing Plan, the Committee retains the right to grant discretionary incentives to our named executive officers as a reward for extraordinary performance. For example, Mr. Hwang, Ms. Sakai and Mr. McFarland were paid a discretionary incentive in December 2009 in recognition of their role in our successful reorganization proceedings. These amounts were not based upon any numerical or formulaic factors, but rather were determined by the Committee based upon a subjective assessment of their respective individual contributions and are reported in the Summary Compensation Table in the column labeled “Bonus.” In addition, Messrs. Park and Rowe were each entitled to fixed bonuses pursuant to their employment agreements subject to continued employment. In the case of Mr. Park, he elected to forego $298,000 of the bonus otherwise payable to him in order for such amounts to be available for bonuses to other executives, including discretionary bonuses paid to Mr. Hwang, Ms. Sakai and Mr. McFarland.

For 2010, the implementation of the Profit Sharing Plan has been modified to provide our employees with an opportunity to share in our success earlier in the fiscal year than under the existing

Profit Sharing Plan. In addition to setting the Base Target, two interim targets for our first and second fiscal quarters have been set. We will make Profit Share payments in the first normal pay period following the conclusion of each of the first two fiscal quarters in which we reach the corresponding quarterly target. The total Profit Share payable for meeting the Base Target for 2010 is capped for each employee at his or her respective percentage of annual base salary, such that the amount of any Profit Share payable for 2010 performance after the end of 2010 will be offset by any portion of the Profit Share paid during 2010 for reaching either or both of the quarterly targets. In addition, for 2010, if we exceed the Base Target our employees will not be eligible to earn the additional Profit Share of 25% of our annual consolidated Adjusted EBITDA in excess of the Base Target. As a result, our executive officers and employees will only be entitled to receive a cash incentive equal to the percentage of their salary disclosed above. Under the Profit Sharing Plan, we recognized bonuses for our named executive officers in our consolidated statement of operations for the six months ended June 30, 2010 in an aggregate amount of $69,559, ranging individually from $9,372 to $22,442. The bonuses were paid in April and July 2010.

Equity Compensation

In addition to cash incentives, we offer equity incentives as a way to enhance the link between the creation of unitholder value and executive incentive compensation and to give our executives appropriate motivation and rewards for achieving increases in enterprise value. Under our 2009 Common Unit Plan, our board of directors granted options to acquire MagnaChip Semiconductor LLC common units and restricted unit bonus awards. Awards under our 2009 Common Unit Plan will be converted into options for common stock and restricted common stock of MagnaChip Semiconductor Corporation upon our corporate conversion. Such options vest in installments over three years following grant, with approximately one-third of the restricted unit awards vested at grant and the remainder vesting in two subsequent annual installments, as set forth in more detail below.

Under our 2010 Equity Incentive Plan, which will replace the 2009 Common Unit Plan following our corporation conversion, the Committee may grant participants stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and units, and other stock-based and cash-based awards. In granting equity awards, the Committee may establish any conditions or restrictions it deems appropriate. Stock options and stock appreciation rights must have exercise prices at least equal to the fair market value of the stock at the time of their grant pursuant to the 2010 Equity Incentive Plan. Following the completion of the MagnaChip Corporation IPO, the fair market value of the stock at the time of grant will generally be the closing price of a share of stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the stock on the date any grant is made. Prior to the exercise of a stock option or stock appreciation or settlement of an award denominated in units, the holder has no rights as a stockholder with respect to the stock subject to the award, including voting rights and the right to receive dividends. Participants receiving restricted stock awards are stockholders and have both voting rights and the right to receive dividends, except that dividends paid on unvested shares may remain subject to forfeiture until vested. Award vesting ceases upon termination of employment, and vested options and stock appreciation rights remain exercisable only for a limited period following such termination.

The Committee considers granting additional equity compensation in the event of new employment, a promotion or change in job responsibility or a change in median levels of equity compensation for similarly-situated executives at companies in our select peer group or in its discretion to reward or incentivize individual officers. The option award levels vary among participants based on their job grade and position. The Committee generally seeks to award equity compensation at levels consistent with the median levels for executives at companies in our select peer group, and will also make subjective determinations regarding adjustments to award amounts in light of factors such as the available pool, individual performance and role of executives. For example, the Committee may adjust the size of an award for an individual executive above the option award level for his or her position if the Committee determines that the executive has provided exceptional performance, or may increase the option award level for a position above the median level reflected in the select peer group if the position is considered by the Committee to be more critical to our long-term success. The Committee will generally maintain substantially equivalent award levels for executives at equivalent job grades. Stock option awards are not tied to base salary or cash incentive amounts.

As a result of our reorganization proceedings, all previously outstanding common and preferred units and options held by our named executive officers were cancelled. In December 2009, we granted new options to our executives with the option award amounts generally determined based upon the median levels of our select peer group. Thirty-four percent of the common units subject to the options will vest and become exercisable on the first anniversary of grant date, with 8 or 9% of the common units subject to the options vesting on completion of each three-month period thereafter through December 2012. In December 2009, in recognition of services provided in guiding us through our reorganization proceedings, our board of directors also granted each of our current named executive officers a restricted unit bonus in addition to an option. The amount of the restricted unit bonuses were not based upon any numerical or formulaic factors, nor based upon any comparative peer group, data or the number of options granted, but rather were determined based upon our board of directors’ subjective assessment of individual contributions to the successful completion of the reorganization proceedings. We granted restricted unit bonuses in order to provide our executives with an equity incentive with a built-in gain equal to the value of the units as of the date of grant while still incentivizing them to contribute toward increasing our enterprise value. See “Grant of Plan-Based Awards” below for information regarding the number and value of units granted to each named executive officer. Thirty-four percent of each restricted unit bonus vested upon grant, with the remaining portion vesting in equal installments on the first and second anniversary of the grant date.

Upon the recommendation of our board of directors or chief executive officer, or otherwise, the Committee may in the future consider granting additional performance-based equity incentives.

Perquisites and Other Benefits

We provide the named executive officers with perquisites and other personal benefits, including expatriate benefits, that the Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. Generally perquisites are determined based upon what the Committee considers to be the most customary perquisites offered by the select peer group and are not based upon a median cost for specific perquisites or for the perquisites in aggregate. The Committee determines the level and types of expatriate benefits for the executive officers based on local market surveys taken by our human resources group. These surveys are not limited to our select peer group, but include a broad range of non-Korea based companies with significant operations in Korea. Attributed costs of the personal benefits for the named executive officers are as set forth in the Summary Compensation Table below.

Mr. Park, Ms. Sakai and Mr. McFarland were expatriates during all or part of 2009 and received expatriate benefits commensurate with market practice in Korea. These perquisites, which were determined on an individual basis, included housing allowances, relocation allowances, insurance premiums, reimbursement for the use of a car, home leave flights, living expenses, tax equalization payments and tax advisory services, each as we deemed appropriate.

In addition, pursuant to the Employee Retirement Benefit Security Act, certain executive officers resident in Korea with one or more years of service are entitled to severance benefits upon the termination of their employment for any reason. For purposes of this section, we call this benefit “statutory severance.” The base statutory severance is approximately one month of base salary per year of service. Mr. Hwang, Ms. Sakai and Mr. McFarland accrue statutory severance.

Summary Compensation Table

The following table sets forth certain information concerning the compensation earned during the years ended December 31, 2007, 2008 and 2009, of our named executive officers:

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)		Unit Awards ($)(2)	Option Awards ($)(2)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(3)	All Other Compen- sation ($)		Total ($)
Sang Park	2009	979,611	(4)	11,262		1,769,600	488,070		314,785	(5)	3,563,328
Chairman and Chief Executive Officer	2008	442,128							351,897	(6)	794,025
	2007	450,148		309,330					244,468	(7)	1,003,946

Tae Young Hwang,	2009	189,748		106,544		663,600	305,044	119,541	10,884	(8)	1,395,361
Chief Operating Officer and President	2008	212,307						99,095	20,293	(9)	331,695
	2007	236,830		119,339				19,735	11,476	(10)	387,380

Brent Rowe	2009	398,554	(11)	70,500		442,400	183,026		12,231	(12)	1,106,711
Senior Vice President, Worldwide Sales	2008	226,308		176,000	(13)				25,673	(14)	427,981
	2007	220,846		176,000	(15)				142,191	(16)	539,037

Margaret Sakai	2009	238,347		46,549		265,440	73,211	12,143	163,668	(17)	799,358
Senior Vice President, Chief Financial Officer	2008	250,934						37,683	180,025	(18)	468,642
	2007	250,082		21,569				24,086	167,791	(19)	463,528

John McFarland,	2009	172,229		44,764		265,440	48,807	14,369	99,615	(20)	645,224
Senior Vice President, General Counsel and Secretary	2008	191,147						21,492	79,790	(21)	292,429
	2007	201,839		75,930			23,195	22,802	97,334	(22)	421,100

Robert J. Krakauer,	2009	467,265							176,554	(23)	643,819
Former President and Chief Financial Officer	2008	468,426							820,236	(24)	1,288,662
	2007	375,123		270,903					707,831	(25)	1,353,857

Note: Amounts set forth in the above table that were originally paid in Korean won from January 1 to October 25, 2009 and during the fiscal years ended December 31, 2008 and 2007 have been converted into U.S. dollars using average exchange rates during the respective periods. After October 25, 2009, a monthly average exchange rate was used.

Footnotes:

(1)	Includes one-time payment of 10% of base salary paid from April to June 2009 to all employees that voluntarily accepted pay reductions earlier in the year, including $22,204, $4,897, $6,000 and $6,415 paid to Mr. Park, Mr. Hwang, Mr. Rowe and Ms. Sakai, respectively.
(2)	Represents grant date fair value with respect to the fiscal year determined in accordance with FASB ASC 718. See “Note 4 Summary of Significant Accounting Policies—Unit-Based Compensation,” and “Note 19 Equity Incentive Plans,” to the MagnaChip Semiconductor LLC audited consolidated financial statements for the two months ended December 31, 2009, the ten months ended October 25, 2009 and the years ended 2008 and 2007.
(3)	Consists of statutory severance accrued during the two months ended December 31, 2009, ten months ended October 25, 2009 and the years ended December 31, 2008 and 2007, as applicable. See the section subtitled “Compensation Discussion and Analysis” for a description of the statutory severance benefit.
(4)	Includes a fixed one-time bonus payment of $602,631 made in December 2009 pursuant to Mr. Park’s Amended and Restated Service Agreement. Mr. Park elected to forego $298,000 of the bonus payable pursuant to his service agreement in order for such amounts to be available for bonuses to other executives.
(5)	Includes the following personal benefits paid to Mr. Park: (a) $125,073, which is the annual aggregate monthly pro rata amount of prepaid housing expenses for Mr. Park’s housing lease; (b) $28,386 for insurance premiums; (c) $48,319 for other personal benefits (including reimbursement of the use of a car, home leave flights, living expenses and personal tax advisory expenses); and (d) $89,252 of reimbursement for the difference between the actual tax Mr. Park already paid and the hypothetical tax he had to pay for the fiscal year 2008; and (e) $23,755 for reimbursement of Korean tax.
(6)

Includes the following personal benefits paid to Mr. Park: (a) $70,838, which is the aggregate monthly pro rata amount of prepaid housing expenses for Mr. Park’s housing lease for six months, $82,828, which is the total monthly rental payments for seven months’ rent for Mr. Park’s housing, and $8,192, which is the imputed benefit to Mr. Park from a refundable deposit held by the lessor of Mr. Park’s housing during the lease term; (b) $27,290 for insurance premiums;

(c) $35,787 for other personal benefits (including reimbursement of the use of a car, home leave flights and personal tax advisory expenses); (d) $78,913 of reimbursement for the difference between the actual tax Mr. Park already paid and the hypothetical tax he had to pay for the fiscal year 2006 and 2007; (e) $24,962 for Mr. Park’s living expenses; and (f) $23,087 for reimbursement of Korean tax and employee fringe benefits.

(7)	Includes the following personal benefits paid to Mr. Park: (a) $154,798 which is the annual aggregate monthly pro rata amount of prepaid housing expenses for Mr. Park’s housing lease; (b) $42,684 for insurance premiums (c) $31,750 for other personal benefits (including personal tax advisory expenses); (d) $1,188 of reimbursement in relation to a Korean tax payment in 2006; and (e) $14,048 for reimbursement of Korean tax, the employee contribution portion of the Korean national health insurance program and employee fringe benefits.
(8)	Includes the following personal benefits paid to Mr. Hwang: (a) $7,832 for reimbursement of the use of a car; and (b) $3,052 for insurance premiums.
(9)	Includes the following personal benefits paid to Mr. Hwang: (a) $9,541 for reimbursement of the use of a car; (b) $9,070 for insurance premiums; and (c) $1,682 for employee fringe benefits.
(10)	Includes the following personal benefits paid to Mr. Hwang: (a) $11,056 for reimbursement of the use of a car; and (b) $420 for employee fringe benefits.
(11)	Includes a $176,000 fixed non-discretionary payment under Mr. Rowe’s offer letter (as supplemented), pursuant to which in 2007 Mr. Rowe elected to receive a $528,000 advance on his first three years of potential annual bonus payments at a rate of 80% of base pay. Effective as of April 2009, the right to receive the bonus became fixed and was no longer discretionary.
(12)	Includes the following personal benefits paid to Mr. Rowe: (a) $1,597 for reimbursement of the use of a car; and (b) $10,634 for insurance premiums.
(13)	Under Mr. Rowe’s offer letter (as supplemented), in 2007, Mr. Rowe elected to receive a $528,000 advance on his first three years of potential annual bonus payments at a rate of 80% of base pay. One-third of this amount ($176,000) was earned in 2008.
(14)	Includes the following personal benefits paid to Mr. Rowe: (a) $1,983 for reimbursement of the use of a car; (b) $13,027 for insurance premiums; and (c) $10,663 for personal tax advisory expenses.
(15)	Under Mr. Rowe’s offer letter (as supplemented), in 2007, Mr. Rowe elected to receive a $528,000 advance on his first three years of potential annual bonus payments at a rate of 80% of base pay. One-third of this amount ($176,000) was earned in 2007.
(16)	Includes the following personal benefits paid to Mr. Rowe: (a) $121,826 of Mr. Rowe’s relocation allowance when he returned to the U.S. from an expatriate assignment in Korea; (b) $3,000 for contributions to a pension plan; (c) $4,967 for personal tax advisory expenses; (d) $12,130 for insurance premiums; and (e) $268 for reimbursement of the use of a car.
(17)	Includes the following personal benefits paid to Ms. Sakai: (a) $25,590, which is the total monthly rental payments for four months rent for MS. Sakai’s housing, and $32,650, which is the imputed benefit to Ms. Sakai from a refundable deposit held by the lessor of Ms. Sakai’s housing during the lease term; (b) $33,735 for reimbursement of tuition expenses for Ms. Sakai’s children; (c) $21,352 for Ms. Sakai’s home leave flights; (d) $28,238 for insurance premiums; (e) $8,568 for other personal benefits (including reimbursement of the use of a car, personal tax advisory expenses, and communication expenses); and (f) $13,535 for reimbursement of Korean tax.
(18)	Includes the following personal benefits paid to Ms. Sakai: (a) $61,438, which is the imputed benefit to Ms. Sakai from a refundable deposit held by the lessor of Ms. Sakai’s housing during the lease term; (b) $38,046 for reimbursement of tuition expenses for Ms. Sakai’s children; (c) $23,420 for Ms. Sakai’s home leave flights; (d) $27,211 for insurance premiums; (e) $21,460 for other personal benefits (including reimbursement of the use of a car, personal tax advisory expenses, and communication expenses); and (f) $8,450 for reimbursement of Korean tax and employee fringe benefits.
(19)	Includes the following personal benefits paid to Ms. Sakai: (a) $72,661, which is the imputed benefit to Ms. Sakai from a refundable deposit held by the lessor of Ms. Sakai’s housing during the lease term; (b) $30,649 for reimbursement of tuition expenses for Ms. Sakai’s children; (c) $18,709 for Ms. Sakai’s home leave flights; (d) $28,140 for insurance premiums; (e) $13,673 for other personal benefits (including reimbursement of the use of a car, personal tax advisory expenses, and communication expenses); and (f) $3,959 for reimbursement of the employee contribution portion of the Korean national health insurance program and employee fringe benefits.
(20)	Includes the following personal benefits paid to Mr. McFarland: (a) $23,351 for reimbursement of tuition expenses for Mr. McFarland’s child; (b) $19,978 of reimbursement for the difference between the actual tax Mr. McFarland already paid and the hypothetical tax he had to pay for the fiscal year 2008; (c) $20,227 for insurance premiums; (d) $1,089 for other personal benefits (including reimbursement of the use of a car and personal tax advisory expenses); and (e) $34,970 for reimbursement of Korean tax.
(21)	Includes the following personal benefits paid to Mr. McFarland: (a) $21,334 for reimbursement of tuition expenses for Mr. McFarland’s child; (b) $13,382 of reimbursement for the difference between the actual tax Mr. McFarland already paid and the hypothetical tax he had to pay for the fiscal year 2007; (c) $19,736 for insurance premiums paid; (d) $12,296 for other personal benefits (including reimbursement of the use of a car and personal tax advisory expenses); and (e) $13,042 for reimbursement of Korean tax and employee fringe benefits.
(22)

Includes the following personal benefits paid to Mr. McFarland: (a) $35,837 for reimbursement of tuition expenses for Mr. McFarland’s child; (b) $20,292 of reimbursement for the difference between the actual tax Mr. McFarland already paid and the hypothetical tax he had to pay for the fiscal year 2006; (c) $23,534 for insurance premiums; (d) $5,050 for other personal benefits (including reimbursement of the use of a car and personal tax advisory expenses); and (e) $12,621 for reimbursement of Korean tax, the employee contribution portion of the Korean national health insurance program and employee fringe benefits.

(23)	Includes the following personal benefits paid to Mr. Krakauer: (a) $145,460 for Mr. Krakauer’s housing expenses; (b) $24,329 for insurance premiums; and (c) $6,765 for other personal benefits (including reimbursement of the use of a car and living expenses).
(24)	Includes the following personal benefits paid to Mr. Krakauer: (a) $225,940 for Mr. Krakauer’s housing expenses; (b) $97,827 for reimbursement of living expenses; (c) $29,246 for reimbursement of tuition expenses for Mr. Krakauer’s children; (d) $23,860 for Mr. Krakauer’s home leave flights; (e) $22,842 for insurance premiums; (f) $22,404 for reimbursement of the use of two cars; (g) $49,789 for personal tax advisory expenses; (h) $248,302 of reimbursement for the difference between the actual tax Mr. Krakauer already paid and the hypothetical tax he had to pay for the fiscal year 2006, 2007 and 2008; (i) $29,604 for repatriation allowance paid to Mr. Krakauer; and (j) $70,422 for reimbursement of Korean tax and employee fringe benefits.
(25)	Includes the following personal benefits paid to Mr. Krakauer: (a) $208,962, which is the annual aggregate monthly pro rata amount of prepaid housing expenses for Mr. Krakauer’s housing lease; (b) $30,643 for reimbursement of living expenses; (c) $71,683 for reimbursement of tuition expenses for Mr. Krakauer’s children; (d) $20,242 for Mr. Krakauer’s home leave flights; (e) $43,823 for insurance premiums; (f) $63,791 of reimbursement for all commission and closing costs for the sale of Mr. Krakauer’s house in the United States; (g) $12,581 for personal tax advisory expenses; (h) $21,748 for reimbursement of the use of two cars; (i) $147,490 of reimbursement for the difference between the actual tax Mr. Krakauer already paid and the hypothetical tax he had to pay for the fiscal year 2006; and (j) $86,868 for reimbursement of Korean tax, the employee contribution portion of the Korean national health insurance program and employee fringe benefits.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to unit and option awards and other plan-based awards granted during the year ended December 31, 2009 to our named executive officers:

Name	Grant Date	All Other Unit Awards: Number of Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/unit)(2)	Grant Date Fair Value of Unit and Option Awards ($)(3)
Sang Park	12/08/2009	2,240,000			$1,769,600
	12/08/2009		2,240,000	1.16	$488,070

Tae Young Hwang	12/08/2009	840,000			$663,600
	12/08/2009		1,400,000	1.16	$305,044

Brent Rowe	12/08/2009	560,000			$442,400
	12/08/2009		840,000	1.16	$183,026

Margaret Sakai	12/08/2009	336,000			$265,440
	12/08/2009		336,000	1.16	$73,211

John McFarland	12/08/2009	336,000			$265,440
	12/08/2009		224,000	1.16	$48,807

(1)	The vesting schedule applicable to each award is set forth below in the section entitled “Outstanding Equity Awards at Fiscal Year End 2009.”
(2)	Exceeds the per unit fair market value of our common units on the grant date ($0.79), as determined by our board of directors based on various factors.
(3)	Represents ASC 718 grant date fair value. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Accounting for Unit-based Compensation” for a description of how we valued our units as a private company.

Outstanding Equity Awards at Fiscal Year End 2009(1)
	Option Awards				Unit Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested (#)(3)	Market Value of Units That Have Not Vested ($)(4)
Sang Park	—	2,240,000	1.16	12/8/2019	1,478,400	1,167,936
Tae Young Hwang	—	1,400,000	1.16	12/8/2019	554,400	437,976
Brent Rowe	—	840,000	1.16	12/8/2019	369,600	291,984
Margaret Sakai	—	336,000	1.16	12/8/2019	221,760	175,190
John McFarland	—	224,000	1.16	12/8/2019	221,760	175,190

(1)	All of our outstanding common and preferred units and outstanding options as of November 9, 2009 were terminated as of November 9, 2009 pursuant to our reorganization proceedings.
(2)	An installment of 34% of the common units subject to the options will vest and become exercisable on December 8, 2010, an additional 9% of the options vest on the completion of the next period of three months, an additional 8% of the options vest upon the completion of each of the next three-month periods, an additional 9% of the options vest upon the completion of the next quarter, and an additional 8% of the options vest upon the completion of each of the next three quarters.
(3)	The restrictions on the common units lapse on December 8, 2010 as to 33% of the total amount of restricted common units originally awarded and on December 8, 2011 as to 33% of the total amount of restricted common units originally awarded.
(4)	During fiscal year 2009, there was no established public trading market for our outstanding common equity. The reported value represents the product of multiplying the number of unvested restricted units by the value of our common units of $0.79 as of December 31, 2009, the last day of our fiscal year. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Accounting for Unit-based Compensation” for a description of how we valued our common units while as a private company.

Option Exercises and Unit Vested at Fiscal Year End 2009(1)
Name	Number of Units Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Sang Park	761,600	601,664
Tae Young Hwang	285,600	225,624
Brent Rowe	190,400	150,416
John McFarland	114,240	90,250
Margaret Sakai	114,240	90,250

(1)	All of our outstanding common and preferred units and outstanding options as of November 9, 2009 were terminated as of November 9, 2009 pursuant to our reorganization proceedings.
(2)	The restrictions on the awards lapsed on December 8, 2009 as to 34% of the total number of restricted common units originally awarded.
(3)	During fiscal year 2009, there was no established public trading market for our outstanding common equity. The reported value represents the product of multiplying the number of vested units by the value of our units of $0.79 as of the date of vesting.

MagnaChip Semiconductor LLC 2009 Common Unit Plan

All of our outstanding common and preferred units and options and related plans were terminated as of November 9, 2009 pursuant to our reorganization proceedings. Following our emergence from our reorganization proceedings, in December 2009, our board of directors adopted, and our equityholders approved, the MagnaChip Semiconductor LLC 2009 Common Unit Plan, which we refer to as the 2009 Plan. The 2009 Plan provides for the grant of nonstatutory options, restricted unit bonus and purchase right awards, and deferred unit awards to employees and consultants of our company and our subsidiaries and to members of our board of directors. However, only options and restricted unit bonus awards have been granted under the 2009 Plan. Subject to adjustment in the event of certain changes in capital structure, the maximum aggregate number of MagnaChip Semiconductor LLC common units that are available for grant under the 2009 Plan is 30,000,000. Units subject to awards that expire, are forfeited or otherwise terminate will again be available for grant under the 2009 Plan.

In connection with our corporate conversion, MagnaChip Corporation will assume the rights and obligations of MagnaChip Semiconductor LLC under the 2009 Plan and convert MagnaChip Semiconductor LLC common unit options and restricted common units outstanding under the 2009 Plan into options to acquire a number of shares of our common stock and shares of restricted common stock at a ratio to be determined on substantially equivalent terms and conditions. As of August 31, 2010, there were outstanding under the 2009 Plan options to purchase 15,859,000 common units, at a weighted average exercise price of $0.79 per unit. The 2009 Plan will terminate immediately following our corporate conversion, and no additional options or other equity awards may be granted under the 2009 Plan following its termination. However, options granted under the 2009 Plan prior to its termination will remain outstanding until they are either exercised or expire.

The 2009 Plan is administered by the Committee. Subject to the provisions of the 2009 Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted, the sizes of such awards, and all of their terms and conditions. All awards are evidenced by a written agreement between us and the holder of the award. The Committee has the authority to construe and interpret the terms of the 2009 Plan and awards granted under it.

In the event of a change in control of our company, the vesting of all outstanding awards held by participants whose employment has not previously terminated will accelerate in full. In addition, the Committee has the authority to require that outstanding awards be assumed or replaced with substantially equivalent awards by the successor corporation or to cancel the outstanding awards in exchange for a payment in cash or other property equal to the fair market value of restricted units or the excess, if any, of the fair market value of the units subject to an option over the exercise price per unit of such option.

2010 Equity Incentive Plan

Our 2010 Equity Incentive Plan, or the 2010 Plan, was approved by our board of directors in March 2010 and will be effective upon our corporate conversion, subject to its approval by our equityholders, which is expected prior to the closing of the MagnaChip Corporation IPO.

A number of shares of our common stock equal to the total number of shares of common stock (as adjusted by the conversion ratio in the corporate conversion) remaining available for grant under the 2009 Plan upon its termination immediately following the corporate conversion will be initially authorized and reserved for issuance under the 2010 Plan. As of June 30, 2010, 6,887,000 common units were reserved for future issuance under the 2009 Plan. This reserve will automatically increase on January 1, 2011 and each subsequent anniversary through 2020, by an amount equal to the smaller of 2% of the number of shares of common stock issued and outstanding on the immediately preceding December 31 or an amount determined by our board of directors. The number of shares authorized for issuance under the 2010 Plan will also be increased from time to time by up to that number of shares of common stock (as adjusted by the conversion ratio in corporate conversion) remaining subject to options and restricted stock awards outstanding under the 2009 Plan at the time of its termination immediately following the corporate conversion that expire or terminate or are forfeited for any reason after the effective date of the 2010 Plan. Appropriate adjustments will be made in the number of authorized shares and other numerical limits in the 2010 Plan and in outstanding awards to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to awards granted under our 2010 Plan which expire, are repurchased, or are cancelled or forfeited will again become available for issuance under the 2010 Plan. The shares available will not be reduced by awards settled in cash. Shares withheld to satisfy tax withholding obligations will not again become available for grant. The gross number of shares issued upon the exercise of stock appreciation rights or options exercised by means of a net exercise or by tender of previously owned shares will be deducted from the shares available under the 2010 Plan.

Awards may be granted under the 2010 Plan to our employees, including officers, directors, or consultants or those of any present or future parent or subsidiary corporation or other affiliated entity. While we may grant incentive stock options only to employees, we may grant nonstatutory stock options, stock appreciation rights, restricted stock purchase rights or bonuses, restricted stock units, performance shares, performance units and cash-based awards or other stock-based awards to any eligible participant.

The 2010 Plan is administered by the Committee. Subject to the provisions of the 2010 Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted, the sizes of such awards, and all of their terms and conditions. All awards are evidenced by a written agreement between us and the holder of the award. The Committee has the authority to construe and interpret the terms of the 2010 Plan and awards granted under it.

In the event of a change in control as described in the 2010 Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the 2010 Plan or substitute substantially equivalent awards. Any awards which are not assumed or continued in connection with a change in control or are not exercised or settled prior to the change in control will terminate effective as of the time of the change in control. The Committee may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all awards held by members of our board of directors who are not employees will automatically be accelerated in full. The 2010 Plan also authorizes the Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares upon a change in control in exchange for a payment to the participant with respect to each share subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share, if any, under the award.

2010 Employee Stock Purchase Plan

Our 2010 Employee Stock Purchase Plan, or the Purchase Plan, was approved by our board of directors in March 2010 and, subject to its approval by our equityholders, will become effective upon the closing of the MagnaChip Corporation IPO.

A number of shares of our common stock equal to 2% of the number of shares of common stock estimated to be outstanding immediately after completion of the MagnaChip Corporation IPO, including the exercise of the underwriters’ option to purchase additional shares will be initially authorized and reserved for sale under the Purchase Plan. In addition, the Purchase Plan provides for an automatic annual increase in the number of shares available for issuance under the plan on January 1 of each year beginning in 2011 and continuing through and including January 1, 2020 equal to the lesser of (i) 1% of our then issued and outstanding shares of common stock on the immediately preceding December 31, (ii) a number of shares of our common stock equal to 2% of the number of shares of common stock estimated to be outstanding immediately after completion of the MagnaChip Corporation IPO, including the exercise of the underwriters’ option to purchase additional shares or (iii) a number of shares as our board may determine. Appropriate adjustments will be made in the number of authorized shares and in outstanding purchase rights to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to purchase rights which expire or are canceled will again become available for issuance under the Purchase Plan.

Our employees and employees of any parent or subsidiary corporation designated by the Committee are eligible to participate in the Purchase Plan if they are customarily employed by us for more than 20 hours per week and more than five months in any calendar year. However, an employee may not be granted a right to purchase stock under the Purchase Plan if: (i) the employee immediately after such grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock or of any parent or subsidiary corporation, or (ii) the employee’s rights to purchase stock under all of our employee stock purchase plans would accrue at a rate that exceeds $25,000 in value for each calendar year of participation in such plans.

The Purchase Plan is implemented through a series of sequential offering periods, generally three months in duration beginning on the first trading days of February, May, August and November each year. However, the Committee may establish an offering period to commence on the effective date of the Purchase Plan that will end on a date determined by the Committee. The Committee is authorized to establish additional or alternative concurrent, sequential or overlapping offering periods and offering periods having a different duration or different starting or ending dates, provided that no offering period may have a duration exceeding 27 months.

Amounts accumulated for each participant, generally through payroll deductions, are credited toward the purchase of shares of our common stock at the end of each offering period at a price generally equal to 95% of the fair market value of our common stock on the purchase date. Prior to commencement of an offering period, the Committee is authorized to change the purchase price discount for that offering period, but the purchase price may not be less than 85% of the lower of the fair market value of our common stock at the beginning of the offering period or on the purchase date.

No participant may purchase under the Purchase Plan in any calendar year shares having a value of more than $25,000 measured by the fair market value per share of our common stock on the first day of the applicable offering period. Prior to the beginning of any offering period, the Committee may alter the maximum number of shares that may be purchased by any participant during the offering period or specify a maximum aggregate number of shares that may be purchased by all participants in the offering period. If insufficient shares remain available under the plan to permit all participants to purchase the number of shares to which they would otherwise be entitled, the Committee will make a pro rata allocation of the available shares. Any amounts withheld from participants’ compensation in excess of the amounts used to purchase shares will be refunded, without interest.

In the event of a change in control, an acquiring or successor corporation may assume our rights and obligations under the Purchase Plan. If the acquiring or successor corporation does not assume such rights and obligations, then the purchase date of the offering periods then in progress will be accelerated to a date prior to the change in control as specified by the Committee, but the number of shares subject to outstanding purchase rights shall not be adjusted.

Agreements with Executives and Potential Payments Upon Termination or Change in Control

We are obligated to make certain payments to our named executive officers upon termination or a change in control as further described below.

Sang Park.    We are party to an Amended and Restated Services Agreement, dated as of May 8, 2008, with Mr. Park pursuant to which he serves as our Chairman and Chief Executive Officer. Under the agreement, Mr. Park was to receive an initial base salary of $450,000 and a one-time performance bonus payment of $900,000. Mr. Park is also entitled to an annual incentive award of 100% of his annual salary based upon the achievement of performance goals, provided that the actual bonus paid may be higher or lower dependent on over- or under-achievement of his performance goals, as determined by the Committee. Mr. Park is entitled to customary employee benefits and certain expatriate, repatriation and international service benefits, including relocation benefits, tax equalization benefits, the cost of housing accommodations and expenses, transportation benefits and repatriation benefits. Pursuant to the agreement Mr. Park was granted options to purchase restricted common units but they were subsequently terminated in connection with our reorganization proceedings. The restated service agreement also contains customary non-competition and non-solicitation covenants lasting two and three years, respectively, from the date of termination of employment and confidentiality covenants of unlimited duration.

If Mr. Park’s employment is terminated without Cause or if he resigns for good reason, Mr. Park is entitled to receive (i) payment of all salary and benefits accrued up to the date of termination, (ii) payment of his then-current base salary for twelve months, (iii) the annual incentive award to which Mr. Park would have been entitled for the year in which his employment terminates, (iv) twelve months’ accelerated vesting on outstanding equity awards and a twelve-month post-termination equity award exercise period, and (v) continued participation for Mr. Park and his eligible dependents in our benefit plans for twelve months, including certain international service benefits.

If such termination occurs within nine months of a change in control, Mr. Park is entitled to receive (i) payment of all salary and benefits accrued and unpaid up to the date of termination, (ii) payment of his then-current base salary for twenty-four months, (iii) the annual incentive award to which Mr. Park would have been entitled for the year in which his employment terminates, (iv) two years’ accelerated vesting on outstanding equity awards, other than awards granted pursuant to the 2009 Plan, which accelerate in full, (v) a twelve-month post-termination equity award exercise period, and (vi) continued participation for Mr. Park and his eligible dependents in our benefit plans for two years, including certain international service benefits.

The severance described above payable to Mr. Park upon his termination without Cause or in connection with a change in control shall be reduced to the extent that we pay any statutory severance payments to Mr. Park pursuant to the Korean Commercial Code or any other statute.

As used in the agreement, the term “Cause” means the termination of Mr. Park’s employment because of (i) a failure by Mr. Park to substantially perform his customary duties (other than such failure resulting from incapacity due to physical or mental illness); (ii) Mr. Park’s gross negligence, intentional misconduct or material fraud in the performance of Mr. Park’s employment; (iii) Mr. Park’s conviction of, or plea of nolo contendre to, a felony or to a crime involving fraud or dishonesty; (iv) a judicial determination that Mr. Park committed fraud or dishonesty against any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity; or (v) Mr. Park’s material violation of the agreement or of one or more of the material policies applicable to his employment. Resignation for “good reason” means a resignation upon any of the following events that remains uncured for 30 days after Mr. Park delivers a demand to us: (i) a salary reduction other than a reduction of less than 10% applied to our other officers, (ii) material reduction in benefits, (iii) failure to provide housing, (iv) nature or status of

Mr. Park’s authorities, duties or responsibilities are materially and adversely altered, (v) removal from our board of directors without cause, or (vi) Mr. Park is not reappointed as Chief Executive Officer following our initial public offering.

In the event we terminate Mr. Park’s employment due to Disability, Mr. Park shall be entitled to (i) payment of his Salary and accrued vacation up to and including the date of termination, (ii) payment of any unpaid expense reimbursements, (iii) the prorated amount of any cash incentive to which Mr. Park would have been entitled, and (iv) other benefits due to Mr. Park through his termination date. As used in the agreement, the term “Disability” means that the we determine that due to physical or mental illness or incapacity, whether total or partial, Mr. Park is substantially unable to perform his duties for a period of 180 consecutive days or shorter periods aggregating 180 days during any period of 365 consecutive days.

In the event of Mr. Park’s death while employed by us, Mr. Park’s estate or named beneficiary shall be entitled to (i) payment of Mr. Park’s salary and accrued vacation up to and including the date of termination, (ii) payment of any unpaid expense reimbursements, (iii) the prorated amount of any cash incentive to which Mr. Park would have been entitled, and (iv) other benefits due to Mr. Park through his termination date.

Tae Young Hwang.    We entered into an Entrustment Agreement with Mr. Hwang, effective as of October 1, 2004, under which he serves as our Chief Operating Officer and President, with an initial base salary of 220 million Korean won per year and with a target annual incentive bonus to be determined by management based on performance. Mr. Hwang is entitled to customary employee benefits and expatriate benefits. The agreement also contains customary non-competition covenants lasting one year from the date of termination of employment and confidentiality covenants of unlimited duration.

If Mr. Hwang’s employment is terminated for any reason, he is entitled to statutory severance payments pursuant to the Korean Commercial Code.

Brent Rowe.    We entered into an Offer Letter with Mr. Rowe, dated as of March 7, 2006, pursuant to which Mr. Rowe serves as our Senior Vice President, Worldwide Sales, with an initial base salary of $220,000 per year, a sign on bonus of $50,000 and with a target annual incentive bonus opportunity of 80% of his base salary. Mr. Rowe is entitled to customary employee benefits. Pursuant to the Offer Letter, Mr. Rowe received an initial grant of options to purchase our common units, but the grant was subsequently terminated in connection with our reorganization proceedings.

If Mr. Rowe’s employment is terminated without cause, he is entitled to a severance payment equal to six months’ salary.

Margaret Sakai.    We entered into an Offer Letter with Ms. Sakai, dated as of September 5, 2006, pursuant to which Ms. Sakai served as our Senior Vice President, Finance, with an initial base salary of $250,000 per year and with a target annual incentive bonus opportunity of 50% of her base salary. Ms. Sakai’s title was changed to Senior Vice President and Chief Financial officer in 2009. Ms. Sakai is entitled to customary employee benefits and expatriate benefits. Pursuant to her Offer Letter, Ms. Sakai received an initial grant of options to purchase our common units, but the grant was subsequently terminated in connection with our reorganization proceedings.

If Ms. Sakai’s employment is terminated by us without cause, Ms. Sakai is entitled to receive payment of all salary and benefits accrued and unpaid up to the date of termination, continued payment of her salary for six months at the rate in effect on the date of termination, payment of a prorated portion of the annual incentive bonus for the year in which termination occurs and paid benefits for Ms. Sakai and her dependents for six months. The severance payable to Ms. Sakai under her Offer Letter will be reduced to the extent we make any statutory severance payments to Ms. Sakai pursuant to the Korean Commercial Code or any other statute.

John McFarland.    We are party to a Service Agreement, dated as of April 1, 2006, with Mr. McFarland pursuant to which he serves as our Senior Vice President, General Counsel and Secretary. Under the agreement, Mr. McFarland was eligible to receive an initial base salary of 175 million Korean won per year, with a target annual incentive bonus opportunity of 50% of his base salary. Mr. McFarland is entitled to customary employee benefits and certain expatriate, repatriation and international service benefits. Mr. McFarland received an initial grant of options to purchase our common units, but the grant was subsequently terminated in connection with our reorganization proceedings. The agreement also contains customary non-competition and non-solicitation covenants lasting one and two years, respectively, from the date of termination of employment and confidentiality covenants of unlimited duration.

Pursuant to the agreement, if Mr. McFarland’s employment is terminated for any reason other than Disability, death or Cause, he shall be entitled to (i) payment of all salary and benefits accrued up to the date of termination, (ii) a severance payment, consisting of the continuation of his then current salary for a period of six months, (iii) six months of paid benefits for Mr. McFarland and his eligible dependents and (iv) the prorated amount of any cash incentive to which Mr. McFarland would have been entitled. The severance payable to Mr. McFarland under his agreement will be reduced to the extent we make any statutory severance payments to Mr. McFarland pursuant to the Korean Commercial Code or any other statute.

In the event we terminate Mr. McFarland’s employment due to Disability, Mr. McFarland shall be entitled to (i) payment of his then current salary up to and including the date of termination, (ii) the dollar value of all accrued and unused vacation benefits based upon Mr. McFarland’s most recent level of salary, (iii) any cash incentive amount actually earned but not previously paid to Mr. McFarland, (iv) payment of any unpaid expense reimbursements, and (v) the prorated amount of any cash incentive to which Mr. McFarland would have been entitled. As used in the agreement, the term “Disability” means that we reasonably determine that due to physical or mental illness or incapacity, whether total or partial, Mr. McFarland is substantially unable to perform his duties for a period of 180 consecutive days or shorter periods aggregating 180 days during any period of 365 consecutive days.

In the event of Mr. McFarland’s death while employed by us, Mr. McFarland’s estate or named beneficiary shall be entitled to (i) payment of Mr. McFarland’s then current salary up to and including the date of termination, (ii) the dollar value of all accrued and unused vacation benefits based upon Mr. McFarland’s then current salary, (iii) any cash incentive amount actually earned but not previously paid to Mr. McFarland, (iv) payment of any unpaid expense reimbursements, and (v) the prorated amount of any cash incentive to which Mr. McFarland would have been entitled.

If Mr. McFarland’s employment is terminated for Cause, he will be entitled to receive payment of all salary and benefits and unreimbursed expenses accrued up to the date of termination and will not be entitled to any other compensation. As used in the agreement, the term “Cause” has substantially the same definition as that in Mr. Park’s agreement.

Robert J. Krakauer.    Until April 10, 2009, Robert J. Krakauer served as our President, Chief Financial Officer and director. In April 2009, we entered into a Senior Advisor Agreement with Mr. Krakauer. Under this agreement, Mr. Krakauer resigned from employment and as a director with us but remains available to consult with us on a limited capacity until April 10, 2010. Pursuant to the Senior Advisor Agreement, Mr. Krakauer is entitled to payments in the aggregate amount of $375,000, payable over a one-year period, plus the re-payment of amounts of reduced salary for the first three months of 2009, in addition to the continuation of certain benefits and perquisites, including health insurance benefits, and the continuation of auto lease payments for a certain number of months. In addition, we waived any right we had to repurchase any restricted units held by Mr. Krakauer at the time of his resignation. All common units held by Mr. Krakauer were terminated in connection with our reorganization proceedings.

Potential Payments upon Termination or Change in Control.

Termination.    Our named executive officers are eligible to receive certain payments and benefits in connection with certain service termination events pursuant to the terms of our employment agreements with them, as further described under the section entitled “Agreements with Executives and Potential Payments Upon Termination or Change in Control.” The terms “cause” and “resignation for good reason” used below have the meanings given to them in the applicable agreements with us.

Change in Control.    Mr. Park is entitled to receive certain payments and benefits in connection with a change in control of our company pursuant to our employment agreement with him, as further described under the section entitled “Agreements with Executives and Potential Payments Upon Termination or Change in Control.” In addition, in the event of a change in control of our company, the vesting of all outstanding awards issued under the 2009 Plan held by participants whose employment has not previously terminated will accelerate in full. In addition, the Committee has the authority to require that outstanding awards be assumed or replaced with substantially equivalent awards by the successor corporation or to cancel the outstanding awards in exchange for a payment in cash or other property equal to the fair market value of restricted units or the excess, if any, of the fair market value of the units subject to an option over the exercise price per unit of such option. For purposes of the foregoing, a “change in control” is generally defined as the acquisition by a person or entity of more than 51% of the combined voting power of our then outstanding voting securities or a sale or transfer of all or substantially all of our consolidated assets to a person or entity that is not our affiliate. The MagnaChip Corporation IPO will not constitute a change of control for the purposes of these provisions.

The following table presents our estimate of the dollar value of the payments and benefits payable to our named executive officers upon the occurrence of the following events, assuming that each such event occurred on December 31, 2009. The disclosure in the following table does not include:

•

any accrued benefits that were earned and payable as of December 31, 2009, including any short-term cash incentive amounts earned by, or any discretionary bonus amounts payable to, the executive officer for 2009 performance; or

•	payments and benefits to the extent they are provided generally to all salaried employees and do not discriminate in scope, terms or operation in favor of the named executive officers.

Name	Event		Cash Severance Payment ($)(1)	Continuation of Benefits ($)(2)		Value of Equity Award Acceleration ($)(3)	Total ($)
Sang Park	(a	)(4)	450,000	314,785	(5)	583,968	1,348,753
	(b	)(4)	900,000	629,570	(6)	1,167,936	2,697,506
	(c	)	—	—		1,167,936	1,167,936
Tae Young Hwang	(c	)	—	—		437,976	437,976
Brent Rowe	(a	)	110,000	—		—	110,000
	(c	)	—	—		291,984	291,984
Margaret Sakai	(a	)	130,000	81,834	(7)	—	211,834
	(c	)	—	—		175,190	175,190
John McFarland	(a	)	94,210	49,808	(8)	—	144,018
	(c	)	—	—		175,190	175,190

(a)	Termination without cause in absence of change in control
(b)	Termination without cause within 9 months following a change in control
(c)	Change in control
(1)	Represents cash severance payments payable to our named executive officers pursuant to our employment agreements with them, prior to giving effect to the terms thereof relating to the Employee Retirement Benefit Security Act of Korea. Other than Mr. Rowe, who is entitled to a lump sum cash severance payment, cash severance payments are paid monthly in accordance with our regular payroll procedures.

Pursuant to the Employee Retirement Benefit Security Act, Mr. Hwang, Ms. Sakai and Mr. McFarland are entitled to certain statutory severance benefits from us upon the termination of their employment with us for any reason. See “Management—Compensation Discussion and Analysis—Perquisites and Other Benefits” for additional information. For these executives, the amounts reflected in this column would be reduced to the extent we are obligated to make these statutory severance payments.

(2)	Calculated assuming the continuation of benefits for the applicable period at the same dollar value of 2009 benefits.
(3)	Reflects the aggregate value of the accelerated vesting of the named executive officer’s unvested options and restricted common units, as applicable.

Because all of our options outstanding as of December 31, 2009 have an exercise price greater than the fair market value of our common units of $0.79 as of December 31, 2009, no additional value is represented by the acceleration of outstanding unvested common units subject to such awards and therefore, the value of accelerated vesting of unvested options is $0.00.

Because all of our restricted common units issued under the 2009 Plan outstanding as of December 31, 2009 were issued without any required monetary payment, the amounts were calculated by multiplying (i) the number of outstanding restricted common units subject to award vesting on December 31, 2009 by (ii) the fair market value of our common units of $0.79 as of December 31, 2009.

(4)	Reflected benefits are also payable in connection with Mr. Park’s resignation for good reason. See “Management—Agreements with Executives and Potential Payments Upon Termination or Change in Control—Sang Park.”
(5)	Represents the aggregate value of the continuation of health insurance benefits for Mr. Park and his eligible dependents for twelve months following the date of termination. Mr. Park is also entitled to tax equalization benefits, tax preparation services, the reimbursement of costs associated with one home leave flight and, for a period of twelve months post-termination, international health insurance benefits, paid housing and the use of a car and a driver.
(6)	Represents the aggregate value of the continuation of health insurance benefits for Mr. Park and his eligible dependents for twenty-four months following the date of termination. Mr. Park is also entitled to tax equalization benefits, tax preparation services, the reimbursement of costs associated with two home leave flights and, for a period of twenty-four months post-termination, international health insurance benefits, paid housing and the use of a car and a driver.
(7)	Represents the aggregate value of the continuation of health insurance benefits for Ms. Sakai and her eligible dependents for six months following the date of termination. Ms. Sakai is also entitled to tax equalization benefits, tax preparation services, reimbursement of costs associated with one home leave flight and, for a period of six months post-termination, paid housing, the use of a car and a driver and child tuition benefits.
(8)	Represents the aggregate value of continuation of health insurance benefits for Mr. McFarland and his eligible dependents for six months following the date of termination. Mr. McFarland is also entitled to tax equalization, tax preparation services and, for a period of six months post-termination, child tuition benefits.

Pension Benefits for the Fiscal Year Ended December 31, 2009

Pursuant to the Employee Retirement Benefit Security Act, certain executive officers resident in Korea with one or more years of service are entitled to severance benefits upon the termination of their employment for any reason. The base statutory severance accrues at the rate of approximately one month of base salary per year of service and is calculated on a monthly basis based upon the officer’s salary for the prior three-month period. Accordingly, if the named executive officers in the following table had retired on the last day of our fiscal year ended December 31, 2009, they would have been entitled to the statutory severance payments described below. Assuming no change in the applicable law, each of these executives will continue to accrue additional statutory severance benefits at the rate described above until his or her service with us terminates.

Name	Plan Name	Number of Years of Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During the Last Fiscal Year
Tae Young Hwang	Statutory Severance with Multiplier for Partial Period	14	(1)	686,058	—
Margaret Sakai	Statutory Severance	3		68,155	—
John McFarland	Statutory Severance	5		81,129	—

Footnote:

(1)	Mr. Hwang accrued severance for his fourteen years of service at MagnaChip and its predecessor corporation. Although the minimum legal severance accrual is one month of base salary per year of service, Mr. Hwang was eligible for accrual of a multiple of two to three months of base salary per year of service during approximately the first ten of his fourteen years of service, or $389,867 in aggregate.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Director Compensation for the Fiscal Year Ended December 31, 2009

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Jerry M. Baker(2)(3)	50,000	—	25,751	(4)	75,751
Armando Geday(2)(3)	50,000	—	—		50,000
Michael Elkins(5)	—	—	—		—
Randal Klein(5)	—	—	—		—
Steven Tan(5)	—	—	—		—
Nader Tavakoli(5)	—	—	—		—

Note: Amounts set forth in the above table that were originally paid in Korean won have been converted into U.S. dollars at the exchange rate as of each payment date during the two-month period ended December 31, 2009 and the ten-month period ended October 25, 2009.

Footnotes:

(1)	All of our common and preferred units and outstanding options, including grants made to our directors outstanding prior to the effective date of our Chapter 11 reorganization of November 9, 2009, were terminated as of such date pursuant to our reorganization proceedings.
(2)	Resigned as a director effective November 9, 2009.

(3)	Consists of annual retainer of $50,000 paid to non-employee directors prior to our reorganization proceedings.
(4)	Represents payments for insurance premiums.
(5)	Each of our non-employee directors appointed to our board of directors subsequent to the effective date of our Chapter 11 reorganization did not receive any compensation in 2009.

Further Information Regarding Director Compensation Table

In March 2010, we issued to our director Nader Tavakoli a restricted unit bonus for 150,000 common units pursuant to the 2009 Plan for service as a director to date. In March 2010, we also adopted a new director compensation policy. Under the new policy, each of our non-employee directors is entitled to receive an annual fee of $50,000. In addition, the chairman of our audit committee is entitled to an additional fee of $5,000. We expect to issue each non-employee director an option to purchase 200,000 common units of MagnaChip Semiconductor LLC, which after giving effect to the corporate conversion, will be automatically converted into shares of our common stock, which shall vest on the same terms as option grants to our other grantees. In March 2010, pursuant to this policy, we issued options to purchase 200,000 common units to each of our directors R. Douglas Norby, Gidu Shroff and Nader Tavakoli pursuant to the 2009 Plan at an exercise price of $2.12 per unit.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee will be appointed prior to the completion of our proposed MagnaChip Corporation IPO. We do not anticipate that any of the members of the Compensation Committee will have been an officer or employee of our company during the last fiscal year. During 2009, decisions regarding executive officer compensation were made by our full board of directors. Mr. Sang Park, Chairman of our board of directors and our Chief Executive Officer, participated in deliberations of our board of directors regarding the determination of compensation of our executive officers other than himself. None of our executive officers currently serves, or in the past has served, as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the outstanding common units of MagnaChip Semiconductor LLC as of August 31, 2010 by: (1) each person or entity known to us to beneficially own more than 5% of any class of our outstanding securities; (2) each member of our board of directors; (3) each of our named executive officers; and (4) all of the members of our board of directors and executive officers, as a group. As of August 31, 2010, our outstanding securities consisted of 307,233,996 common units, options to purchase 15,859,000 common units and warrants to purchase 15,000,000 common units.

The amounts and percentages of equity interests beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic interest.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all common units shown as beneficially owned by them. Unless otherwise indicated, the address of each person listed in the table below is c/o MagnaChip Semiconductor Ltd., 1 Hyang jeong-dong, Hungduk-gu, Cheongju-si, 361-725, Korea.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
Principal Unitholders
Funds managed by Avenue Capital Management II, L.P(2)	218,927,386	70.2%
Funds and accounts managed by Southpaw Asset Management LP(3)	23,555,229	7.7%
Tennenbaum Multi-Strategy Fund SPV (Cayman) Ltd.(4)	20,710,045	6.7%
Directors and Executive Officers
Sang Park(5)	2,240,000	*
Tae Young Hwang(6)	840,000	*
Brent Rowe(7)	560,000	*
Margaret Sakai(8)	336,000	*
John McFarland(9)	336,000	*
Michael Elkins(10)	—	—
Randal Klein(10)	—	—
Steven Tan(10)	—	—
Nader Tavakoli(11)	150,000	*
R. Douglas Norby	—	—
Gidu Shroff	—	—
Robert Krakauer(12)	—	—
Directors and executive officers as a group (13 persons)(13)	4,910,000	1.6%

*	Less than one percent.
(1)	Includes any outstanding common units held and, to the extent applicable, units issuable upon the exercise or conversion of any securities that are exercisable or convertible within 60 days of August 31, 2010.
(2)	The following entities and person are collectively referred to in this table as the “Avenue Capital Group”: (i) Avenue Investments, L.P. (“Avenue Investments”), (ii) Avenue International Master,

L.P. (“Avenue International Master”), (iii) Avenue International, Ltd. (“Avenue International”), the sole limited partner of Avenue International Master, (iv) Avenue International Master GenPar, Ltd. (“Avenue International GenPar”), the general partner of Avenue International Master, (v) Avenue Partners, LLC (“Avenue Partners”), the general partner of Avenue Investments and the sole shareholder of Avenue International GenPar, (vi) Avenue-CDP Global Opportunities Fund, L.P. (“CDP Global”), (vii) Avenue Global Opportunities Fund GenPar, LLC (“CDP Global GenPar”), the general partner of CDP Global, (viii) Avenue Special Situations Fund IV, L.P. (“Avenue Fund IV”), (ix) Avenue Capital Partners IV, LLC (“Avenue Capital IV”), the general partner of Avenue Fund IV, (x) GL Partners IV, LLC (“GL IV”), the managing member of Avenue Capital IV, (xi) Avenue Special Situations Fund V, L.P. (“Avenue Fund V”), (xii) Avenue Capital Partners V, LLC (“Avenue Capital V”), the general partner of Avenue Fund V, (xiii) GL Partners V, LLC (“GL V”), the managing member of Avenue Capital V, (xiv) Avenue Capital Management II, L.P. (“Avenue Capital II”), the investment advisor to Avenue Investments, Avenue International Master, CDP Global, Avenue Fund IV and Avenue Fund V (collectively, the “Avenue Funds”), (xv) Avenue Capital Management II GenPar, LLC (“GenPar”), the general partner of Avenue Capital II, and (xvi) Marc Lasry, the managing member of GenPar, GL V, GL IV, CDP Global GenPar and Avenue Partners and a director of Avenue International GenPar.

The Avenue Capital Group beneficially owns 218,927,386 common units, including the 4,447,680 common units the Avenue Capital Group may receive through the exercise of outstanding warrants.

The Avenue Funds have the sole power to vote and dispose of the common units held by them. Avenue International, Avenue International GenPar, Avenue Partners, CDP Global GenPar, Avenue Capital IV, GL IV, Avenue Capital V, GL V, Avenue Capital II, GenPar and Marc Lasry have the shared power to vote and dispose of the common units held by the Avenue Funds, all of whom disclaim any beneficial ownership except to the extent of their respective pecuniary interest. The address for all of the Avenue Funds is 399 Park Avenue, 6th Floor, New York, NY 10022.

Avenue Fund V beneficially owns 88,938,119 common units, or 28.7%, which represents 86,756,399 common units and 2,181,720 common units issuable upon the exercise of warrants held by Avenue Fund V. The securities owned by Avenue Fund V may also be deemed to be beneficially owned by Avenue Capital V, its general partner; GL V, the managing member of Avenue Capital V; Avenue Capital II, its investment adviser; GenPar, the general partner of Avenue Capital II; and Mr. Lasry, the managing member of GenPar and GL V; all of whom disclaim any beneficial ownership except to the extent of their respective pecuniary interest. For further information regarding Avenue Fund V, please see above.

Avenue Fund IV beneficially owns 70,458,255 common units, or 22.8%, which represents 69,186,975 common units and 1,271,280 common units issuable upon the exercise of warrants held by Avenue Fund IV. The securities owned by Avenue Fund IV may also be deemed to be beneficially owned by Avenue Capital IV, its general partner; GL IV, the managing member of Avenue Capital IV; Avenue Capital II, its investment adviser; GenPar, the general partner of Avenue Capital II; and Mr. Lasry, the managing member of GenPar and GL IV; all of whom disclaim any beneficial ownership except to the extent of their respective pecuniary interest. For further information regarding Avenue Fund IV, please see above.

Avenue International Master beneficially owns 35,568,286 common units, or 11.6%, which represents 35,004,706 common units and 563,580 common units issuable upon the exercise of warrants held by Avenue International Master. The securities owned by Avenue International Master may also be deemed to be beneficially owned by Avenue International, its sole limited partner; Avenue International GenPar, its general partner; Avenue Partners, the sole shareholder of Avenue International GenPar; Avenue Capital II, its investment adviser; GenPar, the general partner of Avenue Capital II; and Mr. Lasry, the managing member of GenPar and Avenue

Partners and a director of Avenue International GenPar; all of whom disclaim any beneficial ownership except to the extent of their respective pecuniary interest. For further information regarding Avenue International Master, please see above.

CDP Global beneficially owns 12,104,679 common units, or 3.9%, which represents 11,862,159 common units and 242,520 common units issuable upon the exercise of warrants held by CDP Global. The securities owned by CDP Global may also be deemed to be beneficially owned by CDP Global GenPar, its general partner; Avenue Capital II, its investment adviser; GenPar, the general partner of Avenue Capital II; and Mr. Lasry, the managing member of GenPar and CDP Global GenPar; all of whom disclaim any beneficial ownership except to the extent of their respective pecuniary interest. For further information regarding CDP Global, please see above.

Avenue Investments beneficially owns 11,858,047 common units, or 3.9%, which represents 11,669,467 common units and 188,580 common units issuable upon the exercise of warrants held by Avenue Investments. The securities owned by Avenue Investments may also be deemed to be beneficially owned by Avenue Partners, its general partner; Avenue Capital II, its investment adviser; GenPar, the general partner of Avenue Capital II; and Mr. Lasry, the managing member of GenPar and Avenue Partners; all of whom disclaim any beneficial ownership except to the extent of their respective pecuniary interest. For further information regarding Avenue Investments, please see above.

(3)	Represents 23,555,229 common units that may be deemed to be beneficially owned by Southpaw Asset Management LP (“Southpaw Management”) as it serves as the discretionary investment manager for several funds and accounts (the “Managed Accounts”). The securities beneficially owned by Southpaw Management may be deemed beneficially owned by Southpaw Holdings LLC (“Southpaw Holdings”), which is the general partner of Southpaw Management, and by each of Kevin Wyman and Howard Golden, who are principals of Southpaw Holdings.

Southpaw Credit Opportunity Master Fund, L.P (“Southpaw Master Fund”) beneficially owns 22,885,269 common units. The securities owned by Southpaw Master Fund may also be deemed beneficially owned by Southpaw Management, in its capacity as the investment manager of Southpaw Master Fund, and Southpaw GP LLC (“Southpaw GP”), in its capacity as general partner of Southpaw Master Fund. The securities deemed beneficially owned by Southpaw Management may also be deemed beneficially owned by Southpaw Holdings, which is the general partner of Southpaw Management, and by each of Kevin Wyman and Howard Golden, who are principals of Southpaw Holdings and Southpaw GP.

The business address of each of Southpaw Master Fund, Southpaw Management, Southpaw GP, Southpaw Holdings, and Messrs. Wyman and Golden is 2 Greenwich Office Park, 1st floor, Greenwich, CT 06831. For the avoidance of doubt, none of Southpaw Management, Southpaw GP, Southpaw Holdings, or Messrs. Wyman and Golden hold common units for their personal accounts, and each reports beneficial ownership of the securities held by Southpaw Master Fund and the Managed Accounts due solely to the fact that such persons have the ability to vote and/or dispose of the securities held by Southpaw Master Fund and the Managed Accounts.

(4)	Represents 20,710,045 common units held by Tennenbaum Multi-Strategy Fund SPV (Cayman) Ltd. (“Tennenbaum Cayman SPV”). Tennenbaum Capital Partners, LLC is the investment manager of Tennenbaum Cayman SPV, and may be deemed to be the beneficial owner of the securities held by such principal unitholder. Tennenbaum Capital Partners, LLC, however, disclaims beneficial ownership of these securities, except to the extent of its pecuniary interest therein. The address for Tennenbaum Cayman SPV is 2951 28th Street, Suite 1000, Santa Monica, CA 90405.
(5)	Represents 2,240,000 common units, of which 1,478,400 are subject to a right of repurchase by MagnaChip.

(6)	Represents 840,000 common units, of which 554,400 are subject to a right of repurchase by MagnaChip.
(7)	Represents 560,000 common units, of which 369,600 are subject to a right of repurchase by MagnaChip.
(8)	Represents 336,000 common units, of which 221,760 are subject to a right of repurchase by MagnaChip.
(9)	Represents 336,000 common units, of which 221,760 are subject to a right of repurchase by MagnaChip.
(10)	The address for Messrs. Elkins, Klein and Tan is 399 Park Avenue, 6th Floor, New York, NY 10022.
(11)	Represents 150,000 common units.
(12)	Mr. Krakauer resigned as our President, Chief Financial Officer and director on April 10, 2009.
(13)	Represents 4,910,000 common units, of which 3,141,600 are subject to a right of repurchase by MagnaChip.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Code of Business Conduct and Ethics

Under our Code of Business Conduct and Ethics, all conflicts of interest and related party transactions involving our directors or executive officers must be reviewed and approved in writing by our full board of directors. In the approval process, the approving authority will review all aspects of the conflict of interest or related party transaction, including but not limited to: (i) compliance with laws, rules and regulations, (ii) the adverse affect on our business and results of operations, (iii) the adverse affect on our relationships with third parties such as customers, vendors and potential investors, (iv) the benefit to the director, officer or employee at issue, and (v) the creation of morale problems among other employees. Our board of directors will only approve those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests.

Senior Debt

Avenue Investments, L.P. (one of the Funds affiliated with Avenue Capital Management II, L.P., which is, together with other affiliates, our majority unitholder, and an affiliate of our directors Messrs. Elkins, Klein and Tan) was a lender under our senior secured credit facility. On November 6, 2009, in connection with the reorganization proceedings, our senior secured credit agreement was amended and restated to, among other things, reduce the outstanding principal amount from $95 million to $61.8 million, pursuant to which we repaid $33.2 million in principal, $22.6 million of which was paid to Avenue Investments, L.P. As of December 31, 2009, the outstanding indebtedness under our senior secured credit facility was $61.8 million, of which $42.1 million was held by Avenue Investments, L.P. As of December 31, 2009, the interest rate for all borrowings under the senior secured credit facility was 6 month LIBOR plus 12% per annum and we accrued $1.2 million in interest under the senior secured credit facility as of December 31, 2009, of which $0.8 million was accrued for Avenue Investments, L.P. Other Funds affiliated with Avenue Capital Management II, L.P. participate in the loan from Avenue Investments, L.P. under our senior secured credit agreement pursuant to a master participation agreement. Our senior secured credit agreement was repaid in April 2010 with a portion of the proceeds from our $250 million senior notes offering, $42.8 million of which was paid to Avenue Investments, L.P., including $0.9 million of accrued interest. Avenue purchased $35 million in principal amount our $250 million senior notes. See “Description of Notes” for additional information.

Issuance of Common Units

In connection with our plan of reorganization, Avenue received an aggregate of 8,348,338 common units and warrants to purchase up to an aggregate of 4,447,680 common units in exchange for the release of claims relating to outstanding indebtedness in an aggregate principal amount of approximately $322.6 million. Avenue also acquired 176,131,368 common units at $0.14 per unit pursuant to a $35 million rights offering that we completed in November 2009 and an additional 30,000,000 common units for providing a backstop service in agreeing to purchase any unsubscribed units in the offering.

In connection with our plan of reorganization, Tennenbaum Multi-Strategy Fund SPV (Cayman) Ltd., or Tennenbaum, received 1,169,965 common units in exchange for the release of claims relating to approximately the principal amount of $38.8 million of outstanding indebtedness. Tennenbaum also acquired 19,540,080 common units in the rights offering.

In connection with our plan of reorganization, Southpaw Credit Opportunity Master Fund LP, or Southpaw Master Fund, received 1,272,237 common units in exchange for the release of their claims relating to approximately the principal amount of $42.9 million of outstanding indebtedness. Southpaw

Master Fund also acquired 21,613,032 common units in the rights offering. Wilshire Institutional Master Fund SPC—Wilshire Southpaw Opportunity Segregated Portfolio, or Wilshire Institutional, received 32,189 common units in exchange for the release of their claims relating to approximately the principal amount of $1.1 million of outstanding indebtedness. Wilshire Institutional also acquired 546,840 common units in the rights offering. Lastly, GPC 76, LLC received 90,931 common units in exchange for the release of their claims relating to approximately the principal amount of $3.1 million of outstanding indebtedness.

Operating Agreement

Pursuant to the terms of our Operating Agreement, so long as Avenue and its affiliates own at least 25% of our outstanding common units, Avenue has the right to appoint a majority of the directors on our board of directors. In addition, pursuant to the terms of our Operating Agreement, Avenue has the right to effect a drag-along sale in which Avenue, in its sole discretion, may require all of our members to sell such number of their respective common units on a pro-rata basis as Avenue desires to any person to whom Avenue sells its units so long as such person is not affiliated with Avenue and such sale is made upon the same terms and conditions as apply to Avenue.

The foregoing summary of certain provisions of the Operating Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Operating Agreement, which is listed as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

Equity Registration Rights Agreement

On November 9, 2009, we entered into a registration rights agreement, which we refer to in this prospectus as the equity registration rights agreement, with the holders of MagnaChip Semiconductor LLC’s common units issued in our reorganization proceedings, including Avenue, where we granted them registration rights with respect to our common units. See “Description of Our Common Units—Equity Registration Rights.”

Warrant Agreement

On November 9, 2009, we entered into a warrant agreement with American Stock Transfer & Trust Company, LLC whereby we issued warrants to purchase an aggregate of 15,000,000 common units pursuant to the reorganization proceedings to certain former creditors, which included Avenue.

Senior Advisor Agreement

In April 2009, we entered into a Senior Advisor Agreement with Mr. Krakauer, who formerly served as our President, Chief Financial Officer and director, pursuant to which he remained available to consult with us through April 10, 2010. Under this agreement, Mr. Krakauer was entitled to payments in the aggregate amount of $375,000 payable over a one-year period, plus the repayment of amounts of reduced salary for the first three months of 2009, in addition to the continuation of certain benefits and perquisites, including health insurance benefits, and the continuation of auto lease payments for a certain number of months. In addition, we waived any right we had to repurchase any restricted units held by Mr. Krakauer at the time of his resignation. All common units held by Mr. Krakauer were terminated in connection with our reorganization proceedings.

Notes Registration Rights Agreement

In connection with the original issuance and sale of the senior notes, we entered into an exchange and registration rights agreement, which we refer to as the notes registration rights agreement, dated as of April 9, 2010 with the initial purchasers of the senior notes, including Avenue, pursuant to which we agreed to file with the SEC a registration statement covering the exchange by us of the notes for the senior notes and a shelf registration statement covering resales of senior notes by certain holders, including Avenue. The notes registration rights agreement obligates us to file with the SEC an exchange offer registration statement on an appropriate form under the Securities Act with respect to an offer to the holders of the senior notes to exchange their senior notes for the notes. We have filed the registration statement of which this prospectus forms a part, and are conducting the exchange offer, in compliance with the notes registration rights agreement.

If for any of the reasons specified in the notes registration rights agreement we become obligated to file with the SEC a shelf registration statement covering resales of senior notes by the holders, we will be required to use our commercially reasonable efforts to file the shelf registration statement on or prior to 30 days after such filing obligation arises and to cause the shelf registration statement to be declared effective by the SEC on or prior to 90 days after the obligation arises. A holder of senior notes that sells its senior notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the notes registration rights agreement that are applicable to such holder (including certain indemnification and contribution obligations).

Pursuant to the notes registration rights agreement, we will be required to pay special interest if a registration default exists. A registration default will exist if:

•	we fail to file any of the registration statements required by the notes registration rights agreement on or before the date specified for such filing;

•	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness;

•	we fail to consummate the exchange offer within 30 business days of the commencement of the exchange offer with respect to the exchange offer registration statement; or

•

the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of transfer restricted securities during the periods specified in the notes registration rights agreement.

With respect to the first 90-day period immediately following the occurrence of the first registration default, special interest will be paid in an amount equal to 0.25% per annum of the principal amount of transfer restricted securities outstanding. The amount of the special interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of special interest for all registration defaults of 1.0% per annum of the principal amount of the transfer restricted securities outstanding. Upon the cure of all registration defaults, the accrual of special interest will cease.

We have agreed to pay all expenses incident to the exchange offer (other than commissions and concessions of any broker-dealer) and to indemnify the holders of the senior notes against certain liabilities, including liabilities under the Securities Act.

We have agreed to pay all expenses incident to our performance of or compliance with the notes registration rights agreement (other than commissions and concessions of any broker-dealer). Generally, the notes registration rights agreement requires that we indemnify holders of the senior notes who resell their senior notes under a registration statement filed by us against certain liabilities, including liabilities arising under the Securities Act. In addition, each holder whose senior notes are included in a registration statement may be required to indemnify us for the resale of their senior notes against certain liabilities related to the information provided by such holder with respect to such registration statement. The notes registration rights agreement also provides for the indemnitors to reimburse the indemnified persons for legal or other expenses reasonably incurred by such persons in connection with investigating or defending claims for which they are entitled to indemnification under the agreement.

The foregoing summary of certain provisions of the notes registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the notes registration rights agreement, which is listed as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

DESCRIPTION OF OUR COMMON UNITS

The following description of our common units and provisions of our limited liability company operating agreement are summaries and are qualified by reference to the limited liability company operating agreement, a copy of which has been filed with the SEC as an exhibit to our registration statement of which this prospectus forms a part.

General

Our limited liability company operating agreement, as amended and restated, authorizes one class of limited liability company interests in us, i.e. common units. We are authorized to issue 375,000,000 common units. As of June 30, 2010, MagnaChip Semiconductor LLC had issued and outstanding 307,233,996 common units held by 134 holders of record.

As of August 31, 2010, MagnaChip Semiconductor LLC also had outstanding options to purchase 15,859,000 common units at a weighted average exercise price of $0.79 per unit and warrants to purchase 15,000,000 common units at an exercise price of $1.97 per unit. MagnaChip Semiconductor LLC has reserved an aggregate of 30,000,000 common units for issuance to current and future directors, employees and consultants of MagnaChip Semiconductor LLC and its subsidiaries pursuant to the MagnaChip Semiconductor LLC 2009 Common Unit Plan. Of this amount, at August 31, 2010, 15,859,000 common units were subject to outstanding options, 6,907,000 were available for future issuance and no common units have been purchased in connection with the exercise of previously issued options. MagnaChip Semiconductor LLC issued warrants to purchase an aggregate of 15,000,000 common units pursuant to the reorganization proceedings, which are subject to a warrant agreement dated November 9, 2009 between us and American Stock Transfer & Trust Company, LLC, our warrant agent. At August 31, 2010, 15,000,000 common units were subject to outstanding warrants and no common units had been purchased in connection with the exercise of previously issued warrants.

Voting Rights

The holders of our common units have the general right to vote for all purposes, including the election of our board of directors. Each holder of common units is entitled to one vote for each unit thereof held. To the extent prohibited by Section 1123(a)(6) of the United States Bankruptcy Code, we will not issue non-voting equity securities.

No Additional Capital Contribution

No holder of our common units is required to make any additional capital contributions to us or to restore any deficit in such holder’s capital account.

Distributions

Distributions to the holders of our common units of our cash or other assets will be made only at such times and in such amounts as authorized by our board of directors. Distributions, if any, will be made to the holders of our common units in proportion to their percentage interests. Our board of directors will, however, to the extent of available funds, make certain tax distributions to the holders of our common units if the board determines that such distribution does not violate or breach any agreement or obligation of us.

Equity Registration Rights

As of the date hereof, holders of approximately 299,993,948 of our common units will be entitled to certain rights with respect to the registration of their units under the Securities Act.

Demand Registration Rights.    Commencing 90 days following the completion of a firm commitment underwritten public offering of our securities pursuant to an effective registration statement filed by us under the Securities Act resulting in gross proceeds of at least $75.0 million to us, any holder who is a party to the equity registration rights agreement and who holds a minimum of 20% of the common units covered by the equity registration rights agreement, has the right to demand that we file a registration statement covering the resale of its common units, subject to a maximum of four such demands in the aggregate for all holders and to other specified exceptions. After we become eligible for the use of SEC Form S-3, any holder who is a party to the equity registration rights agreement, has the right to demand that we file with the SEC a registration statement under SEC Form S-3 or any similar short-form registration statement covering the common units held by these unitholders to be offered to the public, subject to specified exceptions. At the request of the holders, a demand registration may be a shelf registration pursuant to Rule 415 of the Securities Act. The underwriters of any such offerings will have the right to limit the number of units to be offered except that if a limit is imposed, then only units held by holders who are parties to the equity registration rights agreement will be included in such offering and the number of units to be included in such offering will be allocated pro rata among those same parties. In any event, we will not include any securities of any other person (including us) in any demand registration statement without the prior written consent of the holders of a majority of the common units covered by such demand registration statement.

In no event will we be required to effect more than one demand registration under the equity registration rights agreement within any three-month period (or within a given one-month period, in the case of any registration under Form S-3 or any similar short-form registration statement), and we will not be obligated to effect any demand registration unless the aggregate gross proceeds to be received from the sale of common units equals or exceeds $10.0 million (or $1.0 million, in the case of any registration under Form S-3 or any similar short-form registration statement).

Piggyback Registration Rights.    If we register any equity securities for our own account for public sale, unitholders with registration rights will, with specified exceptions, have the right to include their units in the registration statement. The underwriters of any underwritten offering will have the right to limit the number of such units to be included in the registration statement if the inclusion of all common units of the holders who are a party to the equity registration rights agreement proposed to be included in such offering would materially and adversely interfere with the successful marketing of our securities. Priority of inclusion in the registration shall be given first to us, second to unitholders with registration rights, pro rata on the basis of the relative number of securities requested to be registered by such unitholder, and third to any other participating person on such basis as we determine.

Expenses of Registration.    Other than underwriting fees, discounts, commissions, stock transfer taxes and fees and disbursements of legal counsel to participating holders (excluding the fees of one firm of legal counsel to all of the participating holders participating in an underwritten public offering), we will pay all expenses relating to demand registrations and all expenses relating to piggyback registrations.

Indemnification and Contribution.    The equity registration rights agreement contains indemnification and contribution arrangements between us and unitholders who are a party to the equity registration rights agreement with respect to each registration statement.

Listing

Our common units are not listed on any stock exchange.

Transfer Agent and Registrar; Warrant Agent

The transfer agent and registrar for our common units and the warrant agent for our warrants is American Stock Transfer & Trust Company, LLC and its telephone number is (800) 937-5449.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “MagnaChip” refers only to MagnaChip Semiconductor S.A., a société anonyme organized and existing under the laws of the Grand Duchy of Luxembourg, and not to any of its Subsidiaries. “Parent” refers to MagnaChip Semiconductor LLC and not to any of its Subsidiaries.

The term “Issuers” refers collectively to MagnaChip and MagnaChip Semiconductor Finance Company (“FinanceCo”), which is a wholly owned Subsidiary of MagnaChip. Parent, directly and through its Subsidiary MagnaChip Semiconductor S.A. Holdings LLC, owns all of the equity interests in MagnaChip. MagnaChip, directly and through its Subsidiaries, owns all of our operating businesses, including our primary operating subsidiary, MagnaChip Semiconductor, Ltd. (“MagnaChip Korea”).

The senior notes were issued under an indenture dated as of April 9, 2010 among the Issuers, the Guarantors and Wilmington Trust FSB, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. A copy of the indenture is available as set forth below under “Where You Can Find More Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The notes:

•	are general unsecured obligations of the Issuers;

•	are pari passu in right of payment with all existing and future unsecured Indebtedness and other liabilities (including trade payables) of the Issuers;

•	are senior in right of payment to any future subordinated Indebtedness of the Issuers (if any); and

•	are unconditionally guaranteed by the Guarantors.

However, the notes are effectively subordinated in right of payment to all future secured Indebtedness of the Issuers, to the extent of the value of the collateral securing such Indebtedness. The notes are also effectively subordinated in right of payment to all existing and future Indebtedness and other liabilities (including trade payables) of our Subsidiaries that are not Guarantors. See “Risk Factors—The notes and the guarantees are effectively subordinated to all borrowing under our future secured credit facilities and to all indebtedness and other liabilities of our non-guarantor subsidiaries.”

The Note Guarantees

The notes are guaranteed by Parent and all of its Restricted Subsidiaries, other than the Issuers, Immaterial Subsidiaries, MagnaChip Korea and the MagnaChip China Subsidiaries.

Each guarantee of the notes:

•	is a general unsecured obligation of the Guarantor;

•	is pari passu in right of payment with all existing and future unsecured Indebtedness and other liabilities (including trade payables) of that Guarantor;

•	is senior in right of payment to any future subordinated Indebtedness of that Guarantor (if any); and

•	is effectively subordinated in right of payment to all future secured Indebtedness of that Guarantor (if any) to the extent of the value of the collateral securing such Indebtedness.

As of the Issue Date, all of our Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

FinanceCo

FinanceCo is a Delaware corporation and a wholly owned Subsidiary of MagnaChip that exists for the purpose of facilitating the offering of the notes by acting as a co-issuer. FinanceCo is nominally capitalized and will not have any operations or revenues. As a result, prospective purchasers of the notes should not expect FinanceCo to participate in servicing the interest and principal obligations on the notes. See “—Certain Covenants—Restrictions on Activities of FinanceCo.”

Principal, Maturity and Interest

The Issuers initially issued $250 million in aggregate principal amount of notes. The Issuers may issue additional notes under the indenture from time to time after the initial notes offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes are, and any additional notes subsequently issued under the indenture will be, treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers issued notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on April 15, 2018.

Interest on the notes accrues at the rate of 10.500% per annum and is payable semiannually in arrears on April 15 and October 15, commencing on October 15, 2010. Interest on overdue principal and interest and Special Interest, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. MagnaChip makes each interest payment to the holders of record on the immediately preceding April 1 and October 1.

Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to MagnaChip, MagnaChip will pay all principal of, premium on, if any, interest and Special Interest, if any, on, that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless MagnaChip elects to make interest payments by check mailed to the noteholders at their addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee has acted as paying agent and registrar. MagnaChip may change the paying agent or registrar without prior notice to the holders of the notes, and the Issuers or any of their Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuers will not be required to transfer or exchange any note selected for redemption. Also, the Issuers will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Additional Amounts

All payments made under or with respect to the notes (whether or not in the form of Certificated Notes) or with respect to any Note Guarantee will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including, without limitation, penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, “Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of any jurisdiction in which either of the Issuers or any Guarantor (including any successor entity), is then incorporated, engaged in business or resident for tax purposes or any jurisdiction from or through which payment is made by or on behalf of either of the Issuers or any Guarantor (including any successor entity), including, without limitation, the jurisdiction of any paying agent, or in each case any political subdivision thereof or therein (each, a “Tax Jurisdiction”), will at any time be required to be made from any payments made under or with respect to the notes or with respect to any Note Guarantee, including, without limitation, payments of principal, redemption price, purchase price, interest, Special Interest or premium, the relevant Issuer, the relevant Guarantor or other payor, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments (including Additional Amounts) by each holder after such withholding, deduction or imposition will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

(1) any Taxes that would not have been imposed but for the holder or the beneficial owner of the notes being a citizen or resident or national of, incorporated in or carrying on a business in the relevant Tax Jurisdiction in which such Taxes are imposed or having any other present or former connection with the relevant Tax Jurisdiction other than the mere acquisition, holding, enforcement or receipt of payment in respect of the notes or with respect to any Note Guarantee;

(2) any Taxes that are imposed or withheld as a result of the failure of the holder of the note or beneficial owner of the note to comply with any reasonable written request, made to that holder or beneficial owner in writing at least 90 days before any such withholding or deduction would be payable, by either of the Issuers or any of the Guarantors to provide timely and accurate information concerning the nationality, residence or identity of such holder or beneficial owner or to make any valid and timely declaration or similar claim or satisfy any certification information or other reporting requirement, in each case which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant Tax Jurisdiction as a precondition to any exemption from or reduction in all or part of such Taxes to which such holder or beneficial owner is entitled;

(3) any Taxes that are imposed or levied by reason of the presentation (where presentation is required in order to receive payment) of such notes for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficial owner or holder thereof would have been entitled to Additional Amounts had the notes been presented for payment on any date during such 30-day period;

(4) any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(5) any Taxes withheld, deducted or imposed on a payment to an individual, which withholding, deduction or imposition is required to be made pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income or any law implementing or complying with or introduced in order to conform to, such Directive;

(6) any note presented for payment by or on behalf of a holder of notes who would have been able to avoid such withholding or deduction by presenting the relevant note to another paying agent in a member state of the European Union; or

(7) any combination of items (1) through (6) above.

In addition to the foregoing, the Issuers and the Guarantors will also pay and indemnify each holder of notes for any present or future stamp, issue, registration, court, documentary, excise, property and any other similar Taxes which are levied by any Tax Jurisdiction on the execution, issuance, delivery, registration or enforcement of any of the notes, the indenture, any Note Guarantee, or any other document or instrument referred to therein or the receipt of any payment with respect to the notes, the indenture or any Note Guarantee.

At least 30 calendar days prior to each date on which any payment under or with respect to the notes or a Note Guarantee is due and payable, if either of the Issuers or any Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the notes or a Note Guarantee is due and payable, in which case it will be promptly thereafter), the relevant Issuer or the relevant Guarantor, as the case may be, will deliver to the trustee an officers’ certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The officers’ certificate must also set forth any other information reasonably necessary to enable the paying agents to pay Additional Amounts to holders on the relevant payment date. The trustee shall be entitled to rely solely on such officers’ certificate as conclusive proof that such payments are necessary. The relevant Issuer or the relevant Guarantor will provide the trustee with documentation evidencing the payment of Additional Amounts.

The relevant Issuer or the relevant Guarantor will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The relevant Issuer or the relevant Guarantor will provide to the trustee an official receipt or, if official receipts are not obtainable, other documentation reasonably satisfactory to the trustee evidencing the payment of any Taxes so deducted or withheld. The relevant Issuer or the relevant Guarantor will attach to each certified copy or other document a certificate stating the amount of such Taxes paid per $1,000 in principal amount of notes then outstanding. Upon request, copies of those receipts or other documentation, as the case may be, will be made available by the Issuers to the holders of the notes.

Whenever in the indenture or in this “Description of Notes” there is mentioned, in any context, the payment of amounts based upon the principal amount of the notes or of principal, interest, Special Interest or of any other amount payable under, or with respect to, any note or Note Guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Note Guarantees

The notes are guaranteed by Parent and each of Parent’s current and future Restricted Subsidiaries, other than the Issuers, Immaterial Subsidiaries, MagnaChip Korea and the MagnaChip China Subsidiaries. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—A court could void the guarantees of the notes under fraudulent transfer or similar laws, which could limit your ability to seek repayment from the guarantors.”

A Restricted Subsidiary of Parent that is a Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Parent, an Issuer or a Guarantor, unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under its Note Guarantee, the indenture, and the notes registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of any Guarantor other than Parent will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) Parent or a Restricted Subsidiary of Parent, if the sale or other disposition does not violate the “Asset Sale” and other provisions of the indenture;

(2) in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Parent or a Restricted Subsidiary of Parent, if the sale or other disposition does not violate the “Asset Sale” and other provisions of the indenture and the Guarantor ceases to be a Restricted Subsidiary of Parent as a result of the sale or other disposition;

(3) if MagnaChip designates any Restricted Subsidiary of Parent that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4) upon legal defeasance, covenant defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption

At any time prior to April 15, 2013, MagnaChip may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 110.500% of the principal amount of the notes redeemed, plus accrued and unpaid interest and Special Interest, if any, to the date of redemption (subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of a Qualifying Equity Offering by Parent; provided that:

(1) at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by Parent and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such Qualifying Equity Offering.

At any time prior to April 15, 2014, MagnaChip may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding paragraphs and the paragraphs below under the heading “Redemption Upon Changes in Withholding Taxes,” the notes are not redeemable at MagnaChip’s option prior to April 15, 2014.

On or after April 15, 2014, MagnaChip may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on April 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2014	105.250%
2015	102.625%
2016 and thereafter	100.000%

Unless MagnaChip defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Redemption Upon Changes in Withholding Taxes

MagnaChip may redeem the notes, in whole but not in part, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest and Special Interest, if any, to the date of redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and that will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of holders of the notes on the relevant record date to receive interest (including Special Interest) due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the notes, MagnaChip is or would be required to pay Additional Amounts, and MagnaChip cannot avoid any such payment obligation taking reasonable measures available, and the requirement arises as a result of:

(1) any change in, or amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder) of the relevant Tax Jurisdiction (as defined above) affecting taxation; or

(2) any change in, or amendment to, the existing official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change or amendment is publicly announced as formally proposed after and becomes effective after the Issue Date (or, if the relevant Tax Jurisdiction was not a Tax Jurisdiction on the Issue Date, the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under the indenture). MagnaChip shall not have the right to redeem the notes under this paragraph based on Additional Amounts being due as a result of a merger or consolidation of MagnaChip in which MagnaChip is not the surviving Person in such merger or consolidation.

MagnaChip will not give any such notice of redemption earlier than 60 days prior to the earliest date on which the relevant Issuer would be obligated to make such payment or withholding if a payment in respect of the notes were then due, and at the time such notice is given, the obligation to pay Additional Amounts must remain in effect. Prior to the publication or, where relevant, mailing of any notice of redemption of the notes pursuant to the foregoing, the Issuers will deliver to the trustee a written opinion of independent tax counsel to the effect that there has been a change or amendment that would entitle MagnaChip to redeem the notes under this provision. In addition, before the Issuers publish or mail notice of redemption of the notes as described above, they will deliver to the trustee an officers’ certificate to the effect that the relevant Issuer cannot avoid its obligation to pay Additional Amounts by the relevant Issuer taking reasonable measures available to it.

The trustee shall rely on such officers’ certificate and opinion of counsel as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the note holders.

For the avoidance of doubt, the implementation of European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income or any law implementing or complying with or introduced in order to conform to such directive will not be a change or amendment for such purposes.

Mandatory Redemption

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes has the right to require MagnaChip to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, MagnaChip will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest and Special Interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, MagnaChip will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than ten business days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. MagnaChip will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, MagnaChip will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, MagnaChip will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by MagnaChip.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a denomination of $2,000 or an integral multiple of $1,000 in excess thereof. MagnaChip will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require MagnaChip to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that MagnaChip repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

MagnaChip will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by MagnaChip and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Parent and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require MagnaChip to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Parent and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Parent will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Parent (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by Parent or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities of Parent or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases Parent or such Restricted Subsidiary from or indemnifies against further liability;

(b) any securities, notes or other obligations received by Parent or any such Restricted Subsidiary from such transferee that are converted by Parent or such Restricted Subsidiary into cash or Cash Equivalents within 60 days of consummation of such Asset Sale, to the extent of the cash and Cash Equivalents received in that conversion;

(c) any Designated Non-cash Consideration received by Parent or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together will all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 5.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(d) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Parent (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to repay (a) Obligations under a Credit Facility that are secured by a Lien permitted by the indenture; or (b) other Indebtedness (other than Subordinated Indebtedness) of Parent or any Restricted Subsidiary that is secured by a Lien permitted by the indenture;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Parent;

(3) to make a capital expenditure;

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(5) any combination of (1)—(4) of this paragraph.

In the case of clauses (2) and (4), Parent will be deemed to have complied with its obligations above if it enters into a binding commitment to acquire such assets or Capital Stock within the required time frame above, provided that such binding commitment shall be subject only to customary conditions and such acquisition shall be consummated within six months from the date of signing such binding commitment.

Pending the final application of any Net Proceeds, Parent (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, within 30 days thereof, MagnaChip will make an offer (an “Asset Sale Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, MagnaChip may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and the agent or trustee for such pari passu Indebtedness shall select such other pari passu Indebtedness to be purchased on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by MagnaChip so that only notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

MagnaChip will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, MagnaChip will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing future Indebtedness of Parent and its Restricted Subsidiaries may contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require MagnaChip to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on Parent and its Restricted Subsidiaries. In the event a Change of Control or an Asset Sale occurs at a time when MagnaChip is prohibited from purchasing notes, Parent could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Parent does not obtain a consent or repay those borrowings, MagnaChip will remain prohibited from purchasing notes. In that case, MagnaChip’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other Indebtedness. Finally, MagnaChip’s ability to pay cash to the holders of notes upon a repurchase may be limited by MagnaChip’s then existing financial resources. See “Risk Factors—We may not be able to fulfill our repurchase obligations with respect to the notes upon a change of control or an asset sale.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes issued in global form as discussed under “—Book-Entry, Delivery and Form,” based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Changes in Covenants When Notes Rated Investment Grade

If on any date following the Issue Date:

(1) the notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the notes for reasons outside of the control of Parent, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by Parent as a replacement agency); and

(2) no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus will be suspended:

(1) “—Repurchase at the Option of Holders —Asset Sales;”

(2) “—Restricted Payments;”

(3) “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(4) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;”

(5) “—Designation of Restricted and Unrestricted Subsidiaries;”

(6) “—Transactions with Affiliates;”

(7) clause (4) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets —Parent;”

(8) clause (4) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets —MagnaChip;” and

(9) clauses (1)(a) and (3) of the covenant described below under the caption “—Limitation on Sale and Leaseback Transactions.”

During any period that the foregoing covenants have been suspended, Parent’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant described below under the caption “—Designation of Restricted and Unrestricted Subsidiaries” or the second paragraph of the definition of “Unrestricted Subsidiary.”

Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline to below Baa3 or BBB-, respectively, the foregoing covenants will be reinstated as of and from the date of such rating decline. Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect since the date of the indenture except that no default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended.

There can be no assurance that the notes will achieve an investment grade rating or that any such rating will be maintained.

Restricted Payments

Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Parent’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Parent or any of its Restricted Subsidiaries) or to the direct or indirect holders of Parent’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Parent and other than dividends or distributions payable to Parent or a Restricted Subsidiary of Parent);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Parent) any Equity Interests of Parent or any direct or indirect parent of Parent;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Issuers or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Parent and any of its Restricted Subsidiaries) (collectively, “Subordinated Debt”), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b) Parent would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Parent and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2) through (12) of the next succeeding paragraph), is less than the sum, without duplication, of:

(1) 50% of the Consolidated Net Income of Parent for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2) 100% of the aggregate cash proceeds, including cash and Cash Equivalents, and the Fair Market Value of assets (as to which an opinion or appraisal issued by an accounting, appraisal or investment bank firm of national standing shall be required if the Fair Market Value exceeds $15.0 million), received by Parent since the Issue Date as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests of Parent or from the issue or sale of convertible or exchangeable Disqualified Stock of Parent or convertible or exchangeable debt securities of Parent, in each case that have been converted into or exchanged for Qualifying Equity Interests of Parent (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities (a) sold to a Subsidiary of Parent or (b) sold in the Initial Public Offering); plus

(3) to the extent that any Restricted Investment that was made after the Issue Date is (a) sold for cash or otherwise cancelled, liquidated or repaid for cash, or (b) made in an entity that subsequently becomes a Restricted Subsidiary of Parent, the initial amount of such Restricted Investment (or, if less, the amount of cash received upon repayment or sale); plus

(4) to the extent that any Unrestricted Subsidiary of Parent designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (i) the Fair Market Value of Parent’s Restricted Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Issue Date; plus

(5) 100% of any dividends received in cash by Parent or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Parent for such period;

provided, however, that the aggregate amount of Restricted Payments of the type described in clauses (1) and (2) of the definition of “Restricted Payments” pursuant to this clause (c) shall not exceed 50% of the aggregate amount of Restricted Payments otherwise permitted by this clause (c).

The preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Parent) of, Equity Interests of Parent (other than Disqualified Stock or Equity Interests sold in the Initial Public Offering) or from the substantially concurrent contribution of common equity capital to Parent; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (c)(2) of the preceding paragraph;

(3) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

(4) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of either Issuer or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(5) so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent or any Restricted Subsidiary of Parent held by any current or former officer, director or employee of Parent or any of its Restricted Subsidiaries pursuant to any employment agreement, equity subscription agreement, stock option agreement, stockholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any twelve-month period plus the amount of cash proceeds from any key man life insurance received during such twelve-month period; provided, further, that such amount may be increased by an amount not to exceed the cash proceeds from the sale of Equity Interests of Parent to current or former members of management, directors, managers or consultants of Parent or any of its Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the making of Restricted Payments by virtue of clause (c)(2) of the preceding paragraph;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options, and repurchases of Equity Interests deemed to occur upon the withholding of a portion of the Equity Interests granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof);

(7) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Parent or any preferred stock of any Restricted Subsidiary of Parent issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8) payments of cash, dividends, distributions, advances or other Restricted Payments by Parent or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

(9) Permitted Tax Payments;

(10) upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the notes pursuant to the covenant described under “Change of Control” above, any purchase or redemption of Subordinated Debt required pursuant to the terms thereof as a result of such Change of Control; provided, however, that at the time of such purchase or redemption no Event of Default shall have occurred and be continuing (or would result therefrom);

(11) any purchase or redemption of Subordinated Debt using any remaining Excess Proceeds of an Asset Sale within 60 days after completion of an Asset Sale Offer; provided, however, that at the time of such purchase or redemption no Event of Default shall have occurred and be continuing (or would result therefrom);

(12) the application of the proceeds of this offering of notes as described above under the caption “Use of Proceeds;” and

(13) other Restricted Payments in an aggregate amount not to exceed $25.0 million since the Issue Date; provided, however, that the aggregate amount of Restricted Payments of the type described in clauses (1) and (2) of the definition of “Restricted Payments” permitted by this clause (13) shall not exceed $12.5 million since the Issue Date.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Parent or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Parent, whose resolution with respect thereto will be delivered to the trustee.

Incurrence of Indebtedness and Issuance of Preferred Stock

Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Parent will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Parent may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Issuers and the Guarantors (other than Parent) may incur Indebtedness (including Acquired Debt) or issue preferred stock, if:

(a) the Fixed Charge Coverage Ratio for Parent’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least (a) at any time prior to the completion of the Initial Public Offering, 2.25 to 1.0, and (b) at any time on or after completion of the Initial Public Offering, 2.0 to 1.0, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period; and

(b) in the case of any such Indebtedness that is Pari Passu Indebtedness, the sum of the aggregate principal amount of Pari Passu Indebtedness incurred pursuant to this paragraph since the Issue Date that is outstanding on the date of such incurrence plus the aggregate principal amount of notes outstanding on the date of such incurrence (in each case, after giving pro forma effect to the incurrence of such Pari Passu Indebtedness and application of the net proceeds therefrom) does not exceed (a) at any time prior to the completion of the Initial Public Offering, $350.0 million, or (b) at any time on or after completion of the Initial Public Offering, $500.0 million.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Parent and any of its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Parent and its Restricted Subsidiaries thereunder) not to exceed the greater of (a) $75.0 million or (b) the Borrowing Base as of the date of incurrence;

(2) the incurrence by Parent and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by Issuers and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued under the indenture and the exchange notes and the related Note Guarantees to be issued pursuant to the notes registration rights agreement;

(4) the incurrence by Parent or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price, taxes or cost of design, construction, installation or improvement of property, plant or equipment (including software) used in the business of Parent or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (a) $25.0 million or (b) 5% of Total Assets as of any date of incurrence;

(5) the incurrence by Parent or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (16) of this paragraph;

(6) the incurrence by Parent or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Parent and any of its Restricted Subsidiaries; provided, however, that:

(a) if either Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not an Issuer or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of the Issuers, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Parent or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Parent or a Restricted Subsidiary of Parent, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Parent or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of Parent’s Restricted Subsidiaries to Parent or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Parent or a Restricted Subsidiary of Parent; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either Parent or a Restricted Subsidiary of Parent, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by Parent or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9) the guarantee by the Issuers or any of the Guarantors of Indebtedness of Parent or a Restricted Subsidiary of Parent to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by Parent or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations and bankers’ acceptances in the ordinary course of business;

(11) the incurrence by Parent or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12) the incurrence of Indebtedness by Parent or any of its Restricted Subsidiaries in the form of performance bonds, completion guarantees and surety or appeal bonds and similar obligations entered into by Parent or any of its Restricted Subsidiaries in the ordinary course of their business;

(13) Indebtedness of Parent or any Restricted Subsidiary issued to any of its directors, employees, officers or consultants or to a Restricted Subsidiary in connection with the redemption or purchase of Capital Stock that, by its terms or by operation of law, is subordinated to the notes, is not secured by any of the assets of Parent or the Restricted Subsidiaries and does not require cash payments prior to the Stated Maturity of the notes, in an aggregate principal amount which, when added with the amount of Indebtedness incurred under this clause (13) and then outstanding, does not exceed $5.0 million at any one time outstanding;

(14) the incurrence of Indebtedness by Parent or any of the Restricted Subsidiaries arising from agreements of Parent or any of the Restricted Subsidiaries providing for adjustment of purchase price or other similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Restricted Subsidiary of Parent;

(15) Indebtedness incurred by Parent or any of the Restricted Subsidiaries constituting reimbursement obligations under letters of credit issued in the ordinary course of business, including, without limitation, letters of credit to procure raw materials or relating to workers’ compensation claims or self-insurance, or other Indebtedness relating to reimbursement-type obligations regarding workers’ compensation claims; and

(16) the incurrence by the Issuers or any of the Guarantors of additional Indebtedness or Disqualified Stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed $25.0 million.

Parent will not, and will not permit any Guarantor to, incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuers or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuers or any Guarantor solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, MagnaChip will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Parent as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Parent or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Liens

Parent will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness, Attributable Debt or trade payables upon any of its or their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Parent or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Parent or any of its Restricted Subsidiaries;

(2) make loans or advances to Parent or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Parent or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2) the indenture, the notes and the Note Guarantees;

(3) agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the Board of Directors of Parent determines in good faith that the encumbrances and restrictions in the agreements governing such Indebtedness (or any such amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing) will not materially adversely affect the ability of MagnaChip to make payments on the notes when due;

(4) applicable law, rule, regulation or order;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by Parent or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(7) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (4) of the definition of Permitted Debt;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary or all or substantially all of the assets thereof that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of Parent’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(13) restrictions under customary provisions in partnership agreements, limited liability company organizational or governance documents, joint venture agreements, corporate charters, stockholders’ agreements and other similar agreements and documents on the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person.

Merger, Consolidation or Sale of Assets

PARENT

Parent will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Parent is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Parent and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) Parent is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than Parent) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under any such laws;

(2) the Person formed by or surviving any such consolidation or merger (if other than Parent) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Parent under the notes, its Note Guarantee, the indenture and the notes registration rights agreement pursuant to agreements as required under the terms of the indenture and the notes registration rights agreement;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) Parent or the Person formed by or surviving any such consolidation or merger (if other than Parent), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

In addition, Parent will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Parent and its Restricted Subsidiaries. Clauses (3) and (4) of the first paragraph of this covenant will not apply to (1) any merger or consolidation of Parent with or into (A) one of its Restricted Subsidiaries for any purpose or (B) an Affiliate solely for the purpose of reincorporating Parent in another jurisdiction, or (2) the corporate conversion at any time prior to the consummation of the Initial Public Offering.

MAGNACHIP

MagnaChip will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not MagnaChip is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of MagnaChip and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) MagnaChip is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than MagnaChip) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of South Korea, Luxembourg, the Netherlands, Bermuda, the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under any such laws;

(2) the Person formed by or surviving any such consolidation or merger (if other than MagnaChip) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of MagnaChip under the notes, the indenture and the notes registration rights agreement pursuant to agreements necessary under the terms of the indenture and notes registration rights agreement;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) MagnaChip or the Person formed by or surviving any such consolidation or merger (if other than MagnaChip), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(5) if MagnaChip is not the surviving Person in such consolidation or merger, MagnaChip shall have delivered to the trustee an opinion of counsel from Luxembourg and any other jurisdiction as necessary that no Taxes on income, including capital gains, other than Taxes to the extent that Additional Amounts are required to be paid with respect thereto, will be payable by holders of the notes under the laws of any jurisdiction where the Person formed by or surviving any such consolidation or merger is or becomes organized, resident or engaged in business for tax purposes relating to the acquisition, ownership or disposition of the notes, including the receipt of interest or principal thereon; provided that the holder does not use or hold, and for relevant tax purposes is not deemed to use or hold, the notes in carrying on a business in the jurisdiction where the Person formed by or surviving any such consolidation or merger is or becomes organized, resident or engaged in business for tax purposes.

In addition, MagnaChip will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Parent and its Restricted Subsidiaries. Clauses (3) and (4) of the first paragraph of this covenant will not apply to any merger or consolidation of MagnaChip with or into (1) one of its Restricted Subsidiaries for any purpose or (2) an Affiliate solely for the purpose of reincorporating MagnaChip in another jurisdiction.

FINANCECO

FinanceCo may not, directly or indirectly, consolidate or merge with or into (whether or not FinanceCo is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of FinanceCo’s properties or assets, in one or more related transactions, to any Person unless:

(1) concurrently therewith, a corporate wholly-owned Restricted Subsidiary of MagnaChip organized and validly existing under the laws of the United States, any state of the United States or the District of Columbia (which may be the successor Person as a result of such transaction) expressly assumes all the obligations of FinanceCo under the under the notes, the indenture and the notes registration rights agreement pursuant to agreements as required under the terms of the indenture and the notes registration rights agreement; and

(2) immediately after such transaction, no Default or Event of Default exists.

Transactions with Affiliates

Parent will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of MagnaChip (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $2.5 million, unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Parent or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Parent or such Restricted Subsidiary with an unrelated Person; and

(2) MagnaChip delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of Parent set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Parent; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion by (A) a nationally recognized investment banking firm or (B) an accounting or appraisal firm nationally recognized in making determinations of this kind that such Affiliate Transaction is fair, from a financial standpoint, to Parent or the applicable Restricted Subsidiary.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee compensation or benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Parent or any of its Restricted Subsidiaries, and payments made pursuant thereto, in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among Parent and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of Parent) that is an Affiliate of MagnaChip solely because Parent owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of Parent or any of its Restricted Subsidiaries;

(5) the grant of equity incentives or similar rights to employees and directors of Parent or MagnaChip Korea pursuant to plans approved by the Board of Directors of Parent or MagnaChip Korea or a committee thereof comprised solely of independent directors;

(6) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by Parent’s Board of Directors or a committee thereof comprised solely of independent directors;

(7) any issuance of Equity Interests (other than Disqualified Stock) of Parent to Affiliates of MagnaChip;

(8) Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments;”

(9) transactions pursuant to any contract or agreement with Parent or any of the Restricted Subsidiaries in effect on the Issue Date, as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is not more disadvantageous to the holders of the notes in any material respect than the terms contained in such contract or agreement as in effect on the Issue Date;

(10) transactions pursuant to or under the 2009 Registration Rights Agreement, the 2009 Warrant Agreement, the Director Indemnification Agreements and the Credit Agreement as in effect on the Issue Date or any similar agreement or any amendment, modification or replacement of the 2009 Registration Rights Agreement, the 2009 Warrant Agreement, the Director Indemnification Agreements or the Credit Agreement or similar agreement; provided that the terms of such amendment, modification or replacement are not more disadvantageous to the holders of the notes in any material respect than the terms contained in the 2009 Registration Rights Agreement, the 2009 Warrant Agreement, the Director Indemnification Agreements or the Credit Agreement, as the case may be, as in effect on the Issue Date, and the repayment of the obligations outstanding under the Credit Agreement;

(11) the payment of management, consulting and advisory fees and related expenses made pursuant to the Advisory Agreements and the payment of other customary management, consulting and advisory fees and related expenses to the Principals and any of their respective Affiliates in connection with transactions of Parent or its Subsidiaries or pursuant to any management, consulting, financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which fees and expenses are made pursuant to arrangements approved by the Board of Directors of Parent or such Subsidiary in good faith;

(12) the provision by an Affiliate of commercial banking or lending services or other similar services on terms that are no less favorable to Parent or the relevant Restricted Subsidiary than those that would have been obtained by an unaffiliated party and that are approved in good faith by the Board of Directors of Parent; and

(13) loans or advances to employees in the ordinary course of business not to exceed $5.0 million in the aggregate at any one time outstanding.

Additional Note Guarantees

If Parent or any of its Restricted Subsidiaries acquires or creates another Subsidiary after the Issue Date, then that newly acquired or created Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired or created; provided that:

(1) any Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary;

(2) in the event Parent or a Restricted Subsidiary forms or otherwise acquires, directly or indirectly, a Restricted Subsidiary organized under the laws of a jurisdiction other than the United States and such jurisdiction prohibits by law, regulation or order such Restricted Subsidiary from becoming a Guarantor, Parent shall use all commercially reasonable efforts (including pursuing required waivers) over a period up to one year, to have such Subsidiary become a Restricted Subsidiary; provided, however, that Parent shall not be required to use such commercially reasonable efforts with respect to such Restricted Subsidiaries for more than a one-year period or such shorter period as it shall determine in good faith that it has used all commercially reasonable efforts and if Parent or such Restricted Subsidiary is unable during such period to obtain an enforceable Guarantee in such jurisdiction, then such Restricted Subsidiary will not be required to provide a Guarantee of the notes pursuant to the Note Guarantee so long as such Restricted

Subsidiary does not Guarantee any other Indebtedness of Parent and its Restricted Subsidiaries and no Default or Event of Default shall be deemed to exist during the period that Parent uses its commercially reasonable efforts to have such Restricted Subsidiary enter into a Note Guarantee; and

(3) neither MagnaChip Korea nor any of its Subsidiaries nor any of the MagnaChip China Subsidiaries will be required to become a Guarantor under any circumstances.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Parent may designate any Restricted Subsidiary of Parent (other than the Issuers) to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event will the business currently operated by MagnaChip Korea be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Parent and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by MagnaChip. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of Parent as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors of Parent giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Parent as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” MagnaChip will be in default of such covenant. The Board of Directors of Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

Restrictions on Activities of FinanceCo.

FinanceCo will not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided that FinanceCo may be a co-obligor or guarantor with respect to Indebtedness if MagnaChip is an obligor on such Indebtedness and the net proceeds of such Indebtedness are received by MagnaChip, FinanceCo or one or more Guarantors.

Limitation on Sale and Leaseback Transactions

Parent will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Parent or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) Parent or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the

Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens;”

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of Parent and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and Parent applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Parent will furnish to the holders of notes or cause the trustee to furnish to the holders of notes (or file with the SEC for public availability), not later than 30 days after expiration of the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Parent were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Parent were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, following the consummation of the exchange offer contemplated by the notes registration rights agreement, Parent will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods. Parent will at all times comply with § 314(a) of the Trust Indenture Act.

If, at any time after the consummation of the exchange offer contemplated by the notes registration rights agreement, Parent is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Parent will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Parent will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Parent’s filings for any reason, Parent will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Parent were required to file those reports with the SEC.

If Parent has designated any of its Subsidiaries as Unrestricted Subsidiaries, then Parent will disclose in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the revenues for the applicable period and assets as of the end of the applicable period attributable to Unrestricted Subsidiaries of Parent.

In addition, the Issuers and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, Parent will be deemed to have furnished the reports referred to above to the trustee and the holders on the date Parent files such reports with the SEC via the EDGAR filing system (or any successor thereto, including Interactive Data Electronic Applications) and such reports become publicly available.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest and Special Interest, if any, on the notes;

(2) default in the payment when due (at maturity, upon redemption, repurchase or otherwise) of the principal of, or premium, if any, on, the notes;

(3) failure by Parent or any of its Restricted Subsidiaries to comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4) failure by Parent or any of its Restricted Subsidiaries for 30 days after notice to MagnaChip by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, voting as a single class, to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control;” or “—Repurchase at the Option of Holders—Asset Sales;”

(5) failure by Parent or any of its Restricted Subsidiaries for 60 days after notice to MagnaChip by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, voting as a single class, to comply with any of the other agreements in the indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Parent or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by Parent or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay principal of, premium on, if any, or interest, if any, on, such Indebtedness in an aggregate amount in excess of $250,000, prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(7) failure by Parent or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million (excluding amounts covered by insurance provided by a carrier that has acknowledged coverage in writing and has the ability to perform), which judgments are not paid, bonded, discharged, stayed, annulled or rescinded for a period of 60 days;

(8) except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(9) certain events of bankruptcy or insolvency described in the indenture with respect to Parent, either Issuer or any of the other Restricted Subsidiaries of Parent that is a Significant Subsidiary or any group of its Restricted Subsidiaries of Parent at the same or similar time that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Parent, either Issuer or any of the other Restricted Subsidiaries of Parent that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately; provided that no such declaration will be permitted with respect to an Event of Default of the type referred to in clause (6) above if the underlying Payment Default has been cured or waived or the underlying acceleration has been waived or rescinded, as the case may be.

Notwithstanding the foregoing, the indenture will provide that, to the extent that the Issuers elect, the sole remedy for an Event of Default relating to the reporting obligations in the indenture, as set forth under “Certain Covenants—Reports,” will, for the 180 days after the occurrence of such Event of Default, consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.50% per annum of the principal amount of the notes. This additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. The additional interest will accrue on all outstanding notes from, and including, the date on which an Event of Default relating to a failure to comply with the reporting obligations in the indenture first occurs to, but not including, the 180th day thereafter (or such earlier date on which the Event of Default relating to the reporting obligations shall have been cured or waived). On such 180th day, such additional interest shall cease to accrue and the notes will be subject to acceleration as provided above. If the Issuers do not elect to pay the additional interest during the continuance of such an Event of Default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, premium on, if any, interest and Special Interest, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee indemnity or security satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, interest or Special Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee written notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes make a written request to the trustee to pursue the remedy;

(3) such holder or holders offer and, if requested, provide to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4) the trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) during such 60-day period, holders of a majority in aggregate principal amount of the then outstanding notes do not give the trustee a direction inconsistent with such request.

The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, interest or Special Interest, if any, on, the notes.

MagnaChip is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, MagnaChip is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator or stockholder of the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

MagnaChip may at any time, at the option of the Board of Directors of MagnaChip evidenced by a resolution set forth in an officers’ certificate, elect to have all of the obligations of the Issuers discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium on, if any, interest or Special Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2) the Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee under the indenture, and the Issuers’ and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, MagnaChip may, at its option and at any time, elect to have the obligations of the Issuers and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, all Events of Default described under “—Events of Default and Remedies” (except those relating to payments on the notes or bankruptcy, receivership, rehabilitation or insolvency events) will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) MagnaChip must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, interest and Special Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and MagnaChip must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, MagnaChip must deliver to the trustee an opinion of counsel confirming that (a) MagnaChip has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain, deduction or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, MagnaChip must deliver to the trustee an opinion of counsel confirming that the holders of the outstanding notes will not recognize income, gain, deduction or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which any of the Issuers or any of the Guarantors is a party or by which any of the Issuers or any of the Guarantors is bound;

(6) MagnaChip must deliver to the trustee an officers’ certificate stating that the deposit was not made by MagnaChip with the intent of preferring the holders of notes over the other creditors of MagnaChip with the intent of defeating, hindering, delaying or defrauding any creditors of MagnaChip or others; and

(7) MagnaChip must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, interest or Special Interest, if any, on, the notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter or waive any of the provisions with respect to the redemption of the notes (except those provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, premium on, if any, interest or Special Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, premium on, if any, interest or Special Interest, if any, on, the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, the Issuers, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of an Issuer’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, the notes, the Note Guarantees to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the notes, the Note Guarantees, which intent may be evidenced by an officers’ certificate to that effect;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the Issue Date; or

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to MagnaChip, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and MagnaChip or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal of, premium on, if any, interest and Special Interest, if any, on, the notes to the date of maturity or redemption;

(2) in respect of clause 1(b), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which either Issuer or any Guarantor is a party or by which either Issuer or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3) an Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) an Issuer has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, Parent must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of either Issuer or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default has occurred and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee reasonable indemnity or security satisfactory to it against any loss, liability or expense.

Governing Law

The internal law of the state of New York will govern and be used to construe the indenture, the notes and the note guarantees without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby. For the avoidance of doubt, the indenture, the notes and the note guarantees are not subject to Article 86 to 94-8 of the Luxembourg law of 10 August 1915 on commercial companies, as amended.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and the notes registration rights agreement without charge by writing to c/o MagnaChip Semiconductor, Inc., 20400 Stevens Creek Boulevard, Suite 370, Cupertino, CA 95014, Attention: General Counsel.

Book-Entry, Delivery and Form

Except as set forth below, the notes were issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000. The notes are in the form of one or more registered global notes without interest coupons (collectively, the “Global Notes”). The Global Notes were deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes are not be entitled to receive physical delivery of notes in certificated form.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuers take no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuers that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, premium on, if any, interest and Special Interest, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Issuers and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the trustee nor any agent of the Issuers or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuers that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes are governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuers. Neither the Issuers nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Issuers and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Issuers that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuers, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuers fail to appoint a successor depositary;

(2) the Issuers, at their option, notify the trustee in writing that they elect to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

MagnaChip will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Special Interest, if any, by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. MagnaChip will make all payments of principal, premium, if any, interest and Special Interest, if any, with respect to Certificated Notes) by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. MagnaChip expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised MagnaChip that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“2009 Registration Rights Agreement” means the Registration Rights Agreement, dated as of November 9, 2009, among Parent and each of the securityholders party thereto.

“2009 Warrant Agreement” means the Warrant Agreement, dated as of November 9, 2009, between Parent and American Stock Transfer & Trust Company, as warrant agent.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at April 15, 2014 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”), plus (ii) all required interest payments due on the note through April 15, 2014 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the note.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights by Parent or any of its Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Parent and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests by any of Parent’s Restricted Subsidiaries or the sale by Parent or any of its Restricted Subsidiaries of Equity Interests in any of Parent’s Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(2) a transfer of assets between or among Parent and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of Parent to Parent or to a Restricted Subsidiary of Parent;

(4) the sale, lease or other transfer of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of MagnaChip, no longer economically practicable to maintain or useful in the conduct of the business of Parent and its Restricted Subsidiaries taken as whole);

(5) licenses and sublicenses by Parent or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business;

(6) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7) the granting of Liens not prohibited by the covenant described above under the caption “—Liens;”

(8) the sale or other disposition of cash or Cash Equivalents;

(9) any exchange of like property pursuant to Section 1031 of the Internal Revenue Code for use in a Permitted Business; and

(10) a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1) 85% of the face amount of all accounts receivable owned by Parent and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 180 days past due; plus

(2) 50% of the book value of all inventory, net of reserves owned by Parent and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars, South Korean Won, Pound Sterling, Hong Kong dollars, New Taiwan dollars, Euros and Japanese yen;

(2) securities issued or directly and fully guaranteed or insured by the United States government, South Korean government, governments of EU member states with a S&P sovereign credit rating of A or better, the Japanese government, the Taiwan government, the Hong Kong government, or any agency or instrumentality of any such government (provided that the full faith and credit of any such government is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) United States dollar denominated and South Korean Won denominated certificates of deposit, eurodollar time deposits and similar instruments in the United States, Hong Kong, Taiwan and Japan with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better or a comparable rating by a comparable rating agency in the relevant jurisdiction if such Thomson Bank Watch Rating is not available;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

(7) in the case of a Foreign Subsidiary, (a) currency of the countries in which such Foreign Subsidiary conducts business, and (b) investments of the type and maturity described in clause (3) above of foreign obligors, which investments or obligors have the rating described in such clause.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Parent and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than one or more of its Restricted Subsidiaries or a Principal or a Related Party of a Principal;

(2) the formal adoption of a plan relating to the liquidation or dissolution of Parent (Parent’s statutory conversion into a corporation at any time prior to the consummation of the Initial Public Offering shall not be deemed a liquidation or dissolution);

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above), other than the Principals and their Related Parties or a Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Parent, measured by voting power rather than number of shares;

(4) the first day on which a majority of the members of the Board of Directors of Parent are not Continuing Directors; or

(5) the first day on which Parent ceases to own, directly or indirectly, 100% of the outstanding Equity Interests of MagnaChip (excluding for purposes of such calculation all director qualifying shares, if any, that are outstanding).

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(4) all depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(5) all unusual or non-recurring charges or expenses of such Person and its Restricted Subsidiaries for such period, to the extent the same were deducted in computing such Consolidated Net Income; plus

(6) all restructuring and impairment charges or expenses of such Person and its Restricted Subsidiaries for such period, to the extent the same were deducted in computing such Consolidated Net Income; plus

(7) any increase to cost of goods sold of such Person and its Restricted Subsidiaries for such period arising out of the “fresh start” accounting treatment of the Reorganization; minus

(8) any foreign currency translation gains (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent such gains were taken into account in computing such Consolidated Net Income; minus

(9) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1) all extraordinary gains (and losses) and all gains (and losses) realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded;

(2) the net income (but not loss) of any Person that is not a Restricted Subsidiary of the specified Person or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(3) for purposes of clauses (c)(1) through (c)(5) of the first paragraph of the covenant described above under the caption “—Restricted Payments,” the net income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, except to the extent that a dividend or similar distribution is actually and lawfully made to such Person or to another Restricted Subsidiary of such Person that is not subject to any such restriction on dividends or similar distributions; provided that restrictions under the laws of South Korea or restrictions in any Credit Facilities that were permitted by the terms of the indenture to be incurred will be disregarded for purposes of this clause (3);

(4) the cumulative effect of a change in accounting principles will be excluded; and

(5) non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to ASC 815, “Derivatives and Hedging,” formerly SFAS No. 133 will be excluded.

“Continuing” means, with respect to any default, Default or Event of Default, that such default, Default or Event of Default has not been cured or waived. In the case of an Event of Default under clause (6) of the Event of Default definition, such Event of Default shall no longer be continuing upon the cure or waiver of the default of the Indebtedness described therein that causes such Event of Default to occur or the rescission of the declaration of acceleration of such Indebtedness.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Parent who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of November 6, 2009, among MagnaChip, FinanceCo, Parent, the guarantors party thereto, the lenders party thereto and Wilmington Trust FSB, as Administrative Agent.

“Credit Facilities” means one or more indentures, purchase agreements, debt facilities or commercial paper facilities providing for the issuance of debt securities, revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by Parent or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, executed by Parent’s chief financial officer, less the amount of cash or Cash Equivalents received in a subsequent sale of or collection on such Designated Non-cash Consideration.

“Director Indemnification Agreements” means indemnification agreements between Parent and the members of Parent’s Board of Directors.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Parent to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Parent may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Parent and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Indebtedness” means all Indebtedness of Parent and its Restricted Subsidiaries in existence on the Issue Date, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Parent (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including all Pro Forma Cost Savings, as if the same had been realized at the beginning of such four-quarter period;

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period;

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months); and

(7) in the case of any four-quarter reference period that includes any period of time prior to the consummation of the Reorganization, pro forma effect shall be given to the Reorganization as if the same had occurred at the beginning of such four-quarter period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Parent (other than Disqualified Stock) or to Parent or a Restricted Subsidiary of Parent, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary that is not formed under the laws of the United States or any state of the United States or the District of Columbia.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect from time to time.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means Parent and any Restricted Subsidiary of Parent (other than the Issuers) that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $500,000 and whose total revenues for the most recent twelve-month period do not exceed $500,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, Guarantees any Indebtedness of Parent.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Initial Public Offering” means the first public sale of Qualifying Equity Interests of Parent in an offering that is registered under the Securities Act that is consummated after the Issue Date.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Parent or any Restricted Subsidiary of Parent sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Parent such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Parent, Parent will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Parent’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Parent or any Restricted Subsidiary of Parent of a Person that holds an Investment in a third Person will be deemed to be an Investment by Parent or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means April 9, 2010.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“MagnaChip China Subsidiaries” means MagnaChip Semiconductor (Shanghai) Company Limited and all other Subsidiaries of Parent at any time organized under the laws of the People’s Republic of China.

“MagnaChip Korea” means MagnaChip Semiconductor, Ltd.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by Parent or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither Parent nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Parent or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Note Guarantee” means the Guarantee by each Guarantor of the Issuers’ obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Parent” means MagnaChip Semiconductor LLC, the direct parent company of MagnaChip, and any successor thereto.

“Pari Passu Indebtedness” means any Indebtedness of either Issuer or any Guarantor other than unsecured Indebtedness that:

(1) is contractually subordinated to the prior payment in full in cash of the notes, the guarantees and all related Obligations under the Indenture (including interest accruing after the commencement of a bankruptcy or insolvency proceeding, whether or not such interest constitutes an allowable claim) on terms customary for “high yield” securities as of the date of incurrence of such Indebtedness; and

(2) has a longer Weighted Average Life to Maturity than the remaining Weighted Average Life to Maturity of the notes as of the date of such incurrence.

“Permitted Business” means the businesses of MagnaChip, its direct and indirect parents, and their respective subsidiaries as of the Issue Date and any other business ancillary, supplementary or complementary to the semiconductor business, as determined in good faith by Parent’s Board of Directors.

“Permitted Group” means any group of investors that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act); provided that at least a majority of the shares of Voting Stock Beneficially Owned by such group of investors are Beneficially Owned by the Principals and their Related Parties. For purposes of this definition, shares Beneficially Owned by one person will not be attributed to any other Person solely by virtue of being part of the same group of investors for purposes of Section 13(d)(3).

“Permitted Investments” means:

(1) any Investment in Parent or in a Restricted Subsidiary of Parent;

(2) any Investment in Cash Equivalents;

(3) any Investment by Parent or any Restricted Subsidiary of Parent in a Person that is not a Restricted Subsidiary, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Parent; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Parent or a Restricted Subsidiary of Parent;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Parent;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Parent or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees made in the ordinary course of business of Parent or any Restricted Subsidiary of Parent in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(9) repurchases of the notes;

(10) (a) advances to customers in the ordinary course of business that are recorded as accounts receivable on the consolidated balance sheet of such Person and (b) payroll, travel and similar advances to cover matters that are expected at the time of the advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(11) any guarantee of Indebtedness permitted to be incurred by the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” other than a guarantee of Indebtedness of an Affiliate of Parent that is not a Restricted Subsidiary of Parent;

(12) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under the indenture;

(13) Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by Parent or any Restricted Subsidiary;

(14) Investments acquired after the Issue Date as a result of the acquisition by Parent or any Restricted Subsidiary of Parent of another Person, including by way of a merger, amalgamation or consolidation with or into Parent or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Merger, Consolidation or Sale of Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and

(15) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding not to exceed the greater of (a) $25.0 million or (b) 5% of Total Assets as of the date of such Investment.

“Permitted Liens” means:

(1) Liens on assets of Parent or any of its Restricted Subsidiaries securing Indebtedness and other Obligations under Credit Facilities that was permitted by the terms of the indenture to be incurred pursuant to clauses (1) or (16) of the definition of Permitted Debt and/or securing Hedging Obligations and/or Obligations with regard to Treasury Management Arrangements;

(2) Liens in favor of the Issuers or the Guarantors;

(3) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of Parent or is merged with or into or consolidated with Parent or any Restricted Subsidiary of Parent; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of Parent or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of Parent or is merged with or into or consolidated with Parent or any Restricted Subsidiary of Parent;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Parent or any Restricted Subsidiary of Parent; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

(5) Liens or deposits made in the ordinary course of business to secure the performance of tenders, bids, leases, contracts (except those related to borrowed money), statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature (including Liens to secure letters of credit issued to assure payment of such obligations) or arising as a result of progress payments under government contracts;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the Issue Date;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s, suppliers’ or similar Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(14) filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(15) bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(16) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(17) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18) grants of software and other technology licenses in the ordinary course of business;

(19) leases or subleases granted in the ordinary course of business to third Persons not materially interfering with the business of Parent and its Restricted Subsidiaries taken as a whole;

(20) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(21) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar Liens arising in the ordinary course of business;

(22) Liens in connection with escrow deposits made in connection with any acquisition of assets; and

(23) Liens incurred in the ordinary course of business of Parent or any Restricted Subsidiary of Parent with respect to obligations that do not exceed $10.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of Parent or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Parent or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the notes;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by Parent or by the Restricted Subsidiary of Parent that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Tax Payments” means, for so long as Parent is treated as a partnership for U.S. federal income tax purposes, payments by Parent to direct owners of Parent’s equity interests in respect of tax liabilities of Parent’s investors arising from direct or indirect ownership of Parent’s equity interests under Section 951 of the Code. Permitted Tax Payments shall be calculated by reference to the amount of Parent’s and its Subsidiaries’ income determined to be an amount required to be included in income under section 951 of the Code times .35. A nationally recognized accounting firm chosen by Parent shall determine the amount of Permitted Tax Payments.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principals” means Avenue International Master, L.P., Avenue Investments, L.P., Avenue Special Situations Fund IV, L.P., Avenue Special Situations Fund V, L.P. and Avenue CDP-Global Opportunities Fund, L.P.

“Pro Forma Cost Savings” means, with respect to any four-quarter period, the reduction in net costs and expenses that:

(1) were directly attributable to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date and that would properly be reflected in a pro forma income statement prepared in accordance with Regulation S-X under the Securities Act, as then in effect;

(2) were actually implemented prior to the Calculation Date in connection with or as a result of an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that are supportable and quantifiable by the underlying accounting records; or

(3) relate to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that Parent reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the closing of the acquisition, Investment, disposition, merger, consolidation or discontinued operation or specified action;

provided that in each case contemplated by clause (3), to the extent such reductions in cost and expense are described in an officers’ certificate signed by the chief financial officer of Parent and delivered to the trustee, which officers’ certificate outlines the specific actions taken or to be taken, the net reductions in cost and expenses achieved or to be achieved from each such action and states that Parent’s chief financial officers has determined that such cost and expense savings are probable.

“Qualifying Equity Interests” means Equity Interests of Parent other than Disqualified Stock.

“Qualifying Equity Offering” means a public sale either (1) of Equity Interests of Parent by Parent (other than Disqualified Stock and other than to a Subsidiary of Parent and other than Equity Interests sold in the Initial Public Offering) or (2) of Equity Interests of a direct or indirect parent entity of Parent (other than to Parent or a Subsidiary of Parent) to the extent that the net proceeds therefrom are contributed to the common equity capital of Parent.

“Related Party” means:

(1) any controlling person, limited partner, majority owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a majority (and controlling) interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Reorganization” means the plan of reorganization that was adopted and became effective on November 9, 2009 in the bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code in which Parent and certain of its Subsidiaries were debtors.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless otherwise indicated in this “Description of Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of Parent, including the Issuers.

“S&P” means Standard & Poor’s Ratings Group.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Special Interest” has the meaning assigned to that term pursuant to the notes registration rights agreement.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means, as of any date, the total consolidated assets of Parent and its Subsidiaries as of the most recent date for which internal financial statements are available as of that date, calculated in accordance with GAAP.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 15, 2014; provided, however, that if the period from the redemption date to April 15, 2014, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of Parent that is designated by the Board of Directors of Parent as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of Parent, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “—Certain Covenants —Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Parent or any Restricted Subsidiary of Parent unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Parent;

(3) is a Person with respect to which neither Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Parent or any of its Restricted Subsidiaries; provided, however, that Parent and its Restricted Subsidiaries may Guarantee the performance of Unrestricted Subsidiaries in the ordinary course of business except for Guarantees of Indebtedness.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the notes by a U.S. holder (defined below), but does not purport to be a complete analysis of all potential tax effects. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, and judicial and administrative interpretations thereof, each as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. No rulings from the Internal Revenue Service (“IRS”) have been or are expected to be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, U.S. holders whose functional currency is not the U.S. dollar, tax exempt organizations, regulated investment companies, real estate investment trusts, partnerships or other pass through entities (or investors in such entities), persons liable for alternative minimum tax and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to persons who hold the notes as capital assets within the meaning of section 1221 of the Code.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States; (ii) a corporation or any entity taxable as a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia; (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if a valid election is in place to treat the trust as a U.S. person. If any entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in such partnerships, should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of the notes.

Prospective purchasers of the notes should consult their tax advisors concerning the tax consequences of holding notes in light of their particular circumstances, including the application of the U.S. federal income tax considerations discussed below, as well as the application of U.S. federal estate and gift tax laws and state, local, foreign or other tax laws.

Characterization of the Notes

In certain circumstances (see “Description of Notes—Optional Redemption,” “Description of Notes—Repurchase at the Option of Holders—Change of Control,” and “Description of Notes—Additional Amounts”) we may be obligated to make payments on the notes in excess of stated principal and interest. We intend to take the position that the foregoing contingencies should not cause the notes to be treated as contingent payment debt instruments. Assuming such position is respected, a U.S. holder would be required to include in income the amount of any such additional payments at the time such payments are received or accrued in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes. Our position is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. If the IRS successfully challenged this position, and the notes were treated as contingent payment debt instruments, U.S. holders could be required to accrue interest income at a rate higher than their yield to maturity and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange, retirement or redemption of a note. This disclosure assumes that the notes will not be considered contingent payment debt instruments. U.S. holders are urged to consult their tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

Payments of Interest

Payments of stated interest and Additional Amounts on the notes generally will be taxable to a U.S. holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

Foreign Tax Credit

Interest income on a note generally will constitute foreign source income and generally will be considered “passive category income” or, in the case of certain U.S. holders, “general category income” in computing the foreign tax credit allowable to U.S. holders under U.S. federal income tax laws. Withholding taxes, if any, may be eligible for foreign tax credits (or deduction in lieu of such credits) for U.S. federal income tax purposes, subject to applicable limitations.

Market Discount

A U.S. holder who buys a note for less than its stated redemption price at maturity generally will be considered to have purchased the note at a “market discount.” If the market discount is less than 0.25% of the stated redemption price of the note at maturity multiplied by the number of complete years to maturity, then the market discount will be deemed to be zero. A U.S. holder may elect to include market discount in income currently as it accrues. Any such election will apply to all market discount bonds acquired during or after the year for which the election is made, and the election may be terminated only with the consent of the Internal Revenue Service. If a U.S. holder does not make an election to include market discount in income currently as it accrues, any principal amount received or gain realized by a U.S. holder on the sale, exchange, retirement or other taxable disposition of a note will be treated as ordinary income to the extent of any accrued market discount on the note. Unless a U.S. holder irrevocably elects to accrue market discount under a constant-interest method, accrued market discount is the total market discount multiplied by a fraction, the numerator of which is the number of days the U.S. holder has held the note and the denominator of which is the number of days from the date the holder acquired the note until its maturity. A U.S. holder may be required to defer a portion of such holder’s interest deductions for the taxable year attributable to any indebtedness incurred or continued to purchase or carry a note purchased with market discount. Any such deferred interest expense may not exceed the market discount that accrues during a taxable year and is, in general, allowed as a deduction not later than the year in which the market discount is includible in income. This interest expense deferral will not apply if a U.S. holder makes an election to include market discount in income currently as it accrues.

Market Premium

A U.S. holder who buys a note for more than its stated redemption price at maturity generally will be considered to have purchased the note at a “market premium.” If an election is made, the market premium may generally be amortized using a constant yield method, over the remaining term of the note. Interest otherwise required to be included in income with respect to the note during any tax year may be offset by the amount of any amortized market premium. An election to amortize market premium will apply to all market premium bonds acquired during or after the year for which the election is made, and the election may be terminated only with the consent of the Internal Revenue Service.

Sale, Exchange, Redemption, Retirement or other Taxable Disposition of Notes

Generally, upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. holder will recognize taxable gain or loss equal to the difference between the amount realized on the disposition (less any amount attributable to accrued but unpaid interest not previously included in income, which will be taxable as such) and such U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note will generally equal the cost of such note to such U.S. holder. Gain or loss recognized upon the sale, exchange, redemption, retirement or other taxable disposition of a note generally will be U.S. source gain or loss and generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, redemption, retirement or other disposition the note has been held by such U.S. holder for more than one year. Long-term capital gain realized by a non-corporate U.S. holder will generally be subject to taxation at a reduced rate. The deductibility of capital losses is subject to limitation.

Information Reporting and Backup Withholding

In general, payments of interest and the proceeds from sales or other dispositions (including retirements or redemptions) of notes held by a U.S. holder may be required to be reported to the IRS unless the U.S. holder is a corporation or other exempt recipient and, when required, demonstrates this fact. In addition, a U.S. holder that is not an exempt recipient may be subject to backup withholding unless it provides a taxpayer identification number and otherwise complies with applicable certification requirements.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the appropriate information is timely furnished to the IRS.

Surtax on Certain Net Investment Income.

On March 30, 2010, new legislation was enacted that requires certain U.S. holders who are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, interest on and capital gains from the sale or other disposition of notes for taxable years beginning after December 31, 2012. In addition, for taxable years beginning after March 18, 2010, new legislation requires certain U.S. holders who are individuals to report information relating to an interest in the notes, subject to certain exceptions (including an exception for notes held in accounts maintained by certain financial institutions). U.S. holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the notes.

CERTAIN GENERAL LUXEMBOURG TAX CONSIDERATIONS

The following is a general discussion of the material Luxembourg tax consequences for your investment in and ownership and disposition of the notes. The discussion does not purport to be a comprehensive description of all tax considerations which may be relevant to your decision to purchase the notes. In particular, this discussion does not consider any specific facts or circumstances which may apply to a particular purchaser. This summary is based on the current laws or treaties (or any regulations promulgated thereunder) of Luxembourg affecting taxation and on the existing official position regarding the application, administration or interpretation of such laws, treaties or regulations (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice). These laws or treaties (or any regulations promulgated thereunder) of Luxembourg affecting taxation and the existing official position regarding the application, administration or interpretation of such laws, treaties or regulations are subject to change, possibly with retroactive effect.

Prospective purchasers of notes are advised to consult their own tax advisers as to the consequences, under the tax laws of the countries of their respective citizenship, residence or domicile, of a purchase of notes, including, but not limited to, the consequence of receipt of payments under the notes and their disposal, redemption or exchange.

Tax Residency

A note holder will not become resident, or be deemed to be resident under the tax laws of Luxembourg by reason only of the holding of the notes, or the execution, performance, delivery and/or enforcement of the notes.

Withholding Tax

Under Luxembourg tax law currently in effect and with the possible exception of interest paid to certain individual note holders and to certain entities (under the Luxembourg laws dated June 21, 2005 implementing the Savings Directive and transposing the bilateral saving taxation agreements concluded between Luxembourg and the dependent or associated territories of the European Union (“EU”) and the provisions of the Law of December 23, 2005 as amended), there is no Luxembourg withholding tax on payments of interest (including accrued but unpaid interest).

There is also no Luxembourg withholding tax, with the possible exception of payments made to certain individual note holders and to certain entities (under the Luxembourg laws dated June 21, 2005 implementing the Savings Directive and the provisions of the Law of December 23, 2005 as amended), upon repayment of principal in case of reimbursement, redemption, repurchase or exchange of the notes.

Taxation of Luxembourg Non-residents

Under the Luxembourg laws dated June 21, 2005 implementing the Savings Directive and transposing the bilateral saving taxation agreements concluded between Luxembourg and the dependent or associated territories of the EU, a Luxembourg-based paying agent (within the meaning of the Savings Directive) is required since July 1, 2005 to withhold tax on interest and other similar income paid by it to (or under certain circumstances, to the benefit of) an individual resident in another Member State or in certain EU dependent or associated territories, unless the beneficiary of the interest payments elects for an alternative procedure to savings withholding tax, which could be exchange of information or the tax certificate procedure. The same treatment will apply to payments of interest and other similar income made to certain “residual entities” within the meaning of Article 4.2 of the Savings Directive established in a Member State or in certain EU dependent or associated territories (i.e., entities which are not legal persons (the Finnish and Swedish companies listed in Article 4.5 of the Savings Directive are not considered as legal persons for this purpose), whose profits are not taxed under the general arrangements for the business taxation, that are not UCITS recognized in accordance with the Council Directive 85/611/EEC or similar collective investment funds located in Jersey, Guernsey, the Isle of Man, the Turks and Caicos Islands, the Cayman Islands, Montserrat or the British Virgin Islands and have not opted to be treated as UCITS recognized in accordance with the Council Directive 85/611/EEC).

The savings withholding tax rate is 20% increasing to 35% as from July 1, 2011. The savings withholding tax system will only apply during a transitional period, the ending of which depends on the conclusion of certain agreements relating to information exchange with certain third countries.

On November 13, 2008 the European Commission published a proposal for amendments to the Savings Directive, which included a number of suggested changes which, if implemented, would broaden the scope of the requirements described above. The European Parliament approved an amended version of this proposal on 24 April 2009. An updated draft version of the amended Savings Directive was rendered public in November 2009. If this draft would be approved in the course of 2010, the amended Savings Directive would become applicable as from January 1, 2013. Investors who are in any doubt as to their position should consult their professional advisers.

Taxation of Luxembourg residents

Interest payments made by Luxembourg paying agents (defined in a similar way as in the Savings Directive) to Luxembourg individual residents or to certain residual entities that secure interest payments on behalf of such individuals (unless such entities have opted either to be treated as UCITS recognized in accordance with the Council Directive 85/611/EC or for the exchange of information regime) are subject to a 10% final withholding tax (the “10% Luxembourg Withholding Tax”).

Taxation of the Note Holders

Taxation of Luxembourg Non-Residents

Notes holders who are non-residents under the tax laws of Luxembourg and who have neither a permanent establishment nor a permanent representative in Luxembourg with which the ownership of the notes is connected are not liable to Luxembourg income tax, corporate income tax, municipal business tax or net wealth tax, whether they receive payments under the notes (including interest and principal) or realize capital gains on the disposal, redemption or exchange of the notes.

Taxation of Luxembourg Residents

Companies

Companies Benefiting from a Special Tax Regime

A Luxembourg resident note holder subject to the law of July 31,1929 as repealed on pure holding companies or to the law of February 13, 2007 on specialized investment fund or to the law of December 20, 2002 on undertakings for collective investment or to the law of May 11, 2007 on family estate management companies would not be subject to any Luxembourg corporate income tax, municipal business tax or net wealth tax in respect of payments under the notes (including interest and principal) or capital gains realized on the disposal, redemption or exchange of the notes.

Companies not Benefiting from a Special Tax Regime

A Luxembourg resident note holder subject to Article 159 of the Income Tax Law (“Corporate Income Tax”) and to § 2 of the Gewebesteurgesetz (Municipal Business Tax) and a foreign entity maintaining a permanent establishment or a permanent representative in Luxembourg would be subject to Luxembourg Corporate Income Tax and Municipal Business Tax on their worldwide income, including interest (whether accrued or paid) and capital gains realized on the disposal, redemption or exchange of the notes, unless certain items can benefit from an exemption under domestic law or tax treaties for the avoidance of double taxation. The current global effective corporate income tax rate amounts to 28.59% including corporate income tax of 21.84% and municipal business tax of 6.75% in Luxembourg-City.

A Luxembourg resident note holder subject to § 1 of the Vermôgensteuergesetz (Net Wealth Tax) and a foreign entity maintaining a permanent establishment or a permanent representative in Luxembourg would be subject to an annual Luxembourg net wealth tax at a rate of 0.5%. The net wealth is determined on January 1st of each year, based on the market value of all the assets as of December 31st each year less the market value of the liabilities at the same date unless certain assets can benefit from an exemption under domestic law or tax treaties for the avoidance of double taxation.

Individuals

Pursuant to the Luxembourg law of December 23, 2005 as amended by the law of July 17, 2008, Luxembourg resident individuals, acting in the course of their private wealth, can opt to self-declare and pay a 10% tax (the “10% Tax”) on interest payments made after December 31, 2007 by paying agents (defined in the same way as in the Savings Directive) located in an EU Member State other than Luxembourg, a Member State of the European Economic Area or in a State or territory which has concluded an international agreement directly related to the Savings Directive. The 10% Luxembourg Withholding Tax or the 10% Tax represents the final tax liability on interest received for the Luxembourg resident individuals receiving the interest payment in the course of their private wealth and can be reduced in consideration of foreign withholding tax, based on double tax treaties concluded by Luxembourg. Individual Luxembourg resident note holders receiving the interest as business income must include this interest in their taxable basis; if applicable, the 10% Luxembourg Withholding Tax levied will be credited against their final income tax liability.

Luxembourg resident individual note holders are generally not subject to taxation on capital gains upon the disposal of the notes, unless the notes are disposed of within six months of the date of acquisition of the notes. Upon the sale, redemption or exchange of the notes, accrued but unpaid interest will be subject to the 10% Luxembourg Withholding Tax if the paying agent is a Luxembourg resident or to the 10% Tax if the paying agent is located outside Luxembourg but in the EU, in the European Economic Area or in the dependent and associated territory and the Luxembourg resident individuals opt for the 10% Tax. Individual Luxembourg resident note holders receiving the interest as business income must include the portion of the price corresponding to this interest in their taxable income; the 10% Luxembourg Withholding Tax levied will be credited against their final income tax liability.

Inheritance and Gift Tax

No gift, estate or inheritance tax is levied on the transfer of the notes upon death of a note holder where the deceased was not a resident of Luxembourg for inheritance tax purposes.

Registration Duty, Stamp Duty

When the agreement is not submitted to a notary, there is no Luxembourg registration tax, stamp duty payable in Luxembourg by note holders as a consequence of the issuance of the notes, nor will any of these tax and duty be payable as a consequence of a subsequent transfer, repurchase, redemption or exchange of notes.

Value Added Tax

The purchase of income generating notes qualifies as a financing activity from a Luxembourg VAT perspective. Such financing activities are exempt from VAT in Luxembourg. Non-Luxembourg VAT consequences of the purchase of notes should be verified in consultation with a professional adviser.

If the purchaser of notes is established in Luxembourg, then such activity gives him the status of VAT taxpayer in Luxembourg.

To the extent that this financing activity with the issuer is the only activity of the purchaser, no Luxembourg VAT registration is required for this Luxembourg purchaser, unless he receives services from foreign suppliers for which he is liable to declare and pay Luxembourg VAT. In this case, the purchaser must register for VAT in Luxembourg under the simplified VAT regime, account for the Luxembourg VAT if due and has no VAT deduction right.

SELLING SECURITYHOLDERS

On April 9, 2010, we issued all of the senior notes to Goldman, Sachs & Co., Barclays Capital Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC, the initial purchasers of the senior notes, in transactions exempt from the registration requirements of the Securities Act. The initial purchasers then resold the senior notes to persons reasonably believed by the initial purchasers to be “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act. Based on representations made to us by the selling securityholders, we believe that the selling securityholders purchased the senior notes in the ordinary course of business and that at the time of the purchase of the senior notes, such selling securityholders had no agreements or understandings, directly or indirectly with any person to distribute such securities. All of the senior notes were issued as “restricted securities” under the Securities Act. Selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the senior notes. To the extent necessary, eligible holders of the senior notes not listed in the table below, if any, will be included as additional selling securityholders in a post-effective amendment to the registration statement of which this prospectus is a part.

The following table sets forth certain information as of June 30, 2010, except where otherwise noted, concerning the principal amount of senior notes beneficially owned by each selling securityholder that may be offered from time to time by each selling securityholder with this prospectus. The information is based on information provided by or on behalf of the selling securityholders. Information about the selling securityholders may change over time. In particular, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their senior notes since the date on which they provided to us information regarding their senior notes. Any changed or new information given to us by the selling securityholders will be set forth in supplements to this prospectus or amendments to the registration statement of which the accompanying prospectus is a part, if and when necessary. The information set forth in the table below is based on information provided by or on behalf of the selling securityholders.

The amounts and percentages of senior notes beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic interest.

Name and Address of Beneficial Owner	Principal Amount of Senior Notes Beneficially Owned Prior to the Offering		Maximum Amount of Senior Notes to be Offered by By this Prospectus	Principal Amount of Senior Notes Beneficially Owned After the Offering(2)
	Amount	% of Class(1)		Amount	% of Class(1)
Avenue Special Situations Fund V, L.P.(3)(4)(5)	$29,400,000	11.8%	$29,400,000	$0	*
Avenue International Master, L.P.(3)(4)(6)	$3,500,000	1.4%	$3,500,000	$0	*
Avenue Investments L.P.(3)(4)(7)	$1,400,000	*	$1,400,000	$0	*
Avenue-CDP Global Opportunities Fund, L.P.(3)(4)(8)	$700,000	*	$700,000	$0	*

*	Less than one percent (1%).
(1)	Applicable percentage of beneficial ownership is based on $250,000,000 in principal amount of the senior notes issued and outstanding as of June 30, 2010.
(2)	Assuming that each selling securityholder sells in the offering all of such securities we have registered for it pursuant to the registration statement of which this prospectus forms a part.
(3)	Affiliated with us as described in “Certain Relationships and Related Transactions.” As described in “Management,” three of our directors, Messrs. Elkins, Klein and Tan are employed by Avenue.
(4)	The following entities and person are collectively referred to in this table as the “Avenue Capital Group”: (i) Avenue Investments, L.P. (“Avenue Investments”), (ii) Avenue International Master, L.P. (“Avenue International Master”), (iii) Avenue International, Ltd. (“Avenue International”), the sole limited partner of Avenue International Master, (iv) Avenue International Master GenPar, Ltd. (“Avenue International GenPar”), the general partner of Avenue International Master, (v) Avenue Partners, LLC (“Avenue Partners”), the general partner of Avenue Investments and the sole shareholder of Avenue International GenPar, (vi) Avenue-CDP Global Opportunities Fund, L.P. (“CDP Global”), (vii) Avenue Global Opportunities Fund GenPar, LLC (“CDP Global GenPar”), the general partner of CDP Global, (viii) Avenue Special Situations Fund V, L.P. (“Avenue Fund V”), (ix) Avenue Capital Partners V, LLC (“Avenue Capital V”), the general partner of Avenue Fund V, (x) GL Partners V, LLC (“GL V”), the managing member of Avenue Capital V, (xi) Avenue Capital Management II, L.P. (“Avenue Capital II”), the investment advisor to Avenue Investments, Avenue International Master, CDP Global and Avenue Fund V (collectively, the “Avenue Funds”), (xii) Avenue Capital Management II GenPar, LLC (“GenPar”), the general partner of Avenue Capital II, and (xvi) Marc Lasry, the managing member of GenPar, GL V, CDP Global GenPar and Avenue Partners and a director of Avenue International GenPar.

As of June 30, 2010, the Avenue Capital Group beneficially owns $35,000,000.00 in aggregate principal amount of senior notes.

The Avenue Funds have the sole power to dispose of senior notes held by them. Avenue International, Avenue International GenPar, Avenue Partners, CDP Global GenPar, Avenue Capital V, GL V, Avenue Capital II, GenPar and Marc Lasry have the shared power to dispose of senior notes held by the Avenue Funds, all of whom disclaim any beneficial ownership except to the extent of their respective pecuniary interest. The address for all of the Avenue Funds is 399 Park Avenue, 6th Floor, New York, NY 10022.

(5)	As of June 30, 2010, Avenue Fund V beneficially owns $29,400,000 in principal amount of senior notes. The senior notes owned by Avenue Fund V may also be deemed to be beneficially owned by Avenue Capital V, its general partner; GL V, the managing member of Avenue Capital V; Avenue Capital II, its investment adviser; GenPar, the general partner of Avenue Capital II; and Mr. Lasry, the managing member of GenPar and GL V; all of whom disclaim any beneficial ownership except to the extent of their respective pecuniary interest. For further information regarding Avenue Fund V, please see footnote (4).
(6)	As of June 30, 2010, Avenue International Master beneficially owns $3,500,000 in principal amount of senior notes. The senior notes owned by Avenue International Master may also be deemed to be beneficially owned by Avenue International, its sole limited partner; Avenue International GenPar, its general partner; Avenue Partners, the sole shareholder of Avenue International GenPar; Avenue Capital II, its investment adviser; GenPar, the general partner of Avenue Capital II; and Mr. Lasry, the managing member of GenPar and Avenue Partners and a director of Avenue International GenPar; all of whom disclaim any beneficial ownership except to the extent of their respective pecuniary interest. For further information regarding Avenue International Master, please see footnote (4).
(7)

As of June 30, 2010, Avenue Investments beneficially owns $1,400,000 in principal amount of senior notes. The senior notes owned by Avenue Investments may also be deemed to be beneficially owned by Avenue Partners, its general partner; Avenue Capital II, its investment adviser; GenPar, the general partner of Avenue Capital II; and Mr. Lasry, the managing member of GenPar and Avenue Partners; all of whom disclaim any beneficial ownership except to the extent of their respective pecuniary interest. For further information regarding Avenue Investments, please see footnote (4).

(8)	As of June 30, 2010, CDP Global beneficially owns $700,000 in principal amount of senior notes. The senior notes owned by CDP Global may also be deemed to be beneficially owned by CDP Global GenPar, its general partner; Avenue Capital II, its investment adviser; GenPar, the general partner of Avenue Capital II; and Mr. Lasry, the managing member of GenPar and CDP Global GenPar; all of whom disclaim any beneficial ownership except to the extent of their respective pecuniary interest. For further information regarding CDP Global, please see footnote (4).

Only securityholders identified above who beneficially own the senior notes set forth opposite each such selling securityholder’s name in the foregoing table may sell such senior notes under the registration statement. Prior to any use of this prospectus in connection with an offering of the senior notes by any holder not identified above, this prospectus will be supplemented to set forth the name and other information about the selling securityholder intending to sell such senior notes. The prospectus supplement or amendment will also disclose whether any securityholder selling in connection with such prospectus supplement or amendment has held any position or office with, been employed by, or otherwise had a material relationship with us or any of our affiliates during the three years prior to the date of the prospectus supplement or amendment if such information has not been disclosed in this prospectus.

Each of the above Avenue Funds has relationships with us, as reported in “Certain Relationships and Related Person Transactions.”

PLAN OF DISTRIBUTION

The selling securityholders and their successors, which term includes their transferees, pledgees and donees and their successors, may sell the notes directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale;

•	a price the selling securityholder determines from time to time; or

•	negotiated prices.

These sales may be effected in transactions:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its own account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	directly through one or more purchasers;

•	in market transactions, including, without limitation, over the counter transactions;

•	otherwise than in the over-the-counter market;

•	through the writing of options;

•	through the settlement of short sales;

•	a combination of any of these methods of sale; or

•	any other method permitted by applicable law.

The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade. In connection with the sale of the notes, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. The selling securityholders may also sell the notes short and deliver these securities to close out such short positions, or loan or pledge the notes to broker-dealers that in turn may sell these securities. The selling securityholders may also distribute the senior notes to their members, partners or shareholders.

The aggregate proceeds to the selling securityholders from the sale of the notes offered by them hereby will be the purchase price of the notes less discounts and commissions, if any. We will not receive any of the proceeds from this offering.

We do not intend to list the notes for trading on any national securities exchange and can give no assurance about the development of any trading market for the notes. Under the securities laws of some states, the senior notes may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the senior notes may not be sold unless such notes have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

Broker-dealers or agents who participate in the sale of the notes are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Selling securityholders who participate in the sale of the notes may also be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Profits on the sale of the notes by selling securityholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling securityholders are deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The selling securityholders and any other person participating in a distribution are subject to applicable provisions of the Exchange Act and the rules and regulations thereunder to the extent that the sales of notes are distributions under Regulation M. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

A selling securityholder may decide not to sell any notes described in this prospectus. We cannot assure holders that any selling securityholder will use this prospectus to sell any or all of the notes. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling securityholder may transfer, devise or gift the notes by other means not described in this prospectus.

With respect to a particular offering of the notes, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

•	the specific notes to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting, compensation from the selling securityholders

At any time a particular offer of the senior notes is made, a revised prospectus or prospectus supplement may be filed with the SEC to reflect the disclosure of required additional information with respect to the distribution of senior notes. If required, such post-effective amendment or prospectus supplement will be distributed. We may suspend the sale of notes by the selling securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional information.

Generally, the notes registration rights agreement requires that we indemnify holders of the senior notes who resell their senior notes under a registration statement filed by us against certain liabilities, including liabilities arising under the Securities Act. In addition, each holder whose senior notes are included in a registration statement may be required to indemnify us for the resale of their senior notes against certain liabilities related to the information provided by such holder with respect to such registration statement. The notes registration rights agreement also provides for the indemnitors to reimburse the indemnified persons for legal or other expenses reasonably incurred by such persons in connection with investigating or defending claims for which they are entitled to indemnification under the agreement.

State Blue Sky Information

This prospectus is not an offer to sell the securities and it is not a solicitation of an offer to buy the securities in any jurisdiction where an offer or sale thereof is not permitted. We are in the process of registering the notes described in the prospectus for resale with the following states: Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Idaho, Illinois, Indiana, Maryland, Massachusetts, Michigan, Missouri, Nevada, New Jersey, New York, North Carolina, Ohio, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, Washington, and Wisconsin. Until registration is complete for a particular state listed directly above and for all other states not listed directly above, the selling securityholders will offer and sell the notes only to institutional investors under the securities laws of the various states. Institutional investors in every state may purchase the securities in this offering pursuant to exemptions under the securities laws of various states. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. There can be no assurance that we will be successful in registering the notes for resale with the states listed directly above.

LEGAL MATTERS

Certain legal matters with regard to the validity of the notes and related guarantees will be passed upon for us and the guarantors by Jones Day, Palo Alto, California; Dechert Luxembourg, Luxembourg; NautaDutilh N.V., Amsterdam, The Netherlands; DLA Piper Tokyo Partnership, Tokyo, Japan; DLA Piper Hong Kong, Hong Kong; Lee, Tsai & Partners, Taipei, Taiwan; DLA Piper UK LLP, London, England; and Harney Westwood & Riegels, British Virgin Islands.

EXPERTS

Our consolidated financial statements as of and for the two-month period ended December 31, 2009, and consolidated financial statements as of December 31, 2008 and for the ten-month period ended October 25, 2009 and for each of the two years in the period ended December 31, 2008 included in this prospectus have been so included in reliance on the reports of Samil PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing. The address of Samil PricewaterhouseCoopers is LS Yongsan Tower, 191 Hangangro 2ga, Yongsan-gu, Seoul 140-702, Korea. Samil PricewaterhouseCoopers is a member of the Korean Institute of Certified Public Accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended (Registration No. 333-168790). This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding MagnaChip and the notes, please refer to the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matters involved.

You may read and copy any reports or other information filed by us at the SEC’s public reference room at 100 F Street N.E., Washington, DC 20549. Copies of this material can be obtained from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may call the SEC at 800-SEC-0350 for further information on the operation of the public reference room. Our filings will also be available to the public from commercial document retrieval services and at the SEC website at “www.sec.gov.” In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number: c/o MagnaChip Semiconductor, Inc., 20400 Stevens Creek Boulevard, Suite 370, Cupertino, CA 95014, Attention: Senior Vice President, General Counsel and Secretary; the telephone number at that address is 408-625-5999.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Interim consolidated financial statements (unaudited)

MagnaChip Semiconductor LLC Consolidated Balance Sheets as of June 30, 2010 and December 31, 2009 (Successor Company)	F-2

MagnaChip Semiconductor LLC Consolidated Statements of Operations for the Six Months Ended June 30, 2010 (Successor Company) and June 28, 2009 (Predecessor Company)	F-3

MagnaChip Semiconductor LLC Consolidated Statements of Changes in Unitholders’ Equity for the Six Months Ended June 30, 2010 (Successor Company) and June 28, 2009 (Predecessor Company)	F-4

MagnaChip Semiconductor LLC Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2010 (Successor Company) and June 28, 2009 (Predecessor Company)	F-5

MagnaChip Semiconductor LLC Notes to Consolidated Financial Statements	F-6

Consolidated financial statements (audited)

Reports of Independent Registered Public Accounting Firm	F-27

MagnaChip Semiconductor LLC Consolidated Balance Sheets as of December 31, 2009 (Successor Company) and as of December 31, 2008 (Predecessor Company)	F-29

MagnaChip Semiconductor LLC Consolidated Statements of Operations for the Two-Month Period Ended December  31, 2009 (Successor Company), and the Ten-Month Period Ended October 25, 2009 and the Years Ended December 31, 2008 and 2007 (Predecessor Company)

F-30

MagnaChip Semiconductor LLC Consolidated Statements of Changes in Unitholders’ Equity For the Two-Month Period Ended December 31, 2009 (Successor Company), and the Ten-Month Period Ended October 25, 2009 and the Years Ended December 31, 2008 and 2007 (Predecessor Company)

F-31

MagnaChip Semiconductor LLC Consolidated Statements of Cash Flows for the Two-Month Period Ended December  31, 2009 (Successor Company), and the Ten-Month Period Ended October 25, 2009 and the Years Ended December 31, 2008 and 2007 (Predecessor Company)

F-32

MagnaChip Semiconductor LLC Notes to Consolidated Financial Statements	F-33

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Successor
	June 30, 2010	December 31, 2009
	Historical	Historical
	(Unaudited; in thousands of US dollars, except unit data)
ASSETS
Current assets
Cash and cash equivalents	$141,310	$64,925
Accounts receivable, net	117,711	74,233
Inventories, net	59,972	63,407
Other receivables	3,702	3,433
Prepaid expenses	9,908	12,625
Other current assets	11,097	3,433

Total current assets	343,700	222,056

Property, plant and equipment, net	155,040	156,337
Intangible assets, net	34,837	50,158
Long-term prepaid expenses	10,883	10,542
Other non-current assets	21,491	14,238

Total assets	$565,951	$453,331

LIABILITIES AND UNITHOLDERS’ EQUITY
Current liabilities
Accounts payable	$69,379	$59,705
Other accounts payable	22,546	7,190
Accrued expenses	31,906	22,114
Current portion of long-term borrowings	—	618
Other current liabilities	7,826	3,937

Total current liabilities	131,657	93,564
Long-term borrowings, net	246,746	61,132
Accrued severance benefits, net	76,394	72,409
Other non-current liabilities	9,234	10,536

Total liabilities	464,031	237,641

Commitments and contingencies
Unitholders’ equity
Common units, no par value, 375,000,000 units authorized, 307,233,996 and 307,083,996 units issued and outstanding at June 30, 2010 and December 31, 2009, respectively	55,453	55,135
Additional paid-in capital	39,224	168,700
Accumulated deficit	(1,609)	(1,963)
Accumulated other comprehensive income (loss)	8,852	(6,182)

Total unitholders’ equity	101,920	215,690

Total liabilities and unitholders’ equity	$565,951	$453,331

The accompanying notes are an integral part of these consolidated financial statements

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended
	Successor	Predecessor
	June 30, 2010	June 28, 2009
	(Unaudited; in thousands of
	US dollars, except unit data)
Net sales	$374,185	$241,152
Cost of sales	260,293	171,922

Gross profit	113,892	69,230

Selling, general and administrative expenses	33,872	33,636
Research and development expenses	41,074	33,228
Restructuring and impairment charges	603	439

Operating income from continuing operations	38,343	1,927

Other income (expenses)
Interest expense, net	(8,606)	(27,491)
Foreign currency gain (loss), net	(26,657)	(9,420)
Reorganization items, net	—	(340)
Others	(1,002)	—

	(36,265)	(37,251)

Income (loss) from continuing operations before income taxes	2,078	(35,324)

Income tax expenses	1,724	5,005

Income (loss) from continuing operations	354	(40,329)

Loss from discontinued operations, net of taxes	—	1,751

Net income (loss)	$354	$(42,080)

Dividends accrued on preferred units	—	6,317

Income (loss) from continuing operations attributable to common units	$354	$(46,646)

Net income (loss) attributable to common units	$354	$(48,397)

Earnings (loss) per common unit from continuing operations
—Basic and diluted	$0.00	$(0.88)

Loss per common unit from discontinued operations
—Basic and diluted	$—	$0.03

Earnings (loss) per common unit—Basic and diluted	$0.00	$(0.91)

Weighted average number of units—Basic	302,501,374	52,923,483
Weighted average number of units—Diluted	312,480,377	52,923,483

The accompanying notes are an integral part of these consolidated financial statements

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN UNITHOLDERS’ EQUITY

	Common Units		Additional Paid-In Capital	Retained Earnings (Accumulated deficit)	Accumulated Other Comprehensive Income (loss)	Total
	Units	Amount
	(Unaudited; in thousands of US dollars, except unit data)
Six Months Ended June 30, 2010
Balance at January 1, 2010	307,083,996	$55,135	$168,700	$(1,963)	$(6,182)	$215,690
(Successor Company)
Unit-based compensation	150,000	318	1,221	—	—	1,539
Distribution to unitholders	—	—	(130,697)	—	—	(130,697)
Comprehensive income:
Net income	—	—	—	354	—	354
Fair valuation of derivatives	—	—	—	—	(3,524)	(3,524)
Foreign currency translation adjustments	—	—	—	—	18,422	18,422
Unrealized gains on investments	—	—	—	—	136	136

Total comprehensive income						15,388

Balance at June 30, 2010	307,233,996	$55,453	$39,224	$(1,609)	$8,852	$101,920

Six Months Ended June 28, 2009
Balance at January 1, 2009	52,923,483	52,923	3,150	(995,007)	151,135	(787,799)
(Predecessor Company)
Unit-based compensation	—	—	167	—	—	167
Dividends accrued on preferred units	—	—	—	(6,317)	—	(6,317)
Comprehensive loss:
Net loss	—	—	—	(42,080)	—	(42,080)
Foreign currency translation adjustments	—	—	—	—	3,901	3,901
Unrealized gains on investments					464	464

Total comprehensive loss						(37,715)

Balance at June 28, 2009	52,923,483	$52,923	$3,317	$(1,043,404)	$155,500	$(831,664)

The accompanying notes are an integral part of these consolidated financial statements

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	Successor	Predecessor
	June 30, 2010	June 28, 2009
	(Unaudited; in thousands of US dollars)
Cash flows from operating activities
Net income (loss)	$354	$(42,080)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	29,985	22,167
Provision for severance benefits	9,380	3,738
Amortization of debt issuance costs and original issue discount	449	499
Loss on foreign currency translation, net	29,975	9,758
Loss (gain) on disposal of property, plant and equipment, net	(9)	82
Loss on disposal of intangible assets, net	7	74
Restructuring and impairment charges	603	—
Unit-based compensation	2,752	167
Cash used for reorganization items	1,475	—
Noncash reorganization items	—	340
Other	740	1,077
Changes in operating assets and liabilities
Accounts receivable	(45,243)	(13,972)
Inventories	1,342	7,899
Other receivables	119	343
Deferred tax assets	618	1,623
Accounts payable	7,542	8,520
Other accounts payable	11,330	(2,884)
Accrued expenses	7,841	25,542
Long term other payable	(1,531)	405
Other current assets	(92)	517
Other current liabilities	(1,172)	5,081
Payment of severance benefits	(2,760)	(3,207)
Other	(1,324)	(184)
Net cash provided by operating activities before reorganization items	52,381	25,505
Cash used for reorganization items	(1,475)	—
Net cash provided by operating activities	50,906	25,505

Cash flows from investing activities
Proceeds from disposal of plant, property and equipment	13	282
Proceeds from disposal of intangible assets	—	1
Purchase of plant, property and equipment	(20,509)	(2,082)
Payment for intellectual property registration	(245)	(155)
Increase in restricted cash	—	(17,524)
Decrease (increase) in short-term financial instruments	329	(324)
Decrease in guarantee deposits	999	608
Other	(778)	3
Net cash used in investing activities	(20,191)	(19,191)

Cash flows from financing activities
Proceeds from issuance of senior notes	246,685	—
Debt issuance costs paid	(8,313)	—
Repayment of long-term borrowings	(61,750)	—
Distribution to unitholders	(130,697)	—
Net cash provided by financing activities	45,925	—
Effect of exchange rates on cash and cash equivalents	(255)	(914)
Net increase in cash and cash equivalents	76,385	5,400
Cash and cash equivalents
Beginning of the period	64,925	4,037
End of the period	$141,310	$9,437

Supplemental cash flow information
Cash paid for interest	$3,333	$2,958

Cash paid (refunded) for income taxes	$(270)	$4,896

The accompanying notes are an integral part of these consolidated financial statements

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED; TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

1. General

The Company

MagnaChip Semiconductor LLC (together with its subsidiaries, the “Company”) is a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products for high-volume consumer applications. The Company’s business is comprised of three key segments: Display Solutions, Power Solutions and Semiconductor Manufacturing Services. The Company’s Display Solutions products include display drivers for use in a wide range of flat panel displays and mobile multimedia devices. The Company’s Power Solutions products include discrete and integrated circuit solutions for power management in high-volume consumer applications. The Company’s Semiconductor Manufacturing Services segment provides specialty analog and mixed-signal foundry services for fabless semiconductor companies that serve the consumer, computing and wireless end markets.

2. Significant Accounting Policies

Basis of Presentation

The accompanying unaudited interim consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). These interim consolidated financial statements include all adjustments consisting only of normal recurring adjustments and the elimination of all intercompany accounts and transactions which are, in the opinion of management, necessary to provide a fair presentation of financial condition and results of operations for the periods presented. These interim consolidated financial statements are presented in accordance with ASC 270, “Interim Reporting,” (“ASC 270”) and, accordingly, do not include all of the information and note disclosures required by US GAAP for complete financial statements. The results of operations for the six months ended June 30, 2010 are not necessarily indicative of the results to be expected for a full year or for any other periods.

The year-end balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America.

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2010-06 (ASU 2010-06), which amends the disclosure requirements of ASC 820, “Fair Value Measurements and Disclosures,” (“ASC 820”) as of January 1, 2010. ASU 2010-06 requires new disclosures for any transfers of fair value into and out of Level 1 and 2 fair value measurements and separate presentation of purchases, sales, issuances and settlements within the reconciliation of Level 3 unobservable inputs. The Company previously adopted ASC 820 on January 1, 2008 and January 1, 2009 for financial assets and liabilities and for nonfinancial assets and liabilities, respectively. ASU 2010-06 is effective for annual and interim periods beginning after December 15, 2009, except for the Level 3 reconciliation which is effective for annual and interim periods beginning after December 15, 2010. The adoption of ASU 2010-06 as of January 1, 2010 did not have a material effect on the Company’s financial condition or results of operations. The Company does not expect the adoption of ASU 2010-06 in relation to the Level 3 reconciliation to have a material impact on the Company’s financial condition or results of operations.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(UNAUDITED; TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

In June 2009, the FASB issued ASC 810, “Consolidation,” (“ASC 810”), which (1) replaces the quantitative-based risks and rewards calculation for determining whether an enterprise is the primary beneficiary in a variable interest entity with an approach that is primarily qualitative, (2) requires ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity and (3) requires additional disclosures about an enterprise’s involvement in variable interest entities. The Company was required to adopt ASC 810 as of the beginning of 2010. The adoption of ASC 810 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

3. Voluntary Reorganization under Chapter 11

On June 12, 2009, MagnaChip Semiconductor LLC (the “Parent”), MagnaChip Semiconductor B.V., MagnaChip Semiconductor S.A. and certain other subsidiaries of the Parent in the U.S. (the “Debtors”), filed a voluntary petition for relief in the U.S. Bankruptcy Court for the District of Delaware under Chapter 11 of the U.S. Bankruptcy Code. The court approved a plan of reorganization proposed by the Creditors’ Committee on September 25, 2009 (the “Plan of Reorganization”), and the Plan of Reorganization became effective and the Debtors emerged from Chapter 11 reorganization proceedings (the “Reorganization Proceedings”) on November 9, 2009 (the “Reorganization Effective Date”). On the Reorganization Effective Date, the Company implemented fresh-start reporting in accordance with Accounting Standards Codification (“ASC”) 852, “Reorganizations,” (“ASC 852”).

All conditions required for the adoption of fresh-start reporting were met upon emergence from the Reorganization Proceedings on the Reorganization Effective Date. The Company is permitted to select an accounting convenience date (“the Fresh-Start Adoption Date”) proximate to the emergence date for purposes of fresh-start reporting, provided that an analysis of the activity between the date of emergence and an accounting convenience date does not result in a material difference in the fresh-start reporting results. The Company evaluated transaction activity between October 25, 2009 and the Reorganization Effective Date and concluded an accounting convenience date of October 25, 2009 which was the Company’s October accounting period end was appropriate.

As a result, the fair value of the Predecessor Company’s assets became the new basis for the Successor Company’s consolidated statement of financial position as of the Fresh-Start Adoption Date, and all operations beginning on or after October 26, 2009 are related to the Successor Company.

As a result of the application of fresh-start reporting in accordance with ASC 852, the financial statements prior to and including October 25, 2009 represent the operations of the Predecessor Company and are not comparable with the financial statements for periods on or after October 25, 2009. References to the “Successor Company” refer to the Company on or after October 25, 2009, after giving effect to the application of fresh-start reporting. References to the “Predecessor Company” refer to the Company prior to and including October 25, 2009.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(UNAUDITED; TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

4. Inventories

Inventories as of June 30, 2010 and December 31, 2009 consist of the following:

	Successor
	June 30, 2010	December 31, 2009
Finished goods	$8,338	$19,474
Semi-finished goods and work-in-process	47,353	42,604
Raw materials	8,999	5,844
Materials in-transit	213	64
Less: inventory reserve	(4,931)	(4,579)

Inventories, net	$59,972	$63,407

5. Property, Plant and Equipment

Property, plant and equipment as of June 30, 2010 and December 31, 2009 comprise the following:

	Successor
	June 30, 2010	December 31, 2009
Buildings and related structures	$69,533	$72,076
Machinery and equipment	87,196	71,505
Vehicles and others	4,245	3,043

	160,974	146,624
Less: accumulated depreciation	(20,502)	(5,388)
Land	14,568	15,101

Property, plant and equipment, net	$155,040	$156,337

6. Intangible Assets

Intangible assets as of June 30, 2010 and December 31, 2009 are as follows:

	Successor
	June 30, 2010	December 31, 2009
Technology	$17,499	$14,942
Customer relationships	25,516	26,448
Intellectual property assets	4,867	4,779
In-process research and development	5,836	9,829
Less: accumulated amortization	(18,881)	(5,840)

Intangible assets, net	$34,837	$50,158

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(UNAUDITED; TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

7. Derivative Financial Instruments

Effective January 11, 2010, the Company’s Korean subsidiary entered into option and forward contracts to hedge the risk of changes in the functional-currency-equivalent cash flows attributable to currency rate changes on U.S. dollar denominated revenues. Total notional amounts for the options and forward contracts were $50 million and $135 million, respectively, and monthly settlements for the contracts were and will be made from February to December 2010.

Effective May 25, 2010, the Company’s Korean subsidiary entered into additional option and forward contracts to hedge the risk of changes in the functional-currency-equivalent cash flows attributable to currency rate changes on U.S. dollar denominated revenues. Total notional amounts for the options and forward contracts were $30 million and $78 million, respectively, and monthly settlements for the contracts will be made from January to June 2011.

The option and forward contracts qualify as cash flow hedges under ASC 815, “Derivatives and Hedging,” (“ASC 815”), since at both the inception of the contracts and on an ongoing basis, the hedging relationship was and is expected to be highly effective in achieving offsetting cash flows attributable to the hedged risk during the term of the contracts. The Company is utilizing the “hypothetical derivative” method to measure the effectiveness by comparing the changes in value of the actual derivative versus the change in fair value of the “hypothetical derivative.”

The fair values of the Company’s outstanding option and forward contracts recorded as assets and liabilities are as follows:

Derivatives designated as hedging instruments under ASC 815:		June 30, 2010
Asset Derivatives:
Options	Other current assets	$205
Forwards	Other current assets	$1,696
Liability Derivatives:
Forwards	Other current liabilities	$5,021

For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of accumulated other comprehensive income (“AOCI”) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative, representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness, are recognized in current earnings.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(UNAUDITED; TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

The following table summarizes the impact of derivative instruments on the consolidated statement of operations for the six months June 30, 2010:

Derivatives in ASC 815 Cash Flow Hedging Relationships	Amount of Loss Recognized in AOCI on Derivatives (Effective Portion)	Location of Gain (Loss) Reclassified from AOCI into Statements of Operations (Effective Portion)	Amount of Loss Reclassified from AOCI into Statements of Operations (Effective Portion)	Location of Loss Recognized in Statements of Operations on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Loss Recognized in Statements of Operations on Derivatives (Ineffective Portion and Amount Excluded from Effectiveness Testing)
Options	$(1,138)	Net sales	$(183)	Other income (expenses)— Others	$(62)
Forwards	(2,386)	Net sales	(1,695)	Other income (expenses)— Others	(945)

Total	$(3,524)		$(1,878)		$(1,007)

The Company’s option and forward contracts are subject to termination upon the occurrence of the following events:

(i) On the last day of a fiscal quarter, the sum of qualified and unrestricted cash and cash equivalents held by the Company is less than $30 million.

(ii) The rating of the Company’s debt is B- or lower by Standard & Poor’s Ratings Group or any successor rating agency thereof (“S&P”) or B3 or lower by Moody’s Investor Services, Inc. or any successor rating agency thereof (“Moody’s”) or the Company’s debt ceases to be assigned a rating by either S&P or Moody’s.

In addition, the Company is required to deposit cash collateral with Goldman Sachs International Bank, the counterparty to the option and forward contracts, for any exposure in excess of $5 million.

8. Fair Value Measurements

ASC 820 defines fair value, establishes a consistent framework for measuring fair value and expands disclosure requirements about fair value measurements. ASC 820 requires, among other things, the Company’s valuation techniques used to measure fair value to maximize the use of observable inputs and minimize the use of unobservable inputs.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(UNAUDITED; TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

The valuation techniques required by ASC 820 are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions made by the Company. These two types of inputs create the following fair value hierarchy:

Level 1	Unadjusted quoted prices for identical instruments in active markets.

Level 2	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations for which inputs are observable or for which significant value drivers are observable.

Level 3	Significant inputs to the valuation model are unobservable.

The following table represents the Company’s assets and liabilities measured at fair value on a recurring basis as of June 30, 2010 and the basis for that measurement:

	Carrying Value June 30, 2010	Fair Value Measurement June 30, 2010	Quoted Prices in Active Markets for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Current derivative assets	$1,901	$1,901	$—	$1,901	$—
Available-for-sale securities	691	691	691	—	—
Liabilities:
Current derivative liabilities	5,021	5,021	—	5,021	—

9. Long-Term Borrowings

Long-term borrowings as of June 30, 2010 and December 31, 2009 are as follows:

	Successor
	June 30, 2010	December 31, 2009
New term loan	$—	$61,750
10.5% senior notes due April 2018	250,000	—
Current portion of long-term borrowings	—	(618)

	250,000	61,132
Discount on 10.5% senior notes due April 2018	(3,254)	—

Long-term borrowings, net of unamortized discount	$246,746	$61,132

New Term Loan

In connection with the Predecessor Company’s reorganization in 2009, in complete satisfaction of the first lien lender claims arising from the senior secured credit facility (included in short-term borrowings) of $95 million, the Company made a cash payment of $33,250 thousand to the senior

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(UNAUDITED; TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

secured credit facility lenders and, together with its subsidiaries, including MagnaChip Semiconductor S.A. and MagnaChip Semiconductor Finance Company, as borrowers, entered into a $61,750 thousand Amended and Restated Credit Agreement (the “Credit Agreement” or the “new term loan”) with Avenue Investments, L.P., Goldman Sachs Lending Partners LLC and Citicorp North America, Inc.

Long-term borrowings as of December 31, 2009 consisted of Eurodollar loans at an annual interest rate of 6 month LIBOR + 12% to Avenue Investments, L.P., Goldman Sachs Lending Partners LLC and Citicorp North America, Inc. in the principal amount of $42,055 thousand, $12,285 thousand and $7,410 thousand, respectively.

On April 9, 2010, the new term loan of $61,596 thousand was fully repaid by the Company with the proceeds from issuance of new 10.5% senior notes. In connection with the repayment of the new term loan, $210 thousand of relevant debt issuance costs were written off.

As of the early repayment date, the Company and all of its subsidiaries except for MagnaChip Semiconductor (Shanghai) Company Limited jointly and severally guaranteed, as a primary obligor, the payment and performance of the borrower’s obligations under the Credit Agreement.

10.5% Senior Notes

On April 9, 2010, two of the Company’s wholly-owned subsidiaries, MagnaChip Semiconductor S.A. and MagnaChip Semiconductor Finance Company, issued $250 million aggregate principal amount of 10.5% senior notes due April 15, 2018 at a price of 98.674%. Interest on the notes will accrue at a rate of 10.5% per annum, payable semi-annually on April 15 and October 15 of each year, beginning on October 15, 2010. $250 million of principle amount will be paid in full at April 15, 2018. The obligations under the senior notes are fully and unconditionally guaranteed on an unsecured senior basis by the Company and all of its subsidiaries except for MagnaChip Semiconductor, Ltd. (Korea) and MagnaChip Semiconductor (Shanghai) Company Limited.

Of the $238,372 thousand of net proceeds, which represents $250 million of principal amount net of $3,315 thousand of original issue discount and $8,313 thousand of debt issuance costs, $130,697 thousand was used to make a distribution to the Company’s stockholders and $61,596 thousand was used to repay all outstanding borrowings under the new term loan. The remaining proceeds of $46,079 thousand were retained to fund working capital and for general corporate purposes.

The Company can optionally redeem all or a part of the notes according to the following schedule: (i) at any time prior to April 15, 2013, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price equal to 110.5% of the principal amount of the notes redeemed, plus accrued and unpaid interest and special interest, if any, to the date of redemption; (ii) at any time prior to April 15, 2014, the Company may on any one or more occasions redeem all or a part of the notes at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the applicable premium as of, and accrued and unpaid interest and special interest, if any, to the date of redemption; and (iii) on or after April 15, 2014, the Company may on any one or more occasions redeem all or a part of the notes, at a redemption price equal to 105.25%, 102.625% and 100% of the principal amount of the notes redeemed in 2014, 2015 and 2016 and thereafter, respectively, plus accrued and unpaid interest and special interest, if any, on the notes redeemed, to the applicable date of redemption.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(UNAUDITED; TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

The indenture relating to the Company’s $250 million senior notes contains covenants that limit ability of the Parent, co-issuers and the restricted subsidiaries to: (i) declare or pay any dividend or make any payment or distribution on account of or purchase or redeem the Company’s capital stock or equity interests of the restricted subsidiaries; (ii) make any principal payment on, or redeem or repurchase, prior to any scheduled repayment, sinking fund payment or maturity, any subordinated indebtedness; (iii) make certain investments, including capital expenditures; (iv) incur additional indebtedness and issue certain types of capital stock; (v) create or incur any lien (except for permitted liens) that secures obligations under any indebtedness or related guarantee; (vi) merge with or into or sell all or substantially all of the Company’s assets to other companies; (vii) enter into certain types of transactions with affiliates; (viii) guarantee the payment of any indebtedness; (ix) enter into sale-leaseback transactions; (x) enter into agreements that would restrict the ability of the restricted subsidiaries to make distributions with respect to their equity, to make loans to the Parent, co-issuers or other restricted subsidiaries or to transfer assets to the Parent, co-issuers or other restricted subsidiaries; and (xi) designate unrestricted subsidiaries.

These covenants will be subject to a number of exceptions and qualifications. Certain of these restrictive covenants will terminate if the notes are rated investment grade at any time.

As of June 30, 2010, the Company is compliant with all of its covenant requirements.

Of the $250 million aggregate principal amount, funds affiliated with Avenue Capital Management II, L.P. purchased $35 million principal amount.

In connection with the issuance of the senior notes, the Company capitalized certain costs and fees, which are being amortized using the effective interest method over its respective term, 2010 to 2018. Amortization costs, which were included in interest expense in the accompanying statements of operations, amounted to $153 thousand for the six months ended June 30, 2010. The remaining capitalized costs as of June 30, 2010 were $8,160 thousand.

10. Accrued Severance Benefits

The majority of accrued severance benefits is for employees in the Company’s Korean subsidiary, MagnaChip Semiconductor Ltd. (Korea). Pursuant to the Employee Retirement Benefit Security Act of Korea, most employees and executive officers with one or more years of service are entitled to severance benefits upon the termination of their employment based on their length of service and rate of pay. As of June 30, 2010, 98.5% of all employees of the Company were eligible for severance benefits.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(UNAUDITED; TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

Changes in accrued severance benefits for each period are as follows:

		Six Months Ended
		Successor	Predecessor
		June 30, 2010	June 28, 2009
Beginning balance		$73,646	$63,147
Provisions		9,380	3,738
Severance payments		(2,760)	(3,207)
Translation adjustments		(2,728)	(1,066)

		77,538	62,612

Less:	Cumulative contributions to the National Pension Fund	(476)	(496)
	Group Severance insurance plan	(668)	(634)

Accrued severance benefits, net		$76,394	$61,482

The severance benefits are funded approximately 1.48% and 1.80% as of June 30, 2010 and June 28, 2009, respectively, through the Company’s National Pension Fund and group severance insurance plan which will be used exclusively for payment of severance benefits to eligible employees. These amounts have been deducted from the accrued severance benefit balance.

The Company is liable to pay the following future benefits to its non-executive employees upon their normal retirement age:

Severance benefit
Remainder of 2010	$32
2011	—
2012	132
2013	—
2014	275
2015	304
2016 – 2020	10,225

The above amounts were determined based on the non-executive employees’ current salary rates and the number of service years that will be accumulated upon their retirement dates. These amounts do not include amounts that might be paid to non-executive employees that will cease working with the Company before their normal retirement ages.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(UNAUDITED; TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

11. Redeemable Convertible Preferred Units

Predecessor Company

Changes in Series B units for each period are as follows:

	Six Months Ended
	June 28, 2009
	Units	Amount
Beginning of period	93,997	$142,669
Accrual of preferred dividends	—	6,317

End of period	93,997	$148,986

The Series B units were retired without consideration as part of the Company’s reorganization in 2009.

12. Discontinued Operations

On October 6, 2008, the Company announced the closure of its Imaging Solutions business segment. As of December 31, 2008, Imaging Solutions business segment qualified as a discontinued operation component of the Company under ASC 360, “Property, Plant and Equipment,” (“ASC 360”). As a result, the results of operations of the Imaging Solutions business segment were classified as discontinued operations.

The results of operations of the Company’s discontinued Imaging Solutions business consist of the following:

Predecessor
Six Months
Ended
June 28, 2009
Net sales	$2,254
Cost of sales	3,377
Selling, general and administrative expenses	628

Loss from discontinued operations, net of taxes	$1,751

13. Restructuring and Impairment Charges

Successor Company

2010 Restructuring and Impairment Charges

The Company recognized $603 thousand of impairment charge for the six months ended June 30, 2010, for the four abandoned IPR&D projects which were recorded as a result of its adoption of fresh-start reporting as of October 25, 2009.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(UNAUDITED; TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

Predecessor Company

2009 Restructuring and Impairment Charges

On March 31, 2009, the Company announced the closure of the Tokyo office of its subsidiary, MagnaChip Semiconductor Inc. (Japan). In connection with this closure, the Company recognized and $439 thousand of restructuring charges, which consisted of one-time termination benefits and other related costs under ASC 420, “Exit or Disposal Cost Obligations,” (“ASC 420”), for the six months ended June 28, 2009. There was no remaining accrual as of June 28, 2009.

14. Uncertainty in Income Taxes

The Company’s subsidiaries file income tax returns in Korea, Japan, Taiwan, the U.S. and in various other jurisdictions. The Company is subject to income tax examinations by tax authorities of these jurisdictions for the applicable statute of limitations since the beginning of its operation as an independent company in October 2004.

As of June 30, 2010 and December 31, 2009, the Company recorded $867 thousand and $1,997 thousand of liabilities for unrecognized tax benefits, respectively. For the six months ended June 30, 2010, the Company reversed $1,640 thousand of liabilities due to the lapse of the applicable statute of limitations.

The Company recognizes interest and penalties accrued related to unrecognized tax benefits as income tax expenses. The Company recognized $64 thousand of interest and penalties as income tax expenses for the six months ended June 30, 2010. And it also recognized $147 thousand of interest and penalties as income tax expenses for the six months ended June 28, 2009. Total interest and penalties accrued as of June 30, 2010 and December 31, 2009 were $194 thousand and $946 thousand, respectively.

15. Geographic and Segment Information

The following sets forth information relating to the reportable segments:

	Six Months Ended
	Successor	Predecessor
	June 30, 2010	June 28, 2009
Net Sales
Display Solutions	$157,314	$133,807
Semiconductor Manufacturing Services	194,765	103,100
Power Solutions	21,074	2,618
All other	1,032	1,627

Total segment net sales	$374,185	$241,152

Gross Profit
Display Solutions	$36,553	$36,109
Semiconductor Manufacturing Services	72,296	31,993
Power Solutions	4,011	(499)
All other	1,032	1,627

Total segment gross profit	$113,892	$69,230

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(UNAUDITED; TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

The following is a summary of net sales by region, based on the location of the customer:

	Six Months Ended
	Successor	Predecessor
	June 30, 2010	June 28, 2009
Korea	$198,970	$134,607
Asia Pacific	101,161	65,288
Japan	22,991	16,769
North America	44,066	19,708
Europe	6,779	4,780
Africa	218	—

Total	$374,185	$241,152

Net sales from the Company’s top ten largest customers accounted for 64.2% and 70.1% for the six months ended June 30, 2010 and June 28, 2009, respectively.

The Company recorded $70,893 thousand and $73,962 thousand of sales to one customer within its Display Solutions segment, which represents greater than 10% of net sales, for the six months ended June 30, 2010 and June 28, 2009, respectively.

Over 99% of the Company’s property, plant and equipment are located in Korea as of June 30, 2010.

16. Commitments and Contingencies

Samsung Fiber Optics has made a claim against the Company for the infringement of the certain patent rights of Caltech in relation to imaging sensor products provided by the Company to Samsung Fiber Optics. The Company believes it is probable that the pending claim will have an unfavorable outcome and further believes the associated loss can be reasonably estimated according to ASC 450 “Contingencies” (“ASC 450”). The Company recorded $718 thousand of estimated liabilities as of June 30, 2010 and December 31, 2009 in accrued expenses in the accompanying balance sheets, as the Company believes its accrual is its best estimate if the final outcome is unfavorable. Estimation was based on the most recent communication with Samsung Fiber Optics. Accordingly, the Company cannot provide assurance that the estimated liabilities will be realized, and actual results could vary materially.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(UNAUDITED; TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

17. Earnings (loss) per Unit

The following table illustrates the computation of basic and diluted earnings (loss) per common unit:

	Six Months Ended
	Successor	Predecessor
	June 30, 2010	June 28, 2009
Income (loss) from continuing operations	$354	$(40,329)
Loss from discontinued operations, net of taxes	—	(1,751)

Net income (loss)	354	(42,080)
Dividends accrued on preferred unitholders	—	(6,317)

Income (loss) from continuing operations attributable to common units	$354	$(46,646)

Net income (loss) attributable to common units	$354	$(48,397)

Weighted average common units outstanding-basic	302,501,374	52,923,483

Weighted average common units outstanding-diluted	312,480,377	52,923,483

Basic and diluted earnings (loss) per unit from continuing operations	$0.00	$(0.88)

Basic and diluted earnings (loss) per unit from discontinued operations	$—	$(0.03)

Basic and diluted net earnings (loss) per unit	$0.00	$(0.91)

The following outstanding unit options and warrants were excluded from the computation of diluted earnings (loss) per unit of Successor Company, as they would have an anti-dilutive effect on the calculation. The following outstanding redeemable convertible preferred units and unit options were excluded from the computation of diluted earnings (loss) per unit of Predecessor Company as they were out of money position considering the Reorganization Proceedings of Predecessor Company:

	Six Months Ended
	Successor	Predecessor
	June 30, 2010	June 28, 2009
Redeemable convertible preferred units	—	93,997
Options	914,000	3,882,506
Warrants	15,000,000	—

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(UNAUDITED; TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

18. Subsequent Events

The Company has evaluated subsequent events requiring recognition or disclosure in the consolidated financial statements during the period from July 1, 2010 through September 3, 2010, the date the unaudited interim consolidated financial statements were available to be issued.

A. Form S-4 and Form S-1 Filing in Connection With the 10.5% Senior Notes

On August 4, 2010, the Company filed a registration statement on Form S-4 that set forth the terms and conditions under which the Company offered to exchange up to $215 million aggregate principal amount of 10.5% Senior Notes due 2018, which will be registered under the Securities Act (the “new notes”), for an equal principal amount of the Company’s outstanding unregistered 10.5% Senior Notes due 2018, which the Company issued on April 9, 2010 (the “old notes”). The terms of the new notes are substantially identical to the terms of the old notes (including principal amount, interest rate, maturity and redemption rights), except that the new notes will be registered under the Securities Act and will bear a separate CUSIP number, and the transfer restrictions, registration rights and related special interest terms applicable to the old notes will not apply to the new notes. The new notes will evidence the same indebtedness as the old notes which they will replace, and both the old notes and the new notes are governed by the same indenture. In addition, on August 12, 2010, the Company filed a registration statement on Form S-1 for the registration under the Securities Act of the resale of up to $35 million aggregate principal amount of old notes held by funds affiliated with Avenue Capital Management II, L.P.

B. Cash Flow Hedge Transactions

Effective August 12, 2010, the Company’s Korean subsidiary entered into zero cost collar contracts to hedge the risk of changes in the functional-currency-equivalent cash flows attributable to currency rate changes on U.S. dollar denominated revenues. Total notional amounts for the zero cost collar contracts were $108 million and monthly settlements for the contracts will be made from July to December 2011. Under the Company’s hedge strategy utilizing these zero cost collar contracts, appreciation of the Korean won against the U.S. dollar beyond 1,100:1 and depreciation of Korean won against U.S. dollar below 1,348:1 were designated as the risk being hedged.

C. Capital Lease Agreement

On August 31, 2010, the Company’s Korean subsidiary (the “lessee”) entered into a capital lease agreement with MMT First Company Limited for the use of semiconductor equipment. The lease term is two years, and the total amount of lease payments to be paid on a quarterly basis over the lease term is $11,437 thousand. The lease was categorized as a capital lease because the lease provides that the ownership of the equipment transfers to the lessee upon expiration of the lease term.

19. Condensed Consolidating Financial Information

The $250 million senior notes are fully and unconditionally, jointly and severally guaranteed by the Company and all of its subsidiaries, except for MagnaChip Semiconductor, Ltd. (Korea) and MagnaChip Semiconductor (Shanghai) Company Limited.

The senior notes are structurally subordinated to the creditors of the Company’s principal manufacturing and selling subsidiary, MagnaChip Semiconductor, Ltd. (Korea), which accounts for substantially all of the Company’s net sales and assets.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(UNAUDITED; TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

Below are condensed consolidating balance sheets as of June 30, 2010 and December 31, 2009, condensed consolidating statements of operations for the six months ended June 30, 2010 and June 28, 2009 and condensed consolidating statement of cash flows for the six months ended June 30, 2010 and June 28, 2009 of those entities that guarantee the senior notes, those that do not, MagnaChip Semiconductor LLC, and the co-issuers.

For the purpose of the guarantor financial information, the investments in subsidiaries are accounted for under the equity method.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(UNAUDITED; TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

Condensed Consolidating Balance Sheet

June 30, 2010

(Successor Company)

	MagnaChip Semiconductor LLC (Parent)	Co-Issuers	Non-Guarantors	Guarantors	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$73	$46,596	$82,448	$12,193	$—	$141,310
Accounts receivable, net	—	—	155,751	55,483	(93,523)	117,711
Inventories, net	—	—	59,956	174	(158)	59,972
Other receivables	710	718	19,786	2,774	(20,286)	3,702
Prepaid expenses	37	5	12,658	105	(2,897)	9,908
Short-term intercompany loan	—	95,000	—	95,000	(190,000)	—
Other current assets	5,509	102,276	3,479	97,524	(197,691)	11,097

Total current assets	6,329	244,595	334,078	263,253	(504,555)	343,700

Property, plant and equipment, net	—	—	154,683	357	—	155,040
Intangible assets, net	—	—	34,223	614	—	34,837
Long-term prepaid expenses	—	—	21,480	—	(10,597)	10,883
Investment in subsidiaries	(594,889)	(667,901)	—	(520,778)	1,783,568	—
Long-term intercompany loan	697,125	778,693	—	621,000	(2,096,818)	—
Other non-current assets	—	8,160	5,987	7,344	—	21,491

Total Assets	$108,565	$363,547	$550,451	$371,790	$(828,402)	$565,951

Liabilities and Unitholders’ Equity
Current liabilities
Accounts payable	$—	$—	$123,934	$38,913	$(93,468)	$69,379
Other accounts payable	6,545	7,730	23,145	5,412	(20,286)	22,546
Accrued expenses	100	5,985	119,304	104,263	(197,746)	31,906
Short-term intercompany borrowings	—	—	95,000	95,000	(190,000)	—
Other current liabilities	—	—	6,913	3,810	(2,897)	7,826

Total current liabilities	6,645	13,715	368,296	247,398	(504,397)	131,657

Long-term borrowings	—	943,871	621,000	778,693	(2,096,818)	246,746
Accrued severance benefits, net	—	—	75,173	1,221	—	76,394
Other non-current liabilities	—	—	6,707	13,124	(10,597)	9,234

Total liabilities	6,645	957,586	1,071,176	1,040,436	(2,611,812)	464,031

Commitments and contingencies Unitholders’ equity
Common units	55,453	136,229	39,005	51,976	(227,210)	55,453
Additional paid-in capital	39,224	(735,016)	(538,379)	(733,394)	2,006,789	39,224
Retained earnings (accumulated deficit)	(1,609)	(4,104)	(29,773)	3,938	29,939	(1,609)
Accumulated other comprehensive income	8,852	8,852	8,422	8,834	(26,108)	8,852

Total unitholders’ equity	101,920	(594,039)	(520,725)	(668,646)	1,783,410	101,920

Total liabilities and unitholders’ equity	$108,565	$363,547	$550,451	$371,790	$(828,402)	$565,951

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(UNAUDITED; TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

Condensed Consolidating Balance Sheet

December 31, 2009

(Successor Company)

	MagnaChip Semiconductor LLC (Parent)	Co-Issuers	Non-Guarantors	Guarantors	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$136	$24	$45,443	$19,322	$—	$64,925
Accounts receivable, net	—	—	122,500	66,872	(115,139)	74,233
Inventories, net	—	—	59,914	4,098	(605)	63,407
Other receivables	710	718	7,061	3,617	(8,673)	3,433
Prepaid expenses	165	85	14,122	1,150	(2,897)	12,625
Short-term intercompany loan	—	95,000	—	95,000	(190,000)	—
Other current assets	16	72,614	776	72,868	(142,841)	3,433

Total current assets	1,027	168,441	249,816	262,927	(460,155)	222,056

Property, plant and equipment, net	—	—	155,951	386	—	156,337
Intangible assets, net	—	—	49,459	699	—	50,158
Long-term prepaid expenses	—	—	22,576	—	(12,034)	10,542
Investment in subsidiaries	(608,843)	(690,259)	—	(517,520)	1,816,622	—
Long-term intercompany loan	824,091	806,355	—	621,000	(2,251,446)	—
Other non-current assets	—	234	5,753	8,251	—	14,238

Total Assets	$216,275	$284,771	$483,555	$375,743	$(907,013)	$453,331

Liabilities and Unitholders’ Equity
Current liabilities
Accounts payable	$—	$—	$106,792	$67,975	$(115,062)	$59,705
Other accounts payable	485	5,551	6,337	3,490	(8,673)	7,190
Accrued expenses	100	1,134	89,045	74,753	(142,918)	22,114
Short-term intercompany borrowings	—	—	95,000	95,000	(190,000)	—
Current portion of long-term debt	—	618	—	—	—	618
Other current liabilities	—	—	2,935	3,899	(2,897)	3,937

Total current liabilities	585	7,303	300,109	245,117	(459,550)	93,564

Long-term borrowings	—	885,224	621,000	806,354	(2,251,446)	61,132
Accrued severance benefits, net	—	—	71,362	1,047	—	72,409
Other non-current liabilities	—	—	8,550	14,020	(12,034)	10,536

Total liabilities	585	892,527	1,001,021	1,066,538	(2,723,030)	237,641

Commitments and contingencies Unitholders’ equity
Common units	55,135	136,229	39,005	51,976	(227,210)	55,135
Additional paid-in capital	168,700	(735,940)	(539,175)	(734,525)	2,009,640	168,700
Accumulated deficit	(1,963)	(1,871)	(11,636)	(2,056)	15,563	(1,963)
Accumulated other comprehensive income	(6,182)	(6,174)	(5,660)	(6,190)	18,024	(6,182)

Total unitholders’ equity	215,690	(607,756)	(517,466)	(690,795)	1,816,017	215,690

Total liabilities and unitholders’ equity	$216,275	$284,771	$483,555	$375,743	$(907,013)	$453,331

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(UNAUDITED; TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

Condensed Consolidating Statement of Operations

For the six months ended June 30, 2010

(Successor Company)

	MagnaChip Semiconductor LLC (Parent)	Co-Issuers	Non-Guarantors	Guarantors	Eliminations	Consolidated
Net sales	$—	$—	$369,659	$18,605	$(14,079)	$374,185
Cost of sales	—	—	256,682	6,917	(3,306)	260,293

Gross profit	—	—	112,977	11,688	(10,773)	113,892

Selling, general and administrative expenses	1,178	525	32,855	4,754	(5,440)	33,872
Research and development expenses	—	—	42,857	4,282	(6,065)	41,074
Restructuring and impairment charges	—	—	603	—	—	603

Operating income (loss)	(1,178)	(525)	36,662	2,652	732	38,343

Other income (expense)	3,734	(8,117)	(56,746)	24,864	—	(36,265)

Income (loss) before income taxes, equity in earnings (loss) of related equity investment	2,556	(8,642)	(20,084)	27,516	732	2,078

Income tax expenses (benefits)	—	—	(1,947)	3,671	—	1,724

Income (loss) before equity in earnings (loss) of related investment	2,556	(8,642)	(18,137)	23,845	732	354

Earnings (loss) of related investment	(2,202)	6,409	—	(17,851)	13,644	—

Net income (loss)	$354	$(2,233)	$(18,137)	$5,994	$14,376	$354

Net income (loss) attributable to common units	$354	$(2,233)	$(18,137)	$5,994	$14,376	$354

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(UNAUDITED; TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

Condensed Consolidating Statement of Operations

For the six months ended June 28, 2009

(Predecessor Company)

	MagnaChip Semiconductor LLC (Parent)	Co-Issuers	Non-Guarantors	Guarantors	Eliminations	Consolidated
Net sales	$—	$—	$233,645	$91,708	$(84,201)	$241,152
Cost of sales	—	—	171,059	76,146	(75,283)	171,922

Gross profit	—	—	62,586	15,562	(8,918)	69,230

Selling, general and administrative expenses	2,661	41	26,702	6,610	(2,378)	33,636
Research and development expenses	—	—	33,338	5,909	(6,019)	33,228
Restructuring and impairment charges	—	—	—	439	—	439

Operating income (loss)	(2,661)	(41)	2,546	2,604	(521)	1,927

Other income (expense)	—	2,485	(43,029)	3,293	—	(37,251)

Income (loss) before income taxes, equity in loss of related equity investment	(2,661)	2,444	(40,483)	5,897	(521)	(35,324)

Income tax expenses	—	—	52	4,953	—	5,005

Income (loss) before equity in loss of related investment	(2,661)	2,444	(40,535)	944	(521)	(40,329)

Loss of related investment	(39,419)	(42,091)	—	(42,258)	123,768	—

Loss from continuing operations	(42,080)	(39,647)	(40,535)	(41,314)	123,247	(40,329)

Income (loss) from discontinued operation, net of taxes	—	—	(1,616)	45	(180)	(1,751)

Net loss	$(42,080)	$(39,647)	$(42,151)	$(41,269)	$123,067	$(42,080)

Dividends accrued on preferred units	6,317	—	—	—	—	6,317

Loss from continuing operations attributable to common units	$(48,397)	$(39,647)	$(40,535)	$(41,314)	$123,247	$(46,646)

Net loss attributable to common units	$(48,397)	$(39,647)	$(42,151)	$(41,269)	$123,067	$(48,397)

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(UNAUDITED; TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

Condensed Consolidating Statement of Cash Flows

For the six months ended June 30, 2010

(Successor Company)

	MagnaChip Semiconductor LLC (Parent)	Co- Issuers	Non- Guarantors	Guarantors	Eliminations	Consolidated
Cash flow from operating activities
Net income (loss)	$354	$(2,233)	$(18,137)	$5,994	$14,376	$354
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	—	—	29,846	139	—	29,985
Provision for severance benefits	—	—	9,225	155	—	9,380
Amortization of debt issuance costs	—	449	—	—	—	449
Loss (gain) on foreign currency translation, net	—	27,659	29,510	(27,194)	—	29,975
Gain on disposal of property, plant and equipment, net	—	—	(9)	—	—	(9)
Loss on disposal of intangible assets, net	—	—	7	—	—	7
Restructuring and impairment charges	—	—	603	—	—	603
Unit-based compensation	407	—	2,010	335	—	2,752
Cash used for reorganization items	—	—	51	1,424	—	1,475
Loss (earnings) of related investment	2,202	(6,409)	—	17,851	(13,644)	—
Other	13	(11)	757	(19)	—	740
Changes in operating assets and liabilities
Accounts receivable, net	—	—	(35,220)	11,593	(21,616)	(45,243)
Inventories, net	—	—	(2,189)	4,290	(759)	1,342
Other receivables	—	—	(12,339)	845	11,613	119
Deferred tax assets	—	—	—	618	—	618
Accounts payable	—	—	15,050	(29,102)	21,594	7,542
Other accounts payable	5,510	2,181	13,022	2,230	(11,613)	11,330
Accrued expenses	—	4,851	28,509	29,443	(54,962)	7,841
Long term other payable	—	—	—	72	(1,603)	(1,531)
Other current assets	(4,805)	(29,584)	3,737	(24,144)	54,704	(92)
Other current liabilities	—	—	(1,043)	(129)	—	(1,172)
Payment of severance benefits	—	—	(2,731)	(29)	—	(2,760)
Other	—	—	467	(1,791)	—	(1,324)

Net cash provided by (used in) operating activities before reorganization items	3,681	(3,097)	61,126	(7,419)	(1,910)	52,381

Cash used for reorganization items	—	—	(51)	(1,424)	—	(1,475)

Net cash provided by (used in) operating activities	3,681	(3,097)	61,075	(8,843)	(1,910)	50,906

Cash flows from investing activities
Proceeds from disposal of plant, property and equipment	—	—	13	—	—	13
Purchases of plant, property and equipment	—	—	(20,505)	(4)	—	(20,509)
Payment for intellectual property registration	—	—	(245)	—	—	(245)
Decrease in short-term financial instruments	—	—	—	329	—	329
Decrease in guarantee deposits	—	—	219	780	—	999
Collection of long-term intercompany loans	126,953	—	—	—	(126,953)	—
Other	—	—	(693)	(85)	—	(778)

Net cash provided by (used in) investing activities	126,953	—	(21,211)	1,020	(126,953)	(20,191)

Cash flow from financing activities
Proceeds from issuance of senior notes	—	246,685	—	—	—	246,685
Debt issuance costs paid	—	(8,313)	—	—	—	(8,313)
Repayment of long-term borrowings	—	(188,703)	—	—	126,953	(61,750)
Distribution to unitholders	(130,697)	—	—	—	—	(130,697)

Net cash provided by (used in) financing activities	(130,697)	49,669	—	—	126,953	45,925

Effect of exchanges rate on cash and cash equivalents	—	—	(2,859)	694	1,910	(255)

Net increase (decrease) in cash and cash equivalents	(63)	46,572	37,005	(7,129)	—	76,385

Cash and cash equivalents
Beginning of the period	136	24	45,443	19,322	—	64,925

End of the period	$73	$46,596	$82,448	$12,193	$—	$141,310

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(UNAUDITED; TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

Condensed Consolidating Statement of Cash Flows

For the six months ended June 28, 2009

(Predecessor Company)

	MagnaChip Semiconductor LLC (Parent)	Co- Issuers	Non- Guarantors	Guarantors	Eliminations	Consolidated
Cash flow from operating activities
Net loss	$(42,080)	$(39,647)	$(42,151)	$(41,269)	$123,067	$(42,080)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	—	—	20,966	1,201	—	22,167
Provision for severance benefits	—	—	3,594	144	—	3,738
Amortization of debt issuance costs	—	412	87	—	—	499
Loss (gain) on foreign currency translation, net	—	(901)	10,898	(239)	—	9,758
Loss (gain) on disposal of property, plant and equipment	—	—	(244)	326	—	82
Loss on disposal of intangible assets, net	—	—	74	—	—	74
Unit-based compensation	—	—	150	17	—	167
Noncash reorganization items	—	—	59	281	—	340
Loss of related investment	39,419	42,091	—	42,258	(123,768)	—
Other	—	—	451	564	62	1,077
Changes in operating assets and liabilities
Accounts receivable, net	—	—	(25,986)	(14,745)	26,759	(13,972)
Inventories, net	—	—	8,404	(1,190)	685	7,899
Other receivables	—	—	(47)	3,332	(2,942)	343
Deferred tax assets	—	—	—	1,624	(1)	1,623
Accounts payable	—	—	18,446	16,833	(26,759)	8,520
Other accounts payable	2,766	—	(8,827)	235	2,942	(2,884)
Accrued expenses	(81)	23,638	27,031	25,334	(50,380)	25,542
Long term other payable	—	—	35	405	(35)	405
Other current assets	(240)	(25,521)	4,135	(25,548)	47,691	517
Other current liabilities	—	(95)	6,125	(3,646)	2,697	5,081
Payment of severance benefits	—	—	(2,928)	(279)	—	(3,207)
Other	—	—	266	1,669	(2,119)	(184)

Net cash provided by (used in) operating activities	(216)	(23)	20,538	7,307	(2,101)	25,505

Cash flows from investing activities
Proceeds from disposal of plant, property and equipment	—	—	247	297	(262)	282
Proceeds from disposal of intangible assets	—	—	—	1	—	1
Purchases of plant, property and equipment	—	—	(2,322)	(10)	250	(2,082)
Purchase of intangibles, net	—	—	(155)	—	—	(155)
Increase in restricted cash	—	—	(17,524)	—	—	(17,524)
Increase in short-term financial instruments	—	—	—	(324)	—	(324)
Decrease in guarantee deposits	—	—	545	63	—	608
Other	—	—	(49)	1,815	(1,763)	3

Net cash provided by (used in) investing activities	—	—	(19,258)	1,842	(1,775)	(19,191)

Cash flow from financing activities
Repayment of long-term borrowings	—	—	—	(1,763)	1,763	—

Net cash used in financing activities	—	—	—	(1,763)	1,763	—

Effect of exchanges rate on cash and cash equivalents	—	—	503	(3,530)	2,113	(914)

Net increase (decrease) in cash and cash equivalents	(216)	(23)	1,783	3,856	—	5,400

Cash and cash equivalents
Beginning of the period	216	56	205	3,560	—	4,037

End of the period	$—	$33	$1,988	$7,416	$—	$9,437

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Unitholders of

MagnaChip Semiconductor LLC

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in unitholders’ equity and of cash flows present fairly, in all material respects, the financial position of MagnaChip Semiconductor LLC and its subsidiaries (the “Company”) at December 31, 2009 (Successor Company) and the results of their operations and their cash flows for the two-month period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the United States Bankruptcy Court for the District of Delaware confirmed the Creditors’ Committee’s reorganization plan (the “Plan”) on September 25, 2009. Confirmation of the Plan resulted in the discharge of all claims against the Company that arose before June 12, 2009 and substantially terminates all rights and interests of equity security holders as provided for in the Plan. The Plan was substantially consummated on November 9, 2009 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh-start accounting as of October 25, 2009.

/s/ Samil PricewaterhouseCoopers

Seoul, Korea

March 13, 2010 (except for Note 28, as to which the date is August 4, 2010)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Unitholders of MagnaChip Semiconductor LLC

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in unitholders’ equity and of cash flows present fairly, in all material respects, the financial position of MagnaChip Semiconductor LLC and its subsidiaries (the “Company”) at December 31, 2008 (Predecessor Company), and the results of their operations and their cash flows for the ten-month period ended October 25, 2009 and for each of the two years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company filed a petition on June 12, 2009 with the United States Bankruptcy Court for the District of Delaware for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. The Company’s Creditors’ Committee’s reorganization plan was substantially consummated on November 9, 2009 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh-start accounting.

As discussed in Note 4 to the consolidated financial statements, the Company changed the manner in which it accounts for business combinations in 2009.

/s/ Samil PricewaterhouseCoopers

Seoul, Korea

March 13, 2010 (except for Note 28, as to which the date is August 4, 2010)

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Successor	Predecessor
	December 31, 2009	December 31, 2008
	(In thousands of US dollars, except unit data)
ASSETS
Current assets
Cash and cash equivalents	$64,925	$4,037
Restricted cash	—	11,768
Accounts receivable, net	74,233	76,295
Inventories, net	63,407	47,110
Other receivables	3,433	4,701
Prepaid expenses	12,625	9,268
Other current assets	3,433	4,799

Total current assets	222,056	157,978

Property, plant and equipment, net	156,337	183,955
Intangible assets, net	50,158	34,892
Long-term prepaid expenses	10,542	7,714
Other non-current assets	14,238	14,631

Total assets	$453,331	$399,170

LIABILITIES AND UNITHOLDERS’ EQUITY
Current liabilities
Accounts payable	$59,705	$70,158
Other accounts payable	7,190	15,040
Accrued expenses	22,114	38,554
Short-term borrowings	—	95,000
Current portion of long-term debt	618	750,000
Other current liabilities	3,937	3,735

Total current liabilities	93,564	972,487

Long-term borrowings	61,132	—
Accrued severance benefits, net	72,409	61,939
Other non-current liabilities	10,536	9,874

Total liabilities	237,641	1,044,300

Commitments and contingencies
Series A redeemable convertible preferred units, $1,000 par value; 60,000 units authorized, 50,091 units issued and 0 unit outstanding at December 31, 2008	—	—
Series B redeemable convertible preferred units, $1,000 par value; 550,000 units authorized, 450,692 units issued, 93,997 units outstanding at December 31, 2008	—	142,669

Total redeemable convertible preferred units	—	142,669

Unitholders’ equity
Successor common units, no par value, 375,000,000 units authorized, 307,083,996 units issued and outstanding at December 31, 2009	55,135	—
Predecessor common units, $1 par value; 65,000,000 units authorized, 52,923,483 units issued and outstanding at December 31, 2008	—	52,923
Additional paid-in capital	168,700	3,150
Accumulated deficit	(1,963)	(995,007)
Accumulated other comprehensive income (loss)	(6,182)	151,135

Total unitholders’ equity (deficit)	215,690	(787,799)

Total liabilities, redeemable convertible preferred units and unitholders’ equity	$453,331	$399,170

The accompanying notes are an integral part of these consolidated financial statements

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor	Predecessor
	Two-Month Period Ended December 31, 2009	Ten-Month Period Ended October 25, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
	(In thousands of US dollars, except unit data)
Net sales	$111,082	$448,984	$601,664	$709,508
Cost of sales	90,408	311,139	445,254	578,857

Gross profit	20,674	137,845	156,410	130,651

Selling, general and administrative expenses	14,540	56,288	81,314	82,710
Research and development expenses	14,741	56,148	89,455	90,805
Restructuring and impairment charges	—	439	13,370	12,084

Operating income (loss) from continuing operations	(8,607)	24,970	(27,729)	(54,948)

Other income (expenses)
Interest expense, net (contractual interest, net of $47,828 for the ten-month period ended October 25, 2009)	(1,258)	(31,165)	(76,119)	(60,311)
Foreign currency gain (loss), net	9,338	43,437	(210,406)	(4,732)
Reorganization items, net	—	804,573	—	—

	8,080	816,845	(286,525)	(65,043)

Income (loss) from continuing operations before income taxes	(527)	841,815	(314,254)	(119,991)

Income tax expenses	1,946	7,295	11,585	8,835

Income (loss) from continuing operations	(2,473)	834,520	(325,839)	(128,826)

Income (loss) from discontinued operations, net of taxes	510	6,586	(91,455)	(51,724)

Net income (loss)	$(1,963)	$841,106	$(417,294)	$(180,550)

Dividends accrued on preferred units (contractual dividends of $11,819 for the ten-month period ended October 25, 2009)	—	6,317	13,264	12,031

Income (loss) from continuing operations attributable to common units	$(2,473)	$828,203	$(339,103)	$(140,857)

Net income (loss) attributable to common units	$(1,963)	$834,789	$(430,558)	$(192,581)

Earnings (loss) per common unit from continuing operations—Basic and diluted	$(0.01)	$15.65	$(6.43)	$(2.69)

Earnings (loss) per common unit from discontinued operations—Basic and diluted	$0.00	$0.12	$(1.73)	$(0.99)

Earnings (loss) per common unit—Basic and diluted	$(0.01)	$15.77	$(8.16)	$(3.68)

Weighted average number of units—Basic and diluted	300,862,764	52,923,483	52,768,614	52,297,192

The accompanying notes are an integral part of these consolidated financial statements

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN UNITHOLDERS’ EQUITY

	Common Units		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
	Units	Amount
	(In thousands of US dollars, except unit data)
Balance at January 1, 2007	52,720,784	$52,721	$2,451	$(370,314)	$30,601	$(284,541)

(Predecessor Company)
Exercise of unit options	124,938	125	26	—	—	151
Repurchase of common units	(1,500)	(2)	(4)	—	—	(6)
Unit-based compensation	—	—	604	—	—	604
Dividends accrued on preferred units	—	—	—	(12,031)	—	(12,031)
Impact on beginning accumulated deficit upon adoption of FIN 48	—	—	—	(1,554)	—	(1,554)
Comprehensive loss:
Net loss	—	—	—	(180,550)	—	(180,550)
Fair valuation of derivatives	—	—	—	—	(3,477)	(3,477)
Foreign currency translation adjustments	—	—	—	—	3,925	3,925

Total comprehensive loss						(180,102)

Balance at December 31, 2007	52,844,222	$52,844	$3,077	$(564,449)	$31,049	$(477,479)

(Predecessor Company)
Exercise of unit options	161,460	161	22	—	—	183
Repurchase of common units	(82,199)	(82)	(414)	—	—	(496)
Unit-based compensation	—	—	465	—	—	465
Dividends accrued on preferred units	—	—	—	(13,264)	—	(13,264)
Comprehensive loss:
Net loss	—	—	—	(417,294)	—	(417,294)
Fair valuation of derivatives	—	—	—	—	(864)	(864)
Foreign currency translation adjustments	—	—	—	—	120,950	120,950

Total comprehensive loss						(297,208)

Balance at December 31, 2008	52,923,483	$52,923	$3,150	$(995,007)	$151,135	$(787,799)

(Predecessor Company)
Unit-based compensation	—	—	233	—	—	233
Cancellation of the Predecessor Company’s unit options	—	—	166	—	—	166
Dividends accrued on preferred units	—	—	—	(6,317)	—	(6,317)
Comprehensive income:
Net income	—	—	—	841,106	—	841,106
Foreign currency translation adjustments	—	—	—	—	(30,395)	(30,395)
Unrealized gains on investments	—	—	—	—	340	340

Total comprehensive income						811,051

Balance at October 25, 2009	52,923,483	$52,923	$3,549	$(160,218)	$121,080	$17,334

(Predecessor Company)
Fresh-start adjustments:
Cancellation of the Predecessor Company’s common units	(52,923,483)	(52,923)	(3,549)	—	—	(56,472)
Elimination of the Predecessor Company’s accumulated deficit and accumulated other comprehensive income	—	—	—	160,218	(121,080)	39,138
Issuance of new equity interests in connection with emergence from Chapter 11	299,999,996	49,539	166,322	—	—	215,861
Issuance of new warrants in connection with emergence from Chapter 11	—	—	2,533	—	—	2,533

Balance at October 25, 2009	299,999,996	$49,539	$168,855	$—	$—	$218,394

(Successor Company)
Unit-based compensation	7,084,000	5,596	(155)	—	—	5,441
Comprehensive income:
Net loss	—	—	—	(1,963)	—	(1,963)
Foreign currency translation adjustments	—	—	—	—	(6,298)	(6,298)
Unrealized gains on investments	—	—	—	—	116	116

Total comprehensive loss						(8,145)

Balance at December 31, 2009	307,083,996	$55,135	$168,700	$(1,963)	$(6,182)	$215,690

(Successor Company)
The accompanying notes are an integral part of these consolidated financial statements

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor	Predecessor
	Two-Month Period Ended December 31, 2009	Ten-Month Period Ended October 25, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
	(In thousands of US dollars)
Cash flows from operating activities
Net income (loss)	$(1,963)	$841,106	$(417,294)	$(180,550)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	11,218	38,255	71,960	163,434
Provision for severance benefits	1,851	8,835	14,026	18,834
Amortization of debt issuance costs	—	836	16,290	3,919
Loss (gain) on foreign currency translation, net	(10,077)	(44,224)	215,571	5,398
Loss (gain) on disposal of property, plant and equipment, net	17	95	(3,094)	(68)
Loss (gain) on disposal of intangible assets, net	5	(9,230)	—	(3,630)
Restructuring and impairment charges	—	(1,120)	42,539	10,106
Unit-based compensation	2,199	233	465	604
Cash used for reorganization items	4,263	1,076	—	—
Noncash reorganization items	—	(805,649)	—	—
Other	(667)	2,722	(400)	51
Changes in operating assets and liabilities
Accounts receivable	16,443	(12,930)	31,025	(46,504)
Inventories	6,739	(1,163)	11,174	(18,398)
Other receivables	1,755	31	1,016	971
Deferred tax assets	678	1,054	1,490	952
Accounts payable	(14,144)	6,316	(5,063)	26,442
Other accounts payable	(12,511)	(11,452)	(19,887)	(6,021)
Accrued expenses	(5,687)	28,295	23,953	(5,504)
Long term other payable	(877)	507	121	114
Other current assets	3,192	5,896	7,401	9,840
Other current liabilities	1,188	39	1,295	5,007
Payment of severance benefits	(1,389)	(4,320)	(6,505)	(7,151)
Other	(125)	(516)	(4,471)	(1,557)

Net cash provided by (used in) operating activities before reorganization items	2,108	44,692	(18,388)	(23,711)

Cash used for reorganization items	(4,263)	(1,076)	—	—

Net cash provided by (used in) operating activities	(2,155)	43,616	(18,388)	(23,711)

Cash flows from investing activities
Proceeds from disposal of plant, property and equipment	37	329	3,122	364
Proceeds from disposal of intangible assets	—	9,375	—	4,204
Purchase of plant, property and equipment	(1,258)	(7,513)	(28,608)	(85,294)
Payment for intellectual property registration	(70)	(366)	(1,052)	(1,256)
Decrease (increase) in restricted cash	—	11,409	(13,517)	—
Purchase of short-term financial instruments	(329)	—	—	—
Other	23	(96)	484	176

Net cash provided by (used in) investing activities	(1,597)	13,138	(39,571)	(81,806)

Cash flows from financing activities
Proceeds from short-term borrowings	—	—	180,000	130,100
Issuance of new common units pursuant to the reorganization plan	—	35,280	—	—
Issuance of old common units	—	—	183	151
Repayment of short-term borrowings	—	(33,250)	(165,000)	(50,100)
Repurchase of old common units	—	—	(496)	(6)

Net cash provided by financing activities	—	2,030	14,687	80,145
Effect of exchange rates on cash and cash equivalents	1,098	4,758	(17,036)	544

Net increase (decrease) in cash and cash equivalents	(2,654)	63,542	(60,308)	(24,828)

Cash and cash equivalents
Beginning of the period	67,579	4,037	64,345	89,173

End of the period	$64,925	$67,579	$4,037	$64,345

Supplemental cash flow information
Cash paid for interest	$955	$7,962	$39,276	$57,468

Cash paid for income taxes	$669	$8,074	$13,207	$5,680

The accompanying notes are an integral part of these consolidated financial statements

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

1. General

The Company

MagnaChip Semiconductor LLC (together with its subsidiaries, the “Company”) is a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products for high-volume consumer applications. The Company’s business is comprised of three key segments: Display Solutions, Power Solutions and Semiconductor Manufacturing Services. The Company’s Display Solutions products include display drivers for use in a wide range of flat panel displays and mobile multimedia devices. The Company’s Power Solutions products include discrete and integrated circuit solutions for power management in high-volume consumer applications. The Company’s Semiconductor Manufacturing Services segment provides specialty analog and mixed-signal foundry services for fabless semiconductor companies that serve the consumer, computing and wireless end markets.

2. Voluntary Reorganization under Chapter 11

On June 12, 2009, MagnaChip Semiconductor LLC (the “Parent”), MagnaChip Semiconductor B.V., MagnaChip Semiconductor S.A. and certain other subsidiaries of the Parent in the U.S. (the “Debtors”), filed a voluntary petition for relief in the U.S. Bankruptcy Court for the District of Delaware under Chapter 11 of the U.S. Bankruptcy Code. The court approved a plan of reorganization proposed by the Creditors’ Committee on September 25, 2009 (the “Plan of Reorganization”), and the Plan of Reorganization became effective and the Debtors emerged from Chapter 11 reorganization proceedings (the “Reorganization Proceedings”) on November 9, 2009 (the “Reorganization Effective Date”). On the Reorganization Effective Date, the Company implemented fresh-start reporting in accordance with Accounting Standards Codification (“ASC”) 852, “Reorganizations,” formerly the American Institute of Certified Public Accountants’ Statement of Position (“SOP”) 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“ASC 852”).

All conditions required for the adoption of fresh-start reporting were met upon emergence from the Reorganization Proceedings on the Reorganization Effective Date. The Company is permitted to select an accounting convenience date (“the Fresh-Start Adoption Date”) proximate to the emergence date for purposes of fresh-start reporting, provided that an analysis of the activity between the date of emergence and an accounting convenience date does not result in a material difference in the fresh-start reporting results. The Company evaluated transaction activity between October 25, 2009 and the Reorganization Effective Date and concluded an accounting convenience date of October 25, 2009 which was the Company’s October accounting period end was appropriate. As a result, the fair value of the Predecessor Company’s assets became the new basis for the Successor Company’s consolidated statement of financial position as of the Fresh-Start Adoption Date, and all operations beginning on or after October 26, 2009 are related to the Successor Company.

As a result of the application of fresh-start reporting in accordance with ASC 852, the financial statements prior to and including October 25, 2009 represent the operations of the Predecessor Company and are not comparable with the financial statements for periods on or after October 25, 2009. References to the “Successor Company” refer to the Company on or after October 25, 2009, after giving effect to the application of fresh-start reporting. References to the “Predecessor Company” refer to the Company prior to and including October 25, 2009. See “Note 3 Fresh-Start Reporting” for further details.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

The Plan of Reorganization provided for the satisfaction of claims against the Debtors through (i) the issuance of a new term loan in the amount of approximately $61.8 million in complete satisfaction of the first lien lender claims arising from the senior secured credit facility, (ii) the conversion to Parent equity of all claims arising from the Second Priority Senior Secured Notes and Senior Subordinated Notes, (iii) an offering of equity to the holders of the Second Priority Senior Secured Notes and (iv) a cash payment to holders of unsecured claims. On the Reorganization Effective Date, among other events, (i) the liens and guarantees securing the Second Priority Senior Secured Notes and Senior Subordinated Notes were released and extinguished, (ii) funds affiliated with Avenue Capital Management II, L.P. became the majority unitholder of Parent and (iii) the new term loan was evidenced by the Amended and Restated Credit Agreement dated as of November 6, 2009, by and among MagnaChip Semiconductor S.A., MagnaChip Semiconductor Finance Company, Parent, the Subsidiary Guarantors, the Lenders party thereto, and Wilmington Trust FSB, as administrative agent for the Lenders and collateral agent for the secured parties.

During the period from the date of its Chapter 11 filing to the Fresh-Start Adoption Date (the “Pre-Emergence Period”), the Company recorded interest expense on pre-petition obligations only to the extent it believed the interest would be paid during the Reorganization Proceedings. Had the Company recorded interest expense based on its pre-petition contractual obligations pursuant to its Second Priority Senior Notes and Senior Subordinated Notes, interest expense would have increased by $16,663 thousand during the ten-month period ended October 25, 2009.

In addition, the Company’s Series B redeemable convertible preferred units were also subject to compromise and no dividends were accrued during the Pre-Emergence Period. Had the Company recorded dividends based on pre-petition contractual obligations, dividends accrued on preferred units would have increased by $5,502 thousand during the ten-month period ended October 25, 2009.

3. Fresh-Start Reporting

Upon emergence from the Reorganization Proceedings, the Company adopted fresh-start reporting in accordance with ASC 852. The Company’s emergence from the Reorganization Proceedings resulted in a new reporting entity with no retained earnings or accumulated deficit. Accordingly, the Company’s consolidated financial statements for periods prior to and including October 25, 2009 are not comparable to consolidated financial statements presented on or after October 25, 2009.

Fresh-start reporting reflects the value of the Company as determined in the confirmed Plan of Reorganization. Under fresh-start reporting, the Company’s asset values were remeasured and allocated in conformity with ASC 805, “Business Combinations,” formerly Statements of Financial Accounting Standards (“SFAS”) No. 141(R) “Business Combinations” (“ASC 805”). Fresh-start reporting required that all liabilities, other than deferred taxes and severance benefits, be stated at fair value or at the present values of the amounts to be paid using appropriate market interest rates. Deferred taxes are determined in conformity with ASC 740, “Income Taxes,” formerly SFAS No. 109, “Accounting for Income Taxes” (“ASC 740”).

Estimates of fair value represent the Company’s best estimates based on its valuation models, which incorporated industry data and trends and relevant market rates and transactions. The estimates and assumptions are inherently subject to significant uncertainties and contingencies beyond the

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

control of the Company. Accordingly, the Company cannot provide assurance that the estimates, assumptions and values reflected in the valuations will be realized, and actual results could vary materially.

To facilitate the calculation of the enterprise value of the Successor Company, the Company prepared a valuation analysis for the Successor Company’s common units as of the Reorganization Effective Date. The enterprise valuation used a discounted cash flow analysis which measures the projected multi-year free cash flows of the Company to arrive at an enterprise value.

In the course of valuation analysis, financial and other information, including prospective financial information obtained from management and from various public, financial and industry sources was relied upon. The basis of the discounted cash flow analysis used in developing the total enterprise value was based on the Company’s prepared projections, which included a variety of estimates and assumptions. While the Company considers such estimates and assumptions reasonable, they are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control and, therefore, may not be realized. Changes in these estimates and assumptions may have had a significant effect on the determination of the Company’s fair value. Assumptions used in our valuation models that have the most significant effect on our estimated fair value include discount rates and future cash flow projections.

Discount Rate—The discount rate is an overall rate based upon the individual rates of return for invested capital components of the Company (such as rate of return on debt capital and rate of return on common equity capital). As the Company is emerging from bankruptcy and, therefore, has some of the characteristics of a distressed company, in determining a discount rate the Company incorporated a risk premium derived from higher risk due to its emergence from bankruptcy which bears uncertainty surrounding its future performance, continued economic viability, and maintenance of its customer relationships, to better reflect the return of an investment with those specific risk characteristics from a market participant’s perspective. The resulting discount rate of 46.7% approximates the venture capital rate of return required by investors in companies with similar risk profiles as the Company.

Cash Flow Projections—The Company projected its future cash flow on various assumptions depending on the nature of cash flow components. Some of the major accounts projected were based on the following assumptions.

•

Revenue—The Company based 2009 and 2010 revenue on the historical ten-month period ended October 25, 2009 and the Company’s business plan. For the subsequent four years, revenue projections were based on market growth trends and plans for market share growth. Overall, the Company projected a compound revenue growth for this purpose of 12% for the period between 2009 and 2014.

•

Cost of Sales—The Company estimated three sub-components—variable cost, depreciation and other fixed costs. Variable cost was defined as those cost elements directly in proportion to sales and estimated as a certain percentage of projected sales. Depreciation is estimated considering expected depreciation of existing assets and depreciation of assets from the Company’s capital expenditure forecast. Other fixed costs are assumed to be increased by a fixed percentage which was implied by the CPI (Consumer Price Index) rate increases during the projection period. The Company projected cost of sales for the periods between 2009 and 2014 to vary between 70.1% and 62.6%.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

•	Working Capital Changes—Working capital levels were estimated on the historical levels and benchmarking.

•

Capital Expenditures—Capital expenditures for 2009 and 2010 was determined based on the Company’s capital expenditure forecast. The Company assumed that the capital expenditure level for subsequent years would be determined at 5% of its future projected revenue.

The following fresh-start condensed consolidated balance sheet illustrates the financial effects on the Company resulting from the implementation of the Plan of Reorganization and the adoption of fresh-start reporting. This fresh-start condensed consolidated balance sheet reflects the effect of consummating the transactions contemplated in the Plan of Reorganization, including issuance of certain securities, incurrence of new indebtedness, discharge and repayment of old indebtedness and other cash payments.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

The effects of the Plan of Reorganization and fresh-start reporting on the Company’s condensed consolidated balance sheet are as follows:

	Predecessor					Successor (*)
	October 25, 2009	Effects of Plan		Fresh-Start Valuation		October 25, 2009
Assets
Current assets
Cash and cash equivalents	$14,610	$52,969	(a,b,f,j)	$—		$67,579
Restricted cash	52,015	(52,015	)(b)	—		—
Accounts receivable, net	89,314	—		—		89,314
Inventories, net	51,389	—		17,903	(n)	69,292
Other receivables	5,189	—		—		5,189
Other current assets	17,477	(179	)(c)	(1,233	)(o)	16,065

Total current assets	229,994	775		16,670		247,439

Property, plant and equipment, net	172,358	—		(13,940	)(p)	158,418
Intangible assets, net	26,886	—		28,314	(q)	55,200
Other non-current assets	23,947	235	(d)	355	(r)	24,537

Total assets	$453,185	$1,010		$31,399		$485,594

Liabilities and Unitholders’ Equity
Current liabilities
Accounts payable	$77,395	$—		$—		$77,395
Other accounts payable	13,515	506	(e)	—		14,021
Accrued expenses	22,621	6,383	(f)	—		29,004
Short-term borrowings	95,000	(95,000	)(a)	—		—
Current portion of long-term debt-new	—	463	(a)	—		463
Other current liabilities	3,533	—		—		3,533
Liabilities subject to compromise	798,043	(798,043	)(g)	—		—

Total current liabilities	1,010,107	(885,691)		—		124,416

Long-term debt-new	—	61,287	(a)	—		61,287
Accrued severance benefits, net	71,029	—		—		71,029
Other non-current liabilities	10,468	—		—		10,468

Total liabilities	1,091,604	(824,404)		—		267,200

Commitments and contingencies
Series A redeemable convertible preferred units	—	—		—		—
Series B redeemable convertible preferred units subject to compromise	148,986	(148,986	)(h)	—		—

Total redeemable convertible preferred units	148,986	(148,986)		—		—

Unitholders’ equity
Common units-old	52,923	(52,923	)(i)	—		—
Common units-new	—	49,539	(g,j)	—		49,539
Additional paid-in capital	3,383	166	(s)	—		—
	—	(3,549	)(i)	—		—
	—	2,533	(g)	—		—
	—	166,322	(m)	—		168,855
Retained earnings (accumulated deficit)	(964,791)	160,218	(k)	—		—
	—	773,174	(l)	31,399	(l)	—
Accumulated other comprehensive income	121,080	(121,080	)(k)	—		—

Total unitholders’ equity	(787,405)	974,400		31,399		218,394

Total liabilities, redeemable convertible preferred units and unitholders’ equity	$453,185	$1,010		$31,399		$485,594

(a)

To record the issuance of a new term loan in the amount of $61,750 thousand and 35% cash payment of $33,250 thousand in complete satisfaction of the first lien lender claims arising from the senior secured credit facility (short-term

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borrowings) of $95,000 thousand. The new term loan was accounted for as current portion of long-term debt of $463 thousand and long-term debt of $61,287 thousand.
(b)	Cash in Korea Exchange Bank account of $52,015 thousand, restricted under forbearance agreement, was released from restriction according to the debt restructuring by the Plan of Reorganization.
(c)	To record impairment of remaining capitalized costs of $166 thousand in connection with entering into the senior secured credit facility, impairment of prepaid agency fee of $14 thousand of the senior secured credit facility and capitalization of costs of $1 thousand in connection with the issuance of the new term loan.
(d)	To record capitalization of costs of $235 thousand in connection with the issuance of the new term loan.
(e)	To record capitalization of costs incurred in connection with the issuance of the new term loan of $236 thousand and 10% of the general unsecured claims of $270 thousand to be settled in cash.
(f)	To record professional fees of $7,459 thousand incurred in relation to the Reorganization Proceeding of which $1,076 thousand was paid in cash with the remainder of $6,383 thousand recorded as accrued expenses.
(g)	To record the discharge of liabilities subject to compromise of $798,043 thousand and the issuance of 18,000 thousand new common units and new warrants to purchase 15,000 thousand new common units. The issuances of new common units were recorded as increase in common units by $14,259 thousand and the issuances of new warrants were recorded as increase in additional paid-in capital by $2,533 thousand. Current portion of long-term debt of $750,000 thousand and its accrued interest of $45,341 thousand as of October 25, 2009 were discharged in exchange for new common units representing 6% of the Successor Company’s outstanding common units to two classes of creditors of the Company and new warrants representing 5% of the Successor Company’s outstanding common units to two classes of creditors of the Company. General unsecured claims of $2,702 thousand were also discharged in exchange for a cash payment equal to 10% of the allowed claims of $270 thousand.
(h)	To record the retirement of Series B redeemable convertible preferred units of $148,986 thousand without consideration in accordance with the Plan of Reorganization.
(i)	To record the retirement of old equity interests without consideration in accordance with the Plan of Reorganization.
(j)	To record the issuance of 282,000 thousand new common units which was recorded as an increase in common units by $35,280 thousand.
(k)	To record the elimination of the Predecessor Company’s accumulated deficit of $160,218 thousand and accumulated other comprehensive income of $121,080 thousand.
(l)	To record reorganization items, net of $804,573 thousand.
(m)	To record $166,322 thousand of additional paid-in capital. Reconciliation of total enterprise value to the reorganization value of the Company, determination of goodwill and additional paid-in capital and allocation of the total enterprise value to common unitholders are as below:

Total value attributable to debt and equity(1)	$212,564
Plus: cash and cash equivalents	67,579
Plus: liabilities	205,451

Reorganization value of the Company’s total assets	485,594
Fair value of the Company’s total assets	485,594

Goodwill	$—

Reorganization value of the Company’s total assets	$485,594
Less: liabilities	(205,450)
Less: new term loan	(61,750)
Fair value of new warrants issued	(2,533)
Fair value of new common units issued	(49,539)

Additional paid-in capital	$166,322

Enterprise value allocated to common unitholders	$215,861

(1)	The Plan of Reorganization, which was confirmed by the bankruptcy court, includes an estimated total value attributable to debt and equity of $225.0 million. This amount does not include cash balances and non-financial liabilities as of the Reorganization Effective Date.

(n)	To record the fair value of inventories, net, as estimated by the Predecessor Company, fair value of finished goods was estimated by subtracting from average selling prices the sum of costs of disposal and a reasonable profit allowance for the selling effort. Fair value of work-in-process was estimated by subtracting from average selling prices the sum of costs to complete, costs of disposal and a reasonable profit allowance for the completing and selling effort based on profit for similar finished goods. Fair value of raw materials was estimated by current replacement costs.
(o)	To record the fair value of advance payments as estimated by the Predecessor Company. For the value of advance payments, the Orderly Liquidation Value (“OLV”) was estimated using the cost and market approaches.
(p)	To record the fair value of property, plant and equipment, net as estimated by the Predecessor Company. For the value of certain fixed assets, the OLV was estimated using the cost and market approaches. This premise of value was chosen given the fact that the Company was just emerging from bankruptcy proceedings.

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(q)	To record the fair value of intangible assets, net as estimated by the Predecessor Company. Discrete valuations of each of the reporting units’ identified intangible assets related to technology, contracts, trade names, customer-based intangible assets and acquired in-process research and development (“IPR&D”) were performed using the excess earnings method or the royalty savings method.
(r)	To record the Predecessor Company’s other non-current assets at their estimated fair value using observable market data.
(s)	To record the immediately recognized unit-based compensation of $166 thousand, which is attributable to old unit options which were cancelled without consideration in accordance with the Plan of Reorganization.
(*)	The following table summarizes the allocation of fair value of the assets and liabilities at emergence as shown in the reorganized consolidated balance sheet as of October 25, 2009:

Cash and cash equivalents	$67,579
Accounts receivable, net	89,314
Inventories, net	69,292
Other receivables	5,189
Other current assets	16,065
Property, plant and equipment, net	158,418
Intangible assets, net	55,200
Other non-current assets	24,537

Total assets	485,594
Less: current liabilities (including current portion of long-term debt)	(124,416)
Less: long-term debt	(61,287)
Less: non-current liabilities	(81,497)

Total liabilities assumed	(267,200)

Net assets acquired	$218,394

4. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

In preparing the consolidated financial statements for the Predecessor Company and Successor Company, the Company applied ASC 852, which requires that the financial statements for periods subsequent to the Chapter 11 filing distinguish transactions and events that were directly associated with the reorganization from the ongoing operations of the business. Accordingly, certain expenses, realized gains and losses and provisions for losses that were realized or incurred in the Reorganization Proceedings were recorded in reorganization items, net on the accompanying consolidated statements of operations.

Significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements are summarized below.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company including its wholly-owned subsidiaries. All intercompany transactions and balances are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated

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financial statements and disclosures. The most significant estimates and assumptions relate to the fair valuation of acquired assets and assumed liabilities, fair valuation of common units, the useful life of property, plant and equipment, allowance for uncollectible accounts receivable, contingent liabilities, inventory valuation, restructuring accrual and impairment of long-lived assets. Although these estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future, actual results may be different from the estimates.

Foreign Currency Translation

The Company has assessed in accordance with ASC 830, “Foreign Currency Matters,” formerly SFAS No. 52, “Foreign Currency Translation” (“ASC 830”), the functional currency of each of its subsidiaries in Luxembourg, the Netherlands and the United Kingdom and has designated the U.S. dollar to be their respective functional currencies. The Company and its other subsidiaries are utilizing their local currencies as their functional currencies. The financial statements of the subsidiaries in functional currencies other than the U.S. dollar are translated into the U.S. dollar in accordance with ASC 830. All the assets and liabilities are translated to the U.S. dollar at the end-of-period exchange rates. Capital accounts are determined to be of a permanent nature and are therefore translated using historical exchange rates. Revenues and expenses are translated using average exchange rates for the respective periods. Foreign currency translation adjustments arising from differences in exchange rates from period to period are included in the foreign currency translation adjustment account in accumulated comprehensive income (loss) of unitholders’ equity. Gains and losses due to transactions in currencies other than the functional currency are included as a component of other income (expense) in the statement of operations.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments with an original maturity date of three months or less.

Restricted Cash

Restricted cash of $11,768 thousand as of December 31, 2008 was cash in Korea Exchange Bank account and restricted in use according to the forbearance agreement with secured parties in relation to short-term borrowings of $95,000 thousand. Deposit accounts maintained with Korea Exchange Bank were subject to a perfected lien in the name of the collateral trustee for the benefit of the secured parties and were frozen pursuant to the terms of an acceleration notice.

According to the debt restructuring by the Plan of Reorganization as described in Note 3, cash in Korea Exchange Bank account of $52,015 thousand was released from restriction on the Reorganization Effective Date.

Accounts Receivable Reserves

An allowance for doubtful accounts is provided based on the aggregate estimated uncollectability of the Company’s accounts receivable. The Company records an allowance for cash returns, included within accounts receivable, net, based on the historical experience of the amount of goods that will be returned and refunded. In addition, the Company also includes in accounts receivable, an allowance for additional products that may have to be provided, free of charge, to compensate customers for products that do not meet previously agreed yield criteria, the low yield compensative reserve.

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Inventories

Inventories are stated at the lower of cost or market, using the average cost method, which approximates the first in, first out method (“FIFO”). If net realizable value is less than cost at the balance sheet date, the carrying amount is reduced to the realizable value, and the difference is recognized as a loss on valuation of inventories within cost of sales. Inventory reserves are established when conditions indicate that the net realizable value is less than costs due to physical deterioration, obsolescence, changes in price levels, or other causes based on individual facts and circumstances. Reserves are also established for excess inventory based on inventory levels in excess of six months of projected demand, as judged by management, for each specific product.

In addition, as prescribed in ASC 330, “Inventory,” formerly SFAS No. 151 “Inventory costs,” the cost of inventories is determined based on the normal capacity of each fabrication facility. In case the capacity utilization is lower than a certain level that management believes to be normal, the fixed overhead costs per production unit which exceeds those under normal capacity are charged to cost of sales rather than capitalized as inventories.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as set forth below.

Buildings	30 - 40 years
Building related structures	10 - 20 years
Machinery and equipment	5 - 10 years
Vehicles and others	5 years

Routine maintenance and repairs are charged to expense as incurred. Expenditures that enhance the value or significantly extend the useful lives of the related assets are capitalized.

Borrowing costs incurred during the construction period of assets are capitalized as part of the related assets.

Impairment of Long-Lived Assets

The Company reviews property, plant and equipment and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable in accordance with ASC 360, “Property, Plant and Equipment,” formerly SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“ASC 360”). Recoverability is measured by comparing its carrying amount with the future net cash flows the assets are expected to generate. If such assets are considered to be impaired, the impairment is measured as the difference between the carrying amount of the assets and the fair value of assets using the present value of the future net cash flows generated by the respective long-lived assets.

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Restructuring Charges

The Company recognizes restructuring charges in accordance with ASC 420, “Exit or Disposal Cost Obligations,” formerly SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“ASC 420”). Certain costs and expenses related to exit or disposal activities are recorded as restructuring charges when liabilities for those costs and expenses are incurred.

Lease Transactions

The Company accounts for lease transactions as either operating leases or capital leases, depending on the terms of the underlying lease agreements. Machinery and equipment acquired under capital lease agreements are recorded at the lower of the present value of future minimum lease payments and estimated fair value of leased property. Property, plant and equipment are depreciated using the straight-line method over their estimated useful lives. In addition, the aggregate lease payments are recorded as capital lease obligations, net of unaccrued interest. Interest is amortized over the lease period using the effective interest rate method. Leases that do not qualify as capital leases are classified as operating leases, and the related rental payments are expensed on a straight-line basis over the shorter of the estimated useful lives of leased property and lease term.

Software

The Company capitalizes certain external costs that are incurred to purchase and implement internal-use computer software. Direct costs relating to the development of software for internal use are capitalized after technological feasibility has been established, in accordance with ASC 350, “Intangibles-Goodwill and Other,” formerly Statements of Position (“SOP”) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“ASC 350”). Depreciation is calculated on a straight-line basis over the software’s estimated useful life, which is usually five years.

Intangible Assets

Intangible assets other than intellectual property include technology and customer relationships which are amortized on a straight-line basis over periods ranging from four to eight years. Other intellectual property assets acquired represent rights under patents, trademarks and property use rights and are amortized over the periods of benefit, ranging up to ten years, on a straight-line basis.

Goodwill

Goodwill is evaluated for impairment by comparing the fair value and carrying amount of the reporting unit to which the goodwill relates. Specifically, the Company uses the two-step method for evaluating goodwill for impairment as prescribed in ASC 350, “Intangibles-Goodwill and Other,” formerly SFAS No. 142 “Goodwill and Other Intangible Assets” (“ASC 350”). In the first step, the fair value of a reporting unit is compared to the carrying amount of such reporting unit. If the carrying amount exceeds the fair value, a potential impairment condition exists. In the second step, impairment is measured as the excess of the carrying amount of reporting unit goodwill over the implied fair value of reporting unit goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired, and thus the second step of the impairment test is unnecessary.

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Fair Value Disclosures of Financial Instruments

The Company has adopted and follows ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”) for measurement and disclosures about fair value of its financial instruments. ASC 820 establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by ASC 820 are:

Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2—Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3—Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. Valuation of instruments includes unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

As defined by ASC 820, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date. The carrying amounts of the Company’s financial assets and liabilities, such as cash and cash equivalents, accounts receivable, other receivables, accounts payable and other accounts payable approximate their fair values because of the short maturity of these instruments.

The fair value of the Successor Company’s available for sale securities is based on the quoted prices in an active market and was $0.7 million as of December 31, 2009. The estimated fair value of the Predecessor Company’s debt was $33.5 million as of December 31, 2008. The fair value estimates presented herein were based on market interest rates and other market information available to management as of each balance sheet date presented. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts. Approximate fair values do not take into consideration expenses that could be incurred in an actual settlement. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

Accrued Severance Benefits

The majority of accrued severance benefits is for employees in the Company’s Korean subsidiary. Pursuant to the Employee Retirement Benefit Security Act of Korea, most employees and executive officers with one or more years of service are entitled to severance benefits upon the termination of their employment based on their length of service and rate of pay. As of December 31, 2009, 98% of all employees of the Company were eligible for severance benefits.

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Accrued severance benefits are funded through a group severance insurance plan. The amounts funded under this insurance plan are classified as a reduction of the accrued severance benefits. Subsequent accruals are to be funded at the discretion of the Company.

In accordance with the National Pension Act of the Republic of Korea, a certain portion of accrued severance benefits is deposited with the National Pension Fund and deducted from the accrued severance benefits. The contributed amount is paid to employees from the National Pension Fund upon their retirement.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, the product has been delivered and title and risk of loss have transferred, the price is fixed and determinable, and collection of the resulting receivable is reasonably assured. Utilizing these criteria, product revenue is recognized either upon shipment, upon delivery of the product at the customer’s location or upon customer acceptance, depending on the terms of the arrangements, when the risks and rewards of ownership have passed to the customer. Certain sale arrangements include customer acceptance provisions that require written notification of acceptance within the pre-determined period from the date of delivery of the product. If the pre-determined period has ended without written notification, customer acceptance is deemed to have occurred pursuant to the underlying sales arrangements. In such cases, the Company recognizes revenue the earlier of the written notification or the pre-determined period from date of delivery. The Company’s revenue recognition policy is consistent across its product lines, marketing venues, and all geographic areas.

In accordance with revenue recognition guidance, any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer is presented in the statements of income on a net basis (excluded from revenues).

The Company’s customers can return defective products, including products that do not meet the yield criteria. The Company accrues for the estimated costs that may be incurred for the defective products. In addition, the Company offers discounts to customers who make early payments. The Company estimates the amount to be paid to customers based on historical experience and expected rate of discount. The estimated discount amount is recorded as a deduction from net sales.

Other than product warranty obligations and customer acceptance provisions, sales contracts do not include any other post-shipment obligations that could have an impact on revenue recognition. In addition, the Company does not currently provide any credits, rebates or price protection or similar privileges that could have an impact on revenue recognition.

All amounts billed to a customer related to shipping and handling are classified as sales while all costs incurred by the Company for shipping and handling are classified as selling expenses. The amounts charged to selling expenses were $207 thousand, $752 thousand, $1,295 thousand and $1,407 thousand for the two-month period ended December 31, 2009, for the ten-month period ended October 25, 2009 and for the years ended December 31, 2008 and 2007, respectively.

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Derivative Financial Instruments

The Company applies the provisions of ASC 815, “Derivatives and Hedging,” formerly SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“ASC 815”). This Statement requires the recognition of all derivative instruments as either assets or liabilities measured at fair value.

Under the provisions of ASC 815, the Company may designate a derivative instrument as hedging the exposure to variability in expected future cash flows that are attributable to a particular risk (a “cash flow hedge”) or hedging the exposure to changes in the fair value of an asset or a liability (a “fair value hedge”). Special accounting for qualifying hedges allows the effective portion of a derivative instrument’s gains and losses to offset related results on the hedged item in the consolidated statements of operations and requires that a company formally document, designate and assess the effectiveness of the transactions that receive hedge accounting treatment. Both at the inception of a hedge and on an ongoing basis, a hedge must be expected to be highly effective in achieving offsetting changes in cash flows or fair value attributable to the underlying risk being hedged. If the Company determines that a derivative instrument is no longer highly effective as a hedge, it discontinues hedge accounting prospectively and future changes in the fair value of the derivative are recognized in current earnings. The Company assesses hedge effectiveness at the end of each quarter.

In accordance with ASC 815, changes in the fair value of derivative instruments that are cash flows hedges are recognized in accumulated other comprehensive income (loss) and reclassified into earnings in the period in which the hedged item affects earnings. Ineffective portions of a derivative instrument’s change in fair value are immediately recognized in earnings. Derivative instruments that do not qualify, or cease to qualify, as hedges must be adjusted to fair value and the adjustments are recorded through net income (loss).

Advertising

The Company expenses advertising costs as incurred. Advertising expense was approximately $25 thousand, $70 thousand, $165 thousand and $146 thousand for the two-month period ended December 31, 2009, for the ten-month period ended October 25, 2009 and for the years ended December 31, 2008 and 2007, respectively.

Product Warranties

The Company records, in other current liabilities, warranty liabilities for the estimated costs that may be incurred under its basic limited warranty. This warranty covers defective products, and related liabilities are accrued when product revenues are recognized. Factors that affect the Company’s warranty liability include historical and anticipated rates of warranty claims and repair costs per claim to satisfy the Company’s warranty obligation. As these factors are impacted by actual experience and future expectations, the Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts when necessary.

Research and Development

Research and development costs are expensed as incurred and include wafers, masks, employee expenses, contractor fees, building costs, utilities and administrative expenses. Acquired IPR&D assets are considered indefinite-lived intangible assets and are not subject to amortization. An

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IPR&D asset must be tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of the IPR&D asset with its carrying amount. If the carrying amount of the IPR&D asset exceeds its fair value, an impairment loss must be recognized in an amount equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the IPR&D asset will be its new accounting basis. Subsequent reversal of a previously recognized impairment loss is prohibited. The initial determination and subsequent evaluation for impairment of the IPR&D asset requires management to make significant judgments and estimates. Once the IPR&D projects have been completed or abandoned, the useful life of the IPR&D asset is determined and amortized accordingly.

Licensed Patents and Technologies

The Company has entered into a number of royalty agreements to license patents and technology used in the design of its products. The Company carries two types of royalties, lump-sum or running basis. Lump-sum royalties which require initial payments, usually paid in installments, represent a non-refundable commitment, such that the total present value of these payments is recorded as a liability upon execution of the agreements and the costs are amortized over the contract period using the straight-line method and charged to research and development expenses in the statements of operations.

Running royalty is paid based on the revenue of related products sold by the Company. For example, the Company entered into an agreement with a semiconductor design company, who comprised 88.4%, 94.4%, 92.4% and 88.2% of total running royalty expenses in the two-month period ended December 31, 2009, the ten-month period ended October 25, 2009 and the years ended December 31, 2008 and 2007, respectively. Pursuant to the agreement with the semiconductor design company, royalty rates range from 2.5% to 6% of the related product revenue and payment is made monthly, and is charged to selling, general and administrative expenses in the statements of operations as incurred.

Unit-Based Compensation

The Company follows the provisions of ASC 718, “Compensation-Stock Compensation,” formerly SFAS 123(R), “Share-Based Payment (revised 2004)” (“ASC 718”). Under ASC 718, unit-based compensation cost is measured at grant date, based on the fair value of the award, and is recognized as expense over the requisite service period. As permitted under ASC 718, the Company elected to recognize compensation expense for all options with graded vesting based on the graded attribution method.

The Company uses the Black-Scholes option pricing-model to measure the grant-date-fair-value of options. The Black-Scholes model requires certain assumptions to determine an option’s fair value, including expected term, risk free interest, expected volatility and fair value of underlying common unit. The expected term of each option grant was based on employees’ expected exercises and post-vesting employment termination behavior and the risk free interest rate was based on the U.S. Treasury yield curve for the period corresponding with the expected term at the time of grant. The expected volatility was estimated using historical volatility of share prices of similar public entities. No dividends were assumed for this calculation of option value. The Company estimates the fair value of the underlying common unit because there is no public trading market for its common units.

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Earnings per Unit

In accordance with ASC 260, “Earnings Per Share,” formerly SFAS No. 128, “Earnings Per Share” (ASC 260), the Company computes basic earnings from continuing operations per unit and basic earnings per unit by dividing income from continuing operations available to common unitholders and net income available to common unitholders, respectively, by the weighted average number of common units outstanding during the period which would include, to the extent their effect is dilutive, redeemable convertible preferred units, options to purchase common units and restricted units. Diluted earnings per unit reflect the dilution of potential common units outstanding during the period. In determining the hypothetical units repurchased, the Company uses the average unit price for the period.

Income Taxes

MagnaChip Semiconductor LLC has elected to be treated as a partnership for U.S. federal income tax purposes and therefore is not subject to income taxes on its income. Taxes on its income are the responsibility of the individual equity owners of MagnaChip Semiconductor LLC. The Company operates a number of subsidiaries that are subject to local income taxes in those markets.

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes,” formerly SFAS No. 109, “Accounting for Income Taxes” (“ASC 740”). ASC 740 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company’s financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based upon the difference between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

The Company follows Financial Accounting Standards Board (“FASB”) interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109,” codified as ASC 740, which prescribes a recognition threshold and measurement attribute for tax positions taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The evaluation of a tax position in accordance with this interpretation is a two-step process. In the first step, recognition, the Company determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step addresses measurement of a tax position that meets the more-likely-than-not criteria. The tax position is measured at the largest amount of benefit that has a likelihood of greater than 50 percent of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in (a) an increase in a liability for income taxes payable or a reduction of an income tax refund receivable, (b) a reduction in a deferred tax asset or an increase in a deferred tax liability or (c) both (a) and (b). Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be de-recognized in the first subsequent financial reporting period in which that threshold is no longer met. Use of a valuation allowance as described in ASC 740

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is not an appropriate substitute for the de-recognition of a tax position. The requirement to assess the need for a valuation allowance for deferred tax assets based on sufficiency of future taxable income is unchanged by this interpretation.

Segment Information

The Company has determined, based on the nature of its operations and products offered to customers, that its reportable segments are Display Solutions, Semiconductor Manufacturing Services and Power Solutions. The Display Solutions segment’s primary products are flat panel display drivers and the Semiconductor Manufacturing Services segment provides for wafer foundry services to clients. The Power Solutions segment’s products are designed for applications such as mobile phones, LCD televisions and desktop computers, and allow electronics manufacturers to achieve specific design goals of high efficiency and low standby power consumption. Net sales and gross profit for the “All other” category primarily relate to certain business activities that do not constitute operating or reportable segments.

The Company’s chief operating decision maker (“CODM”) as defined by ASC 280, “Segment Reporting,” formerly SFAS 131, “Disclosure about Segments of an Enterprise and Related Information” (“ASC 280”), allocates resources to and assesses the performance of each segment using information about its revenue and gross profit. The Company does not identify or allocate assets by segments, nor does the CODM evaluate operating segments using discrete asset information. In addition, the Company does not allocate operating expenses, interest income or expense, other income or expense, or income tax expenses to the segments. Management does not evaluate segments based on these criteria.

On October 6, 2008, the Company announced the closure of its Imaging Solutions reporting unit. As of December 31, 2008, the Imaging Solutions business segment qualified as a discontinued operation component of the Company under ASC 360, “Property, Plant and Equipment,” formerly SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“ASC 360”). Accordingly, the results of operations of the Imaging Solutions business and reportable segment have been classified as discontinued operations. All prior period information has been reclassified to reflect this presentation on the statements of operations. Unless noted otherwise, discussions in these notes pertain to the Company’s continuing operations.

Concentration of Credit Risk

The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral for customers on accounts receivable. The Company maintains reserves for potential credit losses, but historically has not experienced significant losses related to individual customers or groups of customers in any particular industry or geographic area. The Company derives a substantial portion of its revenues from export sales through its overseas subsidiaries in Asia, North America and Europe.

Recent Accounting Pronouncements

In June 2009, the FASB issued the Accounting Standards Codification (“ASC”) Subtopic 105 “Generally Accepted Accounting Principles,” which establishes the Accounting Standards Codification as the single source of authoritative accounting principles recognized by the FASB to be applied by

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The subsequent issuances of new standards will be in the form of Accounting Standards Updates that will be included in the codification. This guidance is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this guidance did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows, since the codification is not intended to change GAAP.

In May 2009, the FASB issued authoritative guidance included in ASC Subtopic 855 “Subsequent Events,” which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date, but before financial statements are issued or are available to be issued. Specifically, this guidance provides (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This guidance is effective for interim or annual financial periods ending after June 15, 2009, and is to be applied prospectively. The adoption of this guidance did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued ASC 805, “Business Combinations,” formerly Statements of Financial Accounting Standards (“SFAS”) No. 141 (revised 2007), “Business Combinations” (“ASC 805”), which replaces FASB Statement No. 141. ASC 805 establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. This guidance also establishes disclosure requirements that enable users to evaluate the nature and financial effects of the business combination. ASC 805 is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008. This guidance requires the fair value of acquired IPR&D to be recorded as indefinite lived intangibles. IPR&D was previously expensed at the time of the acquisition. The adoption of ASC 805 had a material impact on the Company’s consolidated financial position and results of operations through the recognition of $9.7 million of IPR&D as intangibles.

In December 2007, the FASB issued ASC 810, “Consolidation,” formerly SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statement—amendments of ARB No. 51” (“ASC 810”). ASC 810 states that accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. ASC 810 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. ASC 810 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This guidance is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008. The adoption of ASC 810 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

The Company adopted the provisions of ASC 820, “Fair Value Measurements and Disclosures,” formerly SFAS No. 157, “Fair Value Measurements” (“ASC 820”) on January 1, 2008 and January 1,

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

2009 for financial assets and liabilities and for nonfinancial assets and liabilities, respectively. ASC 820 defines fair value, establishes a market-based framework or hierarchy for measuring fair value and expands disclosures about fair value measurements. ASC 820 is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value. ASC 820 does not expand or require any new fair value measures, however the application of this guidance may change current practice. The adoption of ASC 820 did not have a material effect on the Company’s financial condition or results of operations.

In April 2008, the FASB issued ASC 350, “Intangibles-Goodwill and Other,” formerly FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets.” ASC 350 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” ASC 350 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of ASC 350 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In June 2009, the FASB issued ASC 810, “Consolidation,” formerly SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS No. 167”) (“ASC 810”), which (1) replaces the quantitative-based risks and rewards calculation for determining whether an enterprise is the primary beneficiary in a variable interest entity with an approach that is primarily qualitative, (2) requires ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity and (3) requires additional disclosures about an enterprise’s involvement in variable interest entities. The Company is required to adopt ASC 810 as of the beginning of 2010. The Company is evaluating the potential impact the adoption of ASC 810 will have on its consolidated financial statements.

5. Reorganization Related Items

In accordance with ASC 852, the financial statements for the Predecessor Company periods distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the Company. In connection with the bankruptcy proceedings, implementation of the Plan of Reorganization and adoption of fresh-start reporting, the Company recorded the following reorganization income (expense) items:

Predecessor
Ten-Month Period Ended October 25, 2009
Professional fees	$(7,459)
Revaluation of assets	31,399
Effects of the plan of reorganization	780,981
Write-off of debt issuance costs	(166)
Others	(182)

Total	$804,573

Included in reorganization items, net for the ten-month period ended October 25, 2009 was the Predecessor Company’s gain recognized from the effects of the Plan of Reorganization. The gain results from the difference between the Predecessor Company’s carrying amount of remaining

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

pre-petition liabilities subject to compromise and the amounts to be distributed pursuant to the Plan of Reorganization. The gain from the effects of the Plan of Reorganization is comprised of the following:

Predecessor
Ten-Month Period Ended October 25, 2009
Discharge of liabilities subject to compromise	$798,043
Issuance of new common units	(14,259)
Issuance of new warrants	(2,533)
Accrual of amounts to be settled in cash	(270)

Gain from the effects of the Plan of Reorganization	$780,981

Liabilities subject to compromise represent the liabilities of the Company incurred prior to the petition date, except those that will not be impaired under the Plan of Reorganization. Liabilities subject to compromise consisted of the following at October 25, 2009.

Predecessor
October 25, 2009
General unsecured claims	$2,702
Current portion of long-term debt-old	750,000
Accrued interest on current portion of long-term debt	45,341

Total	$798,043

6. Fair Value Measurements

ASC 820 defines fair value, establishes a consistent framework for measuring fair value and expands disclosure requirements about fair value measurements. The Company adopted ASC 820 on January 1, 2008 for financial assets and liabilities and non-financial assets and liabilities. ASC 820 requires, among other things, the Company’s valuation techniques used to measure fair value to maximize the use of observable inputs and minimize the use of unobservable inputs. This guidance was applied prospectively to the valuation of assets and liabilities on and after the effective dates of this guidance.

There are three general valuation techniques that may be used to measure fair value, as described below:

(A) Market Approach—Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities;

(B) Cost Approach—Based on the amount that currently would be required to reproduce or replace the service capacity of an asset (reproduction cost or replacement cost); and

(C) Income Approach—Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about the future amounts (includes present value techniques, option-pricing models, the excess earnings method, and the royalty savings method).

I. Net present value method is an income approach where a stream of expected cash flows is discounted at an appropriate discount rate.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

II. The excess earnings method is a variation of the income approach where the value of a specific asset is isolated from its contributory assets.

III. The royalty savings method is a variation of the income approach where the underlying premise is that an intangible asset’s fair value is equal to the present value of the cost savings (royalties) achieved by owning the asset.

Fair value information for each major category of assets and liabilities measured on a nonrecurring basis as part of fresh-start reporting during the period is listed in the following table. The Company remeasured its assets and liabilities at fair value on the Reorganization Effective Date as required by ASC 852 using the guidance for measurement found in ASC 805. The gains and losses related to these fair value adjustments were recorded by the Predecessor Company. Assets and liabilities measured at fair value on a nonrecurring basis during the period included:

	Successor					Valuation Technique
	As of October 25, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses)
ASSETS
Other current assets	$439			$439	$(1,233)	(B), (C)-I
Inventories
Finished goods	10,078		$10,078		2,557	(A), (C)-I
Semi-finished goods and work-in-process	52,309		52,309		15,346	(A), (B), (C)-I
Property, plant and equipment
Land	14,902			14,902	5,091	(A), (C)-I
Building	71,007			71,007	(25,113)	(A), (C)-I
Furniture and fixture	1,435			1,435	(4,771)	(B), (C)-I
Machinery and equipment	69,664			69,664	14,867	(B), (C)-I
Structure	119			119	(1,814)	(B), (C)-I
Other tangible assets	1,291			1,291	(2,200)	(B), (C)-I
Intangible assets
Technology	14,745			14,745	13,095	(C)-I, II, III
Customer relationships	26,100			26,100	3,132	(C)-I, II
Intellectual property assets	4,655			4,655	2,387	(C)-I, III
In-process research and development	9,700			9,700	9,700	(C)-I, II
Other non-current assets	2,270		2,270		355	(A)

					$31,399

Carrying amounts of the other assets and liabilities except those in the above table equal their fair values.

For details of key assumptions and inputs applied by the Company for above fair valuation, see “Note 3 Fresh-Start Reporting.”

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

7. Accounts Receivable

Accounts receivable as of December 31, 2009 and 2008 consisted of the following:

	Successor	Predecessor
	December 31, 2009	December 31, 2008
Accounts receivable	$74,516	$67,186
Notes receivable	3,260	12,450
Less:
Allowances for doubtful accounts	(377)	(1,569)
Cash return reserve	(1,729)	(671)
Low yield compensation reserve	(1,437)	(1,101)

Accounts receivable, net	$74,233	$76,295

Changes in allowance for doubtful accounts for each period are as follows:

	Successor	Predecessor
	Two-Month Period Ended December 31, 2009	Ten-Month Period Ended October 25, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Beginning balance	$—	$(1,569)	$(1,367)	$(1,418)
Bad debt expense	(379)	(723)	(503)	(161)
Write off	—	—	104	208
Translation adjustments	2	(40)	197	4

Ending balance	$(377)	$(2,332)	$(1,569)	$(1,367)

Changes in cash return reserve for each period are as follows:

	Successor	Predecessor
	Two-Month Period Ended December 31, 2009	Ten-Month Period Ended October 25, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Beginning balance	$(1,545)	$(671)	$(914)	$(1,450)
Addition to reserve	(648)	(4,476)	(3,385)	(2,509)
Payment made	484	3,722	3,393	3,040
Translation adjustments	(20)	(120)	235	5

Ending balance	$(1,729)	$(1,545)	$(671)	$(914)

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

Changes in low yield compensation reserve for each period are as follows:

	Successor	Predecessor
	Two-Month Period Ended December 31, 2009	Ten-Month Period Ended October 25, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Beginning balance	$(1,213)	$(1,101)	$(1,260)	$(2,482)
Addition to reserve	(715)	(1,759)	(1,854)	(1,307)
Payment made	507	1,724	1,663	2,523
Translation adjustments	(16)	(77)	350	6

Ending balance	$(1,437)	$(1,213)	$(1,101)	$(1,260)

8. Inventories

Inventories as of December 31, 2009 and 2008 consist of the following:

	Successor	Predecessor
	December 31, 2009	December 31, 2008
Finished goods	$19,474	$22,694
Semi-finished goods and work-in-process	42,604	49,814
Raw materials	5,844	7,471
Materials in-transit	64	206
Less: inventory reserve	(4,579)	(33,075)

Inventories, net	$63,407	$47,110

Changes in inventory reserve for each period are as follows:

	Successor	Predecessor
	Two-Month Period Ended December 31, 2009	Ten-Month Period Ended October 25, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Beginning balance	$—	$(33,075)	$(8,620)	$(11,652)
Change in reserve	(4,952)	8,081	(34,869)	1,101
Write off	391	11,297	4,992	1,888
Translation adjustments	(18)	17	5,422	43

Ending balance	$(4,579)	$(13,680)	$(33,075)	$(8,620)

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

9. Property, Plant and Equipment

Property, plant and equipment as of December 31, 2009 and 2008 are comprised of the following:

	Successor	Predecessor
	December 31, 2009	December 31, 2008
Buildings and related structures	$72,076	$111,933
Machinery and equipment	71,505	318,440
Vehicles and others	3,043	40,422

	146,624	470,795
Less: accumulated depreciation	(5,388)	(296,038)
Land	15,101	9,198

Property, plant and equipment, net	$156,337	$183,955

Aggregate depreciation expenses totaled $5,389 thousand, $28,649 thousand, $47,707 thousand and $129,870 thousand for the two-month period ended December 31, 2009, for the ten-month period ended October 25, 2009 and for the years ended December 31, 2008 and 2007, respectively.

Property, plant and equipment are pledged as collateral for the new term loan of Successor Company and for the senior secured revolving credit facility and Second Priority Senior Secured Notes of Predecessor Company to a maximum of $780 million as of December 31, 2009 and 2008, respectively.

10. Intangible Assets

Intangible assets at December 31, 2009 and 2008 are as follows:

	Successor	Predecessor
	December 31, 2009	December 31, 2008
Technology	$14,942	$14,156
Customer relationships	26,448	112,167
Intellectual property assets	4,779	6,011
In-process research and development	9,829	—
Less: accumulated amortization	(5,840)	(97,442)

Intangible assets, net	$50,158	$34,892

Aggregate amortization expenses for intangible assets totaled $5,829 thousand, $9,606 thousand, $24,254 thousand and $33,564 thousand for the two-month period ended December 31, 2009, for the ten-month period ended October 25, 2009 and for the years ended December 31, 2008 and 2007, respectively. The estimated aggregate amortization expense of intangible assets for the next five years is $25,182 thousand in 2010, $11,328 thousand in 2011, $6,402 thousand in 2012, $5,554 thousand in 2013 and $1,096 thousand in 2014.

Intangible assets are pledged as collateral for the new term loan of the Successor Company and for the senior secured revolving credit facility and Second Priority Senior Secured Notes of the Predecessor Company as of December 31, 2009 and 2008, respectively.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

As part of its application of fresh-start reporting, the Company recognized fair value associated with IPR&D of $9,700 thousand. The Company accounted for IPR&D as an indefinite-lived intangible asset until completion or abandonment of the associated research and development (“R&D”) projects. The IPR&D charges incurred by the Company’s Semiconductor Manufacturing Services (“SMS”) segment related to design of a product to the point that it met specific technical requirements, directly targeted at customers. The Large Display Solution (“LDS”) reporting unit incurs IPR&D charges related to the design of possible products. These R&D efforts are intended to incur incremental sales with the Company’s existing and new customers. Fair value of IPR&D was based on estimating the future cash flows by the Company’s SMS segment and LDS reporting unit using the excess earnings method and discounting the net cash flows back to their present values. The revenues were allocated to IPR&D of the SMS segment on the basis of percentage of projected SMS revenues for 2010, 2011 and thereafter. Selling, general and administrative (“SG&A”) expenses as a percentage of revenue were determined to be consistent with the cost structure of SMS. R&D expenses as a percentage of revenue were determined to be a percentage of the projected R&D expenses. This percentage represents the cost to maintain IPR&D. The cost to complete the IPR&D was derived based on the R&D expenses in the subsequent period not used to maintain existing technology. The estimated cash flows attributable to the IPR&D were converted to a present value equivalent.

IPR&D of the LDS reporting unit is expected to generate revenue over a two-year time frame starting with its introduction to the market in 2010. The revenues allocated to IPR&D of the LDS reporting unit were determined to be a percentage of the projected LDS revenues in 2010 and 2011. Costs of revenues and operating expenses were deducted from the revenues based on LDS cost structure as a percentage of revenue. While SG&A expenses as a percentage of revenue were determined to be the same as the whole business, maintenance R&D expenses were determined to be a percentage of the projected R&D expenses. The cost to complete the IPR&D project was estimated based on the R&D budget less the amount of R&D dedicated to maintaining the existing technology. The estimated cash flows attributable to the IPR&D of LDS reporting unit were converted to a present value equivalent.

In the SMS segment, management determined that a small number of in-process projects were behind schedule based on a review of the status of each project as of December 31, 2009. Expected completion term ranges from 0.5 to 3.5 years from a project start date. Incurred costs as of December 31, 2009 totaled $5.6 million and costs to complete the projects are estimated at $1.5 million to be spent over the next one or two years from the year ended December 31, 2009. In the LDS reporting unit, management determined that none of the in-process projects were behind schedule based on a review of the status of each project as of December 31, 2009. All projects are expected to be completed within 2 years from a project start date. Incurred costs as of December 31, 2009 totaled $5.6 million and costs to complete the projects are estimated at $2.3 million to be spent within a year from the year ended December 31, 2009.

The primary risks associated with the above projects include uncertainties in completing development projects on schedule due to technological feasibility and resource capacity, which could lead to lower demand at a lower selling point given the market trends. Such delay in development and production could adversely affect the related customer relationship. Additionally, there can be no assurance that meaningful sales will occur on a continuing basis considering market changes.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

The Company periodically evaluates the existence of impairment for its IPR&D assets. If a project is completed, the carrying value of the related intangible asset is amortized over the remaining estimated life of the asset beginning in the period in which the project is completed and sales of related product commenced. If a project becomes impaired or abandoned, the carrying value of the related intangible asset would be written down to its fair value and an impairment charge would be taken in the period in which the impairment occurs.

The Company recorded goodwill as a result from the acquisition of ISRON Corporation on March 6, 2005. On an ongoing basis, the Company evaluates goodwill at the reporting unit level for indications of potential impairment. Goodwill is tested for impairment based on the present value of discounted cash flows, and, if impaired, goodwill is written down to fair value. The Company performs its annual goodwill impairment test during the first quarter of each fiscal year, as well as additional impairment tests, if any, required on an event-driven basis. In the first quarter of each of fiscal year 2008, 2007 and 2006, the Company performed its annual goodwill impairment test and determined that goodwill was not impaired. As of December 31, 2008, the Company performed an additional goodwill impairment test triggered by the significant adverse change in the revenue of the mobile display solutions, or MDS, reporting unit, and determined that goodwill was impaired. At the time of impairment, revenue of the MDS reporting unit was expected to decrease due to the deterioration of the Company’s financial credit status and the decline of the semiconductor sector resulting from the world-wide economic slowdown. Accordingly, an impairment charge of $14,245 thousand, which represents the entire balance of goodwill, was recorded for the year ended December 31, 2008.

11. Product Warranties

Changes in accrued warranty liabilities for each period are as follows:

	Successor	Predecessor
	Two-Month Period Ended December 31, 2009	Ten-Month Period Ended October 25, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Beginning balance	$929	$474	$211	$112
Addition to warranty reserve	(16)	1,928	2,608	586
Payments made	(4)	(1,544)	(2,243)	(486)
Translation adjustments	12	71	(102)	(1)

Ending balance	$921	$929	$474	$211

12. Short-Term Borrowings

Predecessor Company

On December 23, 2004, the Company and its subsidiaries, including MagnaChip Semiconductor S.A. and MagnaChip Semiconductor Finance Company, as borrowers, entered into a senior credit agreement with a syndicate of banks, financial institutions and other entities providing for a $100 million senior secured revolving credit facility. Interest was charged at current rates when drawn upon.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

Short-term borrowings under this facility were comprised of the following as of December 31, 2008:

	Maturity	Annual Interest Rate (%)	Amount of Principal
Euro dollar revolving loan	January 15, 2009	3 month LIBOR + 6.75	$10,000
Alternate Base Rate (“ABR”) revolving loan	March 31, 2009	ABR + 5.75	85,000

			$95,000

As discussed in Note 2, on the Reorganization Effective Date, $61,750 thousand of these short-term borrowings was refinanced with a new term loan and the remainder of $33,250 thousand was repaid in cash as part of the Company’s reorganization.

13. Current Portion of Long-Term Debt

Successor Company

The current portion of the new term loan issued in connection with the Company’s reorganization was $618 thousand as of December 31, 2009, as described in Note 14.

Predecessor Company

On December 23, 2004, two of the Company’s subsidiaries, MagnaChip Semiconductor S.A. and MagnaChip Semiconductor Finance Company, issued $500 million aggregate principal amount of Second Priority Senior Secured Notes consisting of $300 million aggregate principal amount of Floating Rate Second Priority Senior Secured Notes and $200 million aggregate principal amount of 6 7/8% Second Priority Senior Secured Notes. At the same time, these subsidiaries issued $250 million aggregate principal amount of 8% Senior Subordinated Notes.

Details of the current portion of long-term debt as of December 31, 2008 are presented as below:

	Maturity	Annual Interest Rate (%)	Amount of Principal
Floating Rate Second Priority Senior Secured Notes	2011	3 month LIBOR + 3.250	$300,000
6 7/8% Second Priority Senior Secured Notes	2011	6.875	200,000
8% Senior Subordinated Notes	2014	8.000	250,000

			$750,000

The senior secured revolving credit facility and Second Priority Senior Secured Notes were collateralized by substantially all of the assets of the Company. This indebtedness was initially expected to be paid in full upon maturity.

Each indenture governing the notes contained covenants that limited the ability of the Company and its subsidiaries to (i) incur additional indebtedness, (ii) pay dividends or make other distributions on its capital stock or repurchase, repay or redeem its capital stock, (iii) make certain investments, (iv) incur liens, (v) enter into certain types of transactions with affiliates, (vi) create restrictions on the payment of dividends or other amounts to the Company by its subsidiaries, and (vii) sell all or substantially all of its assets or merge with or into other companies.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

As of December 31, 2008, the Company and all of its subsidiaries except for MagnaChip Semiconductor (Shanghai) Company Limited jointly and severally guaranteed each series of the Second Priority Senior Secured Notes on a second priority senior secured basis. As of December 31, 2008, the Company and all of its subsidiaries except for MagnaChip Semiconductor Ltd. (Korea) and MagnaChip Semiconductor (Shanghai) Company Limited jointly and severally guaranteed the Senior Subordinated Notes on an unsecured, senior subordinated basis. In addition, the Company and each of its then current and future direct and indirect subsidiaries (subject to certain exceptions) were required to be guarantors of Second Priority Senior Secured Notes and Senior Subordinated Notes.

During December 2008, the Company failed to make interest payments under its Second Priority Senior Secured Notes and Senior Subordinated Notes. Additionally, as of December 31, 2008, the Company was not in compliance with certain of its financial covenants under the terms of its senior secured credit facility, and the indentures governing the Second Priority Senior Secured Notes and the Senior Subordinated Notes. Accordingly, amounts outstanding under the Second Priority Senior Secured Notes and Senior Subordinated Notes were reclassified as current portion of long-term debt in the Company’s accompanying balance sheet as of December 31, 2008.

In connection with the issuance of the notes and entering into the credit facility, the Company capitalized certain costs and fees, which were being amortized using the effective interest method or straight-line method over their respective terms. As a result of not being in compliance with certain of its financial covenants under the terms of its senior secured credit facility and the indentures governing the Second Priority Senior Secured Notes and Senior Subordinated Notes, the remaining capitalized costs of $12,319 thousand in connection with the issuance of the Second Priority Senior Secured Notes and Senior Subordinated Notes as of December 31, 2008 were written off and included in interest expense. Amortization costs, which were included in interest expense in the accompanying consolidated statements of operations, amounted to $836 thousand for the ten-month period ended October 25, 2009, and $16,290 thousand and $3,919 thousand for the years ended December 31, 2008 and 2007, respectively. As of October 25, 2009, the remaining capitalized costs of $166 thousand in connection with the entrance into the credit facility were written off and included in reorganization items, net, in accordance with the Plan of Reorganization as described in Notes 3 and 5. The remaining capitalized costs as of December 31, 2008 and 2007 were $1,004 thousand and $17,917 thousand, respectively.

As of October 25, 2009, the current portion of long-term debt of $750,000 thousand and accrued interest of $45,341 thousand were discharged in exchange for new common units with a fair value of $14,259 thousand and new warrants with a fair value of $2,533 thousand as part of the Company’s reorganization as described in Notes 3 and 5.

Interest Rate Swap

Effective June 27, 2005, the Company entered into an interest rate swap agreement (the “Swap”) to hedge the effect of the volatility of the 3-month London Inter-Bank Offering Rate (“LIBOR”) resulting from the Company’s $300 million of Floating Rate Second Priority Senior Secured Notes. Under the terms of the Swap, the Company received a variable interest rate equal to the three-month LIBOR rate plus 3.25%. In exchange, the Company paid interest at a fixed rate of 7.34%. The Swap effectively replaced the variable interest rate on the notes with a fixed interest rate through the expiration date of the Swap on June 15, 2008.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

The Swap qualified as a cash flow hedge under ASC 815, since at both the inception of the hedge and on an ongoing basis, the hedging relationship was expected to be highly effective in achieving offsetting cash flows attributable to the hedged risk during the term of the hedge. The Company utilized the “hypothetical derivative method” to measure the effectiveness by comparing the changes in value of the actual derivative versus the change in fair value of the “hypothetical derivative.”

14. Long-Term Debt

Successor Company

In connection with the Predecessor Company’s reorganization as described in Note 3, in complete satisfaction of the first lien lender claims arising from the senior secured credit facility (included in short-term borrowings) of $95,000 thousand, the Company made a cash payment of $33,250 thousand to the senior secured credit facility lenders and, together with its subsidiaries, including MagnaChip Semiconductor S.A. and MagnaChip Semiconductor Finance Company, as borrowers, entered into a $61,750 thousand Amended and Restated Credit Agreement (the “Credit Agreement” or the “new term loan”) with Avenue Investments, L.P., Goldman Sachs Lending Partners LLC and Citicorp North America, Inc.

Long-term borrowings as of December 31, 2009 consisted of Eurodollar loans at an annual interest rate of 6 month LIBOR + 12% to Avenue Investments, L.P., Goldman Sachs Lending Partners LLC and Citicorp North America, Inc. in the principal amount of $42,055 thousand, $12,285 thousand and $7,410 thousand, respectively. After deducting the current portion of long-term debt of $618 thousand, long-term borrowings as of December 31, 2009 were $61,132 thousand.

The Company may by written notice to the administrative agent elect to request the establishment of one or more new term loan or revolving loan commitments (the “Incremental Loan Commitments”) by an amount not in excess of $23,250 thousand in the aggregate less any incremental loans incurred after the effective date of the new term loan.

The principal balance of the new term loan is to be paid in quarterly installments of approximately $154 thousand with the first installment due on March 31, 2010, and ending with the last installment due on September 30, 2013. In addition, the Credit Agreement has optional and mandatory loan prepayment provisions as follows:

Optional Prepayments.    The Company has the right at any time and from time to time to prepay the new term loan, in whole or in part.

Excess Cash Flow Prepayments.    Not later than 90 days after the end of each fiscal year (commencing with the fiscal year ending December 31, 2010), the Company shall calculate the amount of Excess Cash Flow (as defined in the Credit Agreement) for such fiscal year, and shall prepay the new loan in an amount equal to the amount by which (A) 50% of such Excess Cash Flow exceeds (B) the sum of (x) the aggregate principal amount of voluntary prepayments of the new term loan during such fiscal year, and (y) in the case of the fiscal year ending December 31, 2010, the aggregate principal amount of any Early Excess Cash Flow Prepayments (as defined in the Credit Agreement), which is equal to the amount of dividends paid and the amount of subordinated indebtedness payments made on or prior to 90 days after the end of such fiscal year, or an Excess Cash Flow Prepayment; provided, that if the amount in clause (B) exceeds the amount in clause (A), no such prepayment of the new term loan is required.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

Asset Sales.    Not later than three business days following the receipt of any net cash proceeds of any asset sale, the Company shall make (with certain exceptions) prepayments in an aggregate amount equal to 100% of such net cash proceeds from such asset sale.

Dividend or Subordinated Indebtedness Payment.    Concurrently with the making of any dividend and any subordinated indebtedness payment, in each case from any Cumulative Credit (as defined in the Credit Agreement) prior to the date that the first Excess Cash Flow Prepayment is required to be made, the Company shall make prepayments of the outstanding term loan in an amount equal to the amount of such dividend or subordinated indebtedness payment, as the case may be.

Casualty Events.    Not later than three business days following the receipt by the Company of any net cash proceeds from a casualty event in excess of $3,000 thousand, the Company must use the full amount of such net cash proceeds to: (i) make prepayments of the outstanding term loan, or (ii) so long as no default shall have occurred and be continuing, repair, replace or restore the property in respect of which such net cash proceeds were repaid or reinvested in other fixed or capital assets no later than 360 days following receipt thereof.

The Company is required to pay the balance of the Credit Agreement, if any, on November 6, 2013. The Credit Agreement is collateralized by substantially all of the assets of the Company.

The Credit Agreement contains covenants that limit the ability of the Company and its subsidiaries to (i) incur additional indebtedness, (ii) pay dividends or make other distributions on its capital stock or repurchase, repay or redeem its capital stock, (iii) make certain investments, (iv) incur liens, (v) enter into certain types of transactions with affiliates, (vi) create restrictions on the payment of dividends or other amounts to the Company by its subsidiaries, (vii) sell all or substantially all of its assets or merge with or into other companies, (viii) issue specific equity interests and (ix) establish, create or acquire any additional subsidiaries. It also contains a minimum liquidity financial covenant and compliance with financial ratios.

As of December 31, 2009, the Company and all of its subsidiaries except for MagnaChip Semiconductor (Shanghai) Company Limited jointly and severally guaranteed, as a primary obligor, the payment and performance of the borrower’s obligations under the Credit Agreement.

In connection with the entrance into the Credit Agreement, the Company capitalized certain costs and fees, which are being amortized using the straight-line method over the term of loan. Amortization costs, which were included in interest expense in the accompanying consolidated statements of operations, amounted to $0.3 thousand for the two-month period ended December 31, 2009, and total remaining capitalized costs as of December 31, 2009 were $235 thousand.

15. Accrued Severance Benefits

The majority of accrued severance benefits is for employees in the Company’s Korean subsidiary, MagnaChip Semiconductor Ltd. (Korea). Pursuant to the Employee Retirement Benefit Security Act of Korea, most employees and executive officers with one or more years of service are entitled to severance benefits upon the termination of their employment based on their length of service and rate of pay. As of December 31, 2009, 98% of all employees of the Company were eligible for severance benefits.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

Changes in accrued severance benefits for each period are as follows:

	Successor	Predecessor
	Two-Month Period Ended December 31, 2009	Ten-Month Period Ended October 25, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Beginning balance	$72,243	$63,147	$75,869	$64,642
Provisions	1,851	8,835	14,026	18,834
Severance payments	(1,389)	(4,320)	(6,505)	(7,151)
Translation adjustments	941	4,581	(20,243)	(456)

	73,646	72,243	63,147	75,869
Less: Cumulative contributions to the National Pension Fund	(530)	(533)	(539)	(784)
Group severance insurance plan	(707)	(681)	(669)	(909)

	$72,409	$71,029	$61,939	$74,176

The severance benefits are funded approximately 1.68%, 1.91% and 2.23% as of December 31, 2009, 2008 and 2007, respectively, through the Company’s National Pension Fund and group severance insurance plan which will be used exclusively for payment of severance benefits to eligible employees. These amounts have been deducted from the accrued severance benefit balance.

The Company is liable to pay the following future benefits to its employees upon their normal retirement age:

Severance Benefit
2010	$33
2011	69
2012	135
2013	—
2014	279
2015—2019	8,332

The above amounts were determined based on the employees’ current salary rates and the number of service years that will be accumulated upon their retirement dates. These amounts do not include amounts that might be paid to employees that will cease working with the Company before their normal retirement ages.

16. Redeemable Convertible Preferred Units

Predecessor Company

The Company issued 49,727 units as Series A redeemable convertible preferred units (the “Series A units”) and 447,420 units as Series B redeemable convertible preferred units (the “Series B units”) on September 23, 2004 and an additional 364 units of Series A units and 3,272 units of Series B units on November 30, 2004, respectively. Each Series A and Series B unit had a stated value of $1,000 per unit. As the Series A and B units were redeemable at the option of the holders, the

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

Company classified the Series A units and B units outside of permanent equity. All Series A units were redeemed by cash on December 27, 2004 and a portion of the Series B units were redeemed by cash on December 15, 2004 and December 27, 2004.

Changes in Series B units for each period are as follows:

	Predecessor
	Ten-Month Period Ended October 25, 2009		Year Ended December 31, 2008		Year Ended December 31, 2007
	Units	Amount	Units	Amount	Units	Amount
Series B Units
Beginning of the period	93,997	$142,669	93,997	$129,405	93,997	$117,374
Accrual of preferred dividends	—	6,317	—	13,264	—	12,031

End of the period	93,997	$148,986	93,997	$142,669	93,997	$129,405

The Series B units were issued to the original purchasers of the Company in 2004. Holders of Series B units were entitled to receive cumulative dividends, whether or not earned or declared by the board of directors. The cumulative cash dividends accrued at the rate of 10% per unit per annum on the Series B units’ original issue price, compounded semi-annually.

The Series B units, which had a carrying amount of $148,986 thousand, were retired without consideration as part of the Company’s reorganization as described in Note 3.

Conversion

The outstanding Series B units were convertible, in whole or in part, into common equity interests upon or concurrently with the first public offering of the common equity interests of the Company at the Company’s option or the holder’s option based on a formula, represented by the conversion ratio. The conversion ratio for the Series B units was an amount equal to the original issue price per unit plus an amount per unit equal to full cumulative dividends accrued and unpaid to the date of the consummation of the first public offering, divided by the per common equity interest price to the public in the Company’s first public offering of equity securities.

Dividends

Holders of Series B units were entitled to receive cumulative dividends, whether or not earned or declared by the board of directors. The cumulative cash dividends accrued at the rate of 10% per unit per annum on the Series B units original issue price, compounded semi-annually. Such dividends were payable in semi-annual installments in arrears commencing March 15, 2005.

Liquidation

In the event of liquidation, the holders of Series B units were entitled to receive after all creditors of the Company have been paid in full but before any amounts were paid to the holders of any units ranking junior to the Series B units with respect to dividends or upon liquidation (including common units), out of the assets of the Company legally available for distribution to its members, whether from

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

capital, surplus or earnings, an amount equal to the Series B units original issue price in cash per unit plus an amount equal to full cumulative dividends accrued and unpaid thereon to the date of final distribution, and no more. If the net assets of the Company were insufficient to pay the holders of all outstanding Series B units and of any units ranking on parity with the Series B units, the full amounts to which they respectively were entitled, such assets, or the proceeds thereof, were to be distributed ratably among the holders of the Series B units and any units ranking on parity with the Series B units in accordance with the amounts which would be payable on such distribution if the amount to which the holders of the Series B units and any units ranking on a parity with the Series B units were entitled to be paid in full.

Voting

As provided in Predecessor Company’s operating agreement, the holders of Series B units were not entitled to vote on any matter submitted to a vote of the Predecessor Company’s members, and were not entitled to notice of any meeting of members.

Redemption

If any outstanding Series B units had remained outstanding on the 14th anniversary after issuance of the Series B units, then the holders of a majority of the then outstanding Series B units had the right to elect to have the Company redeem all outstanding Series B units from funds legally available, at a price per unit equal to $1,000 plus an amount per unit equal to full cumulative dividends accrued and unpaid thereon to the redemption date.

Also the Series B units were redeemable from funds legally available, in whole or in part, at the election of the Company, expressed by resolution of its board of directors, at any time and from time to time at a price of $1,000 per unit plus any cumulative accrued and unpaid dividends.

17. Warrants

Successor Company

In connection with the Company’s reorganization, the Company issued warrants to purchase 15,000 thousand of the Company’s new common units. The warrants were issued in partial satisfaction of the claims of the holders of the Company’s Senior Subordinated Notes and are exercisable at a price of $1.97 per unit at any time following the issue date of the warrants, so long as the exercise of the warrants is exempt from the registration requirements of the Securities Act of 1933, as amended. The value of each warrant to purchase one common unit is $0.169, which was estimated using the Black-Scholes option pricing model using the following assumptions: fair value of $0.79 per common unit, exercise price of $1.97 per unit, risk free rate of interest of 2.3%, volatility of 50%, dividend rate of 0% and term of 5 years.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

18. Common Units

Successor Company

New common units with no par value per unit, was authorized in the amount of 375,000 thousand units, of which 307,084 thousand units were issued and outstanding as of December 31, 2009. Details of new common units as of December 31, 2009 are as follows:

	As of December 31, 2009
	Units	Amount
Common units at the beginning of the period	299,999,996	$49,539
Restricted unit bonuses issued	7,084,000	5,596

Total common units issued and outstanding at the end of the period	307,083,996	$55,135

19. Equity Incentive Plans

Successor Company

The Successor Company adopted its 2009 Common Unit Plan effective December 8, 2009, which is administered by the board of directors. Under the plan, employees, consultants and non-employee directors are eligible for equity incentives, including grants of options to purchase the Company’s common units or restricted unit bonuses or restricted unit purchase rights and deferred unit awards, subject to terms and conditions determined by the board of directors. The term of options shall not exceed ten years from the date of grant. Restricted unit purchase rights shall be exercisable within a period established by the board of directors, which shall in no event exceed thirty days from the effective date of the grant. As of December 31, 2009, an aggregate maximum of 30,000 thousand units were authorized and 7,551 thousand units were reserved for all future grants.

Unit options are generally granted with exercise prices of no less than the fair market value of the Company’s common units on the grant date. The requisite service period, or the period during which a grantee is required to provide service in exchange for option grants, coincides with the vesting period.

The purchase price for units issuable under each restricted unit purchase right shall be established by the board of directors in its discretion. No monetary payment (other than applicable tax withholding) shall be required as a condition of receiving units pursuant to a restricted unit bonus, the consideration for which shall be services actually rendered to a participating company or for its benefit. Units issued pursuant to any restricted unit award may (but need not) be made subject to vesting conditions based upon the satisfaction of such service requirements, conditions, restrictions or performance criteria as shall be established by the board of directors and set forth in the award agreement evidencing such award. During any period in which units acquired pursuant to a restricted unit award remain subject to vesting conditions, such units may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than pursuant to an ownership change event or transfer by will or the laws of descent and distribution. The grantee shall have all of the rights of a member of the Company holding units, including the right to vote such units and to receive all dividends and other distributions paid with respect to such units; provided, however, that if so determined by the board of directors and provided by the award agreement, such dividends and distributions shall be subject to the same vesting conditions as the units subject to the restricted unit

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

award with respect to which such dividends or distributions were paid. If a grantee’s service terminates for any reason, whether voluntary or involuntary (including the grantee’s death or disability), then (a) the Company (or its assignee) has the option to repurchase for the purchase price paid by the grantee any units acquired by the grantee pursuant to a restricted unit purchase right which remain subject to vesting conditions as of the date of the grantee’s termination of service and (b) the grantee shall forfeit to the Company any units acquired by the grantee pursuant to a restricted unit bonus which remain subject to vesting conditions as of the date of the grantee’s termination of service. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

No monetary payment (other than applicable tax withholding, if any) is required as a condition of receiving a deferred unit award, the consideration for which shall be services actually rendered to a participating company or for its benefit. Deferred unit awards may (but need not) be made subject to vesting conditions based upon the satisfaction of such service requirements, conditions, restrictions or performance criteria as shall be established by the Committee and set forth in the award agreement evidencing such award. Grantees have no voting rights with respect to units represented by deferred unit awards until the date of the issuance of such units (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). If a grantee’s service terminates for any reason, whether voluntary or involuntary (including the grantee’s death or disability), then the grantee shall forfeit to the Company any deferred units pursuant to the award which remain subject to vesting conditions as of the date of the grantee’s termination of service, and, in the event of the grantee’s termination for cause, such deferred unit award to the extent not yet settled. The Company shall issue to a grantee on the date on which deferred units subject to the grantee’s deferred unit award vest or on such other date determined by the board of directors, in its discretion, and set forth in the award agreement one unit (and/or any other new, substituted or additional securities or other property) for each deferred units then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, if any.

The following summarizes unit option and restricted unit bonus activities for the two-month period ended December 31, 2009. At the date of grant, all options had an exercise price above the fair value of common units:

	Successor Company
	Number of Restricted Unit Bonuses	Number of Options	Weighted Average Exercise Price of Unit Options	Aggregate Intrinsic Value of Unit Options	Weighted Average Remaining Contractual Life of Unit Options
Outstanding at October 25, 2009	—	—	—
Granted	7,084,000	15,365,000	$1.16
Released from restriction	2,408,560	—

Outstanding at December 31, 2009	4,675,440	15,365,000	1.16	—	9.9 years

Vested and expected to vest at December 31, 2009		13,553,302		—	9.9 years
Exercisable at December 31, 2009		—		—	—

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

Total compensation expenses recorded for the restricted unit bonuses and unit options pursuant to ASC 718 for the two-month period ended December 31, 2009 was $2,073 thousand and $126 thousand, respectively. As of December 31, 2009, there were $3,243 thousand and $2,811 thousand of total unrecognized compensation cost related to unvested restricted unit bonuses and unit options, which are expected to be recognized over a weighted average future periods of 1.4 years and 1.7 years, respectively. Total fair value of restricted unit bonuses released from restriction for the period from October 25 to December 31, 2009 is $1,903 thousand.

The Company utilizes the Black-Scholes option-pricing model to measure the fair value of each option grant. The following summarizes the grant-date fair value of options granted for the two-month period ended December 31, 2009 and assumptions used in the Black-Scholes option-pricing model on a weighted average basis:

Two-Month Period Ended December 31, 2009
Grant-date fair value of option (in US dollars)	$0.22
Expected term	2.9 Years
Risk-free interest rate	0.6%
Expected volatility	59.1%
Expected dividends	—

The number and weighted average grant-date fair value of the unit options are as follows:

	Two-Month Period Ended December 31, 2009
	Number	Weighted Average Grant-Date Fair Value
Unvested options at the beginning of the period	—	$—
Granted options during the period	15,365,000	0.22
Vested options during the period	—	—
Unvested options at the end of the period	15,365,000	0.22

Predecessor Company

The Predecessor Company adopted two equity incentive plans effective October 6, 2004 and March 21, 2005, respectively, which were administered by the compensation committee designated by the board of directors. Employees, consultants and non-employee directors were eligible for the grant of options to purchase the Company’s common units or restricted common units subject to terms and conditions determined by the compensation committee. The term of options could in no event exceed ten years from the date of grant. As of December 31, 2008, an aggregate maximum of 7,890,864 common units were authorized and reserved for all future and outstanding grants of options.

Unit options were generally granted with exercise prices of no less than the fair market value of the Company’s common units on the grant date. Generally, options vested and became exercisable in periodic installments, with 25% of the options vesting on the first anniversary of the grant date and 6.25% of options vesting on the last day of each calendar quarter thereafter. In most cases, the requisite service period, or the period during which a grantee was required to provide service in exchange for option grants, coincided with the vesting period.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

Upon the termination of a unit option grantee’s employment prior to a public offering, the Company had the right to repurchase all or any of the common units acquired by the grantee upon exercise of any of his or her options for a cash payment equal to the fair market value of such common units on the date of repurchase. The Company’s repurchase right would terminate ninety days after the termination date.

During the three months ended December 31, 2004, restricted units were issued upon the exercise of certain options to purchase restricted common units at the exercise price of $1 per unit. Restricted units issued were subject to restrictions which generally lapsed in installments over a four-year period. Under the terms and conditions of these restricted units, the restricted units were subject to forfeiture upon the termination of the restricted unitholder’s employment with the Company. Upon termination, the Company could repurchase all, or any portion of the restricted common units for either $1 per unit (the exercise price) or the fair market value of the restricted common units at the time of repurchase. If the termination was for cause, as defined in the service agreements entered into with each restricted unitholder, the repurchase price per unit would be $1. However, if the termination was for any other reason, then the Company could repurchase all or any portion of the restricted units for which the restricted period had not lapsed as of the date of termination for a repurchase price per unit of $1, and could repurchase all or any portion of the restricted common units for which the restricted period had lapsed as of the date of termination for a repurchase price per unit equal to fair market value. Termination for “cause” was defined in the service agreements to mean a termination of the restricted unitholder’s employment with the Company because of (a) a failure by the restricted unitholder to substantially perform the restricted unitholder’s customary duties with the Company in the ordinary course (other than in certain specified circumstances); (b) the restricted unitholder’s gross negligence, intentional misconduct or fraud in the performance of his or her employment; (c) the restricted unitholder’s indictment for a felony or to a crime involving fraud or dishonesty; (d) a judicial determination that the restricted unitholder committed fraud or dishonesty against any person or entity; or (e) the restricted unitholder’s material violation of one or more of the Company’s policies applicable to the restricted unitholder’s employment as may be in effect from time to time.

The Predecessor Company adopted fresh-start reporting (see note 3) as of October 25, 2009, at which time it effectively cancelled all unit options under the Predecessor Company’s equity incentive plans.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

The following summarizes unit option and restricted unit activities for the ten-month period ended October 25, 2009 and for the year ended December 31, 2008. At the date of grant, all options had an exercise price at or above the fair value of common units:

	Predecessor Company
	Number of Restricted Units	Number of Options	Weighted Average Exercise Price of Unit Options	Aggregate Intrinsic Value of Unit Options	Weighted Average Remaining Contractual Life of Unit Options
Outstanding at January 1, 2008	268,343	4,916,840	$1.9
Granted	—	315,000	5.8
Exercised	—	161,460	1.1	$787
Forfeited/Repurchased	—	853,780	3.1
Released from restriction	268,343	—

Outstanding at December 31, 2008	—	4,216,600	1.9	15,118	6.9 years

Vested and expected to vest at December 31, 2008		3,973,510	1.9	14,412	6.9 years
Exercisable at December 31, 2008		3,085,038	1.7	11,827	6.6 years
Outstanding at January 1, 2009	—	4,216,600	1.9
Granted	—	—	—
Exercised	—	—	—	—
Forfeited /Repurchased	—	391,500	2.5
Released from restriction	—	—

Outstanding at October 25, 2009 (Predecessor Company)	—	3,825,100	1.9	—	6.1 years

Application of fresh-start reporting (Note 4)	—	(3,825,100)
Outstanding at October 25, 2009 (Successor Company)	—	—

Total compensation expenses recorded for the restricted units and unit options pursuant to ASC 718 were $0 and $233 thousand for the ten-month period ended October 25, 2009, $16 thousand and $449 thousand for the year ended December 31, 2008 and $328 thousand and $276 thousand for the year ended December 31, 2007, respectively. As of October 25, 2009, total unrecognized compensation cost related to unvested unit options of $166 thousand, which were expected to be recognized over a weighted average future period of 0.7 years, was recognized as reorganization items, net, according to the Company’s reorganization. As of December 31, 2008, there was $335 thousand of total unrecognized compensation cost related to unvested unit options, which were expected to be recognized over a weighted average future period of 1.0 years. Total fair value of restricted units released from restriction for the year ended December 31, 2008 was $152 thousand. Total fair value of options vested for the ten-month period ended October 25, 2009 and for the year ended December 31, 2008 was $266 thousand and $408 thousand, respectively.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

The Company utilizes the Black-Scholes option-pricing model to measure the fair value of each option grant. The following summarizes the grant-date fair value of options granted during the specified periods and assumptions used in the Black-Scholes option-pricing model on a weighted average basis:

	Predecessor
	Year Ended December 31, 2008	December 31, Year Ended 2007
Grant-date fair value of option	$0.87	$0.67
Expected term	2.2 Years	2.1 Years
Risk-free interest rate	2.5%	4.4%
Expected volatility	42.0%	46.6%
Expected dividends	—	—

The total cash received from employees as a result of option exercises was $0, $184 thousand and $151 thousand for the ten-month period ended October 25, 2009 and for the years ended December 31, 2008 and 2007, respectively.

The number and weighted average grant-date fair value of the unit options are as follows:

	Ten-Month Period Ended October 25, 2009		Year Ended December 31, 2008		Year Ended December 31, 2007
	Number	Weighted Average Grant-Date Fair Value	Number	Weighted Average Grant-Date Fair Value	Number	Weighted Average Grant-Date Fair Value
Unvested options at the beginning of the period	1,131,563	$0.65	2,374,896	$0.43	3,481,528	$0.29
Granted options during the period	—	—	315,000	0.87	710,000	0.67
Vested options during the period	520,969	0.51	1,108,772	0.31	1,339,570	0.23
Forfeited options during the period	391,500	0.17	853,780	0.51	737,750	0.23
Unvested options at the end of the period	547,438	0.88	1,131,563	0.65	2,374,896	0.43

20. Discontinued Operations

On October 6, 2008, the Company announced the closure of its Imaging Solutions business segment. As of December 31, 2008, Imaging Solutions business segment qualified as a discontinued operation component of the Company under ASC 360, “Property, Plant and Equipment,” formerly SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“ASC 360”). As a result, the results of operations of the Imaging Solutions business segment were classified as discontinued operations. All prior period information has been reclassified to reflect this presentation on the statements of operations.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

The results of operations of the Company’s discontinued Imaging Solutions business consist of the following:

	Successor	Predecessor
	Two-Month Period Ended December 31, 2009	Ten-Month Period Ended October 25, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Net sales	$947	$2,728	$65,862	$82,848
Cost of sales	369	3,617	81,789	75,930
Selling, general and administrative expenses	68	(6,355)	3,491	10,280
Research and development expenses	—	—	37,506	48,058
Restructuring and impairment charges	—	(1,120)	34,158	—
Income tax expenses	—	—	373	304

Income (loss) from discontinued operations, net of taxes	$510	$6,586	$(91,455)	$(51,724)

In prior years the Company had entered into an agreement with a software company to purchase licensed software products (the “Purchase Agreement”), including the licensed CAD software, for the three-year period from January 31, 2008 to January 30, 2011. The licensed CAD software has been used across all lines of the Company’s business for purposes of developing products by the Imaging Solutions business and the Display Solution business and verifying the origin of defects in the manufacturing process of the Semiconductor Manufacturing Services.

During the third quarter of 2009, due to the discontinuation of its Imaging Solutions business segment and the related declining usage of the licensed CAD software, the Company was able to renegotiate the Purchase Agreement with a software company. Such renegotiation resulted in a reduction of the total fee, which lowered the Company’s future scheduled payments. Therefore, the Company adjusted the previously recorded restructuring charges related to this agreement’s non-refundable future scheduled payments in the amount of $1,120 thousand. The Company had considered such payments as a contract termination cost. The adjustment of $1,120 thousand represents the amount by which the non-cancellable future payments that were to be incurred by the Imaging Solutions business segment were reduced as a result of the revised payment terms.

The Company renewed the Purchase Agreement exclusively for the use of other business segments and not for the use of the Imaging Solutions business segment and the Company has no continuing involvement in the Imaging Solutions business.

In connection with the closure of its Imaging Solutions business segment, the Company recorded impairment charges of $26,285 thousand during the third quarter ended September 28, 2008, in accordance with ASC 360. Also, the Company recorded restructuring charges of $7,873 thousand during the fourth quarter ended December 31, 2008, in accordance with ASC 420, “Exit or Disposal Cost Obligations,” formerly SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“ASC 420”), related to one-time employee termination benefits, costs associated with the closing of the facilities and contract terminations. Actual payments of $4,989 thousand were charged against the restructuring accruals and the remaining accrual balance as of December 31, 2008 was $2,584 thousand.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

21. Restructuring and Impairment Charges

Predecessor Company

2009 Restructuring and Impairment Charges

On March 31, 2009, the Company announced the closure of the Tokyo office of its subsidiary, MagnaChip Semiconductor Inc. (Japan). In connection with this closure, the Company recognized $439 thousand of restructuring charges, which consisted of one-time termination benefits and other related costs under ASC 420 for the ten-month period ended October 25, 2009. Actual payments of $439 thousand were charged against the restructuring accruals and there were no remaining restructuring accruals as of December 31, 2009.

2008 Restructuring and Impairment Charges

During the three months ended July 1, 2007, the Company recognized $1,978 thousand of restructuring accruals under ASC 420. The restructuring charges were related to the closure of the Company’s five-inch wafer fabrication facilities located in Gumi and those charges consisted of one-time termination benefits and other associated costs. Up to the first quarter of 2008, actual payments of $1,103 were charged against the restructuring accruals and the Company believes the restructuring activities were substantially completed as of March 30, 2008. Accordingly, the Company reversed $875 thousand of unused restructuring accruals.

As of December 31, 2008, the Company performed an additional goodwill impairment test triggered by the significant adverse change in the revenue of the MDS reporting unit, and determined that total amount of goodwill was impaired. Revenue of the MDS reporting unit was expected to decrease due to the deterioration of the Company’s financial credit status and the recession in the semiconductor industry resulting from the world-wide economic crisis beginning in the third quarter of 2008. Accordingly, an impairment charge of $14,245 thousand was recorded for the year ended December 31, 2008.

2007 Restructuring and Impairment Charges

During the year ended December 31, 2007, the Company recorded restructuring and impairment charges totaling $12,084 thousand, which included $10,106 thousand of impairment charges under ASC 360 and $1,978 thousand of restructuring charges under ASC 420. The impairment charges and restructuring charges that were recorded related to the closure of the Company’s five-inch wafer fabrication facilities located in Gumi (the “asset group”) that had generated losses and no longer supported the Company’s strategic technology roadmap.

ASC 360 requires the Company to evaluate the recoverability of certain long-lived assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The net book value of the asset group before the impairment charges as of July 1, 2007 was approximately $10,228 thousand.

The impairment charge was measured as the excess of the carrying amount of the asset group over its fair value. The fair value of the asset group was estimated using a present value technique, where expected future cash flows from the use and eventual disposal of the asset group were discounted by an interest rate commensurate with the risk of the cash flows.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

22. Income Taxes

The Company’s income tax expenses are composed of domestic and foreign income taxes depending on the relevant tax jurisdiction. “Domestic” refers to the income before taxes, current income taxes and deferred income taxes generated or incurred in the United States, where the Parent resides.

The components of income tax expense are as follows:

	Successor	Predecessor
	Two-Month Period Ended December 31, 2009	Ten-Month Period Ended October 25, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Income (loss) from continuing operations before income taxes
Domestic	$(4)	$774,188	$18,442	$16,031
Foreign	(523)	67,627	(332,696)	(136,022)

	$(527)	$841,815	$(314,254)	$(119,991)

Current income taxes expense (benefits)
Domestic	$16	$(143)	$1,335	$230
Foreign	1,244	6,033	8,530	8,103
Uncertain tax position liability (domestic)	9	256	92	—
Uncertain tax position liability (foreign)	23	95	138	163

	1,292	6,241	10,095	8,496

Deferred income taxes expense (benefits)
Domestic	—	—	—	—
Foreign	654	1,054	1,490	339

	654	1,054	1,490	339

Total income tax expense	$1,946	$7,295	$11,585	$8,835

The Parent is a limited liability company and a non-taxable entity for US tax purposes, and thus the applicable statutory income tax rate is zero. MagnaChip Semiconductor, Ltd. (Korea) is the principal operating entity within the consolidated Company. The statutory income tax rate of MagnaChip Semiconductor, Ltd. (Korea), including tax surcharges, applicable to the consolidated Company was approximately 24.2% in 2009 and 27.5% in 2008 and 2007. MagnaChip Semiconductor, Ltd. (Korea) was eligible for a tax exemption for companies qualified as direct foreign investments under the Korean tax code until 2008, and, accordingly, its corporate income tax was reduced by 30% from 2007 to 2008.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

The provision for domestic and foreign income taxes incurred is different from the amount calculated by applying the statutory tax rate to the net income before income taxes. The significant items causing this difference are as follows:

	Successor	Predecessor
	Two-Month Period Ended December 31, 2009	Ten-Month Period Ended October 25, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Provision computed at statutory rate	$—	$—	$—	$—
Permanent differences	(693)	(19,500)	(1,076)	4,831
Change in statutory tax rate	(265)	118	8,173	(18,242)
Adjustment for overseas tax rate	3,139	8,192	(52,569)	(27,028)
Change in valuation allowance	(267)	18,134	56,827	49,111
Uncertain tax positions liability	32	351	230	163

Income tax expenses	$1,946	$7,295	$11,585	$8,835

A summary of the composition of net deferred income tax assets (liabilities) at December 31, 2009 and 2008 are as follows:

	Successor	Predecessor
	December 31, 2009	December 31, 2008
Deferred tax assets
Inventories	$—	$9,086
Accrued expenses	2,056	1,419
Product warranties	322	152
Other reserves	530	356
Accumulated severance benefits	12,042	9,908
Property, plant and equipments	15,503	13,981
NOL carry-forwards	146,833	98,745
Tax credit	31,558	23,947
Royalty income	5,985	10,629
Foreign currency translation loss	30,198	40,916
Debt issuance costs	284	397
Others	3,081	1,402

Total deferred tax assets	248,392	210,938
Less: valuation allowance	(225,704)	(196,093)

	22,688	14,845
Deferred tax liabilities
Inventories	1,721	—
Intangible assets	12,247	—
Others	243	4,450

Total deferred tax liabilities	14,211	4,450

Net deferred tax assets	$8,477	$10,395

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

Changes in valuation allowance for deferred tax assets for the two-month period ended December 31, 2009, for the ten-month period ended October 25, 2009 and for the year ended December 31, 2008 are as follows:

	Successor	Predecessor
	Two-Month Period Ended December 31, 2009	Ten-Month Period Ended October 25, 2009	Year Ended December 31, 2008
Beginning balance	$223,367	$196,093	$165,977
Charge to expenses	(409)	17,090	79,438
Translation adjustment	2,746	10,184	(49,322)

Ending balance	$225,704	$223,367	$196,093

Deferred income tax assets are recognized only to the extent that realization of the related tax benefit is more likely than not. Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Company’s ability to generate taxable income within the period during which the temporary differences reverse, the outlook for the economic environment in which the Company operates and the overall future industry outlook. Based on the Company’s historical accounting and tax losses, management determined that it was more likely than not that the Company would realize benefits related to its deferred tax assets in the amount of $8,477 thousand, $9,238 thousand and $10,395 thousand as of December 31, 2009, October 25, 2009 and December 31, 2008, respectively. Accordingly, the Company recorded a valuation allowance of $225,704 thousand, $223,367 thousand and $196,093 thousand on its net deferred tax assets as of December 31, 2009, October 25, 2009 and December 31, 2008, respectively.

At December 31, 2009, the Company had approximately $625,616 thousand of net operating loss carry-forwards available to offset future taxable income. The majority of net operating loss is related to MagnaChip Korea, which expires in varying amounts starting from 2010 to 2019. The Company also has Korean and Dutch tax credit carry-forwards of approximately $11,446 thousand and $20,103 thousand, respectively, as of December 31, 2009. The Korean tax credits expire at various dates starting from 2010 to 2013, and the Dutch tax credits are carried forward to be used for an indefinite period of time.

Uncertainty in Income Taxes

The Company’s subsidiaries file income tax returns in Korea, Japan, Taiwan, the U.S. and in various other jurisdictions. The Company is subject to income tax examinations by tax authorities of these jurisdictions for all years since the beginning of its operation as an independent company in October 2004.

The Company adopted the provisions of ASC 740 guidance on uncertain tax positions on January 1, 2007. As a result of the implementation of ASC 740 guidance on uncertain tax positions, the Company recognized $1,554 thousand of liabilities for unrecognized tax benefits, which are related to the temporary difference arising from the timing of expensing certain inventories. Such liabilities were accounted for as an increase to the January 1, 2007 balance of accumulated deficits. As of December 31, 2009 and 2008, the Company recorded $1,997 thousand and $1,490 thousand of liabilities for unrecognized tax benefits, respectively.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

The Company recognizes interest and penalties accrued related to unrecognized tax benefits as income tax expenses. The Company recognized $26 thousand, $206 thousand and $155 thousand of interest and penalties as income tax expense for the two-month period ended December 31, 2009, for the ten-month period ended October 25, 2009 and for the year ended December 31, 2008, respectively. Total interest and penalties accrued as of December 31, 2009, December 31, 2008 and as of the ASC 740 guidance on uncertain tax positions adoption date were $946 thousand, $652 thousand and $530 thousand, respectively.

A tabular reconciliation of the total amounts of unrecognized tax benefits at the beginning and end of each period is as follows:

	Successor	Predecessor
	Two-Month Period Ended December 31, 2009	Ten-Month Period Ended October 25, 2009	Year Ended December 31, 2008
Unrecognized tax benefits, balance at the beginning	$2,874	$2,293	$1,593
Additions based on tax positions related to the current year	—	33	—
Additions for tax positions of prior years	123	635	748
Reductions for tax positions of prior years	(18)	(88)	(64)
Settlements	—	—	—
Lapse of statute of limitations	—	—	—
Translation adjustment	—	1	16

Unrecognized tax benefits, balance at the ending	$2,979	$2,874	$2,293

23. Geographic and Segment Information

On October 6, 2008, the Company announced the closure of its Imaging Solutions business segment, subject to support for existing customers. As of December 31, 2008, the Imaging Solutions business segment qualified as a discontinued operation component of the Company under ASC 360. As a result, the results of operations of the Imaging Solutions business and reportable segment have been classified as discontinued operations. Accordingly, the Company has restated prior periods’ segment information to conform to the current presentation.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

The following sets forth information relating to the reportable segments:

	Successor	Predecessor
	Two-Month Period Ended December 31, 2009	Ten-Month Period Ended October 25, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Net Sales
Display Solutions	$51,044	$231,894	$304,095	$331,684
Semiconductor Manufacturing Services	54,759	206,662	287,111	321,034
Power Solutions	4,746	7,627	5,437	—
All other	533	2,801	5,021	56,790

Total segment net sales	$111,082	$448,984	$601,664	$709,508

Gross Profit
Display Solutions	$8,747	$61,788	$57,386	$41,524
Semiconductor Manufacturing Services	10,657	71,825	98,411	67,127
Power Solutions	736	1,431	(4,272)	—
All other	534	2,801	4,885	22,000

Total segment gross profit	$20,674	$137,845	$156,410	$130,651

The following is a summary of net sales by region, based on the location of the customer:

	Successor	Predecessor
	Two-Month Period Ended December 31, 2009	Ten-Month Period Ended October 25, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Korea	$62,241	$244,309	$301,006	$404,276
Asia Pacific	25,573	116,920	144,482	155,488
Japan	6,477	31,641	79,892	71,211
North America	14,910	48,458	61,346	58,506
Europe	1,881	7,656	14,938	20,027

	$111,082	$448,984	$601,664	$709,508

Over 99% of the Company’s property, plant and equipment are located in Korea as of December 31, 2009.

Net sales from the Company’s top ten largest customers accounted for 66%, 69%, 63% and 63% for the two-month period ended December 31, 2009, for the ten-month period ended October 25, 2009 and for the years ended December 31, 2008 and 2007, respectively.

The Company recorded $25.3 million, $121.5 million, $152.4 million and $182.6 million of sales to one customer within its Display Solutions segment, which represents greater than 10% of net sales, for the two-month period ended December 31, 2009, for the ten-month period ended October 25, 2009 and for the years ended December 31, 2008 and 2007, respectively.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

24. Commitments and Contingencies

Operating Agreements with Hynix

In connection with the acquisition of the non-memory semiconductor business from Hynix on October 4, 2004 (the “Original Acquisition”), the Company entered into several agreements with Hynix, including a non-exclusive cross license that provides the Company with access to certain of Hynix’s intellectual property for use in the manufacture and sale of non-memory semiconductor products. The Company also agreed to provide certain utilities and infrastructure support services to Hynix. The obligation to provide certain of these services lasts indefinitely.

Upon the closing of the Original Acquisition, MagnaChip Korea and Hynix also entered into lease agreements under which MagnaChip Korea leases space from Hynix in several buildings, primarily warehouses and utility facilities, in Cheongju, Korea. These leases are generally for an initial term of 20 years plus an indefinite number of renewal terms of 10 years each. Each of the leases is cancelable upon 90 days’ notice by the lessee. The Company also leases certain land from Hynix located in Cheongju, Korea. The term of this lease is indefinite unless otherwise agreed by the parties, and as long as the buildings remain on the lease site and are owned and used by the Company for permitted uses.

Operating Leases

The Company leases land, office building and equipment under various operating lease agreements that expire through 2034. Rental expenses were approximately $2,472 thousand, $11,775 thousand, $13,380 thousand and $11,614 thousand for the two-month period ended December 31, 2009, for the ten-month period ended October 25, 2009 and for the years ended December 31, 2008 and 2007, respectively.

As of December 31, 2009, the minimum aggregate rental payments due under non-cancelable lease contracts are as follows:

2010	6,840
2011	1,883
2012	1,883
2013	1,883
2014	1,883
2015 and thereafter	37,244

$51,616

Payments of Guarantee

As of December 31, 2009 and 2008, the Company has provided guarantees for bank loans that employees borrowed to participate in the issuance of new shares of Hynix in 1999. The outstanding balances of guarantees for payments provided by the Company amounted to approximately $163 thousand and $138 thousand as of December 31, 2009 and 2008, respectively.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

Loss Contingency

Samsung Fiber Optics has made a claim against the Company for the infringement of the certain patent rights of Caltech in relation to imaging sensor products provided by the Company to Samsung Fiber Optics. The Company believes it is probable that the pending claim will have an unfavorable outcome and further believes the associated loss can be reasonably estimated according to ASC 450 ‘Contingencies’ (“ASC 450”). The Company accrued $718 thousand of estimated liabilities as of October 25 and December 31, 2009 as the Company believes its accrual of $718 thousand is its best estimate if the final outcome is unfavorable. Estimation was based on the Company’s most recent communication with Samsung Fiber Optics. Accordingly, the Company cannot provide assurance that the estimated liabilities will be realized, and actual results could vary materially.

25. Related Party Transactions

Unitholders

Funds affiliated with Avenue Capital Management II, L.P. are the majority unitholders of the Company, owning 69.8% of the common units outstanding at December 31, 2009.

Backstop Commitment Agreement

Funds affiliated with Avenue Capital Management II, L.P. were paid an amount in new common units equal to 10% of the new common units (the “standby commitment fee”), or 30,000 thousand units The standby commitment fee was deemed fully earned and payable upon the Reorganization Effective Date, regardless of whether the offering was fully subscribed by eligible holders of the second lien noteholder claims.

Loans to Employees

Loans to employees as of December 31, 2009 and 2008 were as follows:

	Successor	Predecessor
	December 31, 2009	December 31, 2008
Short-term loans	$40	$94
Long-term loans	45	46

Total	$85	$140

New Term Loan

A portion of the new term loan equal to $42,055 thousand was borrowed from Avenue Investments, L.P., which is an affiliate of Avenue Capital Management II, L.P., and related interest expense of $822 thousand was recorded in relation to this new term loan and remains as accrued interest as of December 31, 2009.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

Warrants

Funds affiliated with Avenue Capital Management II, L.P. own warrants for the purchase of 4,448 thousand common units out of the total warrants for the purchase of 15,000 thousand units outstanding as of December 31, 2009.

26. Earnings (Loss) per Unit

The following table illustrates the computation of basic and diluted earnings (loss) per common unit:

	Successor	Predecessor
	Two-Month Period Ended December 31, 2009	Ten-Month Period Ended October 25, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Income (loss) from continuing operations	$(2,473)	$834,520	$(325,839)	$(128,826)
Income (loss) from discontinued operations, net of taxes	510	6,586	(91,455)	(51,724)
Net income (loss)	(1,963)	841,116	(417,294)	(180,550)
Dividends accrued on preferred unitholders	—	(6,317)	(13,264)	(12,031)

Income (loss) from continuing operations attributable to common units	$(2,473)	$828,203	$(339,103)	$(140,857)

Net income (loss) attributable to common units	$(1,963)	$834,789	$(430,558)	$(192,581)

Weighted average common units outstanding	300,862,764	52,923,483	52,768,614	52,297,192

Basic and diluted earnings (loss) per unit from continuing operations	$(0.01)	$15.65	$(6.43)	$(2.69)

Basic and diluted earnings (loss) per unit from discontinued operations	$0.00	$0.12	$(1.73)	$(0.99)

Basic and diluted net earnings (loss) per unit	$(0.01)	$15.77	$(8.16)	$(3.68)

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

The following outstanding redeemable convertible preferred units, unit options, restricted units and warrants were excluded from the computation of diluted earnings (loss) per unit, as they would have an anti-dilutive effect on the calculation:

	Successor	Predecessor
	Two-Month Period Ended December 31, 2009	Ten-Month Period Ended October 25, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Redeemable convertible preferred units	NA	93,997	93,997	93,997
Options	15,365,000	3,825,100	4,216,600	4,916,840
Restricted Units	4,675,440	—	—	268,343
Warrants	15,000,000	—	—	—

27. Subsequent Events

The Company has evaluated subsequent events requiring recognition or disclosure in the consolidated financial statements during the period from January 1, 2010 through August 4, 2010, the date the consolidated financial statements were available to be issued.

A. Cash Flow Hedge Transactions

Effective January 11, 2010, the Company’s Korean subsidiary entered into option and forward contracts to hedge the risk of changes in the functional-currency-equivalent cash flows attributable to currency rate changes on U.S. dollar denominated revenues. Total notional amounts for the options and forward contracts were $50,000 thousand and $135,000 thousand, respectively, and monthly settlements for the contracts will be made from February to December 2010.

B. Issuance of $250 Million of Senior Notes and Applications of Net Proceeds (Unaudited)

On April 9, 2010 the Company’s Luxembourg subsidiary and United States finance subsidiary completed the sale of $250 million in aggregate principal amount of 10.500% senior notes due 2018. Of the $238.4 million of net proceeds, $130.7 million was used to make a distribution to the Company’s unitholders and $61.6 million was used to repay all outstanding borrowings under the term loan. The remaining proceeds were retained to fund working capital and for general corporate purposes.

28. Condensed Consolidating Financial Information

The $250 million senior notes are fully and unconditionally, jointly and severally guaranteed by the Company and all of its subsidiaries, except for MagnaChip Semiconductor, Ltd. (Korea) and MagnaChip Semiconductor (Shanghai) Company Limited.

The senior notes are structurally subordinated to the creditors of our principal manufacturing and selling subsidiary, MagnaChip Semiconductor, Ltd. (Korea), which accounts for substantially all of our net sales and assets.

Below are condensed consolidating balance sheets as of December 31, 2009 and December 31, 2008, condensed consolidating statements of operations and of cash flows for the two-month period

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

ended December 31, 2009, for the ten-month period ended October 25, 2009 and for each of the two years in the period ended December 31, 2008 of those entities that guarantee the senior notes, those that do not, MagnaChip Semiconductor LLC, and the co-issuers.

For the purpose of the guarantor financial information, the investments in subsidiaries are accounted for under the equity method.

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

Condensed Consolidating Balance Sheet

December 31, 2009

	MagnaChip Semiconductor LLC (Parent)	Co-Issuers	Non- Guarantors	Guarantors	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$136	$24	$45,443	$19,322	$—	$64,925
Accounts receivable, net	—	—	122,500	66,872	(115,139)	74,233
Inventories, net	—	—	59,914	4,098	(605)	63,407
Other receivables	710	718	7,061	3,617	(8,673)	3,433
Prepaid expenses	165	85	14,122	1,150	(2,897)	12,625
Short-term intercompany loan	—	95,000	—	95,000	(190,000)	—
Other current assets	16	72,614	776	72,868	(142,841)	3,433

Total current assets	1,027	168,441	249,816	262,927	(460,155)	222,056

Property, plant and equipment, net	—	—	155,951	386	—	156,337
Intangible assets, net	—	—	49,459	699	—	50,158
Long-term prepaid expenses	—	—	22,576	—	(12,034)	10,542
Investment in subsidiaries	(608,843)	(690,259)	—	(517,520)	1,816,622	—
Long-term intercompany loan	824,091	806,355	—	621,000	(2,251,446)	—
Other non-current assets	—	234	5,753	8,251	—	14,238

Total Assets	$216,275	$284,771	$483,555	$375,743	$(907,013)	$453,331

Liabilities and Unitholders’ Equity
Current liabilities
Accounts payable	$—	$—	$106,792	$67,975	$(115,062)	$59,705
Other accounts payable	485	5,551	6,337	3,490	(8,673)	7,190
Accrued expenses	100	1,134	89,045	74,753	(142,918)	22,114
Short-term intercompany borrowings	—	—	95,000	95,000	(190,000)	—
Current portion of long-term debt	—	618	—	—	—	618
Other current liabilities	—	—	2,935	3,899	(2,897)	3,937

Total current liabilities	585	7,303	300,109	245,117	(459,550)	93,564

Long-term borrowings	—	885,224	621,000	806,354	(2,251,446)	61,132
Accrued severance benefits, net	—	—	71,362	1,047	—	72,409
Other non-current liabilities	—	—	8,550	14,020	(12,034)	10,536

Total liabilities	585	892,527	1,001,021	1,066,538	(2,723,030)	237,641

Commitments and contingencies
Unitholders’ equity
Common units	55,135	136,229	39,005	51,976	(227,210)	55,135
Additional paid-in capital	168,700	(735,940)	(539,175)	(734,525)	2,009,640	168,700
Accumulated deficit	(1,963)	(1,871)	(11,636)	(2,056)	15,563	(1,963)
Accumulated other comprehensive income	(6,182)	(6,174)	(5,660)	(6,190)	18,024	(6,182)

Total unitholders’ equity	215,690	(607,756)	(517,466)	(690,795)	1,816,017	215,690

Total liabilities and unitholders’ equity	$216,275	$284,771	$483,555	$375,743	$(907,013)	$453,331

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

Condensed Consolidating Balance Sheet

December 31, 2008

	MagnaChip Semiconductor LLC (Parent)	Co-Issuers	Non- Guarantors	Guarantors	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$216	$56	$205	$3,560	$—	$4,037
Restricted cash	—	—	11,768	—	—	11,768
Accounts receivable, net	—	—	90,318	63,779	(77,802)	76,295
Inventories, net	—	—	44,978	2,657	(525)	47,110
Other receivables	—	718	7,834	6,359	(10,210)	4,701
Prepaid expenses	9	—	12,294	187	(3,222)	9,268
Short-term intercompany loan	—	95,000	—	95,000	(190,000)	—
Other current assets	—	21,487	1,518	24,679	(42,885)	4,799

Total current assets	225	117,261	168,915	196,221	(324,644)	157,978

Property, plant and equipment, net	—	—	181,050	2,905	—	183,955
Intangible assets, net	—	—	32,744	2,148	—	34,892
Long-term prepaid expenses	—	—	24,303	—	(16,589)	7,714
Investment in subsidiaries	(640,996)	(692,842)	—	(528,647)	1,862,485	—
Long-term intercompany loan	—	800,946	—	620,999	(1,421,945)	—
Other non-current assets	(1)	—	4,288	10,344	—	14,631

Total Assets	$(640,772)	$225,365	$411,300	$303,970	$99,307	$399,170

Liabilities and Unitholders’ Equity
Current liabilities
Accounts payable	$—	$—	$98,767	$49,193	$(77,802)	$70,158
Other accounts payable	4,257	5	18,939	2,049	(10,210)	15,040
Accrued expenses	101	23,816	35,699	21,823	(42,885)	38,554
Short-term borrowings	—	95,000	95,000	95,000	(190,000)	95,000
Current portion of long-term debt	—	750,000	—	—	—	750,000
Other current liabilities	—	96	1,577	5,284	(3,222)	3,735

Total current liabilities	4,358	868,917	249,982	173,349	(324,119)	972,487

Long-term borrowings	—	—	621,000	800,945	(1,421,945)	—
Accrued severance benefits, net	—	—	60,897	1,042	—	61,939
Other non-current liabilities	—	—	8,231	18,232	(16,589)	9,874

Total liabilities	4,358	868,917	940,110	993,568	(1,762,653)	1,044,300

Commitments and contingencies
Series A redeemable convertible preferred units	—	—	—	—	—	—
Series B redeemable convertible preferred units	142,669	—	—	—	—	142,669

Total redeemable convertible preferred units	142,669	—	—	—	—	142,669

Unitholders’ equity
Common units	52,923	136,229	39,005	51,976	(227,210)	52,923
Additional paid-in capital	3,150	2,294	156,264	76,592	(235,150)	3,150
Accumulated deficit	(995,007)	(933,960)	(872,708)	(970,224)	2,776,892	(995,007)
Accumulated other comprehensive income	151,135	151,885	148,629	152,058	(452,572)	151,135

Total unitholders’ equity	(787,799)	(643,552)	(528,810)	(689,598)	1,861,960	(787,799)

Total liabilities, redeemable convertible preferred units and unitholders’ equity	$(640,772)	$225,365	$411,300	$303,970	$99,307	$399,170

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

Condensed Consolidating Statement of Operations

For the two-month period ended December 31, 2009

	MagnaChip Semiconductor LLC (Parent)	Co-Issuers	Non- Guarantors	Guarantors	Eliminations	Consolidated
Net sales	$—	$—	$112,693	$32,955	$(34,566)	$111,082
Cost of sales	—	—	93,020	27,429	(30,041)	90,408

Gross profit	—	—	19,673	5,526	(4,525)	20,674

Selling, general and administrative expenses	(69)	23	13,659	1,969	(1,042)	14,540
Research and development expenses	—	—	16,048	1,710	(3,017)	14,741

Operating income (loss) from continuing operations	69	(23)	(10,034)	1,847	(466)	(8,607)

Other income (expenses)	—	377	(2,118)	9,821	—	8,080

Income (loss) from continuing operations before income taxes, equity in loss of related equity investment	69	354	(12,152)	11,668	(466)	(527)

Income tax expenses (benefits)	—	—	(6)	1,952	—	1,946

Income (loss) before equity in loss of related investment	69	354	(12,146)	9,716	(466)	(2,473)

Loss of related investment	(2,032)	(2,225)	—	(11,772)	16,029	—

Loss from continuing operations	(1,963)	(1,871)	(12,146)	(2,056)	15,563	(2,473)

Income from discontinued operation, net of taxes	—	—	510	—	—	510

Net loss	$(1,963)	$(1,871)	$(11,636)	$(2,056)	$15,563	$(1,963)

Loss from continuing operations attributable to common units	(1,963)	(1,871)	(12,146)	(2,056)	15,563	(2,473)

Net loss attributable to common units	$(1,963)	$(1,871)	$(11,636)	$(2,056)	$15,563	$(1,963)

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

Condensed Consolidating Statement of Operations

For the ten-month period ended October 25, 2009

	MagnaChip Semiconductor LLC (Parent)	Co-Issuers	Non- Guarantors	Guarantors	Eliminations	Consolidated
Net sales	$—	$—	$434,896	$156,813	$(142,725)	$448,984
Cost of sales	—	—	309,151	131,162	(129,174)	311,139

Gross profit	—	—	125,745	25,651	(13,551)	137,845

Selling, general and administrative expenses	2,771	333	47,103	10,235	(4,154)	56,288
Research and development expenses	—	—	56,597	9,596	(10,045)	56,148
Restructuring and impairment charges	—	—	—	439	—	439

Operating income (loss) from continuing operations	(2,771)	(333)	22,045	5,381	648	24,970

Other income (expenses)	779,304	33,193	20,978	(16,630)	—	816,845

Income (loss) from continuing operations before income taxes, equity in earnings of related equity investment	776,533	32,860	43,023	(11,249)	648	841,815

Income tax expenses (benefits)	—	—	(8)	7,303	—	7,295

Income (loss) before equity in earnings of related investment	776,533	32,860	43,031	(18,552)	648	834,520

Earnings of related investment	64,573	35,283	—	51,604	(151,460)	—

Income from continuing operations	841,106	68,143	43,031	33,052	(150,812)	834,520

Income (loss) from discontinued operation, net of taxes	—	—	8,586	(1,557)	(443)	6,586

Net income	$841,106	$68,143	$51,617	$31,495	$(151,255)	$841,106

Dividends accrued on preferred units	6,317	—	—	—	—	6,317

Income from continuing operations attributable to common units	834,789	68,143	43,031	33,052	(150,812)	828,203

Net income attributable to common units	$834,789	$68,143	$51,617	$31,495	$(151,255)	$834,789

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

Condensed Consolidating Statement of Operations

For the year ended December 31, 2008

	MagnaChip Semiconductor LLC (Parent)	Co-Issuers	Non- Guarantors	Guarantors	Eliminations	Consolidated
Net sales	$—	$—	$570,957	$331,057	$(300,350)	$601,664
Cost of sales	—	—	442,582	270,578	(267,906)	445,254

Gross profit	—	—	128,375	60,479	(32,444)	156,410

Selling, general and administrative expenses	4,111	1,031	64,968	12,222	(1,018)	81,314
Research and development expenses	—	—	106,182	15,734	(32,461)	89,455
Restructuring and impairment charges	—	—	(875)	14,245	—	13,370

Operating income (loss) from continuing operations	(4,111)	(1,031)	(41,900)	18,278	1,035	(27,729)

Other income (expenses)	—	(29,399)	(269,246)	12,120	—	(286,525)

Income (loss) from continuing operations before income taxes, equity in loss of related equity investment	(4,111)	(30,430)	(311,146)	30,398	1,035	(314,254)

Income tax expenses	—	175	142	11,268	—	11,585

Income (loss) before equity in loss of related investment	(4,111)	(30,605)	(311,288)	19,130	1,035	(325,839)

Loss of related investment	(413,183)	(382,574)	—	(380,731)	1,176,488	—

Loss from continuing operations	(417,294)	(413,179)	(311,288)	(361,601)	1,177,523	(325,839)

Loss from discontinued operation, net of taxes	—	—	(69,475)	(21,250)	(730)	(91,455)

Net loss	$(417,294)	$(413,179)	$(380,763)	$(382,851)	$1,176,793	$(417,294)

Dividends accrued on preferred units	13,264	—	—	—	—	13,264

Loss from continuing operations attributable to common units	(430,558)	(413,179)	(311,288)	(361,601)	1,177,523	(339,103)

Net loss attributable to common units	$(430,558)	$(413,179)	$(380,763)	$(382,851)	$1,176,793	$(430,558)

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

Condensed Consolidating Statement of Operations

For the year ended December 31, 2007

	MagnaChip Semiconductor LLC (Parent)	Co-Issuers	Non- Guarantors	Guarantors	Eliminations	Consolidated
Net sales	$—	$—	$687,708	$320,721	$(298,921)	$709,508
Cost of sales	—	—	574,297	277,864	(273,304)	578,857

Gross profit	—	—	113,411	42,857	(25,617)	130,651

Selling, general and administrative expenses	323	1,299	71,340	9,962	(214)	82,710
Research and development expenses	—	—	102,760	13,473	(25,428)	90,805
Restructuring and impairment charges	—	—	12,084	—	—	12,084

Operating income (loss) from continuing operations	(323)	(1,299)	(72,773)	19,422	25	(54,948)

Other income (expenses)	1	8,708	(57,619)	(16,133)	—	(65,043)

Income (loss) from continuing operations before income taxes, equity in loss of related equity investment	(322)	7,409	(130,392)	3,289	25	(119,991)

Income tax expenses	—	170	156	8,509	—	8,835

Income (loss) before equity in loss of related investment	(322)	7,239	(130,548)	(5,220)	25	(128,826)

Loss of related investment	(180,228)	(188,371)	—	(167,234)	535,833	—

Loss from continuing operations	(180,550)	(181,132)	(130,548)	(172,454)	535,858	(128,826)

Loss from discontinued operation, net of taxes	—	—	(36,485)	(14,424)	(815)	(51,724)

Net loss	$(180,550)	$(181,132)	$(167,033)	$(186,878)	$535,043	$(180,550)

Dividends accrued on preferred units	12,031	—	—	—	—	12,031

Loss from continuing operations attributable to common units	(192,581)	(181,132)	(130,548)	(172,454)	535,858	(140,857)

Net loss attributable to common units	$(192,581)	$(181,132)	$(167,033)	$(186,878)	$535,043	$(192,581)

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

Condensed Consolidating Statement of Cash Flows

For the two-month period ended December 31, 2009

	MagnaChip Semiconductor LLC (Parent)	Co- Issuers	Non- Guarantors	Guarantors	Eliminations	Consolidated
Cash flow from operating activities
Net loss	$(1,963)	$(1,871)	$(11,636)	$(2,056)	$15,563	$(1,963)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	—	—	11,168	50	—	11,218
Provision for severance benefits	—	—	1,781	70	—	1,851
Loss (gain) on foreign currency translation, net	—	8,976	(10,293)	(8,760)	—	(10,077)
Loss on disposal of property, plant and equipment, net	—	—	17	—	—	17
Loss on disposal of intangible assets, net	—	—	5	—	—	5
Unit-based compensation	—	—	1,993	206	—	2,199
Cash used for reorganization items	1,500	448	1,406	909	—	4,263
Loss of related investment	2,032	2,225	—	11,772	(16,029)	—
Other	—	—	(815)	148	—	(667)
Changes in operating assets and liabilities
Accounts receivable	—	—	4,307	6,290	5,846	16,443
Inventories	—	—	9,413	(3,113)	439	6,739
Other receivables	—	—	1,880	(338)	213	1,755
Deferred tax assets	—	—	—	664	14	678
Accounts payable	—	—	(12,074)	3,750	(5,820)	(14,144)
Other accounts payable	(129)	2	(10,860)	(1,311)	(213)	(12,511)
Accrued expenses	(1,847)	337	5,058	9,806	(19,041)	(5,687)
Long term other payable	—	—	—	(48)	(829)	(877)
Other current assets	13	(9,678)	3,787	(9,308)	18,378	3,192
Other current liabilities	—	—	405	(704)	1,487	1,188
Payment of severance benefits	—	—	(1,331)	(58)	—	(1,389)
Other	—	—	(127)	(4)	6	(125)

Net cash provided by (used in) operating activities before reorganization items	(394)	439	(5,916)	7,965	14	2,108

Cash used for reorganization items	(1,500)	(448)	(1,406)	(909)	—	(4,263)

Net cash provided by (used in) operating activities	(1,894)	(9)	(7,322)	7,056	14	(2,155)

Cash flows from investing activities
Proceeds from disposal of plant, property and equipment	—	—	37	—	—	37
Purchases of plant, property and equipment	—	—	(1,254)	(1)	(3)	(1,258)
Payment for intellectual property registration	—	—	(70)	—	—	(70)
Purchase of short-term financial instruments	—	—	—	(329)	—	(329)
Other	—	—	20	3	—	23

Net cash used in investing activities	—	—	(1,267)	(327)	(3)	(1,597)

Cash flow from financing activities
Net cash provided by (used in) financing activities	—	—	—	—	—	—

Effect of exchanges rate on cash and cash equivalents	—	—	1,261	(152)	(11)	1,098

Net increase (decrease) in cash and cash equivalents	(1,894)	(9)	(7,328)	6,577	—	(2,654)

Cash and cash equivalents
Beginning of the period	2,030	33	52,771	12,745	—	67,579

End of the period	$136	$24	$45,443	$19,322	$—	$64,925

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

Condensed Consolidating Statement of Cash Flows

For the ten-month period ended October 25, 2009

	MagnaChip Semiconductor LLC (Parent)	Co- Issuers	Non- Guarantors	Guarantors	Eliminations	Consolidated
Cash flow from operating activities
Net income	$841,106	$68,143	$51,617	$31,495	$(151,255)	$841,106
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	—	—	36,274	1,981	—	38,255
Provision for severance benefits	—	—	8,512	323	—	8,835
Amortization of debt issuance costs	—	685	151	—	—	836
Loss (gain) on foreign currency translation, net	—	(14,384)	(43,701)	13,861	—	(44,224)
Loss (gain) on disposal of property, plant and equipment, net	—	—	(235)	330	—	95
Gain on disposal of intangible assets, net	—	—	(9,230)	—	—	(9,230)
Restructuring and impairment charges	—	—	(1,120)	—	—	(1,120)
Unit-based compensation	—	—	210	23	—	233
Cash used for reorganization items	—	16	—	1,060	—	1,076
Noncash reorganization items	(779,304)	508	(31,026)	4,173	—	(805,649)
Earnings of related investment	(64,573)	(35,283)	—	(51,604)	151,460	—
Other	—	—	1,877	845	—	2,722
Changes in operating assets and liabilities
Accounts receivable	—	—	(34,658)	(9,735)	31,463	(12,930)
Inventories	—	—	(2,421)	1,479	(221)	(1,163)
Other receivables	—	—	(1,174)	2,894	(1,689)	31
Deferred tax assets	—	—	—	1,054	—	1,054
Accounts payable	—	—	22,745	14,984	(31,413)	6,316
Other accounts payable	2,622	260	(17,303)	1,280	1,689	(11,452)
Accrued expenses	(27)	22,395	45,513	41,324	(80,910)	28,295
Long term other payable	—	—	626	412	(531)	507
Other current assets	(40)	(42,252)	11,842	(39,412)	75,758	5,896
Other current liabilities	—	(95)	725	(6,098)	5,507	39
Payment of severance benefits	—	—	(4,010)	(310)	—	(4,320)
Other	—	—	(520)	1,098	(1,094)	(516)

Net cash provided by (used in) operating activities before reorganization items	(216)	(7)	34,694	11,457	(1,236)	44,692

Cash used for reorganization items	—	(16)	—	(1,060)	—	(1,076)

Net cash provided by (used in) operating activities	(216)	(23)	34,694	10,397	(1,236)	43,616

Cash flows from investing activities
Proceeds from disposal of plant, property and equipment	—	—	290	299	(260)	329
Proceeds from disposal of intangible assets	—	—	9,374	1	—	9,375
Purchases of plant, property and equipment	—	—	(7,753)	(20)	260	(7,513)
Payment for intellectual property registration	—	—	(366)	—	—	(366)
Decrease in restricted cash	—	—	11,409	—	—	11,409
Other	—	—	(282)	1,949	(1,763)	(96)

Net cash provided by investing activities	—	—	12,672	2,229	(1,763)	13,138

Cash flow from financing activities
Issuance of new common units pursuant to the reorganization plan	35,280	—	—	—	—	35,280
Repayment of short-term borrowings	(33,250)	—	—	—	—	(33,250)
Repayment of long-term borrowings	—	—	—	(1,763)	1,763	—

Net cash provided by (used in) financing activities	2,030	—	—	(1,763)	1,763	2,030

Effect of exchange rates on cash and cash equivalents	—	—	5,200	(1,678)	1,236	4,758

Net increase (decrease) in cash and cash equivalents	1,814	(23)	52,566	9,185	—	63,542

Cash and cash equivalents
Beginning of the period	216	56	205	3,560	—	4,037

End of the period	$2,030	$33	$52,771	$12,745	$—	$67,579

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

Condensed Consolidating Statement of Cash Flows

For the year ended December 31, 2008

	MagnaChip Semiconductor LLC (Parent)	Co- Issuers	Non- Guarantors	Guarantors	Eliminations	Consolidated
Cash flow from operating activities
Net loss	$(417,294)	$(413,179)	$(380,763)	$(382,851)	$1,176,793	$(417,294)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	—	—	68,698	3,262	—	71,960
Provision for severance benefits	—	—	13,552	474	—	14,026
Amortization of debt issuance costs	—	13,079	3,211	—	—	16,290
Loss (gain) on foreign currency translation, net	—	8,808	212,287	(5,524)	—	215,571
Loss (gain) on disposal of property, plant and equipment, net	—	—	(3,095)	1	—	(3,094)
Restructuring and impairment charges	—	—	25,420	17,119	—	42,539
Unit-based compensation	16	—	375	74	—	465
Loss of related investment	413,183	382,574	—	380,731	(1,176,488)	—
Other	—	1	(773)	372	—	(400)
Changes in operating assets and liabilities
Accounts receivables	—	—	21,089	7,602	2,334	31,025
Inventories	—	—	9,157	2,169	(152)	11,174
Other receivables	—	—	(2,073)	6,373	(3,284)	1,016
Deferred tax assets	—	—	—	1,462	28	1,490
Accounts payable	—	—	15,478	(18,207)	(2,334)	(5,063)
Other accounts payable	3,238	—	(25,092)	(1,317)	3,284	(19,887)
Accrued expenses	101	20,428	22,857	12,619	(32,052)	23,953
Long term other payable	—	—	(331)	450	2	121
Other current assets	1,122	(12,623)	8,671	(18,870)	29,101	7,401
Other current liabilities	—	(408)	(1,537)	179	3,061	1,295
Payment of severance benefits	—	—	(6,432)	(73)	—	(6,505)
Other	—	128	(4,948)	(8,323)	8,672	(4,471)

Net cash provided by (used in) operating activities	366	(1,192)	(24,249)	(2,278)	8,965	(18,388)

Cash flows from investing activities
Proceeds from disposal of plant, property and equipment	—	—	3,122	—	—	3,122
Purchases of plant, property and equipment	—	—	(26,772)	(1,836)	—	(28,608)
Payment for intellectual property registration	—	—	(791)	(261)	—	(1,052)
Increase in restricted cash	—	—	(13,517)	—	—	(13,517)
Other	—	(45,000)	550	(45,066)	90,000	484

Net cash used in investing activities	—	(45,000)	(37,408)	(47,163)	90,000	(39,571)

Cash flow from financing activities
Proceeds from short-term borrowings	—	175,000	155,000	150,000	(300,000)	180,000
Issuance of old common units	183	—	—	—	—	183
Repayment of short-term borrowings	—	(160,000)	(110,000)	(105,000)	210,000	(165,000)
Repurchase of old common units	(496)	—	—	—	—	(496)

Net cash provided by (used in) financing activities	(313)	15,000	45,000	45,000	(90,000)	14,687

Effect of exchanges rate on cash and cash equivalents	—	—	(7,439)	(632)	(8,965)	(17,036)

Net increase (decrease) in cash and cash equivalents	53	(31,192)	(24,096)	(5,073)	—	(60,308)

Cash and cash equivalents
Beginning of the year	163	31,248	24,301	8,633	—	64,345

End of the year	$216	$56	$205	$3,560	$—	$4,037

MAGNACHIP SEMICONDUCTOR LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(TABULAR DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

Condensed Consolidating Statement of Cash Flows

For the year ended December 31, 2007

	MagnaChip Semiconductor LLC (Parent)	Co- Issuers	Non- Guarantors	Guarantors	Eliminations	Consolidated
Cash flow from operating activities
Net loss	$(180,550)	$(181,132)	$(167,033)	$(186,878)	$535,043	$(180,550)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	—	—	158,925	4,509	—	163,434
Provision for severance benefits	—	—	18,672	162	—	18,834
Amortization of debt issuance costs	—	2,931	988	—	—	3,919
Loss (gain) on foreign currency translation, net	—	(18,106)	4,492	19,012	—	5,398
Loss (gain) on disposal of property, plant and equipment, net	—	—	(89)	21	—	(68)
Restructuring and impairment charges	—	—	10,106	—	—	10,106
Unit-based compensation	71	—	474	59	—	604
Loss of related investment	180,228	188,371	—	167,234	(535,833)	—
Gain on disposal of intangible assets, net	—	—	(3,630)	—	—	(3,630)
Other	—	—	(39)	90	—	51
Changes in operating assets and liabilities
Accounts receivables	—	—	(45,205)	(31,973)	30,674	(46,504)
Inventories	—	—	(16,720)	(2,303)	625	(18,398)
Other receivables	—	—	(651)	15,469	(13,847)	971
Deferred tax assets	—	—	—	952	—	952
Accounts payable	—	—	34,108	23,008	(30,674)	26,442
Other accounts payable	1,020	—	(16,455)	(4,433)	13,847	(6,021)
Accrued expenses	—	254	(5,540)	(7,833)	7,615	(5,504)
Long term other payable	—	—	170	(56)	—	114
Other current assets	(1,072)	7,816	12,673	1,336	(10,913)	9,840
Other current liabilities	—	170	1,891	(354)	3,300	5,007
Payment of severance benefits	—	—	(7,151)	—	—	(7,151)
Other	—	52	(347)	(3,043)	1,781	(1,557)

Net cash provided by (used in) operating activities	(303)	356	(20,361)	(5,021)	1,618	(23,711)

Cash flows from investing activities
Purchases of plant, property and equipment	—	—	(82,561)	(2,733)	—	(85,294)
Payment for intellectual property registration	—	—	(1,411)	(40)	195	(1,256)
Proceeds from disposal of plant, property and equipment	—	—	791	(427)	—	364
Proceeds from disposal of intangible assets	—	—	4,204	—	—	4,204
Other	—	(50,000)	827	(50,651)	100,000	176

Net cash used in investing activities	—	(50,000)	(78,150)	(53,851)	100,195	(81,806)

Cash flow from financing activities
Issuance of old common units	151	—	—	—	—	151
Repurchase of old common units	(6)	—	—	—	—	(6)
Proceeds from short-term borrowings	—	120,000	60,100	50,000	(100,000)	130,100
Repayment of short-term borrowings	—	(40,000)	(10,100)	—	—	(50,100)

Net cash provided by financing activities	145	80,000	50,000	50,000	(100,000)	80,145

Effect of exchange rates on cash and cash equivalents	—	—	204	2,153	(1,813)	544

Net increase (decrease) in cash and cash equivalents	(158)	30,356	(48,307)	(6,719)	—	(24,828)

Cash and cash equivalents:
Beginning of the year	321	892	72,608	15,352	—	89,173

End of the year	$163	$31,248	$24,301	$8,633	$—	$64,345

MagnaChip Semiconductor S.A.

MagnaChip Semiconductor Finance Company

10.500% Senior Notes due 2018 and related Guarantees

Prospectus October 15, 2010.